As filed with the Securities and Exchange Commission on January 21, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

JGWPT HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	6199	46-3037859
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

201 King of Prussia Road
Radnor, Pennsylvania 19087-5148
(484) 434-2300
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Stephen Kirkwood, Esq.
Executive Vice President, General Counsel and Corporate Secretary
201 King of Prussia Road
Radnor, Pennsylvania 19087-5148
(484) 434-2300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

(Copies of all communications, including communications sent to agent for service)

Andrea L. Nicolas, Esq.
Steven J. Daniels, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Per Share Offering Price(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common stock, par value $0.00001 per share	853,719	$17.515	$14,952,888	$1,925.93

(1)	This registration statement registers (a) the issuance by JGWPT Holdings Inc. (the “Company”) from time to time of up to 853,719 shares of Class A common stock, par value $0.00001 per share (the “Class A Shares”), in the aggregate to the holders of an equivalent number of common membership interests of JGWPT Holdings, LLC (the “JGWPT Common Interests”) upon the exchanges by such holders of such JGWPT Common Interests for Class A Shares and (b) the sale by such holders from time to time of up to 853,719 Class A Shares in the aggregate. In accordance with Rule 416 promulgated under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued from stock splits, stock dividends or similar transactions with respect to the shares being registered.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and the maximum aggregate offering price are based on the average of the high and low sales price of the Class A Shares on January 17, 2014, as reported on the New York Stock Exchange.
(3)	Previously paid. Pursuant to Rule 457(p) under the Securities Act, the $1,925.93 registration fee due with respect to this Registration Statement on Form S-1 is offset in full by $1,925.93 of the $25,760.00 registration fee paid by JGWPT Holdings Inc. in connection with its original filing of its Registration Statement on Form S-1 (File No.: 333-191585) on October 7, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 21, 2014

P R O S P E C T U S

UP TO 853,719 CLASS A SHARES

Common Stock

JGWPT Holdings Inc. may issue from time to time pursuant to this prospectus up to an aggregate of 853,719 shares of its Class A common stock, par value $0.00001 per share, or the Class A Shares, to certain holders of common membership interests in JGWPT Holdings, LLC, or the JGWPT Common Interests, named as selling stockholders in this prospectus upon the exchanges by such selling stockholders of an equal number of such JGWPT Common Interests. JGWPT Holdings, LLC is the holding company for all of our operating subsidiaries and we are the managing member of JGWPT Holdings, LLC. Upon and after any such exchanges of these JGWPT Common Interests for Class A Shares, the selling stockholders may sell from time to time pursuant to this prospectus up to an aggregate of the 853,719 Class A Shares offered hereby directly or through one or more underwriters, broker-dealers or agents. If the Class A Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” herein.

Exchanges of JGWPT Common Interests for Class A Shares are governed by and subject to the terms and conditions of the operating agreement of JGWPT Holdings, LLC. Exchanges of any JGWPT Common Interests for Class A Shares are generally permitted at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our initial public offering and each holder of JGWPT Common Interests, including the selling stockholders. The exchange of the 853,719 JGWPT Common Interests underlying the 853,719 Class A Shares to be offered to the selling stockholders hereby and any subsequent sale by the selling stockholders of these Class A Shares is first permissible after February 6, 2014, the expiration date of the lock-up period with respect to these JGWPT Common Interests.

We will not receive any cash proceeds from the issuance to any selling stockholder of any Class A Shares offered to them hereby or from any subsequent sale of such Class A Shares by any selling stockholder.

Our Class A Shares are traded on the New York Stock Exchange, or the NYSE, under the symbol “JGW.” On           , 2014, the NYSE official closing price of our Class A common stock was $     per share.

We are an “emerging growth company” under applicable federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings.

Investing in our Class A Shares involves risks that are described in the “Risk Factors” section beginning on page 8 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated    , 2014.

We are responsible for the information contained in this prospectus and in any related free-writing prospectus we may prepare or authorize to be delivered to you. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not, and the selling stockholders are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

ABOUT THIS PROSPECTUS

Industry and Market Data and Forecasts

This prospectus includes industry and market data and forecasts that we obtained from industry publications and surveys, public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources we believe are reliable, but there can be no assurance as to the accuracy or completeness of such information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In other cases, such as statements as to our market position and ranking, such information is based on estimates made by our management, based on their industry and market knowledge and information from third-party sources. However, this data is subject to change and cannot be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

Trademarks, Service Marks and Copyrights

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include “J.G. Wentworth” and “Peachtree Financial Solutions.” We also own or have the rights to copyrights that protect the content of our products. Solely for convenience, the trademarks, service marks, tradenames and copyrights referred to in this prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and tradenames.

Certain Definitions

“A.M. Best” means A.M. Best Company, Inc.

“CFPB” means the Consumer Financial Protection Bureau.

“Code” means the Internal Revenue Code of 1986.

“DBRS” means Dominion Bond Rating Services, Ltd.

“Dodd-Frank” or “Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“Exchange Act” means the Securities Exchange Act of 1934.

“GAAP” means generally accepted accounting principles.

“IFRS” means International Financial Reporting Standards.

“IPO” means the initial public offering of 11,212,500 of our Class A Shares consummated on November 14, 2013.

“JGWPT Common Interests” means the common membership interests in JGWPT Holdings, LLC.

“JLL” means JLL Partners.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“NASPL” means the North American Association of State and Provincial Lotteries.

“NYSE” means the New York Stock Exchange.

“Order” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005.

i

“Peachtree Merger” means our merger with Orchard Acquisition Company, LLC and its subsidiaries on July 12, 2011, as described more fully herein.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Settlement Act” means the Periodic Payment Settlement Act of 1982.

“SSPA” means a state structured settlement protection act.

“Tax Relief Act” means the Victims of Terrorism Tax Relief Act of 2001.

“VIE” means a variable interest entity, which is a legal entity subject to consolidation according to the provisions of the Variable Interest Entities subsection of ASC Subtopic 810-10.

ii

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you. Before investing in our Class A Shares, you should carefully read this prospectus in its entirety, especially the risks of investing in our Class A Shares that we discuss in the “Risk Factors” section of this prospectus beginning on page 8 of this prospectus and the financial statements and related notes. The following summary is qualified in its entirety by the more detailed information and financial statements and related notes included elsewhere in this prospectus.

In this prospectus, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our” and similar references refer: (i) following the consummation of the IPO and the related concurrent transactions, collectively, to JGWPT Holdings Inc., and unless otherwise stated, all of its subsidiaries, and (ii) prior to the consummation of the IPO and the related concurrent transactions, collectively, to J.G. Wentworth, LLC, and unless otherwise stated, all of its subsidiaries. “Peachtree” refers to Peachtree Financial Solutions.

Our Company

We are a leading direct response marketer that provides liquidity to our customers by purchasing structured settlement, annuity and lottery payment streams, as well as interests in the proceeds of legal claims, in the United States. We do not make loans or take consumer credit risk as part of our business but instead purchase future payment streams owed to the customer by a high quality institutional counterparty. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased had an investment grade rating of “A3” or better by Moody’s. We act as an intermediary that identifies, underwrites and purchases individual payment streams from our customers, aggregates those payment streams and then finances them in the institutional market at discount rates below our cost to purchase. We believe our scale allows us to operate more efficiently and cost effectively than our competition, generating strong profitability while offering a low-cost source of liquidity for our customers, as compared to alternative sources of liquidity such as personal loans or cash advances on credit cards.

We operate two market leading and highly recognizable brands, JG Wentworth and Peachtree, each of which generates a significant volume of inbound inquiries. Brand awareness is critical to our marketing efforts, as there are no readily available lists of holders of structured settlements, annuities or potential pre-settlement customers. Since 1995, we have invested approximately $615 million in marketing to establish our brand names and increase customer awareness through multiple media outlets. According to Kantar Media, since 2008, each of JG Wentworth and Peachtree has spent approximately five-times the amount spent by the nearest industry competitor on television advertising and together have spent over 80% of the total amount spent by all of the major participants in the industry. As a result of our substantial marketing investment, we believe that our core brands, JG Wentworth and Peachtree, are the #1 and/or #2 most recognized brands in their product categories. In addition, since 1995 we have been building proprietary databases of current and prospective customers, which we continue to grow through our significant marketing efforts and which we consider a key differentiator from our competitors. As of September 30, 2013, our customer databases include more than 122,000 current and prospective structured settlement customers with approximately $32 billion of unpurchased structured settlement payment streams which includes all potential payment streams that customers disclosed to us at our initial contact with them. Since September 30, 2013, we have continued to add to our customer databases and to purchase structured settlement payment streams from our customers who may also sell payment streams to others and, therefore, the amount of unpurchased structured settlement payment streams in our databases may now be greater or smaller. We also maintain databases of pre-settlement and lotteries customers. The strength of our databases and the resulting predictable pipeline of opportunities is demonstrated by the level of repeat business we experience with our customers. Of the total structured settlement customers we have served since 1995, the average customer has completed two separate transactions with us. These additional purchasing opportunities come with low incremental acquisition costs.

For the year ended December 31, 2012 and the nine months ended September 30, 2013, we had revenue of $467 million and $353 million, respectively, and net income of $119 million and $67 million, respectively.

On November 14, 2013, we consummated our IPO, in which we sold 11,212,500 shares of our Class A Shares to the public for net proceeds of $141.4 million, after payment of underwriting discounts and estimated offering expenses. The 11,212,500 Class A Shares sold included 1,462,500 Class A Shares sold pursuant to the full exercise of an overallotment option granted to the underwriters, that was consummated on December 11, 2013. The net proceeds from our IPO were used to purchase 11,212,500 newly issued JGWPT Common Interests directly from JGWPT Holdings, LLC, representing 37.9% of the outstanding membership interests of JGWPT Holdings, LLC.

We currently provide liquidity to our customers through the following products:

•	Structured settlements are contractual agreements to settle a tort claim involving physical injury or illness whereby a claimant is compensated for damages through a series of payments over time rather than by a single upfront payment. These payments fall into two categories: guaranteed structured settlement payments, which are paid out until maturity regardless of the status of the beneficiary, and life contingent structured settlement payments, which cease upon the death of the beneficiary. We purchase all or part of these structured settlement payments at a discount to the aggregate face amount of the future payments in exchange for a single up-front payment. These future structured settlement payments are generally disbursed to us directly by an insurance company. Since the enactment of the federal Tax Relief Act in 2002, every one of our structured settlement payment stream purchases has been reviewed and approved by a judge. Since 1995, we have purchased over $9.4 billion of structured settlement payment streams. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. Revenue generated from our structured settlement payment purchasing business was $416 million for the year ended December 31, 2012 and $311.0 million for the nine months ended September 30, 2013, accounting for 89% and 88% of our revenue for the period, respectively.
•	Annuities are insurance products purchased by individuals from insurance companies entitling the beneficiary to receive a pre-determined stream of periodic payments. We purchase all or part of the annuity payments at a discount to the aggregate face amount of future payments in exchange for a single up-front payment. Since 1995, we have purchased over $219 million in annuity payment streams. Revenue generated from our annuity payment purchasing business was $10 million for the year ended December 31, 2012 and $8.5 million for the nine months ended September 30, 2013, accounting for 2% of our revenue in both periods.
•	Lotteries are prizes that generally have periodic payments and are typically backed by state lottery commission obligations or insurance company annuities. We purchase all or part of the lottery receivables at a discount to the aggregate face amount of future payments in exchange for a single up-front payment to the lottery winners. As in the case of structured settlement payments, every one of our purchases of lottery receivables is reviewed and approved by a judge. Since 1999, we have purchased over $887 million in lottery receivables. Revenue generated from our lottery payment purchasing business was $27 million for the year ended December 31, 2012 and $24.1 million for the nine months ended September 30, 2013, accounting for 6% and 7% of our revenue for the period, respectively.
•	Pre-settlement funding is a transaction with a plaintiff with a pending personal injury claim to provide liquidity while awaiting settlement. These are not loans; rather, we are assigned an interest in the settlement proceeds of the claim and, if and when a settlement occurs, payment is made to us directly via the claim payment waterfall, not from the claimant. If the plaintiff’s claim is unsuccessful, the purchase price and accrual of fees thereon are written off. Since 2005, we have completed over $189 million in pre-settlement funding. Revenue from our pre-settlement funding business was $14 million for the year ended December 31, 2012 and $9.4 million for the nine months ended September 30, 2013, accounting for 3% of our revenue in both periods.

Industry Overview

 Structured Settlements

The use of structured settlements was established in 1982 when Congress passed the Periodic Payment Settlement Act of 1982, or the Settlement Act, which allows periodic payments made as compensation for a personal injury to be free of all federal taxation to the payee, provided certain conditions are met. By contrast, the investment earnings on a single up-front payment are generally taxable, leading structured settlements to proliferate as a means of settling lawsuits. Following the emergence of structured settlements, a secondary market developed in response to the changing financial needs of the holders of structured settlements over time, with many requiring short-term liquidity for a variety of reasons, including debt reduction, housing, automotive, business opportunities, education and healthcare costs. Purchasers in the structured settlement secondary market provide an upfront cash payment in exchange for an agreed-upon stream of periodic payments from a holder of a structured settlement. Each purchased structured settlement payment stream requires local court approval by a judge, who must rule that the transfer of the structured settlement payments and its terms are in the best interests of the payee, taking into account the welfare of the payee and the payee’s dependents.

We estimate that since 1975 over $350 billion in undiscounted structured settlement payment streams have been issued in the United States. Of these structured settlement payment streams, we estimate that at least $140 billion are currently outstanding of which approximately $130 billion remain available for purchase. We believe this indicates that there is significant opportunity to grow our customer databases and our revenue.

We estimate that approximately 25% of all structured settlements have a life contingent component. Life contingent structured settlements are similar to guaranteed structured settlements, however, unlike guaranteed structured settlements, which pay out until maturity regardless of the status of the beneficiary, life contingent structured settlement payments cease upon death of the beneficiary. We have developed a proprietary financing model that allows us to purchase these life contingent structured settlement payments without assuming any mortality risk.

Our main competitors in the structured settlement payments purchasing market are Stone Street Capital, Imperial Holdings, Novation Capital, SenecaOne, Woodbridge, Symetra Financial and Client First Settlement Funding, none of which have a comparable scale to us.

 Annuities

According to LIMRA International, Inc., a life insurance market research organization, approximately $80 billion in annuities were issued during 2012. Annuities are most often purchased to provide a reliable cash flow or a financial cushion for unexpected expenses during retirement or received by individuals via inheritance. The secondary market for annuities provides liquidity to holders, regardless of how they obtained their annuity. The purchasing and underwriting process for annuities is substantially similar to that for structured settlements. However, purchases of annuities do not require court approval. Our main competitors in the annuities payments purchasing market are Stone Street Capital, Imperial Holdings and Novation Capital, none of which have a comparable scale to us.

 Lotteries

According to the North American Association of State and Provincial Lotteries, or NASPL, 43 states and the District of Columbia currently offer government-operated lotteries. During 2012, United States lottery sales totaled approximately $78 billion. For those lottery winners that have either elected or have been required to receive their lottery prize payout in the form of periodic payments, the secondary market provides liquidity and payment flexibility not otherwise provided by their current payment schedule. 24 states have enacted statutes that permit lottery winners to voluntarily assign all or a portion of their future lottery prize payments. Similar to structured settlements, the voluntary assignment of a lottery prize requires a court order. Our main competitors in the lotteries receivable payments purchasing market are Stone Street Capital, SenecaOne, Advanced Funding Solutions, Client First Settlement Funding and NuPoint Funding.

 Pre-Settlement Funding

Total United States tort settlements were approximately $122 billion in 2010 and have remained consistent since 2003. Pre-settlement funding provides the plaintiff with immediate cash, which can be used by the plaintiff to fund out of pocket expenses, allowing the plaintiff to continue the suit and to reject inadequate settlement offers. The regulatory framework for pre-settlement funding is in its early stages, and we expect that many states that do not currently have a regulatory framework for pre-settlement transactions will enact laws that may or may not enable us to conduct business in such states. The few competitors in the pre-settlement funding market with comparable volume to us include Oasis Legal Finance, LawCash, US Claims, Pegasus Legal Funding and Global Financial. Beyond these competitors, the industry is characterized by small players and ad hoc fundings, such as attorneys funding colleagues’ clients.

2009 Reorganization

Our results in 2008 and 2009 were impacted by the financial crisis, which resulted in a lack of purchasers of our asset-backed securitizations and a resultant lack of capital availability from our warehouse facilities. We were forced to limit transaction volume without access to the securitization market and with limited warehouse capacity.

We significantly scaled back new transactions, resulting in insufficient cash flow relative to our corporate leverage. On March 31, 2009, J.G. Wentworth, LLC failed to make an interest payment on certain debt and on related interest rate swap contracts. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. On June 4, 2009, J.G. Wentworth, LLC and certain of its affiliates completed a reorganization under Chapter 11 of the Bankruptcy Code and emerged with a restructured balance sheet.

Corporate Information

Our principal executive offices are located at 201 King of Prussia Road, Suite 501, Radnor, Pennsylvania 19087-5148 and our telephone number at that address is (484) 434-2300. JGWPT Holdings, LLC’s website is located at http://www.jgwpt.com. This website and the information contained therein is not part of this prospectus, and you should rely only on the information contained in this prospectus when making a decision as to whether to invest in our Class A Shares.

Implications of being an emerging growth company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. As a result, we are permitted to, and do, rely on exemptions from certain disclosure requirements that are applicable to other companies that are not emerging growth companies. Accordingly, we have included detailed compensation information for only our three most highly compensated executive officers and have not included a compensation discussion and analysis (CD&A) of our executive compensation programs in this prospectus. In addition, for so long as we are an emerging growth company, we will not be required to:

•	engage an auditor to report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;
•	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board (the “PCAOB”) regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);
•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;”
•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparison of the chief executive officer’s compensation to median employee compensation;
•	adopt certain accounting standards until those standards would otherwise apply to private companies.

We will remain an emerging growth company until the earliest to occur of:

•	our reporting $1 billion or more in annual gross revenues;
•	our issuance, in a three year period, of more than $1 billion in non-convertible debt;
•	the end of the fiscal year in which the market value of our common stock held by non-affiliates exceeds $700 million on the last business day of our second fiscal quarter; and
•	the end of fiscal 2018.

THE OFFERING

Class A Shares to be issued upon exchange of JGWPT Common Interests by the selling stockholders
Up to 853,719 Class A Shares
Class A Shares being offered by the selling stockholders
Up to 853,719 Class A Shares
Class A Shares to be outstanding after this offering, assuming the exchange of all JGWPT Common Interests by the selling stockholders .
853,719 Class A Shares
Use of proceeds
We will not receive any cash proceeds from the issuance of Class A Shares upon exchange of JGWPT Common Interests or the sale by the selling stockholders of any such Class A Shares pursuant to this prospectus.
NYSE symbol
“JGW.”
Risk factors
You should read the “Risk Factors” section of this prospectus beginning on page 8 for a discussion of the factors to consider carefully before deciding to purchase any of our Class A Shares.

Unless stated otherwise, the number of shares outstanding and other information based thereon in this prospectus excludes:

•	up to 264,047 Class A Shares issuable upon exercise of stock options we granted to our executive officers and employees concurrently with our IPO;
•	up to 2,635,960 Class A Shares available for future grant under our stock incentive plan; and
•	up to 14,005,512 Class A Shares and 4,360,623 Class C Shares issuable upon exchange of JGWPT Common Interests by the current holders thereof;
•	up to 4,360,623 Class A Shares issuable upon conversion of the Class C Shares issuable upon exchange of JGWPT Common Interests held by PGHI Corp.;
•	up to 966,434 Class A Shares issuable upon exercise of the warrants held by PGHI Corp.

The number of shares outstanding and other information based thereon in this prospectus includes all of our outstanding Class B common stock, par value $0.00001 per share, or the Class B Shares, and Class C common stock, par value $0.00001 per share, or the Class C Shares.

Summary Historical Consolidated Financial and Other Data

The following table presents the summary historical consolidated financial and other data for J.G. Wentworth, LLC, the audited operating company of JGWPT Holdings, LLC, and its subsidiaries. J.G. Wentworth, LLC is the predecessor of the issuer, JGWPT Holdings Inc., for financial reporting purposes. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2012 and 2011 set forth below are derived from the audited consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2013 and 2012 and the consolidated balance sheet data as of September 30, 2013 are derived from the unaudited condensed consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. In the opinion of management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with the “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the accompanying notes appearing elsewhere in this prospectus.

The historical financial statements of JGWPT Holdings Inc. have not been presented in this Summary Historical Consolidated Financial and Other Data as it is a newly incorporated entity, had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	Historical J.G. Wentworth, LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2012	2011	2013
			(in thousands)
Statement of Operations Data Revenues:
Interest income	$177,748	$142,697	$126,293
Unrealized gains on VIE and other finance receivables, long-term debt, and derivatives	270,787	127,008	214,068
(Loss)/gain on swap termination, net	(2,326)	(11,728)	351
Servicing, broker and other fees	9,303	7,425	3,691
Other	(856)	816	(57)
Realized loss on notes receivable, at fair market value	—	—	(1,862)
Realized and unrealized gains (losses) on marketable securities, net	12,741	(12,953)	10,523
Total revenue	$467,397	$253,265	$353,007

Expenses:
Advertising	$73,307	$56,706	$51,665
Interest expense	158,631	123,015	139,974
Compensation and benefits	43,584	34,635	32,494
General and administrative	14,913	12,943	14,881
Professional and consulting	15,874	14,589	13,906
Debt prepayment and termination	—	9,140	—
Debt issuance	9,124	6,230	5,655
Securitization debt maintenance	5,208	4,760	4,526
Provision for losses on finance receivables	3,805	727	4,374
Depreciation and amortization	6,385	3,908	4,231
Installment obligations expense (income), net	17,321	(9,778)	12,820
Total expenses	$348,152	$256,875	$284,526

	Historical J.G. Wentworth, LLC
	Year Ended December 31,		Nine Months Ended September 30,
	2012	2011	2013
			(in thousands)
Income (loss) before taxes	$119,245	$(3,610)	$68,481
Provision for (benefit from) income taxes	(227)	(345)	1,301
Net income (loss)	119,472	(3,265)	67,180
Less non-controlling interest in earnings (loss) of affiliate	$2,731	$660	$—
Net income (loss) attributable to J.G. Wentworth, LLC	$116,741	$(3,925)	$67,180
Securitized Product Total Receivables Balance (TRB) Purchases(1)	$917,214	$765,178	$731,976
Other TRB Purchases(2)	$152,313	$44,937	$132,567
Total TRB Purchases	$1,069,527	$810,115	$864,543
Member’s capital/shareholders’ equity	$442,818	$342,983	$37,996
Total liabilities & member’s capital/shareholders’ equity	$4,298,597	$3,764,378	$4,497,067

(1)	Securitized Product TRB Purchases includes purchases during the period of assets that will be securitized (guaranteed structured settlements, annuities, and lottery payment streams).
(2)	Other TRB Purchases includes the receivables purchased from life contingent structured settlements and the purchase price of pre-settlement fundings during the period.

RISK FACTORS

Any investment in our Class A Shares involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this prospectus before deciding whether to purchase our Class A Shares. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of those risks actually occur, our business, financial condition and results of operations may be adversely affected. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. See “Special Note Regarding Forward-Looking Statements” in this prospectus.

RISKS RELATED TO OUR BUSINESS OPERATIONS

Failure to implement our business strategy could materially adversely affect our business, financial position and results of operations.

Our business, financial condition and results of operations depend on our management’s ability to execute our business strategy. Key factors involved in the execution of our business strategy include:

•	our continued investment in and the effectiveness of our direct response marketing programs;
•	maintaining our profit margins through changing economic cycles and interest rate environments;
•	increases in the volumes of structured settlement payments purchased;
•	growth in our various business lines;
•	increased penetration of our existing markets and penetration of complementary markets; and
•	our ability to continue to access our financing platform on favorable terms.

Our failure or inability to execute any element of our business strategy could materially adversely affect our business, financial position and results of operations.

We may not successfully enter new lines of business and broaden the scope of our current businesses.

We intend to enter into new lines of business that are adjacent to our existing lines of business and broaden the scope of our current businesses. We may not achieve our expected growth if we do not successfully enter these new lines of business and broaden the scope of our current businesses. In addition, entering new lines of business and broadening the scope of our current businesses may require significant upfront expenditures that we may not be able to recoup in the future. These efforts may also divert management’s attention and expose us to new risks and regulations. As a result, entering new lines of business and broadening the scope of our current businesses may have material adverse effects on our business, financial condition and results of operations.

Competition may limit our ability to acquire structured settlement, annuity or lottery payment streams and could also affect the pricing of those payment streams.

Our profitability depends, in large part, on our ability to acquire structured settlement, annuity and lottery payment streams at attractive discount rates. In acquiring these assets, we compete with other purchasers of those payment streams. In the future, it is possible that some competitors may have a lower cost of funds or access to funding sources that may not be available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of asset purchases and establish more relationships than us. Furthermore, competition for purchases of structured settlement, annuity and lottery payment streams may lead to the price of such assets increasing, which may further limit our ability to generate desired returns. The competitive pressures we face may have a material adverse effect on our business, financial condition and results of operations.

Unfavorable press reports about our business model may reduce our access to securitization markets or make prospective customers less willing to sell structured settlement, annuity and lottery payment streams to us or to accept pre-settlement funding from us.

The industry in which we operate is periodically the subject of negative press reports from the media and consumer advocacy groups. Our industry is relatively new and is susceptible to confusion about the role of purchasers of structured settlement, annuity and lottery payment streams and other alternative financial assets. We depend upon direct response marketing and our reputation to attract prospective customers and maintain existing customers. A sustained campaign of negative press reports could adversely affect our access to securitization markets or the public’s perception of us and our industry as a whole. If people are reluctant to sell structured settlement, annuity and lottery payment streams and other assets to us, our revenue would decline.

We have access to personally identifiable confidential information of current and prospective customers and the improper use or failure to protect that information could adversely affect our business and reputation.

Our business often requires that we handle personally identifiable confidential information, the use and disclosure of which is significantly restricted under federal and state privacy laws. If our employees improperly use or disclose such confidential information, we could be subject to legal proceedings or regulatory sanctions or suffer serious harm to our reputation. It is not always possible to deter misconduct by our employees, vendors and business partners, and the precautions we take to prevent this activity may not be effective in all cases. If any of our employees, vendors or business partners engage in misconduct, or if they are accused of misconduct, our business and reputation could be adversely affected. Our business may also be subject to security breaches which may lead to improper use or disclosure of personally identifiable confidential information. The precautions we take to prevent security breaches may not be effective in all cases, and the improper disclosure of such information as a result of a breach may have an adverse effect on our business, financial condition and results of operations.

If the identities of structured settlement or annuity holders or of current litigants become readily available, it could have an adverse effect on our structured settlement or annuity payment purchasing or pre-settlement funding business, financial condition and results of operations.

We expect to continue to build and enhance our databases of holders of structured settlements and annuities and of current litigants through a combination of commercial and internet advertising campaigns, social media activities and targeted marketing efforts. If the identities of structured settlement or annuity holders or of current litigants in our databases were to become readily available to our competitors or to the general public, including through the physical or cyber theft of our databases, we could face increased competition and the value of our proprietary databases would be diminished, which would have a negative effect on our structured settlement and annuity payment purchasing and pre-settlement funding businesses, financial condition and results of operations.

Problems with the technologies and third parties that we rely upon may diminish our ability to manage essential business functions.

The computer networks and third-party services upon which our operations are based are complex and may contain undetected errors or suffer unexpected failures. We are exposed to the risk of failure of our proprietary computer systems and back-up systems, some of which are deployed, operated, monitored and supported by third parties whom we do not control. We also rely on third parties for software development and system support. Any failure of our systems and any loss of data could damage our reputation and increase our costs or reduce our revenue.

We depend on a number of third parties for the successful and timely implementation of our business strategy and the failure of any of those parties to meet certain deadlines or to comply with legal requirements could adversely impact our ability to generate revenue.

Our ability to purchase structured settlement payments and lottery receivables depends on the entry of related court orders. Our ability to complete a securitization and operate our business depends on a number of third parties, including rating agencies, notaries, outside counsel, insurance companies, investment banks, the court system, servicers, sub-servicers, collateral custodians and entities that participate in the capital markets to buy the related debt. We do not control these third parties and a failure to perform according to our requirements or acts of fraud by such parties could materially impact our business. For example, there have in the past and may be in the future deficiencies in court orders obtained on our behalf by third parties that result in those court orders being invalid, including as a result of failures to perform according to our requirements and acts of fraud, in which case we would need to take additional steps to attempt to cure the deficiencies. We may or may not be successful in curing these deficiencies and, if successful, there may nonetheless be a delay in our receipt of payment streams pursuant to the court orders and if unsuccessful, we may have to repurchase such payment streams from our securitization facilities. Any delay in the receipt of, or the invalidation of, a significant number of court orders or any delay in the closing of a securitization would significantly and adversely affect our earnings.

We are heavily dependent on direct response marketing and if we are unable to reach prospective customers in a cost-effective manner, it would have a material adverse effect on our business and financial results.

We use direct response marketing to generate the inbound communications from prospective customers that are the basis of our purchasing activities. As a result, we have spent considerable money and resources on advertising to reach holders of structured settlements and similar products and intend to continue to do so. Our marketing efforts may not be successful or cost-effective and if we are unable to reach prospective customers in a cost-effective manner, it would have a material adverse effect on our business, financial condition and results of operations. In addition, we are heavily dependent on television and internet advertising and a change in television viewing habits or internet usage patterns could adversely impact our business. For example, the use of digital video recorders that allow viewers to skip commercials reduces the efficacy of our television marketing. There has also been a recent proliferation of new marketing platforms, including cellphones and tablets, as well as an increasing use of social media. If we are unable to adapt to these new marketing platforms, this may reduce the success and/or cost-effectiveness of our marketing efforts and have a material adverse effect on our business, financial condition and results of operations. Further, an event that reduces or eliminates our ability to reach potential customers or interrupts our telephone system could substantially impair our ability to generate revenue.

We are dependent on a small number of individuals, and if we lose these key personnel, our business will be adversely affected.

Many of the key responsibilities of our business have been assigned to a relatively small number of individuals. Our future success depends to a considerable degree on the skills, experience and effort of our senior management. We may add additional senior personnel in the future. If we lose the services of any of our key employees, it could have an adverse effect on our business. We do not carry “key man” insurance for any of our management executives. Competition to hire personnel possessing the skills and experience we require could contribute to an increase in our employee turnover rate. Our business model depends heavily on staffing our call center with highly trained personnel. High turnover or an inability to attract and retain qualified replacement personnel could have an adverse effect on our business, financial condition and results of operations.

Our board of directors intends to engage an outside compensation consultant to review the compensation of our named executive officers and other key personnel, and to make recommendations to the board on items relating to future salaries, bonuses, and equity grants for these individuals. The board will consider these recommendations, taking into account our compensation objectives and the compensation paid to executives of peer companies, when seeking to enter into future compensation arrangements with these individuals. To the extent that we are not able to develop a compensation program that is mutually satisfactory to us and to these named executive officers and other key personnel, as well as our employees in general, we may lose the services of these named executive officers and other key personnel and have difficulty hiring and retaining qualified personnel in addition to or in replacement thereof, and our business could suffer.

We may pursue acquisitions or strategic alliances that we may not successfully integrate or that may divert our management’s attention and resources.

We are currently in discussion with parties regarding potential acquisition opportunities and we may pursue other acquisitions, joint ventures or strategic alliances in the future. However, we may not be able to identify and secure suitable opportunities. Our ability to consummate and integrate effectively any future acquisitions or enter into strategic alliances on terms that are favorable to us may be limited by a number of factors, such as competition for attractive targets and, to the extent necessary for larger acquisitions, our ability to obtain financing on satisfactory terms, if at all.

In addition, if a potential candidate is identified, we may fail to enter into a definitive agreement for the candidate on commercially reasonable terms or at all. The negotiation and completion of potential acquisitions, joint ventures or strategic alliances, whether or not ultimately consummated, could also require significant diversion of management’s time and resources and potential disruption of our existing business. Further, the expected synergies from future acquisitions or strategic alliances may not be realized and we may not achieve the expected results. We may also have to incur significant charges in connection with future acquisitions. Future acquisitions or strategic alliances could also potentially result in the incurrence of additional indebtedness, costs and contingent liabilities. We may also have to obtain approvals and licenses from the relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, which could result in increased costs and delay. Future strategic alliances or acquisitions may also expose us to potential risks, including risks associated with:

•	failing to successfully integrate new operations, products and personnel;
•	unforeseen or hidden liabilities;
•	the diversion of financial or other resources from our existing businesses;
•	our inability to generate sufficient revenue to recover costs and expenses of the strategic alliances or acquisitions; and
•	potential loss of, or harm to, relationships with employees and customers.

Any of the above risks could significantly impair our ability to manage our business and materially and adversely affect our business, financial condition and results of operations.

If we are unable to implement our operational and financial information systems or expand, train, manage and motivate our workforce, our business may be adversely affected.

The success of our business strategy depends in part on our ability to expand our operations in the future. Our growth has placed, and will continue to place, increased demands on our information systems and other resources and further expansion of our operations will require substantial financial resources. To accommodate our past and anticipated future growth and to compete effectively, we will need to continue to integrate our financial information systems and expand, train, manage and motivate our workforce. Furthermore, focusing our financial resources on the expansion of our operations may negatively impact our financial results. Any failure to implement our operational and financial information systems, or to expand, train, manage or motivate our workforce, may adversely affect our business.

We depend on uninterrupted computer access and the reliable operation of our information technology systems; any prolonged delays due to data interruptions or revocation of our software licenses could adversely affect our ability to operate our business and cause our customers to seek alternative service providers.

Many aspects of our business are dependent upon our ability to store, retrieve, process and manage data and to maintain and upgrade our data processing capabilities. Our success is dependent on high-quality and uninterrupted access to our computer systems, requiring us to protect our computer equipment, software and the information stored in servers against damage by fire, natural disaster, power loss, telecommunications failures, unauthorized intrusion and other catastrophic events. Interruption of data processing capabilities for any extended length of time, loss of stored data, programming errors or other technological problems could impair our ability to provide certain products. A system failure, if prolonged, could result in reduced revenues, loss of customers and damage to our reputation, any of which could cause our business to materially suffer. In addition, due to the highly automated environment in which we operate our computer systems, any undetected error in the operation of our business processes or computer software may cause us to lose revenues or subject us to liabilities for third party claims. While we carry property and business interruption insurance to cover operations, the coverage may not be adequate to compensate us for losses that may occur.

Our business may suffer if our trademarks, service marks or domain names are infringed.

We rely on trademarks, service marks and domain names to protect our brands. Many of these trademarks, service marks and domain names have been a key part of establishing our business. We believe these trademarks, service marks and domain names have significant value and are important to the marketing of our products. We cannot assure you that the steps we have taken or will take to protect our proprietary rights will be adequate to prevent misappropriation of our rights or the use by others of features based upon, or otherwise similar to, ours. In addition, although we believe we have the right to use our trademarks, service marks and domain names, we cannot assure you that our trademarks, service marks and domain names do not or will not violate the proprietary rights of others, that our trademarks, service marks and domain names will be upheld if challenged, or that we will not be prevented from using our trademarks, service marks and domain names, any of which occurrences could harm our business.

Annuity providers and other payors could change their payment practices for assignments of structured settlement, annuity and lottery payment streams, which could have a material adverse impact on our business, results of operations and financial conditions in future periods.

We currently have established relationships and experience with more than 200 insurance companies as well as state lottery commissions and other payors. Purchases of structured settlement, annuity and lottery payment streams require that the payors of such payment streams redirect payments from the initial payee and change the payee records within their operational and information technology systems in order to direct the purchased payment streams to us. Often, when we purchase less than all payment streams related to a receivable, the insurance company or other payor directs all of the payments streams to us, and we then take on the administrative responsibility to direct un-purchased payments to the seller or other payees. Moreover, if we complete more than one purchase transaction with a seller, the payor of the payment stream may be required to make further changes in their operational and information technology systems to cover such additional purchase and to allow us to assume additional administrative payment responsibility in order to direct multiple payment streams to different payees. Often, insurance companies or other payors are paid a fee by us in consideration for their costs and expenses in redirecting payments and updating their operational and information technology systems.

If, however, in the future, one or more of such insurance companies, lottery commissions or other payors were to no longer be willing to redirect payments to new payees, or allow us to assume administrative responsibility for directing payment, it could become more expensive or no longer possible to purchase structured settlement payments or other receivables paid by such payors, which could have a material adverse impact on business, results of operations and financial condition in future periods of our business.

RISKS RELATED TO OUR FINANCIAL POSITION

An increase in the cost of our financing sources, especially relative to the discount rate at which we purchase assets, may reduce our profitability.

Our ability to monetize our structured settlement, annuity, and lottery payment stream purchases and pre-settlement funding depends on our ability to obtain temporary and/or permanent financing at attractive rates, especially relative to our purchase discount rate. If the cost of our financing increases relative to the discount rate at which we are able to purchase assets, our profits will decline. A variety of factors can materially and adversely affect the cost of our financing, including, among others, an increase in interest rates or an increase in the credit spread on our financings relative to underlying benchmark rates. Similarly, a variety of factors can materially adversely affect our purchase discount rate including, among others, increased competition, regulatory and legislative changes, including the imposition of additional or lower rate caps to those currently in effect in certain states in which we operate, the views of the courts and other regulatory bodies and the efforts of consumer advocacy groups. For further detail regarding the effect of increases in the cost of our financing sources on our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk.”

We are exposed to interest rate volatility risk as interest rates can fluctuate in the period between when we purchase payment streams and when we securitize such payment streams.

We purchase structured settlement, annuity and lottery payment streams at a discount rate based on, among other factors, our then estimates of the future interest rate environment. Once a critical mass of payment streams is achieved, those payment streams are then securitized or otherwise financed. The discount rate at which a securitization is sold to investors is based on the current interest rates as of the time of such securitization. Interest rates may fluctuate significantly during the period between the purchase and financing of payment streams, which can reduce the spread between the discount rate at which we purchased the payment streams and the discount rate at which we securitize such payment streams, which would reduce our revenues. Volatile interest rate environments can lead to volatility in our results of operations. If we are unable to finance the payment streams we purchase at a discount rate that is sufficiently lower than the discount rate at which we make such purchases, it could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our ability to continue to purchase structured settlement payments and other financial assets and to fund our business is dependent on the availability of credit from our financing resources.

We are currently highly dependent on obtaining financing to fund our purchases of structured settlement payments and other financial assets. We currently depend on our committed warehouse lines to finance our purchase of structured settlement, annuity, and lottery payment streams prior to their securitization. We are also dependent on a committed revolving credit facility for the financing of our pre-settlement funding and a permanent financing facility for our life contingent structured settlement payments and life contingent annuity payments purchases. In order to access these facilities we are required to meet certain conditions to borrowing. In the future we may not be able to meet these conditions in which case we would be unable to borrow under one or all of our facilities. In addition, these warehouse lines and other financing facilities may not continue to be available to us beyond their current maturity dates at reasonable terms or at all. If we are unable to extend or replace any of our financing sources, we will have to limit our purchasing activities, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to complete future securitizations or other financings on favorable terms, then our business will be adversely affected.

Our business depends on our ability to aggregate and securitize many of the financial assets that we purchase, including structured settlement, annuity and lottery payment streams, in the form of privately offered asset-backed securities, private placements or other term financings. The availability of financing sources which depends in part on factors outside of our control. For example, our results in 2008 and 2009 were impacted by the financial crisis, which resulted in a lack of purchasers of our asset-backed securitizations and a resultant lack of capital availability from our warehouse facilities. We were forced to limit transaction volume without access to the securitization market and with limited warehouse capacity. We significantly scaled back new transactions, resulting in insufficient cash flow relative to our leverage. On March 31, 2009, J.G. Wentworth, LLC failed to make an interest payment on certain debt and on related interest rate swap contracts. On June 4, 2009, J.G. Wentworth, LLC and certain of its affiliates completed a reorganization under Chapter 11 of the Bankruptcy Code and emerged with a restructured balance sheet. In the future, we may not be able to continue to securitize our structured settlement payments at favorable rates or obtain financing through borrowings or other means on acceptable terms or at all, in which case we may be unable to satisfy our cash requirements. Our financings generate cash proceeds that allow us to repay amounts borrowed under our committed warehouse lines, finance the purchase of additional financial assets and pay our operating expenses. Changes in our asset-backed securities program could materially adversely affect our earnings and ability to purchase and securitize structured settlement, annuity, or lottery payment streams on a timely basis. These changes could include:

•	a delay in the completion of a planned securitization;
•	negative market perception of us;
•	a change in rating agency criteria with regards our asset class,
•	delays from rating agencies in providing ratings on our securitizations, and
•	failure of the financial assets we intend to securitize to conform to rating agency requirements.

We plan to continue to access the securitization market frequently. If for any reason we were not able to complete a securitization, it could negatively impact our cash flow during that period. If we are unable to consummate securitization transactions in the future of if there is an adverse change in the asset-backed securities market for structured settlement, annuity, or lottery payment streams generally, we may have to curtail our activities, which would have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have a substantial amount of indebtedness, which may adversely affect our cash flow and ability to operate or grow our business.

As of December 15, 2013, we had $450 million total of indebtedness (not including indebtedness related to our warehouse facilities and asset-backed securitizations, which is recourse only to the VIE assets on our balance sheet). In addition, on the same basis, we would have had the ability to incur $20.0 million of additional indebtedness under our revolving credit facility. Our substantial indebtedness could have a number of important consequences. For example, our substantial indebtedness could:

•	make it more difficult for us to satisfy our obligations under our indebtedness or comply with the obligations of any of our debt instruments, including restrictive covenants and borrowing conditions, which could result in an event of default under one or more agreements governing our indebtedness;
•	make us more vulnerable to adverse changes in the general economic, competitive and regulatory environment;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the cash available for working capital, capital expenditures, acquisitions and other general corporate purposes;
•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage compared to our competitors that are less highly leveraged, as they may be able to take advantage of opportunities that our leverage prevents us from exploiting; and
•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of the above listed factors could materially adversely affect our business, financial condition, results of operations and cash flows. Further, subject to compliance with our financing agreements, we have the ability to incur additional indebtedness, which would exacerbate the risks associated with our existing debt.

We are dependent on the opinions of certain rating agencies for the valuation of the credit quality of our assets to access the capital markets.

Standard & Poor’s, Moody’s and A.M. Best evaluate some, but not all, of the insurance companies that are the payors on the structured settlement, annuity and certain lottery payment streams that we purchase. Similarly, Standard & Poor’s, Moody’s, A.M. Best and DBRS evaluate some, but not all, of our securitizations of those assets. We may be negatively impacted if any of these rating agencies stop covering these insurance companies or decide to downgrade their ratings or change their methodology for rating insurance companies or our securitizations. A downgrade in the credit rating of the major insurance companies that write structured settlements could negatively affect our ability to access the capital or securitization markets. In addition, we may be negatively impacted if any of these rating agencies stop rating our securitizations, which would adversely affect our ability to sell our securitizations and the price that we receive for them. These events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in tax or accounting policies applicable to our business could have a material adverse effect on our future profitability or presentation of our results.

Our GAAP income is significantly higher than our tax income due to current tax and accounting laws and policies. The tax rules applicable to our business are complex and we continue to evaluate our positions and processes. If these laws and policies were to change, we could owe significantly more in income taxes than the cash generated by our operations. If we were unable for any reason to continue purchasing structured settlement annuity or lottery payment streams or other products, as well as generate current operating and marketing expenses, we could generate significant tax liabilities without a corresponding cash flow to cover those liabilities. In addition, changes in tax or accounting policies applicable to our business could also have a material adverse effect on our future profitability or presentation of our results.

Residuals from prior securitizations represent a significant portion of our assets, but there is no established market for those residuals and residuals related to payment streams purchased prior to 2002 may be subject to additional risks.

After a securitization is executed, we retain a subordinated interest in the receivables, referred to as the residuals, which we include within our balance sheet within the caption VIE and other finance receivables, at fair market value. We have financed certain of our residuals under a term facility. The amount outstanding under this term facility at September 30, 2013 was $70 million. If we are required to sell our residuals to pay down debt or to otherwise generate cash for operations, we may not be able to generate proceeds that reflect the value of those residuals on our books or that are sufficient to repay the related indebtedness. In addition, a sale of the residuals under those circumstances would likely generate taxable income without sufficient cash to pay those taxes. Changes in interest rates, credit spreads and the specific credit of the underlying assets may lead to unrealized losses that negatively affect our GAAP income.

Additionally, certain risk retention requirements promulgated under the Dodd Frank Act and similar national and international laws could limit our ability to sell or finance our residual interests in the future and this could also have a material adverse effect on our business, financial condition, results of operations and cash flows.

Further, a portion of our residuals relate to payment streams that were purchased prior to the enactment of the federal Tax Relief Act in 2002. These earlier purchases were not approved by a court and are based solely on a contract. As a result, the sale of these payment streams may be vulnerable to diversion by the original seller. If such a diversion was successful, the payments diverted would be received by the original seller and we would lose the benefit of the payments in the related residual.

We are exposed to underwriting risk, particularly with respect to our pre-settlement funding.

The profitability of our pre-settlement funding depends on our ability to accurately underwrite both the likelihood that a personal injury case will result in a settlement as well as the amount of the settlement that is reached. Although we attempt to deploy a conservative underwriting profile by funding only a small fraction of case types with consistent settlement values and having all cases evaluated by our experienced team of in-house attorneys and paralegals, significant differences between our expected and actual collections on pre-settlement funding could have a material adverse impact on our business, financial condition, results of operations and cash flows.

In addition, the profitability of our purchases of structured settlement, annuity and lottery payment streams depends on our selection of high quality counterparties and confirmation that there is no senior claim on the payment stream, such as child support or bankruptcy. In the event that one or more of our counterparties is unable or unwilling to make scheduled payments on a payment stream we have purchased, this may have a material adverse effect on our earnings and financial condition.

The senior management team has a great deal of discretion in determining what assets are included in our securitization program.

A substantial portion of our cash flow is generated on the closing of a securitization. Our senior management team decides how many securitizations we conduct per year and what asset types and amounts to include in our securitization program, based on numerous facts and circumstances. If our senior management does not accurately gauge the appropriate asset mix or timing for a securitization, this may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our business could be adversely affected if the Bankruptcy Code is changed or interpreted in a manner that affects our rights to scheduled payments with respect to a payment stream we have purchased.

If a holder of a structured settlement, annuity or lottery payment stream were to become a debtor in a case under the Bankruptcy Code, a court could hold that the scheduled payments transferred by the holder under the applicable purchase agreement do not constitute property of the estate of the claimant under the Bankruptcy Code. If, however, a trustee in bankruptcy or other receiver were to assert a contrary position, such as by requiring us, or any securitization vehicle, to establish our right to those payments under federal bankruptcy law or by persuading courts to recharacterize the transaction as secured loans, such result could have a material adverse effect on our business. If the rights to receive the scheduled payments are deemed to be property of the bankruptcy estate of the claimant, the trustee may be able to avoid assignment of the receivable to us.

Furthermore, a general creditor or representative of the creditors, such as a trustee in bankruptcy, of a special purpose vehicle to which an insurance company assigns its obligations to make payments under a structured settlement, annuity or lottery payment stream could make the argument that the payments due from the annuity provider are the property of the estate of such special purpose vehicle (as the named owner thereof). To the extent that a court accepted this argument, the resulting delays or reductions in payments on our receivables could have a material adverse effect on our business, financial condition and results of operations.

Also, many of our financing facilities are structured using “bankruptcy remote” special purpose entities to which structured settlement, annuity and lottery payment streams are sold in connection with such financing facilities. Under current case, law, courts generally uphold such structures, the separateness of such entities and the sales of such assets if certain factors are met. If, however, a bankruptcy court were to find that such factors did not exist in the financing facilities or current case law was to change, there would be a risk that defaults would occur under the financing facilities. Moreover, certain subsidiaries may be consolidated upon a bankruptcy of one of our subsidiaries or the sales may not be upheld as true sales by a reviewing court. This could have a material adverse effect on our business, financial condition and results of operations.

We have certain indemnification and repurchase obligations under our various financing facilities.

In the ordinary course of our financing activities, we provide customary indemnities to counterparties in certain financing and other transactions. No assurance can be given that these counterparties will not call upon us to discharge these obligations in the circumstances under which they are owed. In addition, in connection with financing transactions, in certain instances we retain customary repurchase obligations with respect to any assets sold into or financed under those transactions that fail to meet the represented objective eligibility criteria. Although we believe our origination practices are sufficient to assure material compliance with such criteria, certain instances have and may occur in which we are required to repurchase such assets.

Payor insolvency and similar events could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In instances where insurance companies or other payors of the assets we purchase go bankrupt, become insolvent, or are otherwise unable to pay the purchased payment streams on time, we may not be able to collect all or any of the scheduled payments we have purchased. For example, on September 1, 2011, in the Matter of the Rehabilitation of Executive Life Company of New York, or ELNY, in the Supreme Court of the State of New York, County of Nassau, the Superintendent of Insurance of the State of New York filed an Agreement of Restructuring in connection with the liquidation of ELNY under Article 75 of the New York Insurance Laws. This restructuring plan was subsequently approved by the court. Under this plan, payment streams to be paid on certain receivables purchased by us were reduced. In the future, bankruptcies, additional insolvencies and other events may occur which limit the ability of payors to pay on time and in full, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

RISKS RELATED TO OUR LEGAL AND REGULATORY ENVIRONMENT

Certain changes in current tax law could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The use of structured settlements is largely the result of their favorable federal income tax treatment. In 1979, the Internal Revenue Service issued revenue rulings that the income tax exclusion of personal injury settlements applied to related periodic payments. Thus, claimants receiving installment payments as compensation for a personal injury were exempt from all federal income taxation, provided certain conditions were met. This ruling, and its subsequent codification into federal tax law in 1982 with the passing of the Settlement Act, resulted in the proliferation of structured settlements as a means of settling personal injury lawsuits. Changes to tax policies that eliminate this exemption of structured settlements from federal taxation could have a material adverse effect on our future profitability. Congress has previously considered and may revisit legislation that could make our transactions less attractive to prospective customers, including legislation that would reduce or eliminate the benefits derived from the tax deferred nature of structured settlements and annuity products. If the tax treatment for structured settlements was changed adversely by a statutory change or a change in interpretation, the dollar volume of structured settlements issued could be reduced significantly, which would, in turn, reduce the addressable market of our structured settlements payment purchasing business. In addition, if there were a change in the federal tax code or a change in interpretation that would result in adverse tax consequences for the assignment or transfer of structured settlement payments, such change could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Changes in existing state laws governing the transfer of structured settlement or lottery payments or in the interpretation thereof may adversely impact our business or reduce our growth.

The structured settlement and lottery payments secondary markets are highly regulated and require court approval for each sale under applicable transfer statutes. These transfer statutes, as well as states’ uniform commercial codes, insurance laws and rules of civil procedure, help ensure the validity, enforceability and tax characteristics of the structured settlement payments and lottery receivables purchasing transactions in which we engage. States may amend their transfer statutes, uniform commercial codes and rules of civil procedure in a manner that inhibits our ability to conduct business, including by means of retroactive laws, which would adversely impact our business. In addition, courts may interpret transfer statutes in a manner that inhibits our ability to conduct business. Failing to comply with the terms of a transfer statute when purchasing payments could potentially result in forfeiture of both the right to receive the payments and any unrecovered portion of the purchase price we paid for the payments.

Changes to statutory, licensing and regulatory regimes governing structured settlement, annuity and lottery payment streams including the means by which we conduct such business, could have a material adverse effect on our activities and revenues.

The structured settlements, annuities and lottery payments industries are subject to extensive and evolving federal, state and local laws and regulations. As a purchaser of structured settlement, annuity and lottery payment streams, we are subject to extensive and increasing regulation by a number of governmental entities at the federal, state and local levels with respect to the above laws.

Changes to statutory, licensing and regulatory regimes could result in the enforcement of stricter compliance measures or adoption of additional measures on us or on the insurance companies and other payors that stand behind the structured settlement payments and other assets that we purchase, either of which could have a material adverse impact on our business, financial condition and results of operations. Any change to the regulatory regime covering the resale of any of such asset classes, including any change specifically applicable to our activities or to investor eligibility, could restrict our ability to finance, acquire or securitize such assets or could lead to significantly increased compliance costs.

In recent years, both federal and state government agencies have increased civil and criminal enforcement efforts relating to the specialty finance industry and how companies interact with potential customers. This heightened enforcement activity increases our potential exposure to damaging lawsuits, investigations and other enforcement actions. Any such investigation or action could force us to expend considerable resources to respond to or defend against such investigation or action and could adversely affect our business, financial condition, results of operations and cash flows.

The regulatory environment for pre-settlement funding, including the means by which we conduct such business, is uncertain, and changes to statutory, licensing and regulatory regimes governing pre-settlement funding could have a material adverse effect on our activities.

The regulatory framework for pre-settlement funding is still in its early stages and is evolving rapidly. Most states currently do not have any laws specifically addressing pre-settlement funding, and the regulatory framework is based on state-specific case laws. We have adopted a highly conservative approach to regulatory risk, only providing pre-settlement funding in the states in which we are comfortable in the regulatory regime. We expect that a consistent national regulatory framework will develop in the future, and while we are currently working with relevant trade organizations to draft a model act, there exists considerable uncertainty as to the form of this regulatory framework. This future regulation could force us to significantly alter our strategy or restrict our ability to provide pre-settlement funding.

Our purchases of certain assets may be viewed as consumer lending, which could subject us to adverse regulatory limitations and litigation.

From time to time, we have been named as defendant in suits involving attempts to recharacterize the purchase of non-court-ordered structured settlement payments or other assets as loan transactions. If a transaction is characterized as a loan rather than a sale, then various consumer lending laws apply, such as usury statutes, consumer credit statutes or truth-in-lending statutes. If a court finds any of our transactions are subject to consumer lending laws, we may not have complied in all respects with the requirements of the applicable statutes. The failure to comply could result in remedies including the rescission of the agreement under which we purchased the right to the stream of periodic payments and the repayment of amounts we received under that agreement.

Adverse judicial developments could have an adverse effect on our business, financial condition and results of operations.

Adverse judicial developments have occasionally occurred and could occur in the future in the industries in which we do business. In the structured settlement payment purchasing industry, adverse judicial developments have occurred with regard to anti-assignment concerns and issues associated with non-disclosure of material facts and associated misconduct. Most of the settlement agreements that give rise to the structured settlement receivables that we purchase contain anti-assignment provisions that purport to prohibit assignments or encumbrances of structured settlement payments due under the agreement. If anti-assignment provisions are included in an agreement, a claimant or a payor could attempt to invoke the anti-assignment provision to invalidate a claimant’s transfer of structured settlement payments to the purchaser, or to force the purchaser to pay damages. In addition, under certain circum stances, interested parties other than the related claimant or payor could challenge, and potentially invalidate, an assignment of structured settlement payments made in violation of an anti-assignment provision. Whether the presence of an anti-assignment provision in a settlement agreement can be used to invalidate a prior transfer depends on various aspects of state and federal law, including case law and the form of Article 9 of the Uniform Commercial Code adopted in the applicable state.

For example, in the 2008 case of 321 Henderson Receivables, LLC v. Tomahawk, the California County Superior Court (Fresno County, Case No. 08CECG00797—July 2008 Order (unreported)) ruled that (i) certain structured settlement payment sales were barred by anti-assignment provisions in the settlement documents, (ii) the transfers were loans, not sales, that violated California’s usury laws and (iii) for similar reasons numerous other court-approved structured settlement sales may be void. Although the Tomahawk decision was subsequently reversed by the California Court of Appeal, the Superior Court decision for a time had a negative effect on the structured settlement payment purchasing industry by casting doubt on the ability of a structured settlement recipient to sell the payment streams.

More recently, the Appellate Court of Illinois, 4th District (acting through the 5th District due to case assignment) held that Illinois courts did not have authority to approve certain sales of structured settlement payments due to anti-assignment provisions in the settlement documents. The court also concluded that the related court orders were void ab initio due to a finding by the Appellate Court that Peachtree Settlement Funding’s counsel had not adequately disclosed the anti-assignment provisions to the court approving the plaintiff’s transfers. Although the parties to that proceeding have agreed to a confidential settlement, subject to final court approval and certain other conditions, if this decision is upheld, it may adversely impact other court-approved structured payment sales previously approved in the state of Illinois and may adversely impact our ability to complete certain structured payment purchases in Illinois. Any similar adverse judicial developments calling into doubt laws and regulations related to structured settlements, annuities, lotteries and pre-settlements could materially and adversely affect our investments in such assets and our financing market.

Potential litigation, regulatory proceedings or adverse federal or state tax rulings could have a material adverse impact on our business, results of operations and financial condition in future periods.

We are currently subject to lawsuits that could cause us to incur substantial expenditures and generate adverse publicity. We may also be subject to further litigation in the future, including potential class actions and/or trade practices litigation. For example, we are currently subject to allegations by a competitor of improper lead generation and customer acquisition practices, improper disclosure of information in connection with structured settlement payment transfer orders, violations of structured settlement payment transfer statutes and other similar claims. We may also become subject to attempted class action or similar types of mass transaction review due to negative court rulings, such as those described in the preceding risk factor. In addition, we may be subject to litigation arising from the Peachtree Merger or other transactions we have undertaken, as well as possibly those engaged in by certain of our affiliates of former affiliates. For example, on October 30, 2013, a complaint was filed in the Court of Chancery of the State of Delaware against JGWPT Holdings, LLC and certain of its current directors, who also are directors of ours, by two individuals who are former employees and current stockholders of J.G. Wentworth, Inc., an entity that owns approximately 0.0001% of JGW Holdco, LLC (which is one of the entities through which JLL holds its interest in JGWPT Holdings, LLC). The lawsuit seeks payment of amounts claimed to be owed under a tax receivable agreement entered into between J.G. Wentworth, Inc. and these individuals in connection with a 2007 private offering of securities of J.G. Wentworth, Inc. and also alleges breaches of contractual and fiduciary duties. JGWPT Holdings, LLC and the other relevant parties believe that the claims referenced in the complaint are entirely without merit and intend to vigorously defend the lawsuit. On November 27, 2013, JGWPT Holdings, LLC and the other defendants moved to dismiss the complaint, and on December 11, 2013, filed their opening brief in support of the motion to dismiss.

The consequences of an adverse ruling in any current or future litigation could have a material adverse effect on our business, financial condition, results of operations and cash flows. Defense of any lawsuit, even if successful, could require substantial time and attention of our senior management that would otherwise be spent on other aspects of our business and could require the expenditure of significant amounts for legal fees and other related costs. Settlement of lawsuits may also result in significant payments and modifications to our operations.

We are also subject to regulatory proceedings and other governmental investigations, and we could suffer monetary losses or restrictions on our operations from interpretations of state laws in those regulatory proceedings, even if we are not a party to those proceedings. In addition, any adverse federal or state tax rulings or proceedings could have a material adverse effect on our business, financial condition and results of operations.

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or Dodd-Frank or the Dodd-Frank Act, authorizes the Consumer Financial Protection Bureau, or CFPB, to adopt rules that could potentially have a serious impact on our business, and it also empowers the CFPB and state officials to bring enforcement actions against companies that violate federal consumer financial laws.

Title X of the Dodd-Frank Act established the CFPB, which has regulatory, supervisory and enforcement powers over providers of consumer financial products and services. Included in the powers afforded the CFPB is the authority to adopt rules describing specified acts and practices as being “unfair,” “deceptive” or “abusive,” and hence unlawful. The CFPB could adopt rules imposing new and potentially burdensome requirements and limitations with respect to our lines of business. In addition to Dodd-Frank’s grant of regulatory powers to the CFPB, Dodd-Frank gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws.

In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution, rescission or reformation of contracts, payment of damages, refund or disgorgement, as well as other kinds of affirmative relief) and civil monetary penalties ranging from $5,000 per day for violations of federal consumer financial laws (including the CFPB’s own rules) to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of Dodd-Frank or CFPB regulations under Title X, Dodd-Frank empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties). If the CFPB or one or more state officials believe we have violated the foregoing laws, they could exercise their enforcement powers in ways that would have a material adverse effect on our business, financial condition, results of operations and cash flows.

Increased regulation of asset-backed securities offerings under the Dodd-Frank Act and other laws and regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

On March 29, 2011, the Office of the Comptroller of the Currency, the Treasury, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the Securities and Exchange Commission, the Federal Housing Finance Agency and Department of Housing and Urban Development issued a joint notice of proposed rulemaking proposing rules to implement the credit risk retention requirements of section 15G of the Securities Exchange Act of 1934, or the Exchange Act, as amended by section 941 of the Dodd-Frank Act. The Dodd-Frank Act provides that the sponsor or an affiliate of the sponsor must retain at least 5% of the credit risk of any asset pool that is securitized. The proposed rule outlines other requirements, options and exemptions that were not specified in the Dodd-Frank Act itself. The risk-retention requirements will become effective 2 years after the final rule is published. We cannot predict what effect the proposed rules will have, if adopted, on the marketability of our asset-backed securities or our ability to structure and complete future asset-backed securitizations and other financings. Moreover, we cannot predict whether other similar rules and restrictions will be promulgated in the future, including, without limitation, revisions by the Securities and Exchange Commission to Regulation AB. Such regulations, rules and laws could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR ORGANIZATIONAL STRUCTURE

Our only material asset is our economic interest in JGWPT Holdings, LLC, and we are accordingly dependent upon distributions from JGWPT Holdings, LLC to pay our expenses, taxes and dividends (if and when declared by our board of directors).

We are a holding company and have no material assets other than our ownership of JGWPT Common Interests. We have no independent means of generating revenue. We intend to cause JGWPT Holdings, LLC to make distributions to us, as its managing member, in an amount sufficient to cover all expenses, applicable taxes payable and dividends, if any, declared by our board of directors. To the extent that we need funds and JGWPT Holdings, LLC is restricted from making such distributions under applicable law or regulation or under any present or future debt covenants or is otherwise unable to provide such funds, it could materially adversely affect our business, financial condition, results of operations and cash flows.

We are required to pay certain Common Interestholders for most of the benefits relating to any additional tax depreciation or amortization deductions we may claim as a result of any tax basis step-up we receive in connection with any future exchanges of JGWPT Common Interests and related transactions with JGWPT Holdings, LLC.

Common Interestholders may in the future exchange JGWPT Common Interests for Class A Shares or, in the case of PGHI Corp., Class C Shares, on a one-for-one basis (or, at JGWPT Holdings, LLC’s option, cash). JGWPT Holdings, LLC is expected to have in effect an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale of and subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with our IPO, we entered into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to our IPO requiring us to pay them 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013 from increases in tax basis realized as a result of any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares (or cash). We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement.

JLL owns a portion of its investment through an existing corporation. In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

The owners of PGHI Corp., including DLJ Merchant Banking Partners IV, L.P. and affiliates of Credit Suisse Group AG, own their investment through PGHI Corp. In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class C Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes above a specific amount in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are parties to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement. We will bear the costs of implementing the provisions of the tax receivable agreement. A tax authority may challenge all or part of the tax basis increases or the amount or availability of any tax attributes discussed above, as well as other related tax positions we take, and a court could sustain such a challenge. The Common Interestholders that are party to the tax receivable agreement will not reimburse us for any payments previously made to them in the event that, due to a successful challenge by the IRS or any other tax authority of the amount of any tax basis increase or the amount or availability of any tax attributes, our actual cash tax savings are less than the cash tax savings previously calculated and upon which prior payments under the tax receivables were based. As a result, in certain circumstances we could make payments under the tax receivable agreement to the Common Interestholders that are party thereto in excess of our cash tax savings. A successful challenge to our tax reporting positions could also adversely affect our other tax attributes and could materially increase our tax liabilities.

In certain cases, payments under the tax receivable agreement to the Common Interestholders may be accelerated and/or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

The tax receivable agreement provides that upon certain changes of control, we will be required to pay the Common Interestholders amounts based on assumptions regarding the remaining payments expected to be made under the tax receivable agreement (at our option, these payments can be accelerated into a single payment at the time of the change of control). As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and the upfront payment may be made years in advance of any actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and we will not be reimbursed by the Common Interestholders for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments we make under the tax receivable agreement could significantly exceed the cash tax or other benefits, if any, that we actually realize. In addition, if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

Control by the JLL Holders of 62.8% of the combined voting power of our common stock and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.

As of January 17, 2014, the JLL Holders control 62.8% of the combined voting power of our common stock. As a result, the JLL Holders are able to significantly influence the outcome of all matters requiring a stockholder vote, including: the election of directors; mergers, consolidations and acquisitions; the sale of all or substantially all of our assets and other decisions affecting our capital structure; the amendment of our certificate of incorporation and our bylaws; and our winding up and dissolution. This concentration of ownership may delay, deter or prevent acts that would be favored by our other stockholders or deprive holders of Class A Shares of an opportunity to receive a premium for their Class A Shares as part of a sale of our business.

The interests of the JLL Holders may not always coincide with our interests or the interests of our other stockholders. JLL has significant relationships which it has developed over the years or may develop in the future and these relationships may affect who we work with to implement our strategy and could be influenced by motivations that may not directly benefit us, subject to applicable fiduciary or contractual duties. Also, the JLL Holders may seek to cause us to take courses of action that, in their judgment, could enhance their investment in us, but which might involve risks to our other stockholders or adversely affect us or our other stockholders, including investors in this offering. This concentration of ownership may adversely affect the trading price of our common stock because investors may perceive disadvantages in owning shares in a company with significant stockholders. See “Principal Stockholders” and “Description of Capital Stock—Certain Provisions of Delaware Law and Certain Charter and Bylaw Provisions.”

In addition, because much of the JLL Holders’ economic interests is held in JGWPT Holdings, LLC directly, rather than through us, the JLL Holders may have conflicting interests with holders of Class A Shares. For example, the JLL Holders will have different tax positions from the holders of Class A Shares which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. In addition, the structuring of future transactions may take into consideration the JLL Holders’ tax considerations even where no similar benefit would accrue to us. Also, JGWPT Holdings, LLC may sell additional JGWPT Common Interests to its current equity holders or to third parties, which could dilute the indirect aggregate economic interest of the holders of the Class A Shares in JGWPT Holdings, LLC. Any such issuance would be subject to our approval as the managing member of JGWPT Holdings, LLC.

The influence of the JLL Holders over our policies is further enhanced by the terms of the Director Designation Agreement that we entered into with the JLL Holders and PGHI Corp. in connection with the IPO, the Voting Agreement that the JLL Holders, PGHI Corp., and certain other Common Interestholders entered into in connection with the IPO and by the provisions of our certificate of incorporation. Under the terms of the Director Designation Agreement, the JLL Holders have the right to designate four director designees to our board of directors so long as the JLL Holders own at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011, and PGHI Corp. have the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate at least 436,104 JGWPT Common Interests. The parties to the Voting Agreement agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders and one designee of PGHI Corp. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders are each entitled to cast two votes on each matter presented to our board of directors until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the NYSE corporate governance standards or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011. Because our board consists of fewer than twelve directors, the four directors designated by the JLL Holders are, for so long as such directors have the right to cast two votes, able to determine the outcome of all matters presented to the board for approval.

Our directors who are affiliated with JLL, the JLL Holders, DLJ Merchant Banking Partners IV, L.P., PGHI Corp. and their respective investment funds do not have any obligation to report corporate opportunities to us.

Alexander R. Castaldi, Kevin Hammond, Paul S. Levy, Robert N. Pomroy and Francisco J. Rodriguez serve as our directors and also serve as partners, principals, directors, officers, members, managers, and/or employees of one or more of JLL, the JLL Holders, DLJ Merchant Banking Partners IV, L.P., PGHI Corp., and their respective affiliates and investment funds, which we refer to as the Corporate Opportunity Entities. See “Management—Our Directors and Executive Officers.” Because the Corporate Opportunity Entities may engage in similar lines of business to those in which we engage, our certificate of incorporation allocates corporate opportunities between us and these entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as do we. In addition, if any of them acquires knowledge of a potential transaction that may be a corporate opportunity for us and for the Corporate Opportunity Entities, subject to certain exceptions, we will not have any expectancy in such corporate opportunity, and they will not have any obligation to communicate such opportunity to us. Our stockholders are deemed to have notice of and to have consented to these provisions of our certificate of incorporation.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as the Corporate Opportunity Entities beneficially own less than 15% of our shares of common stock.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR CLASS A SHARES

As a controlled company, we will not be subject to all of the corporate governance rules of the NYSE.

We are considered a “controlled company” under the rules of the NYSE. Controlled companies are exempt from the NYSE’s corporate governance rules requiring that listed companies have (i) a majority of the board of directors consist of “independent” directors under the listing standards of the NYSE, (ii) a nominating/corporate governance committee composed entirely of independent directors and a written nominating/corporate governance committee charter meeting the NYSE’s requirements, and (iii) a compensation committee composed entirely of independent directors and a written compensation committee charter meeting the requirements of the NYSE. As a result of relying on certain on these exemptions, we do not have a majority of independent directors, our nomination and corporate governance committee and compensation committee does not consist entirely of independent directors and such committees are not subject to annual performance evaluations. Accordingly, you do not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. See “Management” for further information.

We are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.

We are a holding company with no material direct operations. Our principal assets are the equity interests we directly or indirectly hold in our operating subsidiaries, which own our operating assets. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations and to pay dividends on our Class A Shares. Our subsidiaries are legally distinct from us and may be prohibited or restricted from paying dividends or otherwise making funds available to us under certain conditions. If we are unable to obtain funds from our subsidiaries, we may be unable to, or our board may exercise its discretion not to, pay dividends.

The obligations associated with being a public company require significant resources and management attention, which may divert from our business operations.

As a result of our IPO, we became subject to the reporting requirements of the Exchange Act and the Sarbanes-Oxley Act. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. As a result, we will incur significant legal, accounting and other expenses that we did not previously incur.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our business strategy, which could prevent us from improving our business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls, including IT controls, and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. If we do not continue to develop and implement the right processes and tools to manage our changing enterprise and maintain our culture, our ability to compete successfully and achieve our business objectives could be impaired, which could negatively impact our business, financial condition and results of operations. In addition, we cannot predict or estimate the amount of additional costs we may incur to comply with these requirements. We anticipate that these costs will materially increase our general and administrative expenses.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, or the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and of shareholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our Class A Shares less attractive as a result. The result may be a less active trading market for our Class A Shares and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. As a result, our financial statements may not be comparable to companies that comply with public company effective dates. We could remain an “emerging growth company” for up to five years or until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (c) the date on which we have issued more than $1 billion in non-convertible debt securities during the preceding three-year period.

We have not previously been required to assess the effectiveness of our internal controls over financial reporting and we may identify deficiencies when we are required to do so.

Section 404(a) of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting, starting with the second annual report that we would expect to file with the SEC. We have not previously been subject to this requirement, and, in connection with the implementation of the necessary procedures and practices related to internal controls, including information technology controls, and over financial reporting, we may identify deficiencies. We may not be able to remediate any future deficiencies in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404(a) thereof. In addition, failure to achieve and maintain an effective internal control environment could have a material adverse effect on our business and stock price.

The market price and trading volume of our Class A Shares may be volatile, which could result in rapid and substantial losses for our stockholders.

The market price of our Class A Shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our Class A Shares may fluctuate and cause significant price variations to occur. The market price of our Class A Shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our Class A Shares include:

•	variations in our quarterly or annual operating results;
•	changes in our earnings estimates (if provided) or differences between our actual financial and operating results and those expected by investors and analysts;
•	the contents of published research reports about us or our industry or the failure of securities analysts to cover our Class A Shares;
•	additions or departures of key management personnel;
•	any increased indebtedness we may incur in the future;
•	announcements by us or others and developments affecting us;
•	actions by institutional stockholders;
•	litigation and governmental investigations;
•	legislative or regulatory changes;
•	changes in government programs and policies;
•	changes in market valuations of similar companies;
•	speculation or reports by the press or investment community with respect to us or our industry in general;
•	increases in market interest rates that may lead purchasers of our shares to demand a higher yield;
•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic relationships, joint ventures or capital commitments; and
•	general market, political and economic conditions, including any such conditions and local conditions in the markets in which we conduct our operations.

These broad market and industry factors may decrease the market price of our Class A Shares, regardless of our actual operating performance. The stock market in general has from time to time experienced extreme price and volume fluctuations, including in recent months. In addition, in the past, following periods of volatility in the overall market and decreases in the market price of a company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future offerings of debt or equity securities by us may adversely affect the market price of our Class A Shares.

In the future, we may attempt to obtain financing or to further increase our capital resources by issuing additional Class A Shares or offering debt or other equity securities. In particular, future acquisitions could require substantial additional capital in excess of cash from operations. We would expect to finance the capital required for acquisitions through a combination of additional issuances of equity, corporate indebtedness, asset-based acquisition financing and/or cash from operations.

Issuing additional Class A Shares or other equity securities or securities convertible into equity may dilute the economic and voting rights of our existing stockholders or reduce the market price of our Class A Shares or both. Upon liquidation, holders of such debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Class A Shares. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our Class A Shares bear the risk that our future offerings may reduce the market price of our Class A Shares and dilute their stockholdings in us. See “Description of Capital Stock.”

The market price of our Class A Shares could be negatively affected by sales of substantial amounts of our Class A Shares in the public markets.

Assuming each selling stockholder has exchanged all JGWPT Common Interests currently beneficially owned by it that are fully saleable under the lock-up agreement for the equivalent number of Class A Shares, there will be 12,070,148 Class A Shares and 17,512,416 JGWPT Common Interests outstanding. We have agreed to register the exchange of all JGWPT Common Interests upon the expiration or earlier termination (if any) of the holders’ lock-up agreements with the underwriters of this offering which expire 180 days after the date of our IPO with respect to 16,658,697 JGWPT Common Interests, 135 days with respect to 853,719 JGWPT Common Interests and 90 days with respect to 853,719 JGWPT Common Interests. This prospectus relates to the 853,719 Class A Shares issuable to the selling stockholders upon exchange of the 853,719 JGWPT Common Interests in respect of which the lock-up agreement expires on February 6, 2014. The Class A Shares received upon exchange may be freely resold into the public market unless held by a Common Interestholder which is an affiliate of us. Certain of these holders (as well as other Common Interestholders) will have the right to demand that we register the resale of their Class A Shares received upon exchange and certain “piggyback” registration rights. See “Shares Eligible For Future Sale.”

We and our executive officers, directors and certain Common Interestholders have agreed with the underwriters that, subject to certain exceptions, for a period of 180 days ending on May 7, 2014, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any Class A Shares or any securities convertible into or exercisable or exchangeable for Class A Shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of Class A Shares, or cause a registration statement covering any Class A Shares to be filed, without the prior written consent of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, except that the underwriters have agreed that one-third of the JGWPT Common Interests held by any Other Member as of November 8, 2013 shall be released from such restrictions after each of 90, 135 and 180 days following November 8, 2013. Barclays Capital Inc. and Credit Suisse Securities (USA) LLC may waive these restrictions at their discretion.

The market price of our Class A Shares may decline significantly when the restrictions on resale by our existing stockholders lapse. A decline in the price of our Class A Shares might impede our ability to raise capital through the issuance of additional Class A Shares or other equity securities.

The future issuance of additional Class A Shares in connection with our incentive plans, acquisitions, warrants or otherwise will dilute all other stockholdings.

As of January 17, 2014, we have an aggregate of 488,783,571 Class A Shares authorized but unissued. We may issue all of these Class A Shares without any action or approval by our stockholders, subject to certain exceptions. Any Class A Shares issued in connection with our incentive plans, the exercise of outstanding stock options or warrants or otherwise would dilute the percentage ownership held by the investors who purchase Class A Shares in this offering.

Delaware law and our organizational documents, as well as our existing and future debt agreements, may impede or discourage a takeover, which could deprive our investors of the opportunity to receive a premium for their shares.

We are a Delaware corporation, and the anti-takeover provisions of Delaware law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing stockholders. In addition, provisions of our certificate of incorporation and bylaws may make it more difficult for, or prevent a third party from, acquiring control of us without the approval of our board of directors. Among other things, these provisions:

•	provide for a classified board of directors with staggered three-year terms;
•	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;
•	delegate the sole power of a majority of the board of directors to fix the number of directors;
•	provide the power of our board of directors to fill any vacancy on our board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;
•	entitle the four directors designated by the JLL Holders pursuant to the Director Designation Agreement to cast two votes on each matter presented to the board of directors until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the NYSE corporate governance standards or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011;
•	authorize the issuance of “blank check” preferred stock without any need for action by stockholders;
•	eliminate the ability of stockholders to call special meetings of stockholders; and
•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition, the documents governing certain of our debt agreements impose, and we anticipate documents governing our future indebtedness may impose, limitations on our ability to enter into change of control transactions. Under these documents, the occurrence of a change of control transaction could constitute an event of default permitting acceleration of the indebtedness, thereby impeding our ability to enter into certain transactions.

The foregoing factors, as well as the significant common stock ownership by JLL, could impede a merger, takeover or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which reflect management’s expectations regarding our future growth, results of operations, operational and financial performance and business prospects and opportunities. All statements, other than statements of historical fact, are forward-looking statements. You can identify such statements because they contain words such as “plans,” “expects” or “does expect,” “budget,” “forecasts,” “anticipates” or “does not anticipate,” “believes,” “intends” and similar expressions or statements that certain actions, events or results “may,” “could,” “would,” “might” or “will” be taken, occur or be achieved. Although the forward-looking statements contained in this prospectus reflect management’s current beliefs based upon information currently available to management and upon assumptions which management believes to be reasonable, actual results may differ materially from those stated in or implied by these forward-looking statements.

A number of factors could cause actual results, performance or achievements to differ materially from the results expressed or implied in the forward-looking statements, including those listed in the “Risk Factors” section of this prospectus. These factors should be considered carefully and readers should not place undue reliance on the forward-looking statements. Forward-looking statements necessarily involve significant known and unknown risks, assumptions and uncertainties that may cause our actual results, performance and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things:

•	our ability to continue to purchase structured settlement payments and other assets;
•	our ability to complete future securitizations on beneficial terms;
•	availability of or increases in the cost of our financing sources relative to our purchase discount rate;
•	our dependence on the opinions of certain rating agencies;
•	our dependence on the effectiveness of our direct response marketing;
•	the compression of the yield spread between the price we pay for and the price at which we sell assets;
•	changes in tax or accounting policies applicable to our business;
•	the lack of an established market for the subordinated interest in the receivables that we retain after a securitization is executed;
•	our exposure to underwriting risk;
•	our ability to remain in compliance with the terms of our substantial indebtedness;
•	changes in existing state laws governing the transfer of structured settlement payments or the interpretation thereof;
•	the insolvency of a material number of structured settlement holders;
•	any change in current tax law relating to the tax treatment of structured settlements;
•	changes to statutory, licensing and regulatory regimes;
•	the impact of the Consumer Financial Protection Bureau and any regulations it issues;
•	adverse judicial developments;
•	potential litigation and regulatory proceedings;
•	unfavorable press reports about our business model;
•	our access to personally identifiable confidential information of current and prospective customers and the improper use or failure to protect that information;
•	the public disclosure of the identities of structured settlement holders;
•	our business model being susceptible to litigation;
•	our dependence on a small number of key personnel;
•	our ability to successfully enter new lines of business and broaden the scope of our business;

•	changes in our expectations regarding the likelihood, timing or terms of any potential acquisitions described herein;
•	our computer systems being subject to security and privacy breaches; and
•	infringement of our trademarks or service marks.

Although we have attempted to identify important risks and factors that could cause actual actions, events or results to differ materially from those described in or implied by our forward-looking statements, other factors and risks may cause actions, events or results to differ materially from those anticipated, estimated or intended. We cannot assure you that forward-looking statements will prove to be accurate, as actual actions, results and future events could differ materially from those anticipated or implied by such statements. Accordingly, as noted above, readers should not place undue reliance on forward-looking statements. These forward-looking statements are made as of the date of this prospectus and, except as required by law, we assume no obligation to update or revise them to reflect new events or circumstances.

OUR STRUCTURE AND FORMATION TRANSACTIONS

The diagram below depicts our organizational structure as of January 17, 2014.

(1)	Includes the 1.5 million Class A Shares held by affiliates of JLL.
(2)	Sole managing member of JGWPT Holdings, LLC with a 37.9% economic interest.
(3)	Class B Holders includes JLL Holders, Employee Holders and Other Holders of JGWPT Common Interests, which hold Class B Common Stock in JGWPT Holdings Inc. All Class B Holders also hold JGWPT Common Interests. See footnotes 5, 6 and 7 for further information. Collectively, Class B Holders also hold a 47.3% economic interest in JGWPT Holdings, LLC.
(4)	PGHI Corp. holds warrants to purchase Class A Shares, representing 0% of the voting power and 0% of the economic interest; PGHI Corp. also holds a 14.7% economic interest in JGWPT Holdings, LLC.
(5)	JLL Holders hold Class B Shares in JGWPT Holdings Inc. representing 61.8% of the voting power and 0% of the economic interest; JLL Holders also hold a 31.6% economic interest in JGWPT Holdings, LLC through holdings of JGWPT Common Interests. Affiliates of JLL also hold 1.5 million Class A Shares representing an additional 5.1% economic and 1.0% voting interest in us.
(6)	Employee Holders hold Class B Shares representing 13.5% of the voting power and 0% of the economic interest; Employee Holders also hold a 6.9% economic interest in JGWPT Holdings, LLC.
(7)	Other Holders of JGWPT Common Interests hold Class B Shares representing 17.3% of the voting power and 0% of the economic interest; Other Holders of JGWPT Common Interests also hold a 8.8% economic interest in JGWPT Holdings, LLC.
(8)	Our term loan is guaranteed by certain of our subsidiaries.

JGWPT Holdings, LLC. The sole asset of JGWPT Holdings, LLC is its ownership of 100% of J.G. Wentworth, LLC, the holding company for the operating subsidiaries of the businesses.

The current members of JGWPT Holdings, LLC are described below.

•	JLL JGW Distribution, LLC, which is owned by pooled investment vehicles sponsored or managed by JLL, holds an approximately 8.3% economic interest in JGWPT Holdings, LLC through its ownership of 945,151 JGWPT Common Interests and 1,500,000 Class A Shares issued to it in our IPO.
•	JGW Holdco, LLC, which is over 99% owned by JLL JGW Distribution, LLC, holds an approximately 28.4% economic interest in JGWPT Holdings, LLC through its ownership of 8,400,024 JGWPT Common Interests. We collectively refer to JGW Holdco, LLC and JLL JGW Distribution, LLC as the JLL Holders.
•	PGHI Corp., the current stockholders of which include affiliates of Credit Suisse Group AG and DLJ Merchant Banking Partners IV, L.P. and former members of Peachtree management, holds an approximately 17.3% economic interest in JGWPT Holdings, LLC on a fully diluted basis through its ownership of (i) 4,360,623 non-voting JGWPT Common Interests and (ii) non- transferable warrants to purchase up to 483,217 Class A Shares at an exercise price of $35.78 per share and 483,217 Class A Shares at an exercise price of $63.01 per share beginning on May 7, 2014 and until January 8, 2022.
•	Certain of our officers and other employees, whom we collectively refer to as the Employee Members, hold an approximately 6.9% economic interest in JGWPT Holdings, LLC through their ownership of (i) an aggregate of 367,350 JGWPT Common Interests and (ii) an aggregate of 1,678,547 restricted JGWPT Common Interests (with a corresponding number of Class B Shares). A substantial amount of restricted JGWPT Common Interests remain subject to forfeiture nd will only vest if the holder remains employed by us through the applicable period.
•	Other members who are not employed by us or affiliated with JLL or PGHI Corp., whom we refer to as the Other Members, hold an approximately 8.8% economic interest in JGWPT Holdings, LLC through their ownership of an aggregate of 2,610,511 JGWPT Common Interests.

JGWPT Holdings Inc. Our only material asset is our ownership of 37.9% of the total JGWPT Common Interests and our only business is acting as the sole managing member of JGWPT Holdings, LLC. You should note, in particular, that:

•	We are the sole managing member of JGWPT Holdings, LLC.
•	As of January 17, 2014, the Class A Shares represent 100% of the economic interest in us, but only 7.4% of our voting power, and we own 37.9% of the economic interest in JGWPT Holdings, LLC. Our Class A Shares and Class C Shares entitle the holders to receive 100% of any distributions we make, except that each Class B Share entitles the holder thereof to receive the par value of $0.00001 per Class B Share upon our liquidation, dissolution or winding up. The holders of Class A Shares and Class C Shares are entitled to receive the par value of $0.00001 per Class A Share or Class C Share, as the case may be, upon our liquidation, dissolution or winding up, but unlike the Class B Shares, these holders are entitled to share ratably in all other assets available for distribution after payment of our liabilities.
•	Except in respect of any tax distributions we receive from JGWPT Holdings, LLC, if JGWPT Holdings, LLC makes a distribution to its members, including us, we are required to make a corresponding distribution to each of our holders of Class A Shares and holders of Class C Shares, subject only to applicable law.
•	The Common Interestholders other than PGHI Corp. own 100% of our Class B Shares, which vote together with the Class A Shares as a single class. Each Class A Share has one vote per share and each Class B Share has 10 votes per share. The Class B Shares represent 92.6% of the combined voting power of our common stock. The Class B Shares do not represent an economic interest in us and are therefore not entitled to any dividends that we may pay. The Common Interestholders other than PGHI Corp. hold substantially more than 50% of the combined voting power of our common stock since they hold all the Class B Shares.
•	In connection with our IPO we entered into a Director Designation Agreement with the JLL Holders and PGHI Corp. Under this agreement, the JLL Holders have the right to designate four director designees to our board of directors so long as the JLL Holders own at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011, and PGHI Corp. will have the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate at least 436,104 JGWPT Common Interests. These director designees will be voted upon and possibly elected by our stockholders.

•	Moreover, pursuant to the Voting Trust Agreement entered into by the JLL Holders and certain of the Employee Members in connection with our IPO, the JLL Holders, David Miller, our Chief Executive Officer, and Randi Sellari, our Chief Operating Officer and President, as trustees, are able to direct the vote of the Class B Shares held by these Employee Members.
•	Under the terms of the Voting Agreement that the JLL Holders, PGHI Corp., and certain other Common Interestholders entered into in connection with our IPO, each of the parties thereto agreed to vote all of their Class A Shares and Class B Shares, as applicable, in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders and one designee of PGHI Corp.
•	Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders are entitled to two votes on each matter presented to the board of directors until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the NYSE corporate governance standards or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011.
•	While the Class B Shares, as indicated above, do not represent any economic interest in us, each holder of a Class B Share also owns an economic interest in JGWPT Holdings, LLC through a corresponding JGWPT Common Interest.
•	PGHI Corp. is an affiliate of DLJ Merchant Banking Partners IV, L.P. and Credit Suisse Group AG. Due to certain requirements under the Bank Holding Company Act of 1956, as amended, and the regulations promulgated thereunder to which DLJ Merchant Banking Partners IV, L.P. and Credit Suisse Group AG are subject, PGHI Corp. does not hold voting stock or voting interests in JGWPT Holdings, LLC. Accordingly, PGHI Corp. currently holds non-voting JGWPT Common Interests and was not issued any of our Class B Shares. The JGWPT Common Interests held by PGHI Corp. are non-voting securities and are exchangeable for our Class C Shares, which are not entitled to any voting rights, but are convertible into Class A Shares. The warrants issued to PGHI Corp. in connection with our IPO, however, are exercisable for our Class A Shares, and the JGWPT Common Interests held by PGHI Corp. are exchangeable for our Class C Shares, which are in turn convertible at any time into Class A Shares.
•	Pursuant to the operating agreement of JGWPT Holdings, LLC, each JGWPT Common Interest held by a Common Interestholder is exchangeable for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), subject to any applicable rules and restrictions imposed by us. The exchange of the JGWPT Common Interests for our Class A Shares, and the concurrent redemption and cancellation of the Class B Shares corresponding to these JGWPT Common Interests, will increase the number of outstanding Class A Shares and decrease the number of outstanding Class B Shares, except in the case of an exchange by PGHI Corp. of JGWPT Common Interests for our Class C Shares.
•	PGHI Corp. and, in some cases, its transferees, have the right to exchange their non-voting JGWPT Common Interests for our Class C Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), subject to any applicable rules and restrictions imposed by us. Class C Shares are generally not entitled to vote on any matter but do share ratably in dividends and other distributions. Class C Shares, however, may be converted at any time into Class A Shares. See “Description of Capital Stock-Class C Shares.”

•	JLL owns a portion of its investment through an existing corporation and the owners of PGHI Corp., including DLJ Merchant Banking Partners IV, L.P. and affiliates of Credit Suisse Group AG, own their investment through PGHI Corp. JLL and the equity holders of PGHI Corp. have the right to elect to require that, instead of exchanging for Class A Shares the JGWPT Common Interests held by JLL’s corporation or PGHI Corp. for Class A Shares, we engage in a merger in which the JLL entity owning this corporation or the stockholders of PGHI Corp., as applicable, receive Class A Shares directly and we become the owner of the JLL corporation or PGHI Corp., as applicable, or its assets. Provided that the conditions to the exercise of these rights have been met, the exercise of either of these transactions will not be subject to any affiliate transaction covenants or similar restrictive provisions. However, it is a condition to each of these transactions that the acquisition not result in material liabilities to us.
•	Under the operating agreement of JGWPT Holdings, LLC, JGWPT Holdings, LLC is prohibited from repurchasing any JGWPT Common Interests unless it has also offered to purchase a pro rata number of JGWPT Common Interests from each Common Interestholder. Pursuant to our certificate of incorporation, in the event that JGWPT Holdings, LLC repurchases any of our JGWPT Common Interests, we will be required to use the corresponding proceeds received from JGWPT Holdings, LLC to repurchase Class A Shares.
•	The members of JGWPT Holdings, LLC, other than us, consist of JGW Holdco, LLC, JLL JGW Distribution, LLC, PGHI Corp., the Employee Members and the Other Members.

Certain Attributes of our Structure. Our structure, implemented in connection with our IPO, is designed to accomplish a number of objectives, the most important of which are as follows:

•	Our structure allows us to serve as a holding company, with our sole asset being our ownership interest in JGWPT Holdings, LLC. The Common Interestholders hold their economic investment in the form of direct interests in JGWPT Holdings, LLC, rather than through our Class A Shares. As a result, we and the Common Interestholders participate in the net operating results of JGWPT Holdings, LLC on a pari passu basis, in accordance with our respective ownership of JGWPT Holdings, LLC.
•	The Common Interestholders, other than PGHI Corp., hold non-economic Class B “vote-only” shares that as a percentage of the combined voting power of our common stock are equal to 10 times their economic ownership in JGWPT Holdings, LLC.
•	In the event that a Common Interestholder wishes to exchange JGWPT Common Interests for Class A Shares, the holder must deliver the JGWPT Common Interests to JGWPT Holdings, LLC, together with a corresponding number of Class B Shares (except in the case of PGHI Corp), and in exchange therefor:
•	we will deliver to JGWPT Holdings, LLC a number of Class A Shares corresponding to the number of JGWPT Common Interests delivered to JGWPT Holdings, LLC;
•	JGWPT Holdings, LLC will deliver to us a number of newly issued JGWPT Common Interests equal to the number of JGWPT Common Interests surrendered to JGWPT Holdings, LLC by the exchanging holder;
•	we will redeem any Class B Shares delivered to JGWPT Holdings, LLC and cancel them; and
•	JGWPT Holdings, LLC will cancel the JGWPT Common Interests surrendered to JGWPT Holdings, LLC by the exchanging holder.
•	As noted above, JGWPT Common Interests held by PGHI Corp. will be exchangeable for our Class C Shares. Such exchanges generally will follow the procedures outlined above, except that PGHI Corp. will not be required to deliver Class B Shares for cancellation in connection with the exchange. Pursuant to our certificate of incorporation, Class C Shares may be converted at any time into Class A Shares.
•	Under the terms of the operating agreement of JGWPT Holdings, LLC, Common Interestholders will be able to exchange their JGWPT Common Interests for Class A Shares at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), subject to any applicable rules and restrictions imposed by us.

Operating Agreement of JGWPT Holdings, LLC. The operating agreement of JGWPT Holdings, LLC, among other things:

•	provides for us to serve as the sole managing member of JGWPT Holdings, LLC;
•	provides for the exchange of each JGWPT Common Interest for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), subject to any applicable rules and restrictions imposed by us; and
•	restricts our ability, as managing member, to conduct any business other than the management and ownership of JGWPT Holdings, LLC and its subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis).

Pursuant to the operating agreement of JGWPT Holdings, LLC, each Common Interestholder (other than PGHI Corp.) and its permitted transferees will have the right to exchange JGWPT Common Interests for an equal number of our Class A Shares, and PGHI Corp. and certain of its transferees will have the right to exchange the non-voting JGWPT Common Interests they hold for an equal number of Class C Shares, which are in turn convertible at any time into Class A Shares or, in each case, at the option of JGWPT Holdings, LLC, cash. We have reserved for issuance 14,005,512 Class A Shares and 4,360,623 Class C Shares for exchanges by the Common Interestholders.

Registration Rights Agreement. In connection with our IPO, we entered into a registration rights agreement with all of the Common Interestholders pursuant to which we are required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, to use our reasonable best efforts to file with the SEC this shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares and the resale of such shares thereafter upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests), subject to any applicable rules and restrictions imposed by us, and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests or upon conversion of their Class C Shares, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Tax Receivable Agreement. Common Interestholders may in the future exchange JGWPT Common Interests for Class A Shares or, in the case of PGHI Corp., Class C Shares, on a one-for-one basis or, in each case, at the option of JGWPT Holdings, LLC, cash. JGWPT Holdings, LLC is expected to have in effect an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale of and subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with our IPO, we entered into a tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to our IPO. The tax receivable agreement requires us to pay those Common Interestholders 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013, a covered tax year, from increases in tax basis realized as a result of any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares (or cash). We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement.

JLL owns a portion of its investment through an existing corporation. In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

The owners of PGHI Corp., including DLJ Merchant Banking Partners IV, L.P. and affiliates of Credit Suisse Group AG, own their investment through PGHI Corp. In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class C Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes above a specific amount in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are parties to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement. We will bear the costs of implementing the provisions of the tax receivable agreement.

Director Designation Agreement. In connection with our IPO, we entered into a Director Designation Agreement with the JLL Holders and PGHI Corp. Under this agreement, the JLL Holders have the right to designate four director designees to our board of directors so long as the JLL Holders own at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011, and PGHI Corp. will have the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate at least 436,104 JGWPT Common Interests. These director designees will be voted upon and possibly elected by our stockholders.

Voting Agreement. In connection with our IPO, the JLL Holders, PGHI Corp., and certain other Common Interestholders entered into a Voting Agreement pursuant to which they agreed to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders, and one designee of PGHI Corp. Under the terms of the Voting Agreement, the parties will no longer be obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate fewer than 872,136 JGWPT Common Interests. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power to determine the outcome of such vote. As of January 17, 2014, the Class B Shares held by the parties to the Voting Agreement represent approximately 70.4% of the combined voting power of our common stock.

Voting Trust Agreement. In connection with our IPO, the JLL Holders and certain of the Employee Members entered into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, such Employee Members deposited their Class B Shares into a voting trust and appointed the JLL Holders, David Miller and Randi Sellari as trustees. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust will be voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders directly or indirectly. As of January 17, 2014, the Class B Shares held by the parties to the Voting Trust Agreement represent approximately 76.3% of the combined voting power of our common stock.

Director Voting Power. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders are each entitled to cast two votes on each matter presented to our board of directors until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the NYSE corporate governance standards or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011. Thereafter, the four directors designated by the JLL Holders are entitled to each cast one vote on each matter presented to our board of directors. All other directors are each entitled to cast one vote on each matter presented to our board of directors.

EXCHANGES OF JGWPT COMMON INTERESTS FOR CLASS A SHARES;
RESALE OF UNDERLYING CLASS A SHARES

Registration Rights; Shelf Registration Statement

In connection with our IPO, we entered into a registration rights agreement, dated as of November 14, 2014, with substantially all of the Common Interestholders, including the selling stockholders named herein. Pursuant to this agreement, we agreed, among other things, to (a) file with the SEC prior to the expiration of the applicable IPO lock-up periods described below this shelf registration statement registering (i) the issuance to the Common Interestholders of the Class A Shares issuable upon the exchange of the JGWPT Common Interests for Class A Shares by each of them and (ii) the resale by the Common Interestholders of the Class A Shares received upon such exchanges, (b) cause such shelf registration statement to be declared effective by the SEC as soon as practicable thereafter, and (c) maintain the effectiveness of such shelf registration statement until all JGWPT Common Interests included in the registration statement have been sold.

Exchange Procedures

Pursuant to the operating agreement of JGWPT Holdings, LLC, each JGWPT Common Interest is exchangeable for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares, at any time and from time to time after the expiration or earlier termination (if any) of the lock-up periods described below, subject to any applicable rules and restrictions imposed by us. In connection with our IPO, substantially all of the Common Interestholders entered into lock-up agreements with the underwriters of the IPO pursuant to which they generally agreed not to sell, transfer or otherwise dispose of any JGWPT Common Interests or underlying Class A Shares until after May 7, 2014, which is 180 day after the pricing of our IPO on November 8, 2013. Pursuant to the lock-up agreement of each of the selling stockholders, the lock-up period with respect to one-third of their JGWPT Common Interests (and any underlying Class A Shares) expires on each of February 6, 2014, March 24, 2014 and May 7, 2014. This prospectus relates only to the 853,719 Class A Shares issuable to the selling stockholders upon the exchange of the 853,719 JGWPT Common Interests for which the lock-up period expires on February 6, 2014. No exchanges of these 853,719 JGWPT Common Interests or resales of the underlying Class A Shares will be permitted on or prior to February 6, 2014. Likewise, the remainder of the outstanding JGWPT Common Interests will continue to be subject to the applicable lock-up periods imposed by the lock-up agreements described above.

To effect an exchange, a Common Interestholder must simultaneously deliver its JGWPT Common Interests to JGWPT Holdings, LLC for cancellation and (other than PGHI Corp.) deliver a corresponding number of Class B Shares to JGWPT Holdings, LLC for redemption by us. Unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class A Shares, we will deliver an equivalent number of Class A Shares to JGWPT Holdings, LLC for further delivery to the exchanging holder and receive a corresponding number of newly issued JGWPT Common Interests. The Class B Shares surrendered by the exchanging holder will be redeemed for their $0.00001 value per share and cancelled, and the exchanging holder’s surrendered JGWPT Common Interests will be cancelled by JGWPT Holdings, LLC. As a holder exchanges his JGWPT Common Interests, our percentage of economic ownership of JGWPT Holdings, LLC will be correspondingly increased.

SELLING STOCKHOLDERS

Subject to the applicable lock-up periods described above, the selling stockholders named below may offer to sell from time to time pursuant to this prospectus up to an aggregate of 853,719 Class A Shares. The table below describes each selling stockholder’s beneficial ownership of our Class A Shares and Class B Shares (i) as of the date of this prospectus and (ii) assuming each selling stockholder has exchanged all JGWPT Common Interests currently beneficially owned by it that are fully saleable under the lock-up agreement for the equivalent number of Class A Shares and resold all such Class A Shares pursuant to this prospectus.

Each Class A Share is entitled to one vote per share on all matters submitted to a vote of our stockholders. Each Class B Share is entitled to ten votes per share on all matters submitted to a vote of our stockholders. Each holder of JGWPT Common Interests, other than PGHI Corp., was issued a corresponding number of Class B Shares in connection with our IPO. Upon the exchange of JGWPT Common Interests for Class A Shares, the holder must simultaneously deliver a corresponding number of Class B Shares to JGWPT Holdings, LLC for redemption by us. The Class B Shares surrendered by the exchanging holder will be redeemed for their $0.00001 value per share and cancelled.

Information concerning the selling stockholders may change from time to time. Any changes to the information provided below will be set forth in a supplement to this prospectus if and when necessary.

Beneficial Ownership Prior to this Offering(1)						Beneficial Ownership After this Offering(1) (2)
Name and Address of Selling Stockholder (3)	Number of Class A Shares	Number of Class B Shares	Percentage of Class A Shares	Percentage of Class B Shares	Number of Class A Shares that may be sold in this Offering	Number of Class A Shares	Number of Class B Shares	Percentage of Class A Shares	Percentage of Class B Shares
EUGENE DAVIS(4)	—	7,344	—	0.05%	2448	—	4,896	—	0.04%
ALFRED J. DE LEO (DIRECTOR)	—	7,344	—	0.05%	2448	—	4,896	—	0.04%
CANDLEWOOD SPECIAL SITUATIONS FUND L.P.	—	791,974	—	5.65%	263991	—	527,983	—	4.01%
THE ROYAL BANK OF SCOTLAND PLC	—	476,753	—	3.40%	158918	—	317,835	—	2.42%
DLJ MERCHANT BANKING FUNDING, INC.	—	324,288	—	2.32%	108096	—	216,192	—	1.64%
R3 CAPITAL PARTNERS MASTER, L.P.	—	214,311	—	1.53%	71437	—	142,874	—	1.09%
SFR SUBSIDIARY, LLC	—	65,882	—	0.47%	21961	—	43,921	—	0.33%
FRA SUBSIDIARY, LLC	—	51,470	—	0.37%	17157	—	34,313	—	0.26%
JGW RESTRUCTURING HOLDINGS (LONG3), LLC	—	48,472	—	0.35%	16157	—	32,315	—	0.25%
BLW SUBSIDIARY, LLC	—	42,621	—	0.30%	14207	—	28,414	—	0.22%
DSU SUBSIDIARY, LLC	—	38,792	—	0.28%	12931	—	25,861	—	0.20%
BGT SUBSIDIARY, LLC	—	36,842	—	0.26%	12281	—	24,561	—	0.19%
NOMURA US ATTRACTIVE YIELD CORP FUND	—	35,351	—	0.25%	11784	—	23,567	—	0.18%
ARK SUBSIDIARY, LLC	—	30,991	—	0.22%	10330	—	20,661	—	0.16%
WHITEHORSE V	—	29,256	—	0.21%	9752	—	19,504	—	0.15%
JGW RESTRUCTURING HOLDINGS (BSIS V), LLC	—	21,798	—	0.16%	7266	—	14,532	—	0.11%
CANDLEWOOD CREDIT VALUE FUND II, L.P.	—	20,083	—	0.14%	6694	—	13,389	—	0.10%

Beneficial Ownership Prior to this Offering(1)						Beneficial Ownership After this Offering(1) (2)
Name and Address of Selling Stockholder (3)	Number of Class A Shares	Number of Class B Shares	Percentage of Class A Shares	Percentage of Class B Shares	Number of Class A Shares that may be sold in this Offering	Number of Class A Shares	Number of Class B Shares	Percentage of Class A Shares	Percentage of Class B Shares
CCVF JGW LLC	—	20,083	—	0.14%	6694	—	13,389	—	0.10%
OCEAN TRAILS II TAX SUBSIDIARY	—	19,432	—	0.14%	6477	—	12,955	—	0.10%
VENTURE IX CDO LIMITED	—	19,432	—	0.14%	6477	—	12,955	—	0.10%
VENTURE VIII CDO LIMITED	—	19,432	—	0.14%	6477	—	12,955	—	0.10%
OWS II BLOCKER I CORP	—	14,628	—	0.10%	4876	—	9,752	—	0.07%
CARLYLE JG WENTWORTH BLOCKER LLC	—	68,121	—	0.49%	22707	—	45,414	—	0.35%
JGW RESTRUCTURING HOLDINGS (BSIS IV), LLC	—	14,556	—	0.10%	4852	—	9,704	—	0.07%
JGW RESTRUCTURING HOLDINGS (BSIS), LLC	—	14,556	—	0.10%	4852	—	9,704	—	0.07%
LATITUDE CLO I	—	9,752	—	0.07%	3251	—	6,501	—	0.05%
LATITUDE CLO II	—	9,752	—	0.07%	3251	—	6,501	—	0.05%
LATITUDE CLO III	—	9,752	—	0.07%	3251	—	6,501	—	0.05%
OCEAN TRAILS CLO III TAX SUBSIDIARY I	—	9,752	—	0.07%	3251	—	6,501	—	0.05%
RESERVOIR MASTER FUND, LP	—	9,752	—	0.07%	3251	—	6,501	—	0.05%
REGENTS OF UNIVERSITY OF CALIFORNIA	—	7,314	—	0.05%	2438	—	4,876	—	0.04%
CALPERS	—	6,583	—	0.05%	2194	—	4,389	—	0.03%
GMAM GROUP PENSION TRUST II	—	4,913	—	0.04%	1638	—	3,275	—	0.02%
JGW RESTRUCTURING HOLDINGS (MAG V), LLC	—	4,876	—	0.03%	1625	—	3,251	—	0.02%
OWS I BLOCKER I CORP	—	4,876	—	0.03%	1625	—	3,251	—	0.02%
JEFFERIES LEVERAGED CREDIT PRODUCTS LLC	—	48,805	—	0.35%	16268	—	32,537	—	0.25%
STICHTING PENSIONENFONDS HOOGOVENS	—	1,219	—	0.01%	406	—	813	—	0.01%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares. In calculating the number of shares beneficially owned by each selling stockholder prior to and after this offering, we have based our calculations on 11,583,929 Class A Shares and 18,366,135 Class B Shares, in each case outstanding as of January 17, 2014.
(2)	Assumes the sale of all Class A Shares offered by the selling stockholder pursuant to this prospectus.
(3)	Unless otherwise noted, the address for each beneficial owner listed on the table is 201 King of Prussia Road, Radnor, Suite 501, Pennsylvania 19087-5148.
(4)	Mr. Davis was previously on our board of directors, but resigned from the board on November 5, 2013.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of Class A Shares upon the exchange of JGWPT Common Interests by the selling stockholders or from the sale by the selling stockholders of any such Class A Shares pursuant to this prospectus.

DIVIDEND POLICY

The declaration and payment of future dividends to holders of Class A Shares and Class C Shares will be at the discretion of our board of directors and will depend on many factors, including our financial condition, earnings, legal requirements, restrictions in our debt agreements and other factors our board of directors deems relevant. Except in respect of any tax distributions we receive from JGWPT Holdings, LLC, if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to each of our holders of Class A Shares and Class C Shares. See “Risk Factors—We are a holding company with no operations and will rely on our operating subsidiaries to provide us with funds necessary to meet our financial obligations and to pay dividends.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents the historical consolidated financial data for J.G. Wentworth, LLC and its subsidiaries. J.G. Wentworth, LLC is our predecessor for financial reporting purposes. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2012 and 2011 set forth below are derived from the audited consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. The consolidated statement of operations data for the nine months ended September 30, 2013 and 2012 and the consolidated balance sheet data as of September 30, 2013 are derived from the unaudited condensed consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries included in this prospectus. In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

The results of operations for the periods presented below are not necessarily indicative of the results to be expected for any future period and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year. The information set forth below should be read together with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and the consolidated financial statements and the accompanying notes included elsewhere in this prospectus.

The financial statements of JGWPT Holdings Inc. have not been presented in this Selected Historical Consolidated Financial Data as it is a newly incorporated entity, had no business transactions or activities to date and had no assets or liabilities during the periods presented in this section.

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2011	2013	2012
	(in thousands)
Statement of Operations Data
Revenues:
Interest income	$177,748	$142,697	$126,293	$132,515
Unrealized gains on VIE and other finance receivables, long-term debt, and derivatives	270,787	127,008	214,068	188,621
(Loss)/gain on swap termination, net	(2,326)	(11,728)	351	(457)
Servicing, broker and other fees	9,303	7,425	3,691	7,580
Other	(856)	816	(57)	384
Realized loss on notes receivable, at fair market value	—	—	(1,862)	—
Realized and unrealized gains (losses) on marketable securities, net	12,741	(12,953)	10,523	12,549
Total revenue	$467,397	$253,265	$353,007	$341,192

Expenses:
Advertising	$73,307	$56,706	$51,665	$56,232
Interest expense	158,631	123,015	139,974	118,932
Compensation and benefits	43,584	34,635	32,494	32,674
General and administrative	14,913	12,943	14,881	10,565
Professional and consulting	15,874	14,589	13,906	10,936
Debt prepayment and termination	—	9,140	—	—
Debt issuance	9,124	6,230	5,655	5,968
Securitization debt maintenance	5,208	4,760	4,526	3,736
Provision for losses on finance receivables	3,805	727	4,374	1,887
Depreciation and amortization	6,385	3,908	4,231	4,735
Installment obligations expense (income), net	17,321	(9,778)	12,820	15,018
Total expenses	$348,152	$256,875	$284,526	$260,683

	Year Ended December 31,		Nine Months Ended September 30,
	2012	2011	2013	2012
	(in thousands)
Income (loss) before taxes	$119,245	$(3,610)	$68,841	$80,509
Provision for (benefit from) income taxes	(227)	(345)	1,301	(353)
Net income (loss)	119,472	(3,265)	67,180	80,862
Less non-controlling interest in earnings of affiliate	$2,731	$660	$—	$2,731
Net income (loss) attributable to J.G. Wentworth, LLC	$116,741	$(3,925)	$67,180	$78,131
	As of December 31,		As of September 30,
	2012	2013	2013
Balance Sheet Data
Assets:
Cash and cash equivalents	$103,137	$70,171	$39,355
Restricted cash and investments	$112,878	$155,361	$107,995
VIE and other finance receivables, at fair market value*	$3,615,188	$3,041,090	$3,888,893
VIE and other finance receivables, net of allowance for losses*	$150,353	$157,560	$133,505
Total assets	$4,298,597	$3,764,378	$4,497,067

Liabilities:
Term loan payable	$142,441	$171,519	$556,422
VIE borrowings under revolving credit facilities and other similar borrowings	$27,380	$82,404	$49,168
VIE long-term debt	$162,799	$164,616	$154,020
VIE long-term debt issued by securitization and permanent financing trusts at fair market value	$3,229,591	$2,663,873	$3,437,861

Total liabilities	$3,855,779	$3,421,395	$4,459,071
Member’s capital	$442,818	$342,983	$37,996
Total liabilities & member’s capital	$4,298,597	$3,764,378	$4,497,067

*	VIE finance receivables pledged as collateral to credit and long-term debt facilities for year ended December 31, 2012 and nine months ended September 30, 2013.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our unaudited condensed consolidated financial statements and the related notes included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” and the “Special Note Regarding Forward-Looking Statements” sections of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. (Dollars are in thousands, unless otherwise noted.)

Financial Statement Presentation

On November 14, 2013, we consummated our IPO pursuant to which we sold 11,212,500 of our Class A Shares (including all 1,462,500 Class A Shares subject to the overallotment option granted to the underwriters). We used the $141.4 million in aggregate net proceeds of the offering to purchase 11,212,500 JGWPT Common Interests, representing 37.9% of the outstanding membership interests of JGWPT Holdings, LLC. The cash proceeds received by JGWPT Holdings, LLC were used to repay $123 million of term loan indebtedness and the remainder was used for general corporate purposes. Concurrently with the consummation of the offering, (i) the operating agreement of JGWPT Holdings, LLC was amended and restated such that, among other things, JGWPT Holdings Inc. became the sole managing member of JGWPT Holdings, LLC and (ii) the related formation transactions described in “Our Structure and Formation Transactions” were consummated. Accordingly, as of and subsequent to November 14, 2013, JGWPT Holdings Inc. has consolidated the financial results of JGWPT Holdings, LLC with its own and reflected the remaining 62.1% interest in JGWPT Holdings, LLC as a non-controlling interest in its consolidated financial statements. Therefore, this prospectus presents the following financial statements:

(1) the consolidated financial statements of J.G. Wentworth, LLC and subsidiaries as of December 31, 2012 and 2011 and September 30, 2013 (unaudited) and for the years ended December 31, 2012 and 2011 and for the three and nine months ended September 30, 2012 and 2013 (unaudited). J.G. Wentworth, LLC is the predecessor of JGWPT Holdings Inc. for financial reporting purposes; and

(2) the unaudited balance sheet of JGWPT Holdings Inc. as of September 30, 2013. Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows for JGWPT Holding Inc. have not been presented because there were no activities in this entity in the period presented;

J.G. Wentworth, LLC is the predecessor of the issuer, JGWPT Holdings Inc., for financial reporting purposes. The consolidated statement of operations data for each of the years in the two-year period ended December 31, 2012 and the consolidated balance sheet data as of December 31, 2012 and 2011 included in this prospectus are derived from the audited consolidated financial statements of J.G. Wentworth, LLC and its subsidiaries contained herein.

In the opinion of our management, such unaudited financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results for those periods.

Overview

We are a leading direct response marketer that provides liquidity to our customers by purchasing structured settlement, annuity and lottery payment streams and interests in the proceeds of legal claims in the United States. We securitize or sell the payment streams that we purchase in transactions that are structured to generate cash proceeds to us that exceed the purchase price we paid for those payment streams. We have developed our market leading position as a purchaser of structured settlement payments through our highly recognizable brands and multi-channel direct response marketing platform.

Structured settlements are financial tools used by insurance companies to settle claims on behalf of their customers. They are contractual arrangements under which an insurance company agrees to make periodic payments to an individual as compensation for a claim typically arising out of a personal injury. The structured settlement payments we purchase have long average lives of more than ten years and cannot be prepaid.

We serve the liquidity needs of structured settlement payment holders by providing our customers with cash in exchange for a certain number of fixed scheduled future payments. Customers desire liquidity for a variety of reasons, including debt reduction, housing, automotive, business opportunities, education and healthcare costs. Since 1995, we have purchased over $9.4 billion of structured settlement payment streams and have completed 37 asset-backed securitizations totaling over $5.1 billion in issuance.

For each of the historical periods presented herein, revenues by our major products are described below.

•	Revenue generated from our structured settlement payment purchasing business was $416 million and $248 million for the years ended December 31, 2012 and 2011, and $311.0 million and $301.4 million for the nine months ended September 30, 2013 and 2012, respectively.
•	Revenue generated from our annuity payment purchasing business was $10 million and $6 million for the years ended December 31, 2012 and 2011, and $8.5 million and $6.7 million for the nine months ended September 30, 2013 and 2012, respectively.
•	Revenue (loss) generated from our lottery payment purchasing business was $27 million and ($8 million) for the years ended December 31, 2012 and 2011, and $24.1 million and $22.6 million for the nine months ended September 30, 2013 and 2012, respectively.
•	Revenue from our pre-settlement funding business was $14 million and $7 million for the years ended December 31, 2012 and 2011, and $9.4 million and $10.4 million for the nine months ended September 30, 2013.

We act as an intermediary that identifies, underwrites and purchases individual payment streams from our customers, aggregates the payment streams and then finances them in the institutional market at financing rates that are below our cost to purchase the payment streams. We purchase future payment streams from our customers for a single up-front cash payment. Such payment is based upon a discount rate that is negotiated with each of our customers. We fund our purchases of payment streams with low cost short and long-term non-recourse financing. We initially fund our purchase of structured settlement payments, annuities and lotteries through committed warehouse lines. Our guaranteed structured settlement, annuity and lottery warehouse facilities totaled $750 million at December 18, 2013. We intend to undertake a sale or securitization of these assets approximately three times per year, subject to our discretion, in transactions that generate excess cash proceeds over the purchase price we paid for those assets and the amount of warehouse financing used to fund that purchase price. We finance the purchase of other payment steams using a combination of other committed financing sources and our operating cash flow.

Because our purchase and financing of periodic payment streams is undertaken on a positive cash flow basis with minimal retained risk, we view our ability to purchase payment streams as key to our business model. Another key feature of our business model is our ability to aggregate payment streams from many individuals and from a well-diversified base of payment counterparties. We continuously monitor the efficiency of marketing expenses and the hiring and training of personnel engaged in the purchasing process.

Results of Operations

Comparison of Consolidated Results for the Years Ended December 31, 2012 and 2011

Our results of operations for the year ended December 31, 2011 include the results of operations from our July 2011 merger with Orchard Acquisition Company, LLC and its subsidiaries, which we refer to as the Peachtree Merger, from July 12, 2011, which was the date of consummation of the merger. Our results of operations for the year ended December 31, 2012 include the results of operations from the Peachtree Merger for the full period.

Revenues

Revenues increased by $214.1 million, or 84.5%, to $467.4 million for the year ended December 31, 2012 from $253.3 million for the year ended December 31, 2011, due primarily to the Peachtree Merger and a lower interest rate environment. The average interest rate of our securitizations was 5.12% for the year ended December 31, 2011, versus 4.45% for the year ended December 31, 2012. Unrealized gains on finance receivables, long-term debt, and derivatives was $270.8 million for the year ended December 31, 2012, an increase of $143.8 million, or 113.2%, from $127.0 million for the year ended December 31, 2011 due to the Peachtree Merger (approximately 56%), as well as funding volume increases (approximately 5%) and a lower interest rate environment (approximately 39%) which increased the net carrying value of our VIE and other finance receivables at fair market value and long-term debt at fair market value. Interest income increased $35.1 million, or 24.6%, to $177.7 million for the year ended Decem ber 31, 2012, from $142.7 million for the year ended December 31, 2011, mainly as a result of increased accretion income on securitized assets from the Peachtree Merger as well as additional interest accretion from 2012 payment stream purchases. Servicing, broker, and other fees revenue increased 25.3% to $9.3 million for the year ended December 31, 2012, from $7.4 million for the year ended December 31, 2011, resulting mainly from the Peachtree Merger. Realized and unrealized gains on marketable securities, net, increased $25.7 million from a loss of $13.0 million for the year ended December 31, 2011, to a gain of $12.7 million for the year ended December 31, 2012. This increase was offset by a corresponding increase in installment obligations expense, net. These amounts relate to the marketable securities and installment obligations payable items on our consolidated balance sheet. The marketable securities are owned by us, but are held to fully offset our installment obligation liability and therefore increases or decreases in marketable securities will have no impact on our net income.

Operating Expenses

Total expenses for the year ended December 31, 2012 were $348.2 million, an increase of $91.3 million, or 35.5%, from $256.9 million for the year ended December 31, 2011, due primarily to the Peachtree Merger, partially offset by decreases from synergies realized through the Peachtree Merger, such as reductions in compensation and general and administrative expense. Advertising expenses, including direct mail, television, internet, radio, and other related expenses, increased 29.3% to $73.3 million for the year ended December 31, 2012, from $56.7 million for the year ended December 31, 2011, as a result of the Peachtree Merger as well as continued investment to increase awareness of our core product offerings. Interest expense, which includes interest on our securitization debt, warehouse facilities, and credit facility, increased 29.0% to $158.6 million for the year ended December 31, 2012, from $123.0 million for the year ended December 31, 2011. This increase was driven by the additional securitizations and term loan debt acquired in the Peachtree Merger and an increase in our warehouse facility capacity during 2012, offset in part by decreases in rates on the securitizations completed during 2012. Compensation and benefits increased 25.8% to $43.6 million for the year ended December 31, 2012, compared to $34.6 million for the year ended December 31, 2011, driven by increased costs related to retained employees from the Peachtree Merger, as well as an increase in costs to accommodate our growth and transaction volumes. General and administrative costs increased $2.0 million, or 15.2%, to $14.9 million for the year ended December 31, 2012, from $12.9 million for the year ended December 31, 2011, and professional and consulting costs increased $1.3 million, or 8.8%, to $15.9 million for the year ended December 31, 2012, from $14.6 million for the year ended December 31, 2011, due primarily to the impact of a full year of the Peachtree Merger. Installment obligations expense, net, increased $27.1 million to $17.3 million for the year ended December 31, 2012, from a gain of $9.8 million for the year ended December 31, 2011, offsetting the increase in realized and unrealized gains on marketable securities, net, which is included in revenues.

Income (loss) before taxes

Income before taxes for the year ended December 31, 2012 was $119.2 million, compared to a loss of ($3.6) million for the year ended December 31, 2011. This includes the benefit of a lower interest rate environment and a full year of results of operations from the Peachtree Merger, as compared to the period from July 12, 2011 (the date of the consummation of the Peachtree Merger) to December 31, 2011.

Income Taxes

We and the majority of our subsidiaries operate in the U.S. as non-income tax paying entities, and are treated as pass-through entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of our wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state income tax. As non-income tax paying entities, the majority of our net income or loss is included in the individual or corporate returns of JGWPT Holdings, LLC’s members. The current and deferred taxes relate only to our income tax-paying corporate entities.

Net income (loss) attributable to J.G. Wentworth, LLC

Net income attributable to J.G. Wentworth, LLC for the year ended December 31, 2012 was $116.7 million, an increase of $120.7 million from a loss of $3.9 million for the year ended December 31, 2011. The primary drivers were due to a lower interest rate environment impacting the value of our finance receivables as well as the results from the Peachtree Merger. See explanation under “Income (loss) before taxes” above.

Comparison of Consolidated Results for the Nine Months ended September 30, 2013 and 2012

Revenues

Revenues for the nine months ended September 30, 2013 were $353.0 million, an increase of $11.8 million, or 3.5%, from $341.2 million for the nine months ended September 30, 2012. The increase in revenues is primarily attributable to funding volume increases, in addition to a more favorable interest rate environment for much of the nine month period. Interest income for the nine months ended September 30, 2013 was $126.3 million, a decrease of $6.2 million, or 4.7%, from $132.5 million for the nine months ended September 30, 2012, due to lower interest rates. Unrealized gains on VIE and other finance receivables, long-term debt, and derivatives was $214.1 million, an increase of $25.5 million from $188.6 million for the nine months ended September 30, 2012, due to a lower interest rate environment which impacts the fair value of our VIE and other finance receivables, long-term debt, and derivatives. Realized and unrealized gain on marketable securities, net, was $10.5 million for the nine months ended September 30, 2013, a decrease of $2.0 million from $12.5 million for the nine months ended September 30, 2012. This decrease was offset by a corresponding decrease in installment obligations expense, net. These amounts relate to the marketable securities and installment obligations payable items on our consolidated balance sheet. The marketable securities are owned by us, but are held to fully offset our installment obligations liability; therefore, increases or decreases in marketable securities will have no impact on our net income.

Operating Expenses

Total expenses for the nine months ended September 30, 2013 were $284.5 million, an increase of $23.8 million, or 9.1%, from $260.7 million for the nine months ended September 30, 2012. Advertising expense, which consists of our marketing costs including direct mail, television, internet, radio, and other related expenses, decreased 8.1% to $51.7 million for the nine months ended September 30, 2013, from $56.2 million for the nine months ended September 30, 2012, primarily due to the timing of our advertising initiatives. Interest expense, which includes interest on our securitization debt, warehouse facilities and credit facility, increased 17.7% to $140.0 million for the nine months ended September 30, 2013, from $118.9 million for the nine months ended September 30, 2012, due primarily to the larger principal balance on our term loan. Compensation and benefits expense was largely unchanged at $32.5 million for the nine months ended September 30, 2013, compared to $32.7 million for the nine months ended September 30, 2012, due to employee severance cost offsetting cost savings associated with the downsizing of the Boynton Beach office. General and administrative costs increased $4.3 million to $14.9 million for the nine months ended September 30, 2013, from $10.6 million for the nine months ended September 30, 2012, and professional and consulting costs increased $3.0 million to $13.9 million for the nine months ended September 30, 2013 from $10.9 million for the nine months ended September 30, 2012, in each case due to overall growth in our business, outside legal fees, and costs associated with the expansion of our office space, such as rent expense.

Restructure Expense

In April 2013, we announced our intention to restructure our Boynton Beach office. In connection with the announcement, we recorded a restructure charge of $3.2 million for, primarily, severance and related expenses. The $3.2 million charge for the nine months ended September 30, 2013 was recorded in the following condensed consolidated statement of operations line items: compensation and benefits, $2.8 million, and general and administrative, $0.4 million. The associated workforce reductions were substantially completed during the nine months ended September 30, 2013 and the remaining actions are expected to be completed by December 31, 2013.

Income Before Taxes

For the nine months ended September 30, 2013, we earned income before taxes of $68.5 million, a decrease of 14.9%, or $12.0 million, from $80.5 million for the nine months ended September 30, 2012, primarily due to higher expenses offsetting increased revenue from funding volume increases and a more favorable interest rate environment.

Income Taxes

We and the majority of our subsidiaries operate in the U.S. as non-income tax paying entities, and are treated as pass-through entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of our wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state income tax. As non-income tax paying entities, the majority of our net income or loss is included in the individual or corporate returns of JGWPT Holdings, LLC’s members. The current and deferred taxes relate only to our income tax-paying corporate entities.

Net Income Attributable to J.G. Wentworth, LLC

Net income attributable to J.G. Wentworth, LLC for the nine months ended September 30, 2013 was $67.2 million, a decrease of $10.9 million, or 14.0%, from $78.1 million for the nine months ended September 30, 2012, due to the reasons noted above.

Liquidity and Capital Resources

Cash Flows from Operating Activities

Cash used in operating activities was $225.7 million for the year ended December 31, 2012, a decrease of $71.0 million from the $296.8 million of cash used in operating activities for the year ended December 31, 2011. The decrease in cash used in operating activities was driven primarily by a $122.7 million increase in net income due to a favorable interest rate environment and the Peachtree Merger, a $137.6 million increase in collections of finance receivables due to increasing portfolio balances and a $106.0 million increase in the change in restricted cash and investments driven by the timing of securitization financing. These factors were partially offset by a $143.8 million net increase in cash used in operating activities resulting from changes in unrealized gains/losses on finance receivables, long-term debt, and derivatives, an $87.7 million increase in purchases of finance receivables and a $64.8 million increase related to the accretion of interest income and interest expense.

Net cash used in operating activities was $233.0 million and $149.9 million for the nine months ended September 30, 2013 and 2012, respectively. The $83.1 million increase in net cash used in operating activities was primarily driven by a $30.3 million increase in the purchase of finance receivables, a $41.4 million reduction in the change in restricted cash and investments due to the timing of our securitizations in 2013, and a $13.7 million decrease in net income which was driven primarily by higher operating expenses.

Cash Flows from Investing Activities

Cash used in investing activities for the year ended December 31, 2012 was $4.3 million as compared to cash provided by investing activities of $15.5 million for the year ended December 31, 2011. The primary drivers for the difference between the periods was the $11.6 million in cash acquired from the Peachtree Merger in July 2011 and the $5.0 million note receivable from an affiliate executed in 2012.

Net cash provided by investing activities was $4.9 million for the nine months ended September 30, 2013 compared to $3.8 million of net cash used in investing activities for the nine months ended September 30, 2012. The $8.7 million increase was primarily driven by (i) the issuance of a note receivable to an affiliate during the nine months ended September 30, 2012, and (ii) the subsequent collection of the note receivable from an affiliate during the nine months ended September 30, 2013.

Cash Flows from Financing Activities

Cash provided by financing activities for the year ended December 31, 2012 was $263.0 million, a decrease of $30.4 million from the $293.4 million in cash provided by financing activities for the year ended December 31, 2011. The decrease was primarily driven by an $84.2 million increase in net repayments on our revolving credit facility due to increased purchases of finance receivables, a $24.5 million increase in repayments under our term loan due to strong cash conversion, and a $17.4 million increase in distributions to noncontrolling interest investors. These amounts were partially offset by a $95.1 million increase in long-term debt resulting from favorable interest rates and increased purchase volume.

Cash provided by financing activities was $164.4 million and $156.6 million for the nine months ended September 30, 2013 and 2012, respectively. The increase of $7.8 million was primarily driven by the new credit facility entered into during the nine months ended September 30, 2013 which generated proceeds of $557.2 million. In connection with the new facility, cash distributions of $459.6 million of members’ capital and an increase of $122.4 million in repayments under our term loans were made during the nine months ended September 30, 2013.

Additional drivers of the increase in cash provided by financing activities during the nine months ended September 30, 2013 was a $44.4 million decrease in cash usage resulting from the net impact of our revolving credit facilities and a $10.4 million increase in cash usage associated with the repayment of our long-term debt and derivatives.

Funding Sources

We utilize a number of different funding sources to finance our different business lines. These sources are targeted to allow us to maximize our cash proceeds from the different assets that we purchase.

Structured Settlements and Annuities

We finance our guaranteed structured settlement and annuity payment stream purchases through four separate warehouse facilities with $750 million of aggregate capacity: (i) a $300 million syndicated warehouse facility with Barclays and Natixis with a revolving period that ends in July 2016; (ii) a $50 million warehouse facility with Deutsche Bank with a revolving period that ends in October 2016; (iii) a $100 million warehouse facility with PartnerRe with a two-year evergreen feature, that requires the lender to give us 24 months’ notice prior to terminating the facility’s revolving line of credit; and (iv) a $300 million warehouse facility with Credit Suisse entered into in November 2013 with a revolving period that ends in November 2016. Subsequent to the expiration or termination of their respective revolving lines of credit, each of our warehouse facilities has an amortization period of between 18 and 24 months before the final maturity, allowing us time to exit or refinance the warehouse facility after the revolving period has ended.

Our warehouse facilities are structured with advance rates that range from 92.5% to 95.5% and discount rates that range from 7.5% to 9.2%. The discount rate is either fixed over the term of the facility or is based on a fixed spread over a floating swap rate, which we then fix through interest rate swaps at the time of the borrowing. The discount rate is used to discount the payment streams we have purchased, and these discounted payment streams are then multiplied by the advance rate to determine the amount of funds that are available to us under the warehouse facilities. Our purchases of structured settlement and annuity payment streams are at higher discount rates than the discount rates applied to those payment streams under the warehouse facilities. As a result, the funds available to be drawn under our warehouse facilities exceed the purchase price for the payment streams we purchase. This excess cash is used to support our business and cover a portion of our operating expenses.

We undertake non-recourse term securitizations once we have aggregated in our warehouse facilities a sufficient aggregate value of structured settlement and annuity payment streams to undertake a securitization. At the close of each such securitization, the outstanding amount under each of the warehouse facilities is repaid. The amount of net proceeds we receive from securitizations is typically in excess of the amount of funds required to repay the warehouse facilities, resulting in a positive cash flow at the time of securitization. We completed three securitizations in 2012 and three securitizations in 2013 and we intend, subject to market conditions, management discretion and other relevant factors, to continue to undertake approximately three securitizations per year in the future. The counterparties to the structured settlement and annuity payment streams we purchase have mostly investment grade credit ratings. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased were rated “A3” or better by Moody’s. This reduced credit risk, together with the long weighted average life and low pre-payment risk, results in a desirable asset class that can be securitized and sold in the asset-backed security market. Since 1997, our securitization entities have undertaken over $5.1 billion in total issuance volume, representing $8.1 billion of payment streams over 37 securitizations.

Life Contingent Structured Settlements and Life Contingent Annuities

We finance our purchases of life contingent structured settlement and life contingent annuity payment streams through a committed permanent financing facility with PartnerRe with a capacity of $50 million. This facility allows us to purchase life contingent structured settlement and life contingent annuity payment streams without assuming any mortality risk. This facility is structured as a permanent facility, whereby the life contingent structured settlement and life contingent annuity payment streams we purchase are financed for their entire life and remain within the facility until maturity. The payment streams purchased are funded at a fixed advance rate of 94%, while the discount rate used to value the payment streams is variable, depending on the characteristics of the payment streams. The life contingent structured settlement and life contingent annuity payment streams that we purchase are discounted at a higher rate than the discount rates applied to those payment streams under the committed permanent financing facility, with the result that the funds available to be drawn under the facility exceed the purchase price for the payment streams we purchase. This positive cash flow is used to support our business and cover a portion of our operating expenses.

Lotteries

Historically, we have funded the purchase of lottery payment streams through non-recourse financing as well as a diversified institutional funding base of more than five institutional investors who purchase lottery payment streams directly from us. These investors are either insurance companies or asset managers. Lottery payment streams are purchased by the investors and the transactions are structured as an asset sale to the investor. We earn the difference between the discount rate at which we purchase the lottery payment stream from the lottery prizewinner and the discount rate at which we sell the lottery payment stream to the investor.

Recently, we have also been purchasing lottery payment streams utilizing our own balance sheet and we have structured one of our guaranteed structured settlement and annuity warehouse facilities to allow us to finance lottery payment streams. This allows us to aggregate a pool of such payment streams that we subsequently securitize together with structured settlement and annuity payment streams. Lottery payment streams were included in our last three securitizations during 2013 and we intend to continue to securitize lottery payment streams in the future. We believe that our ability to securitize lottery payment streams has the potential to assist us to achieve an industry-leading cost of capital and to drive our future growth in this asset class.

Pre-Settlement Funding

We finance our pre-settlement funding through a revolving credit facility with Capital One Bank. The facility, which was amended in October 2013, currently has $35 million of capacity and is structured with a revolving period that ends in December 2014 and a subsequent 24 month amortization period. The advance rate applicable to pre-settlement funding financed through the facility is 84%. Due to the shorter duration of pre-settlement funding, we do not require a facility with as large a capacity as for the other asset types above, as the pre-settlement funding transactions revolve more frequently. Positive cash flow is typically generated from the difference between the amount of proceeds we receive on settlement and the amount funded to the plaintiff.

As a result of the positive cash flow generated by our structured settlement and annuity warehouse facilities and securitization program, our life contingent structured settlement and life contingent annuity permanent financing facility, our sale or securitization of lottery payment streams and our pre-settlement funding, we currently do not require additional external capital resources to operate our business.

Term Loan

We have a widely syndicated (i) $572.5 million senior secured term loan, held by our wholly-owned subsidiary Orchard Acquisition Company LLC, which requires quarterly principal payments equal to 0.25% of the original term loan balance of $575 million and that matures in February 2019, and (ii) a $20 million revolving commitment that matures in August 2017. On December 6, 2013, we repaid $123.0 million of our senior secured term loan with proceeds from our IPO, reducing the outstanding amount of our senior secured loan to $449.5 million immediately after repayment. In connection with the repayment, we amended the terms governing the loan to reduce the applicable margin from 6.5% to 5.0% for Base Rate Loans and from 7.5% to 6.0% for Eurodollar Loans and reduce the interest rate floor from 2.5% to 2.0% for Base Rate Loans and from 1.5% to 1.0% for Eurodollar Loans. No changes were made to the financial covenants contained in the credit agreement and as a result of the repayment, no further principal payments are required to be made on the senior secured term loan until its maturity in February 2019. The revolving commitment has the same interest rate terms as the senior secured term loan.

Residual Financing

We have a $70 million term loan residual financing facility with a financial institution. This facility is secured by 22 of our securitization residuals and is structured with a $56 million A1 Note due in September 2018 and a $14 million A2 Note due in September 2019. Both notes have interest rates of 8% with a step-up to 9% starting in September 2014. Starting September 2014 the A1 Note will have a minimum annual note pay down of $5.5 million and the A2 Note will have a minimum annual note pay down of $2 million.

Securitization Debt

Effective January 1, 2010, upon consolidation of our securitization-related special purpose entities, we elected fair value treatment under ASC 825 to measure the VIE long-term debt issued by securitization and permanent financing trusts and related VIE finance receivables. We have determined that measurement of the VIE long-term debt issued by securitization and permanent financing trusts at fair value better correlates with the value of the VIE finance receivables held by SPEs, which are held to provide the cash flow for the note obligations. The VIE debt issued by SPEs is non-recourse to other subsidiaries. Certain of our subsidiaries continue to receive fees for servicing the securitized assets which are eliminated in consolidation. In addition, the risk to our non-SPE subsidiaries from SPE losses is limited to cash reserve and residual interest amounts.

Initial Public Offering

On November 14, 2013, we consummated our IPO, in which we sold 11,212,500 of our Class A Shares to the public (including 1,462,500 Class A Shares sold pursuant to the full exercise of an overallotment option granted to the underwriters that was consummated on December 11, 2013). The aggregate net proceeds received from the offering were $141.4 million. We used $123 million of the net proceeds to repay a portion of our term loan, with the remainder used for general corporate purposes.

Other Financing

We maintain other permanent financing arrangements that have been used in the past for longer term funding purposes. Each of these arrangements has assets pledged as collateral, the cash flows from which are used to satisfy the loan obligations. These other financing arrangements are more fully described in the J.G. Wentworth, LLC consolidated financial statements in this prospectus.

Short-Term Liquidity Needs

Our liquidity needs over the next 12 months are expected to be provided through the excess cash generated by our structured settlement, annuity, and lottery payment stream warehouse facilities, life contingent structured settlement and annuity permanent financing facilities as well as our lottery program. Our securitization program for structured settlements, annuities and lottery payment streams also is expected to provide for both a replenishment of our warehouse capacity as well as excess cash to operate the business and make interest payments. However, there can be no assurances that we will be able to continue to securitize our payment streams at favorable rates or obtain financing through borrowing or other means.

Long-Term Liquidity Needs

Our most significant needs for liquidity beyond the next 12 months is the repayment of the principal amount of our outstanding senior secured term loan as well as the repayment of our residual financing facility. We used a portion of the net proceeds of the IPO to repay a portion of our senior secured term loan. We expect to meet our remaining long-term liquidity needs through excess cash flow generated through our securitization program. However, there can be no assurances that we will be able to continue to securitize our payment streams at favorable rates or obtain financing through borrowing or other means.

As a consequence of the initial sales and any future exchanges of JGWPT Common Interests for our Class A Shares or Class C Shares, we may increase our share of the tax basis of the assets then owned by JGWPT Holdings, LLC. Any such increase in tax basis is anticipated to allow us the ability to reduce the amount of future tax payments to the extent that we have future taxable income. We are obligated, pursuant to our tax receivable agreement with all Common Interestholders who hold in excess of approximately 1% of the JGWPT Common Interests as of immediately prior to our IPO, to pay to such Common Interestholders, 85% of the amount of income tax we save for each tax period as a result of the tax benefits generated from the initial sales and any subsequent exchange of JGWPT Common Interests for our Class A Shares or Class C Shares and from the use of certain tax attributes. We expect to fund these long-term requirements under the tax receivable agreement with tax distributions received from JGWPT Holdings, LLC and, if necessary, loans from JGWPT Holdings, LLC.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments (excluding interest rate swaps which are discussed in “Derivatives and Other Hedging Instruments”) as of December 31, 2012, and the future periods in which such obligations are expected to be settled in cash. The table also reflects the timing of principal and interest payments on outstanding debt based on scheduled and/or expected repayment dates and the interest rates in effect as of December 31, 2012. Additional details regarding these obligations are provided in the notes to the consolidated financial statements as referenced in the table:

	Total	2013	2014	2015	2016	2017	Thereafter
	(dollars in thousands)
Operating leases	$14,629	$2,224	$1,582	$1,545	$1,422	$1,292	$6,564
Capital leases(a)	745	745	—	—	—	—	—
Revolving credit facilities & other similar borrowings(a)	27,380	17,679	—	5,530	4,171	—	—
Related interest & fees	11,998	5,329	4,424	2,090	156	—	—
Long-term debt(a)	172,929	13,095	14,576	15,107	17,192	12,443	100,516
Related interest	71,260	10,072	9,282	8,708	7,547	6,588	29,062
Long-term debt issued by securitization and permanent financing trusts(a)	3,013,339	239,484	258,277	248,059	223,790	214,166	1,829,563
Related interest & fees	1,290,380	134,746	125,593	115,974	107,418	98,803	707,846
Term loan(a),(b)	142,441	142,441	—	—	—	—	—
Related interest & fees	10,304	10,304	—	—	—	—	—
Installment obligation payable(a)	131,114	15,514	15,158	14,702	16,152	11,805	57,783
	$4,886,519	$591,633	$428,892	$411,715	$377,849	$345,097	$2,731,334

(a)	Included in the Consolidated Financial Statements.
(b)	In February 2013, the term loan payable assumed in connection with the Peachtree Merger was refinanced with a new senior secured credit facility consisting of a $425 million term loan and a $20 million revolving commitment maturing in February 2019 and August 2017, respectively. In May 2013, the senior secured credit facility was amended to provide for an additional term loan of $150 million on the same terms as the existing term loan. Total outstanding borrowings under the new senior credit facility were $572.5 million as of September 30, 2013.

In February 2013, the term loan payable assumed in connection with our merger with Orchard Acquisition Company, LLC and its subsidiaries on July 12, 2011 was refinanced with a new senior secured credit facility consisting of a $425 million term loan and a $20 million revolving commitment maturing in February 2019 and August 2017, respectively. The original term loan was scheduled to mature in November 2013. The new term loan requires quarterly principal repayments of 0.25% of the initial term loan balance. In May 2013, our senior secured credit facility was amended to provide for an additional term loan of $150 million on the same terms as the existing term loan.

On December 6, 2013, we made a repayment of $123 million on our senior secured term loan with proceeds from our IPO on November 14, 2013, thus reducing the amount outstanding under our senior secured term loan from $572.5 million as of September 30, 2013 to $449.5 million immediately after the repayment. In connection with the repayment, we amended the terms of the associated credit agreement to (i) reduce the applicable margin from 6.5% to 5.0% for Base Rate Loans and from 7.5% to 6.0% for Eurodollar Loans and (ii) reduce the interest rate floor from 2.5% to 2.0% for Base Rate Loans and from 1.5% to 1.0% for Eurodollar Loans. No changes were made to the financial covenants contained in the original Credit Facility and, as a result of the repayment, no further principal payments are required to be made on the senior secured term loan until its maturity in February 2019.

In connection with the repayment and amendment of the credit facility, we paid approximately $13.0 million in amendment, legal and other fees. Total outstanding borrowings under our new senior credit facility were $572.5 million as of September 30, 2013.

Critical Accounting Policies

Our accounting policies are more fully described in Note 2 to the consolidated financial statements. As disclosed in Note 2, the preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ significantly from those estimates. We believe that the following discussion addresses our most critical accounting policies, which are those that are most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective and complex judgments.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures, or ASC 820, establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures for instruments carried at fair value. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
•	Level 2 — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Fair value is a market based measure considered from the perspective of a market participant who holds the asset or owes the liabilities rather than an entity specific measure. Therefore, even when market assumptions are not readily available, our own assumptions are set to reflect those that market participants would use in pricing the assets or liabilities at the measurement date.

We use valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. We also evaluate various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly.

The above conditions could cause certain assets and liabilities to be reclassified from Level 1 to Level 2/Level 3 or Level 2 to Level 3. The inputs or methodology used for valuing the assets or liabilities are not necessarily an indication of the risk associated with the assets and liabilities.

In January 2010, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2010-6, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements, which we refer to as ASU No. 2010-6. ASU No. 2010-6 was adopted by us for the year ended December 31, 2011. ASU No. 2010-6 further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances and settlements instead of netting these changes. For the years ended December 31, 2012 and 2011, there were no transfers between levels. The adoption of this ASU did not have a material impact on our consolidated statements of financial condition, results of operations or cash flows.

VIE and Other Finance Receivables, at Fair Market Value

We acquire receivables associated with structured settlement payments from individuals in exchange for cash (purchase price). These receivables are held for sale and are carried at fair value. The fair value of the receivables we hold may be effected by a number of factors, including changes in interest rates and market prices. Changes in the fair value of our assets and liabilities will be recorded as gains and losses in our statement of operations and therefore could have a significant effect on our financial position and results of operations.

We have elected to fair value newly originated structured settlement payments in accordance with ASC 810, “Consolidations.” Additionally, as a result of including lottery winnings finance receivables in our 2013-1 asset securitization, we also elected to fair value newly originated lottery winnings effective January 1, 2013. Unearned income is determined as the amount the fair value exceeds the cost basis of the receivables. Unearned income on structured settlement payments is recognized as interest income using the effective interest method over the life of the related structured settlement payments. Changes in fair value are recorded in unrealized gains on VIE and other finance receivables, long-term debt and derivatives in our condensed consolidated statements of operations.

We, through our subsidiaries, sell finance receivables to Special Purpose Entities, or SPEs, as defined in ASC 860. An SPE issues notes secured by undivided interests in the receivables. Payments due on these notes generally correspond to receipts from the receivables in terms of the timing of payments due. We retain a retained interest in the SPEs and are deemed to have control over these SPEs due to our servicing or subservicing role and therefore consolidate these SPEs.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from us, (ii) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (iii) we do not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, the ability to unilaterally cause the holder to return specific assets or through an agreement that permits the transferee to require the transferor to repurchase the transferred financial assets that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Transfers that do not meet the criteria to be accounted for as sales are accounted for as secured borrowings.

VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables carried at amortized cost include primarily pre-settlement funding transactions, life contingent structured settlements, and lottery winnings that originated prior to January 1, 2013, which are reported at the amount outstanding, adjusted for deferred fees and costs and allowance for losses. Interest income on fees earned on pre-settlement funding transactions is recognized over their respective terms using the effective interest method based on principal amounts outstanding. Our policy is to discontinue the recognition of interest income on finance receivables not fair valued once it has been determined that collection of future interest or fees are unlikely.

Fees charged upon the origination of finance receivables and certain direct origination costs, including personnel, travel, postage, legal fees and other associated costs, are deferred and the net amount is amortized using the effective interest method over the estimated life of the related receivables.

Allowance for Losses on Receivables

On an ongoing basis we review our ability to collect all amounts owed on finance receivables carried at amortized cost.

We reduce the carrying value of finance receivables by the amount of projected losses. Our determination of the adequacy of the projected losses is based upon an evaluation of the finance receivables collateral, the financial strength of the related insurance company that issued the structured settlement, current economic conditions, historical loss experience, known and inherent risks in the portfolios and other relevant factors. We will charge-off the defaulted payment balances at the time we determine them to be uncollectible.

Since the projected losses are dependent on general and other economic conditions beyond our control, it is reasonably possible that the losses projected could differ materially from the currently reported amount in the near term. When we have determined that a receivable is uncollectible, we suspend the recognition of income on that receivable and recognize a loss equal to the value of the receivable.

Receivables are considered to be impaired when it is probable that we will be unable to collect all payments according to the contractual terms of the underlying agreements.

We consider all information available in assessing impairment. Impairment is measured on a receivable-by-receivable basis by either the present value of estimated future cash flows discounted at the effective rate, the observable market price for the receivable or the fair value of the collateral if the receivable is collateral dependent. Large groups of smaller balance homogeneous receivables, such as pre-settlement funding transactions, are collectively evaluated for impairment.

Intangible Assets

Identifiable intangible assets, which consist primarily of our databases and noncompete agreements, are amortized over their estimated useful lives of 10 and 3 years, respectively. Customer relationships are amortized over useful lives of 3 to 15 years. Domain names are amortized over their estimated useful lives of 10 years. In addition, such identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. Intangible assets deemed to have indefinite useful lives, which in our case includes a trade name, are not amortized and are subject to annual impairment tests. Impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value.

Goodwill

Goodwill results from the excess of the purchase price over the fair value of the net assets of an acquired business. Goodwill has an indefinite useful life and is subject to annual impairment tests whereby impairment is recognized if our estimated fair value is less than our net book value. Such loss is calculated as the difference between the estimated implied fair value of goodwill and its carrying amount.

Derivative Financial Instruments

We hold derivative instruments that are not designated as hedging instruments as defined by ASC Topic 815, “Derivatives and Hedging.” The objective for holding these instruments is to offset variability in forecasted cash flows associated with interest rate fluctuations. Derivatives are recorded at fair value with changes in fair value recorded in unrealized gains on VIE and other finance receivables, long-term debt and derivatives in our consolidated statements of operations.

Emerging Growth Company Status

Section 107 of the JOBS Act also provides that an “emerging growth company”, such as us, can elect to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period. As a result, our financial statements may not be comparable to companies that comply with public company effective dates.

Recently Issued Accounting Pronouncements

In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income, which we refer to as “ASU No. 2011-05”. This ASU requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The ASU does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for annual periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. ASU No. 2011-05 is effective for nonpublic entities for the fiscal years ending after December 15, 2012, and the interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. Since these amended principles require only additional disclosures concerning presentation of comprehensive income, when adopted they did not affect our consolidated statements of financial condition, results of operations or cash flows.

In September 2011, the FASB issued “ASU No. 2011-08”, Testing Goodwill for Impairment, which we refer to as “ASU No. 2011-08”. ASU No. 2011-08 is intended to simplify goodwill impairment testing by allowing companies the option to perform a qualitative review step to assess whether the required quantitative impairment analysis that exists today is necessary. Under the amended rule, a company making the election will not be required to calculate the fair value of a business that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not that the fair value of that business is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current US GAAP must be completed; otherwise, goodwill is deemed to be not impaired and no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The new standard is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. We early adopted this ASU in 2011.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment, which we refer to as “ASU No. 2012-02”. The amendments in this update are intended to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. The amendments are effective for annual impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual impairment tests performed as of a date before July 27, 2012, if an entity’s financial statements for the most recent annual period have not yet been made available for issuance. We early adopted this ASU in 2012.

In May 2011, the FASB issued Accounting Standards Update No. 2011-04 Fair Value Measurement (“Topic 820”) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS, which we refer to as “ASU No. 2011-04”. ASU No. 2011-04 amends current guidance to result in common fair value measurement and disclosures between US GAAP and International Financial Reporting Standards, or IFRS. The amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between US GAAP and IFRS.

The amendments also require additional disclosure of quantitative information about the significant unobservable inputs used for all Level 3 measurements. The amendments in ASU No. 2011-04 are effective for annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 did not have a material impact on our consolidated statements of financial condition, results of operations or cash flows.

In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities, which we refer to as “ASU No. 2011-11”. The ASU requires disclosures that affect all entities with financial instruments and derivatives that are either offset on the balance sheet in accordance with ASC 210-20-45 or ASC 815-10-45, or subject to a master netting arrangement, irrespective of whether they are offset on the balance sheet. ASU No. 2011-11 is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods. Entities should provide the disclosures required by ASU No. 2011-11 retrospectively for all comparative periods presented. The adoption of ASU No. 2011-11 did not impact our consolidated statements of financial condition, results of operations or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires, unless certain conditions exists, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is permitted. We do not anticipate the adoption of this amendment will have a material impact on our financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk

Market risk is the potential for loss or diminished financial performance arising from adverse changes in market forces, including interest rates and market prices. Market risk sensitivity is the degree to which a financial instrument, or a company that owns financial instruments, is exposed to market forces. Fluctuations in interest rates, changes in economic conditions, shifts in customer behavior and other factors can affect our financial performance. Changes in economic conditions and shifts in customer behavior are difficult to predict, and our financial performance cannot be completely insulated from these forces.

Interest Rate Risk

We are exposed to interest rate risk on all assets and liabilities held at fair value with all gains and losses recorded in our statement of operations. As of September 30, 2013, the sensitivities of our exposed assets and liabilities to a hypothetical change in interest rates of 1% are as follows:

	Balance as of September 30, 2013	Impact as of September 30, 2013 of a 1% increase in interest rates	Impact as of September 30, 2013 of a 1% decrease in interest rates
Securitized receivables, at fair market value	3,571,028	(211,747)	235,938
Company retained interests in finance receivables at fair market value	239,769	(37,419)	48,078
Unsecuritized finance receivables, at fair market value	78,096	(7,107)	8,455
VIE and other finance receivables, at fair market value	3,888,893	(256,272)	292,471
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,437,861	178,538	(200,153)
VIE derivative liabilities, at fair market value	81,125	28,920	(30,838)
Net impact	NA	$(48,813)	$61,480

These sensitivities are hypothetical and should be used with caution. The impact of rate changes on securitized receivables is largely offset by the corresponding impact on securitization debt leaving the majority of the net change attributed to our retained interests.

In addition to the impact to our balance sheet noted above from changes in interest rates, the level of interest rates and our resulting financing costs are a key determinant in the amount of income that we generate from our inventory of structured settlement, annuity and lottery payment streams. If interest rates change between the time that we price a transaction with a customer and when it is ultimately securitized, our profitability on the transaction is impacted. For example, if the cost of our financing were to have increased by 1% for all of the payment streams we purchased in the third quarter of 2013, and we were unable to mitigate the impact of this increase by hedging with interest rate swaps or other means, our income for that quarter would have been reduced by approximately $12 million. If instead this increase of 1% in financing costs were to have only affected our September payment stream purchases our income for the third quarter of 2013 would have been reduced by approximately $4.0 million.

Derivative and Other Hedging Instruments

We have interest-rate swaps to manage our exposure to changes in interest rates related to borrowings on our revolving credit facilities. As of September 30, 2013, we held an interest rate swap related to our JGW V revolving credit facility with a total notational value of $11,886. We pay a fixed rate of 2.74% and receive a floating rate equal to 1-month LIBOR rate. As of September 30, 2013, the term of this interest rate swap is approximately 15 years. Hedge accounting has not been applied to any of our interest rate swaps.

In March 2012 and 2013 and in connection with securitizations, we terminated $64,300 and $55,351, respectively, in interest rate swap notional value associated with our revolving credit facilities and other similar borrowings. In July 2012 and 2013, and in connection with securitizations, we terminated $32,036 and $45,690, respectively, in interest rate swap notional value associated with our revolving credit facilities and other similar borrowings. The total gain (loss) on the terminations of the interest rate swaps for the three months ended September 30, 2012 and 2013 is ($831) and $525, respectively. The total gain (loss) on the terminations of the interest rate swaps for the nine months ended September 30, 2012 and 2013 is ($457) and $351, respectively. The unrealized (loss) for these swaps for the three months ended September 30, 2012 and 2013 was ($291) and $(696), respectively. The unrealized (loss) for these swaps for the nine months ended September 30, 2012 and 2013 was ($641) and $(181), respectively.

We also have interest-rate swaps to manage our exposure to changes in interest rates related to our borrowings on certain long-term debt issued by securitization and permanent financing trusts. As of December 31, 2012 and September 30, 2013, we had 8 outstanding swaps with total notional amounts of approximately $338,143 and $300,373, respectively. We pay fixed rates ranging from 4.50% to 5.77% and receive floating rates equal to 1-month LIBOR rate plus applicable margin.

These interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. As of September 30, 2013, the term of these interest rate swaps range from approximately 9 to approximately 22 years. For the three-months ended September 30, 2012 and 2013, the amount of unrealized gain recognized was $1,316, and $2,640, respectively. For the nine-months ended September 30, 2012 and 2013, the amount of unrealized gain recognized was $2,532 and $19,115, respectively.

Additionally, we have interest-rate swaps to manage our exposure to changes in interest rates related to our borrowings under PSS and PLMT (See Notes 8 and 9 to the condensed consolidated financial statements). As of December 31, 2012 and September 30, 2013, we had 165 outstanding swaps with total notional amounts of approximately $266,881 and $254,397, respectively. We pay fixed rates ranging from 4.30% to 8.70% and receive floating rates equal to rate 1-month LIBOR rate plus applicable margin.

The PSS and PLMT interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. As of September 30, 2013, the term of the interest rate swaps for PSS and PLMT range from less than 1 month to approximately 21 years, respectively. For the three-months ended September 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($441) and $2,289, respectively. For the nine-months ended September 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($2,021) and $21,501, respectively.

The notional amounts and fair values of our interest rate swaps as of December 31, 2012 and September 30, 2013 are as follows:

Entity	Securitization	Notional at December 31, 2012	Fair Market Value December 31, 2012	Notional at September 30, 2013	Fair Market Value September 30, 2013
				(unaudited)	(unaudited)
321 Henderson I	2004-A A-1	$50,858	$(6,492)	$42,905	$(4,313)
321 Henderson I	2005-1 A-1	86,766	(14,362)	76,839	(9,785)
321 Henderson II	2006-1 A-1	26,307	(3,581)	22,107	(2,442)
321 Henderson II	2006-2 A-1	27,560	(5,181)	24,552	(3,625)
321 Henderson II	2006-3 A-1	30,493	(5,001)	27,058	(3,471)
321 Henderson II	2006-4 A-1	27,402	(4,271)	24,701	(3,009)
321 Henderson II	2007-1 A-1	42,670	(9,031)	39,613	(6,093)
321 Henderson II	2007-2 A-1	46,087	(13,072)	42,598	(9,174)
JGW V, LLC	—	—	—	11,886	(181)
PSS	—	205,180	(46,407)	196,094	(29,195)
PLMT	—	61,701	(14,100)	58,303	(9,837)
Total		$605,024	$(121,498)	$566,656	$(81,125)

BUSINESS

Our Company

We are a leading direct response marketer that provides liquidity to our customers by purchasing structured settlement, annuity and lottery payment streams, as well as interests in the proceeds of legal claims, in the United States. We do not make loans or take consumer credit risk as part of our business but instead purchase future payment streams owed to the customer by a high quality institutional counterparty. In 2012, approximately 90% of the counterparties to structured settlement payment streams that we purchased had an investment grade rating of “A3” or better by Moody’s. We act as an intermediary that identifies, underwrites and purchases individual payment streams from our customers, aggregates those payment streams and then finances them in the institutional market at discount rates below our cost to purchase. We believe our scale allows us to operate more efficiently and cost effectively than our competition, generating strong profitability while offering a low-cost source of liquidity for our customers, as compared to alternative sources of liquidity such as personal loans or cash advances on credit cards.

We operate two market leading and highly recognizable brands, JG Wentworth and Peachtree, each of which generates a significant volume of inbound inquiries. Brand awareness is critical to our marketing efforts, as there are no readily available lists of holders of structured settlements, annuities or potential pre-settlement customers. Since 1995, we have invested approximately $615 million in marketing to establish our brand names and increase customer awareness through multiple media outlets. According to Kantar Media, since 2008, each of JG Wentworth and Peachtree has spent approximately five-times the amount spent by the nearest industry competitor on television advertising and together have spent over 80% of the total amount spent by all of the major participants in the industry. As a result of our substantial marketing investment, we believe that our core brands, JG Wentworth and Peachtree, are the #1 and/or #2 most recognized brands in their product categories. In addition, since 1995 we have been building proprietary databases of current and prospective customers, which we continue to grow through our significant marketing efforts and which we consider a key differentiator from our competitors. As of September 30, 2013, our customer databases include more than 122,000 current and prospective structured settlement customers with approximately $32 billion of unpurchased structured settlement payment streams which includes all potential payment streams that customers disclosed to us at our initial contact with them. Since September 30, 2013, we have continued to add to our customer databases and to purchase structured settlement payment streams from our customers who may also sell payment streams to others and, therefore, the amount of unpurchased structured settlement payment streams in our databases may now be greater or smaller. We also maintain databases of pre-settlement and lotteries customers. The strength of our databases and the resulting predictable pipeline of opportunities is demonstrated by the level of repeat business we experience with our customers. Of the total structured settlement customers we have served since 1995, the average customer has completed two separate transactions with us. These additional purchasing opportunities come with low incremental acquisition costs.

For the year ended December 31, 2012 and the nine months ended September 30, 2013, we had revenue of $467 million and $353 million, respectively, and net income of $119 million and $67 million, respectively.

We currently provide liquidity to our customers through the following products:

•	Structured settlements are contractual agreements to settle a tort claim involving physical injury or illness whereby a claimant is compensated for damages through a series of payments over time rather than by a single upfront payment. These payments fall into two categories: guaranteed structured settlement payments, which are paid out until maturity regardless of the status of the beneficiary, and life contingent structured settlement payments, which cease upon the death of the beneficiary. We purchase all or part of these structured settlement payments at a discount to the aggregate face amount of the future payments in exchange for a single up-front payment. These future structured settlement payments are generally disbursed to us directly by an insurance company. Since the enactment of the federal Tax Relief Act in 2002, every one of our structured settlement payment stream purchases has been reviewed and approved by a judge. Since 1995, we have purchased over $9.4 billion of structured settlement payment streams. Based on information provided by the National Association of Settlement Purchasers, we believe we are the largest purchaser of structured settlement payments in the United States. Revenue generated from our structured settlement payment purchasing business was $416 million for the year ended December 31, 2012 and $311 million for the nine months ended September 30, 2013, accounting for 89% and 88% of our revenue for the period, respectively.

•	Annuities are insurance products purchased by individuals from insurance companies entitling the beneficiary to receive a pre-determined stream of periodic payments. We purchase all or part of the annuity payments at a discount to the aggregate face amount of future payments in exchange for a single up-front payment. Since 1995, we have purchased over $219 million in annuity payment streams. Revenue generated from our annuity payment purchasing business was $10 million for the year ended December 31, 2012 and $8.5 million for the nine months ended September 30, 2013, accounting for 2% of our revenue in both periods.
•	Lotteries are prizes that generally have periodic payments and are typically backed by state lottery commission obligations or insurance company annuities. We purchase all or part of the lottery receivables at a discount to the aggregate face amount of future payments in exchange for a single up-front payment to the lottery winners. As in the case of structured settlement payments, every one of our purchases of lottery receivables is reviewed and approved by a judge. Since 1999, we have purchased over $887 million in lottery receivables. Revenue generated from our lottery payment purchasing business was $27 million for the year ended December 31, 2012 and $24.1 million for the nine months ended September 30, 2013, accounting for 6% and 7% of our revenue for the period, respectively.
•	Pre-settlement funding is a transaction with a plaintiff with a pending personal injury claim to provide liquidity while awaiting settlement. These are not loans; rather, we are assigned an interest in the settlement proceeds of the claim and, if and when a settlement occurs, payment is made to us directly via the claim payment waterfall, not from the claimant. If the plaintiff’s claim is unsuccessful, the purchase price and accrual of fees thereon are written off. Since 2005, we have completed over $189 million in pre-settlement funding. Revenue from our pre-settlement funding business was $14 million for the year ended December 31, 2012 and $9.4 million for the nine months ended September 30, 2013, accounting for 3% of our revenue in both periods.

Industry Overview

Structured Settlements

The use of structured settlements was established in 1982 when Congress passed the Periodic Payment Settlement Act of 1982, or the Settlement Act, which allows periodic payments made as compensation for a personal injury to be free of all federal taxation to the payee, provided certain conditions are met. By contrast, the investment earnings on a single up-front payment are generally taxable, leading structured settlements to proliferate as a means of settling lawsuits. Following the emergence of structured settlements, a secondary market developed in response to the changing financial needs of the holders of structured settlements over time, with many requiring short-term liquidity for a variety of reasons, including debt reduction, housing, automotive, business opportunities, education and healthcare costs. Purchasers in the structured settlement secondary market provide an upfront cash payment in exchange for an agreed-upon stream of periodic payments from a holder of a structured settlement. Each purchased structured settlement payment stream requires local court approval by a judge, who must rule that the transfer of the structured settlement payments and its terms are in the best interests of the payee, taking into account the welfare of the payee and the payee’s dependents.

We estimate that since 1975 over $350 billion in undiscounted structured settlement payment streams have been issued in the United States. Of these structured settlement payment streams, we estimate that at least $140 billion are currently outstanding of which approximately $130 billion remain available for purchase. We believe this indicates that there is significant opportunity to grow our customer databases and our revenue.

We estimate that approximately 25% of all structured settlements have a life contingent component. Life contingent structured settlements are similar to guaranteed structured settlements, however, unlike guaranteed structured settlements, which pay out until maturity regardless of the status of the beneficiary, life contingent structured settlement payments cease upon death of the beneficiary. We have developed a proprietary financing model that allows us to purchase these life contingent structured settlement payments without assuming any mortality risk.

Our main competitors in the structured settlement payments purchasing market are Stone Street Capital, Imperial Holdings, Novation Capital, SenecaOne, Woodbridge, Symetra Financial and Client First Settlement Funding, none of which have a comparable scale to us.

Annuities

According to LIMRA International, Inc., a life insurance market research organization, approximately $80 billion in annuities were issued during 2012. Annuities are most often purchased to provide a reliable cash flow or a financial cushion for unexpected expenses during retirement or received by individuals via inheritance. The secondary market for annuities provides liquidity to holders, regardless of how they obtained their annuity. The purchasing and underwriting process for annuities is substantially similar to that for structured settlements. However, purchases of annuities do not require court approval. Our main competitors in the annuities payments purchasing market are Stone Street Capital, Imperial Holdings and Novation Capital, none of which have a comparable scale to us.

Lotteries

According to the North American Association of State and Provincial Lotteries, or NASPL, 43 states and the District of Columbia currently offer government-operated lotteries. During 2012, United States lottery sales totaled approximately $78 billion. For those lottery winners that have either elected or have been required to receive their lottery prize payout in the form of periodic payments, the secondary market provides liquidity and payment flexibility not otherwise provided by their current payment schedule. 24 states have enacted statutes that permit lottery winners to voluntarily assign all or a portion of their future lottery prize payments. Similar to structured settlements, the voluntary assignment of a lottery prize requires a court order. Our main competitors in the lotteries receivable payments purchasing market are Stone Street Capital, SenecaOne, Advanced Funding Solutions, Client First Settlement Funding and NuPoint Funding.

Pre-Settlement Funding

Total United States tort settlements were approximately $122 billion in 2010 and have remained consistent since 2003. Pre-settlement funding provides the plaintiff with immediate cash, which can be used by the plaintiff to fund out of pocket expenses, allowing the plaintiff to continue the suit and to reject inadequate settlement offers. The regulatory framework for pre-settlement funding is in its early stages, and we expect that many states that do not currently have a regulatory framework for pre-settlement transactions will enact laws that may or may not enable us to conduct business in such states. The few competitors in the pre-settlement funding market with comparable volume to us include Oasis Legal Finance, LawCash, US Claims, Pegasus Legal Funding and Global Financial. Beyond these competitors, the industry is characterized by small players and ad hoc fundings, such as attorneys funding colleagues’ clients.

Our Customers

The substantial majority of our current customers, and our revenues, are from our structured settlement payments purchasing. We serve the liquidity needs of our structured settlement customers by providing them with cash in exchange for assigning us the right to receive future payments. Customers desire liquidity for a variety of reasons, including debt reduction, housing, automotive, business opportunities, education and healthcare costs. Our structured settlement customers are typically young, lower-middle-income individuals. We believe that the majority of our structured settlement payments customers are under the age of 45 and are split almost evenly between genders.

Development of our Business

JG Wentworth first entered the deferred payment obligation business in 1992 as J.G. Wentworth and Company by forming a special purpose vehicle for the primary purpose of purchasing deferred auto insurance settlement obligations. Utilizing the legal, marketing, credit and operational/organizational infrastructure developed through participation in the auto insurance settlement market, JG Wentworth began buying structured settlement payments in 1995. JG Wentworth was among the first market participants to recognize the potential of providing liquidity to structured settlement holders and was active in the development of the regulatory framework for structured settlement payment purchasing, voluntarily approaching the Attorney Generals of a number of states (including New York and Pennsylvania) in the late 1990s to review with them its business practices in the then emerging and unregulated market.

Between 1999 and March 2005, JG Wentworth continued to build its business, focusing on structured settlement payments. As a result of its experience buying deferred payment obligations, it quickly became a market leader in the developing structured settlement payments secondary market. In March 2005, JG Wentworth expanded its product offering with the annuity purchase program, capitalizing on prior marketing efforts, brand and operating and purchasing platforms. Since 2005, annuity payment purchases have been approved by ratings agencies and by JG Wentworth’s warehouse facility provider, thereby becoming eligible to be securitized.

Our results in 2008 and 2009 were impacted by the financial crisis, which resulted in a lack of purchasers of our asset-backed securitizations and a resultant lack of capital availability from our warehouse facilities. We were forced to limit transaction volume without access to the securitization market and with limited warehouse capacity. We significantly scaled back new transactions, resulting in insufficient cash flow relative to our leverage. On March 31, 2009, J.G. Wentworth, LLC failed to make an interest payment on certain debt and on related interest rate swap contracts. On June 4, 2009, J.G. Wentworth, LLC and certain of its affiliates completed a reorganization under Chapter 11 of the Bankruptcy Code and emerged with a restructured balance sheet.

On February 19, 2011, J.G. Wentworth, LLC and Peach Acquisition LLC, a Delaware limited liability company, and J.G. Wentworth, LLC’s wholly-owned subsidiary, or Merger Sub, entered a definitive agreement for Merger Sub to merge with and into Orchard Acquisition Company, a Delaware corporation, or Orchard. Orchard’s direct and indirect subsidiaries, including Settlement Funding, LLC d/b/a Peachtree Settlement Funding, were engaged in the business of purchasing and financing future payment streams associated with structured settlement, annuity and lottery payment streams and interests in the proceeds of legal claims. On March 9, 2011, the Federal Trade Commission granted an early termination of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act in connection with the Peachtree Merger. On July 8, 2011, in contemplation of the consummation of the Peachtree Merger, J.G. Wentworth, LLC effected a merger, or the Holdco Merger, with JGWPT Holdings Merger Sub, LLC. After the Holdco Merger, J.G. Wentworth, LLC continued as a surviving company but all outstanding equity interests of J.G. Wentworth, LLC were converted into identical corresponding equity interests in JGWPT Holdings, LLC. The Peachtree Merger was consummated on July 12, 2011. The effect of the Peachtree Merger is that Orchard and its direct and indirect subsidiaries became subsidiaries of JGWPT Holdings, LLC. We believe that the Peachtree Merger resulted in significant synergies, including cost savings achieved through a reduction in personnel, reduced general and administrative expenses and a lower overall cost of funding, growth in our customer databases and the ability within the combined business to handle pre-settlement funding.

On November 14, 2013, we consummated our IPO pursuant to which we sold 11,212,500 of our Class A Shares (including all 1,462,500 Class A Shares subject to the overallotment option granted to the underwriters). We used the $141.4 million in aggregate net proceeds of the offering to purchase 11,212,500 JGWPT Common Interests, representing 37.9% of the outstanding membership interests of JGWPT Holdings, LLC. The cash proceeds received by JGWPT Holdings, LLC were used to repay $123 million of term loan indebtedness and the remainder was used for general corporate purposes. Concurrently with the consummation of the offering, (i) the operating agreement of JGWPT Holdings, LLC was amended and restated such that, among other things, JGWPT Holdings Inc. became the sole managing member of JGWPT Holdings, LLC and (ii) the related formation transactions described in “Our Structure and Formation Transactions” were consummated.

Structured Settlements

We are the largest purchaser of guaranteed and life contingent structured settlement payment streams in the secondary market. Revenue generated from our structured settlement payment purchasing business was $416 million for the year ended December 31, 2012, and $311 million for the nine months ended September 30, 2013, accounting for 89% and 88% of our revenue for the period, respectively.

We do not make loans or take on consumer credit risk as the structured settlement payment streams are generally obligations of insurance companies. A structured settlement is created from a contractual agreement to settle a tort claim involving physical injury or illness whereby a claimant is compensated for damages through a series of payments over time. A structured settlement typically arises from an out-of-court negotiated settlement between a claimant and a defendant and the defendant’s insurance provider, and will remain in force regardless of the status of the claimant. To fund the settlement obligations agreed to be provided to the claimant, the defendant, typically an insurance company, purchases a single premium annuity from a life insurance company. We purchase all or part of these payment streams at a discount in exchange for a single up-front payment. For the nine month period ended September 30, 2013, the average discount rate on our purchases of structured settlement payments was 10.92% and the weighted average life of those payments was 12.5 years. We believe that we offer the majority of these customers liquidity at a lower cost than their available alternatives. In addition, our products do not require credit assessment or employment checks.

Since the passage of the Tax Relief Act in 2002, we have purchased approximately $7.3 billion of guaranteed structured settlement payments, on which we have experienced less than 0.08% cumulative total losses. These losses have occurred as a result of underwriting or administrative errors.

Under federal tax rules, the full amount of each periodic payment, including the amount attributable to earnings under the annuity contract, can be excluded from the recipient’s income. Consistent with congressional intent and their tax treatment, structured settlement payments can only be transferred to another party pursuant to a qualified court order, otherwise a 40% excise tax will be imposed.

In addition to our direct response marketing campaigns, we have also developed large databases of former and prospective customers. In 2012, approximately 45% of JG Wentworth’s and 51% of Peachtree’s historical structured settlement asset purchases were generated from existing customers. Historically, the average structured settlement payments customer has completed approximately two transactions with us and, as a result, we believe our databases provide us with a strong pipeline of predictable purchasing opportunities with low incremental acquisition cost. There is a strong collaboration between our marketing and purchasing teams to maximize lead conversion rate. To efficiently procure the purchase of structured settlement payment streams, we have developed our comprehensive proprietary workflow process system.

Purchasing. Our structured settlement leads are sourced via inbound calls and inquiries from television, internet and other marketing campaigns. We maintain extensive internal databases of existing claimants built through prior interactions with these parties. Our representatives are trained to work with a prospective customer to qualify a transaction by reviewing the related documentation and assessing that prospective customer’s needs. Low turnover of representatives supports higher quality of service to customers and high lead conversion rates. As part of our quality control procedures, a limited number of people in the purchasing group have the authority to quote a price or change pricing options.

Underwriting and Legal Operations. Once an executed purchase contract is received, the transaction package is sent to our underwriting and legal operations groups to review and perform a detailed analysis of the associated purchase documentation. Our dedicated underwriting and legal operations groups are independent of our purchasing group. An initial review verifies that all applicable forms were executed properly, that the payments being purchased are validated by us from the correct annuity issuer and obligor, and that there is verification the claimant has waived or received independent professional advice. A fraud review is also performed through a Uniform Commercial Code lien search, credit search for bankruptcy and child support arrearages and the National Association of Settlement Purchasers’ fraud database to verify that there are no potential conflicts with competitors. The groups identify any potential insurer driven or statutory requirements, as well as issues that could affect asset performance. The groups confirm the existence of the structured settlement payments, as well as confirming that the purchases will conform to established internal credit guidelines. In addition, the groups administer the transaction from the creation of transfer documentation through the court approval process, and approve it for funding. Prior to funding, the groups confirm with the applicable insurer all details of the transfer as well as confirming that the asset is free of all encumbrances. Following satisfactory completion of these reviews, the contract package is sent to outside counsel to begin the court approval process.

Court Approval and Execution. The court approval process is required by law to judicially determine that the transaction is in the best interest of the claimant, taking into account the welfare of his or her dependents, and that it does not contravene any court order or statute. Each transaction we execute is completed through a state court proceeding that culminates in the issuance of a final court order where the court orders the transfer of the payments and finds that the transaction complies with all applicable laws. We have a nationwide network of attorneys covering each of the more than 3,000 counties in the United States, and relationships and experience with the more than 200 insurance companies with whom we have worked and who participate in the structured settlement transfer. Once the court order is received, we perform a final review to verify that it meets all state and federal statutory requirements.

Once a structured settlement payments transfer is approved, pursuant to the terms of the court order, payments are made directly from the payor to a lockbox account at a financial institution. The payment counterparty is generally an insurance company as the settlement obligor and annuity issuer.

Life Contingent Structured Settlements Process. The transaction process for the transfer of life contingent structured settlement payments is substantially similar to that of structured settlement payments. However, under-

writing life contingent structured settlement payments requires additional steps to those performed for structured settlement payments, as life contingent structured settlement payments contain an embedded mortality component. We transfer all mortality risk pursuant to a third party financing structure.

Annuities

We are an industry leader in the purchasing of annuities. Revenue from our annuities business was approximately $10 million and $8.5 million, accounting for 2% of our revenue, for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively. Fixed annuities are products purchased by individuals from an insurance company by making a single up-front deposit in return for a pre-determined stream of period payments to the contract beneficiary, either immediately or deferred to start at some point in the future. Fixed annuities are most often purchased to provide a reliable cash flow or a financial cushion for unexpected expenses during retirement, or they are sometimes obtained via inheritance. However, as individuals’ plans change, whether they have found a better use or need for upfront capital or they simply choose to diversify their investments, we provide immediate liquidity by purchasing these periodic payments from individuals for a single upfront cash payment.

The purchasing and underwriting process is substantially similar to the process for the purchase of structured settlement payments. These transactions do not require court approval, however we nonetheless provide customers with detailed disclosure regarding key financial terms of the transaction comparable to the disclosure we are required to provide to sellers of structured settlement payments.

The transaction process for life contingent annuities is substantially similar to that of other annuities. However, underwriting life contingent annuities requires additional steps to those performed for other annuities, as life contingent annuities contain an embedded mortality component. We transfer all mortality risk pursuant to a third party financing structure.

Lotteries

We are an industry leader in cash and installment purchases of state-backed lottery prize winnings, with a 15 year history of buying and selling or, more recently, securitizing lottery prize payments. Revenue from our lotteries business was approximately $27 million and $24.1 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively, accounting for 6% and 7% of our revenue for the period, respectively.

Lottery prizes generally have periodic payments rather than a single up-front payment, and we provide customers with the flexibility to receive an upfront cash payment in exchange for the periodic payment stream. These obligations are typically backed by U.S. treasuries and thus have had nominal credit losses similar to structured settlements, with payments made pursuant to court-ordered assignments. To date, we have bought $884 million of lottery receivables, and our long track record in the market, strategic relationships and favorable financing arrangements combine to give us competitive advantages.

In our lotteries business, we also offer the option of our installment sale transaction structure in which a bankruptcy-remote entity purchases the lottery winnings in exchange for an installment obligation having a principal amount equal to the purchase price of the lottery receivable. We sell the lottery receivable and generate origination-related income as a result. Pursuant to the terms of the installment obligation, the seller of the lottery winnings allocates an amount equal to the principal amount of the installment obligation to one or more performance indices and therefore, the obligation has the rate of return of the selected indices. The bankruptcy-remote entity deposits an amount equal to the initial principal amount of the installment obligation into a separate account owned by the entity and invests the funds in a manner to be consistent with the seller’s allocations of the principal amount. Therefore, the liability of the entity under the installment obligation is always offset with assets held in the separate account. We derive servicing fees from the installment sale component of the transaction.

In addition, we also make a limited number of zero interest loans to lottery winners to be repaid in connection with their next periodic payment as part of our marketing efforts.

Given the identity of lottery winners is publicly available, business is generated via an outbound call operation, as well as through inbound calls. Representatives will call lottery winners to determine their financial situation and need for the transaction.

Pre-Settlement Funding

We are one of the market-leading participants in the pre-settlement funding marketplace. Revenue from our pre-settlement funding business was approximately $14 million and $9.4 million, accounting for 3% of our revenue, for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively.

Often a personal injury plaintiff has limited resources as they may have had to stop working and need the ability to pay for medical and other expenses. Ethics rules often prevent attorneys from providing funds to their customers. As such, pre-settlement companies fill this void and play a material role in allowing plaintiffs to cover daily living expenses while awaiting settlement, as the average claim takes approximately two years to settle.

The often slow claims resolution process puts pressure on plaintiffs to settle quickly for amounts below what they would otherwise be likely to receive. These delays can result in inadequate compensation for an injury plaintiff who experiences a cash shortfall and thus feels compelled to settle for less than they may otherwise be able to achieve. By conducting a transaction whereby we provide cash immediately in exchange for a portion of the claim proceeds, we remove the pressure on both the plaintiff and lawyer. Because we only recoup our investment if and when the case resolves positively, there is no added risk to the plaintiff or lawyer.

We have been conducting pre-settlement transactions since January 2005. Over this time period, we have funded more than $184 million on 19,109 cases in 30,489 transactions. We generally purchase less than 20% of the expected case proceeds (after expenses, legal fees and other required lien repayments), indicating that our transactions are significantly overcollateralized and ensuring that the claimant’s incentive to win the case remains intact. Typically, the lowest case value considered for pre-settlements is $15,000, and for transactions to date, the average advance has been approximately $6,000 per transaction.

We believe we also have a conservative risk profile for the pre-settlement funding business, with all potential transactions going through a rigorous underwriting process performed by experienced in-house attorneys and paralegals. Our history of almost a decade in the industry has enabled us to build an extensive knowledge base of best practices and standards for the underwriting process. In addition to rigorous underwriting of case merits, counsel track record and case concentration, low advance rates that generally do not exceed 20% of the net claim proceeds mitigate the exposure to case outcome and align incentives with claimants. These assets are generally paid by insurance companies and are paid directly out of litigation settlement proceeds and not from the claimant.

We have developed a deep understanding of individual case analysis. Underwriting is performed by experienced in-house attorneys and paralegals. We employ a repeatable and objective underwriting process, evaluating the same key criteria consistently across every transaction. In addition, all transactions are underwritten to meet facility eligibility criteria. Most cases are based on a relatively small set of common injuries and approximately 67% of transactions are motor vehicle accidents, allowing for application of experience and consistency in case valuation. The system, applied to over 19,000 cases and constantly refined, has led to strong and predictable returns. Based on our experience, a typical transaction is completed in less than a week.

Our portfolio is highly diversified with no meaningful concentration by attorney, law firm or payor, and has experienced strong portfolio performance with attractive rates of return and predictable collection patterns. Our pre-settlement fundings are typically high-quality short duration assets featuring an average life of less than two years and are priced to generate an ultimate return on a pool basis of 1.5x – 2.0x funded amount.

Funding and Securitization Platform

We have built a diversified and long-term funding platform, designed to mitigate downturns and capitalize on market opportunities. We have established a deep institutional investor base, broad and diversified banking relationships, and a rotation of underwriters that allow for broad and liquid markets for our bonds.

After the financial crisis, our focus has been to re-engineer and optimize our funding platform by enhancing all elements of weakness exposed during the crisis.

Pre-crisis, our funding platform consisted of one warehouse facility from one lender with $250 million of capacity. This facility was structured with a variable advance rate and discount rate, each of which was dependent on the previous securitization execution. This provided us with a significant excess in the amount drawn down on the warehouse facility against a particular structured settlement payment stream relative to the amount we paid to the customer when we purchased that payment stream, and as a result we generated most of our excess cash at the time of warehousing and used securitizations primarily as a tool to replenish capacity. Although this structure worked well prior to the financial crisis in 2008-2009, when the securitization market for all asset classes shut down, the mark-to-market nature of this platform caused a considerable capital drain from us as capital calls were made to keep the borrowing base in compliance. This was one of the major factors that contributed to our restructuring in 2009 through a Chapter 11 filing. At that point our one-lender, single warehouse facility funding platform and our limited investor base of five or fewer investors participating in our securitization constrained our ability to generate excess cash both from a warehousing standpoint as well as a securitization standpoint.

In contrast, we currently have over $835 million of warehouse and financing capacity through a number of facilities from leading financial institutions. Our $750 million of guaranteed structured settlement annuity and lottery warehouse facilities provides us with committed long-term financing through four independent financing arrangements. Each of these arrangements has multiple years of revolving and amortization periods or provides for an evergreen maturity and three of these arrangements, which represent $450 million of capacity, are structured with fixed advance rates with no mark-to-market exposure. For the twelve month period ended November 30, 2013, we had an average balance of $38 million and a peak balance of $68.4 million in our structured settlement and annuity warehouse facilities. This low usage is a result of the consistent replenishment of our warehouse capacity through our established securitization program. The structure and capacity of our structured settlement and annuity warehouse facilities provides stability of funding in various economic environments. We have permanent financing of $50 million for our life contingent structured settlement and life contingent annuity businesses and a $35 million revolving credit facility for the pre-settlement business with a leading commercial bank. The warehouse facilities are fully committed and are structured to ensure funding certainty through a potential shut-down of the securitization market, up to their $835 million of total capacity. Our warehouse and financing facilities have also been structured to substantially reduce our exposure to any particular lender. We currently have six committed warehouse and financing facilities. These facilities are diversified by way of lenders, investment banks, commercial banks and insurance companies, as well as being structured as either single lender facilities or syndicated facilities to create diversity and flexibility in our financing platform.

Structured Settlements

We initially fund all our structured settlement payment stream purchases through one of our committed warehouse facilities. The products that we purchase are high yielding financial assets with long weighted average lives that have very little prepayment risk. After purchasing a critical mass of assets through our dedicated warehouse lines, we undertake a non-recourse term securitization offering in the asset-backed securities markets. A primary source of our revenue is the spread between the discount rate at which we purchase structured settlement payment streams in the secondary market and the discount or interest rate at which we can either finance or re-sell those assets through securitizations or private placements.

Since 1997, we have established ourselves as the only regular issuer of structured settlement and annuity asset-backed securities and continue to build and broaden our term issuance platform. We have developed a diversified institutional investor base of repeat investors that participate in our regular and predictable securitization program. We have issued and are servicing over 90% of the total outstanding structured settlement and annuity payment stream asset-backed security market. We look to securitization as a source of longer term, non-recourse financing and an opportunity to diversify and broaden the investor base for our asset classes.

Structured Settlement Collateral & Securitization

Since the passage of the Tax Relief Act in 2002, we have purchased approximately $7.3 billion of guaranteed structured settlement payments, on which we have experienced less than 0.08% cumulative total losses. These losses have occurred as a result of underwriting or administrative errors. The financial institutions that collateralize our assets have mostly investment grade credit ratings (approximately 90% of the counterparties to structured settlement payments we purchased in 2012 were rated “A3” or better by Moody’s). The credit risk associated with these financial assets is minimal as these payment streams sit at the policyholder level of insurers, making them senior to unsecured debt obligations. Our securitization investors have never experienced a principal or interest shortfall. Standard and Poor’s, Moody’s and DBRS rate some, but not all, or our securitizations and the consistent high ratings (AAA for the Senior, BBB for the Junior) attest to the high quality nature of the assets. A common capital structure would have 85.25% in the AAA-rated tranche, 8.00% in the BBB-rated tranche and a 6.75% residual tranche which we retain.

Life Contingent Structured Settlements

Life contingent structured settlements are similar to guaranteed structured settlements in terms of structure. The main difference is that there is mortality risk embedded in the asset as the cash flows are only guaranteed for the life of the annuitant. We fund the purchase of these assets through a committed permanent financing facility with a capacity of $50 million. We transfer the majority of the mortality risk pursuant to this third party non-recourse financing structure that is used solely to finance life contingent arrangements until maturity. We have developed a proprietary pricing model with the lender to determine the facility discount rate for each receivable. The pricing model determines the discount rate depending on the characteristics of each of the payment streams as well as health and lifestyle characteristics of each individual, consequently reflecting the mortality risk associated with each receivable. Once the receivable is in the facility it will remain until maturity. We maintain a residual interest in the facility which is valued at approximately $1.0 million at September 30, 2013.

Annuities and Life Contingent Annuities

The purchase of annuities payments follows very closely our purchases of our structured settlement payments. The main difference is that there is no court approval process. We fund these purchases in one of our committed warehouse facilities and once critical mass is achieved we securitize them in the same program and together with the structured settlement payment streams. The same capital structure and all-in cost is achieved as the structured settlement payment streams.

Life contingent annuities payments are financed through our committed permanent financing facility together with our life contingent structured settlement payment streams.

Lottery Receivables

Lottery payment streams are high-quality assets and are typically backed by state lottery commission obligations or insurance company annuities. Lottery prize payment streams have nominal losses and, like structured settlement payment streams, payments are made pursuant to court-ordered assignments. Historically, we have funded these purchases through non-recourse financing as well as a diversified institutional funding base of more than five institutional investors who purchase lottery payment streams directly from us. As a 100% asset sale these include large insurance companies and asset managers. Recently we have also been purchasing lottery payment streams utilizing our own balance sheet and we have structured one of our guaranteed structured settlement and annuity warehouse facilities to allow us to finance lottery payment streams. In these instances, we earn a spread resulting from the difference between the discount rate at which we purchase the payment streams from the customer and the discount rate at which we sell to the investor. We have worked with the rating agencies to include lotteries in our securitizations together with our structured settlement and annuity payment streams. Lottery payment streams were included in our last three securitizations during 2013. We believe that our ability to securitize lottery payment streams has the potential to assist us to achieve an industry-leading cost of capital and to deliver our future growth in this asset class.

Pre-Settlement Funding

Unlike structured settlements, pre-settlement funding does not have a guaranteed payment stream. Rather, they depend on the successful outcome of a litigation claim. In general, a litigation claim is expected to resolve over a relatively short period, usually 18 months to 2 years, thus making the weighted average life much shorter than structured settlement, annuity or lottery payment streams. We believe we have a conservative risk profile for pre-settlements, with all potential transactions going through a rigorous underwriting process performed by experienced in-house attorneys and paralegals.

Current pre-settlement funding transactions are financed through a revolving credit facility with a leading commercial bank. The $35 million revolving credit facility has no mark-to-market exposure and it is structured with a revolving period that ends in December 2014 and a 24-month amortization period. Given the natural shorter duration of the asset, less financing capacity is needed.

Marketing

We have established an extensive history of effective direct response marketing across multiple advertising media. Since 1995, we have invested over $615 million in advertising to build our highly visible JG Wentworth and

Peachtree brands. In 2012, we ranked among the top five of direct response advertisers. Over our history, we have developed extensive expertise in direct marketing and brand management and have crafted a layered strategy combining highly efficient efforts in traditional broadcast media such as television and radio, along with an major presence in search, social media and other digital media.

Our high level marketing strategy is focused on reinforcing our brands as the “go to” option, increasing customer awareness of our product categories and driving growth in our purchases of structured settlement, fixed annuity, and lottery payment streams and interests in the proceeds of legal claims. We go to market as two separate brands, JG Wentworth and Peachtree, with distinctly different customer experiences. This is in response to clear consumer preferences as to which brand they choose to do business with. JG Wentworth and Peachtree are each supported by their own independent purchasing organization and dedicated marketing team, enabling them to tailor the customer experience to support each brand and product positioning. We believe JG Wentworth and Peachtree are the #1 and/or #2 most recognizable brands in their product categories.

We believe the ability to offer two distinct options, JG Wentworth and Peachtree, affords us several significant benefits. We utilize our two brands to enhance our product coverage, with JG Wentworth purchasing structured settlement and fixed annuity payment streams and Peachtree purchasing structured settlement and fixed annuity payment streams as well as purchasing lottery receivables and providing pre-settlement funding. By maintaining two differentiated brands, we believe we are able to address a broader customer base than would be possible with a single presence in the market. We believe the effectiveness of this two-brand strategy is demonstrated by the fact that the overlap in structured settlement leads generated between our brands is only approximately 10%.

Operations

We typically generate over 67,000 inbound inquiries per month, all of which are fielded by our in-house company/product specific purchasing staff located in Radnor, PA. These account executives establish a relationship with potential customers and lead them through the purchasing process.

In the case of structured settlement, annuity and lottery customers, our advanced proprietary information processing system has been optimized for the complex processes associated with the purchasing, servicing and securitizing these payment streams. In 2011, Peachtree implemented a new custom built pre-settlement processing system which enhanced our ability to manage these transactions.

Information Technology

We have implemented a scalable technical infrastructure that can flexibly support growing customer volume while delivering a high level of reliability and service. We have a state-of-the-art data center in Radnor, PA that utilizes advanced technologies and features such as CISCO Unified Computing and Servers, VMware, digital recording, customized software and a Net App storage area network. The desktops are primarily thin clients and the phone system utilizes a Voice over Internet Protocol or VoIP. We maintain disaster recovery contingency plans and have implemented procedures to protect against the loss of data resulting from power outages, fire and other casualties. We believe fast recovery and continuous operation are ensured with multiple redundancies, uninterruptible power supplies and contracted backup and recover services. We have implemented security systems to protect the integrity and confidentiality of our computer systems and data.

Competition

We operate in a highly fragmented industry. The various market participants generally consist of small competitors focused on the purchase of structured settlement payment, annuities and lottery payment streams. Competition in the structured settlement payments purchasing market is primarily based upon marketing, referrals, price and quality of customer service. Our main competitors in the structured settlement and annuities payments purchasing markets are Stone Street, Imperial, Novation, Seneca One, Woodbridge, Symetra Financial and Client First. Our principal competitors in lotteries receivable payments purchasing are Stone Street, Seneca One, Advanced Funding, Client First and Nu Point Funding.

The competitive landscape for pre-settlement funding is highly fragmented with significant variation in business practices. The few competitors with comparable volume include Oasis Legal Finance, Law Cash, US Claims and Global Financial. Beyond these competitors, the industry is characterized by small players and ad hoc fundings, such as attorneys funding colleagues’ clients.

Employees

Our headquarters are in Radnor, PA and we have approximately 394 employees as of September 30, 2013. We believe our relationship with our employees is good. None of our employees is covered by a collective bargaining agreement or represented by an employee union.

Intellectual Property

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business. In addition, our names, logos and website names and addresses are our service marks or trademarks. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Some of the trademarks we own or have the right to use include “J.G. Wentworth” and “Peachtree Financial Solutions.”

Properties

Our principal executive offices are located at 201 King of Prussia Road, Suite 501, Radnor, Pennsylvania 19087-5148 and consist of approximately 60,000 square feet of leased office space. We consider our facilities to be adequate for our current operations.

Regulation

We are subject to federal, state and, in some cases, local regulation in the jurisdictions in which we operate. These regulations govern and/or affect many aspects of our business.

Structured Settlements

Each structured settlement transaction requires a court order approving the transaction. These “transfer petitions,” as they are known, are brought pursuant to specific, state structured settlement protection acts, or SSPAs. These SSPAs vary somewhat but generally require (i) that the seller receive detailed disclosure statements regarding all key transaction terms, (ii) a three to ten day “cooling-off period” before which the seller cannot sign an agreement to sell their structured settlement payments and (iii) that the entire transaction be reviewed and approved by a state court judge. The parties to the transaction must satisfy the court that the proposed transfer of the structured settlement payments and its terms are in the best interests of the seller, taking into consideration the welfare and support of the seller’s dependents. Typically, a seller does not sell the entire amount of his settlement in one transaction. Once an order approving the sale is issued, the payments from the annuity provider are made directly to the purchaser of the structured settlement payments pursuant to the terms of the order.

The National Association of Settlement Purchasers, representing secondary market participants, and the National Structured Settlements Trade Association, representing primary market participants, are the principal structured settlement trade organizations which have developed and promoted model legislation regarding transfers of settlement payments, referred to as the Structured Settlement Model Act. While most SSPAs are similar to the Structured Settlement Model Act, any SSPA may place fewer or additional affirmative obligations (such as notice or additional disclosure requirements) on the purchaser, require more extensive or less extensive findings on the part of the court issuing the transfer order, contain additional prohibitions on the actions of the purchaser or the provisions of a settlement purchase agreement, have different effective dates, require shorter or longer notice periods and otherwise vary in substance from the Model Act.

Most of the settlement agreements giving rise to the structured settlement receivables that we purchase contain anti-assignment provisions that purport to proscribe assignments or encumbrances of structured settlement payments due thereunder. Anti-assignment provisions give rise to the risk that a claimant or a payor could invoke the anti-assignment provision in a settlement agreement to invalidate a claimant’s transfer of structured settlement payments to the purchaser, or force the purchaser to pay damages. In addition, at least one appellate court in Illinois has determined that the SSPA does not apply to certain transfers where an anti-assignment provision is applicable. Under certain circumstances, interested parties other than the related claimant or payor could also challenge, and potentially invalidate, an assignment of structured settlement payments made in violation of an anti-assignment provision. Whether the presence of an anti-assignment provision in a settlement agreement could be used to invalidate a prior transfer depends on various aspects of state and federal law, including case law and the form of Article 9 of the Uniform Commercial Code adopted in the applicable state.

Federal Tax Relief Act

Section 5891 of the Internal Revenue Code, or the Code, as added by the Tax Relief Act, levies an excise tax upon those people or entities that acquire structured settlement payments from a seller on or after February 22, 2002, unless certain conditions are satisfied. Such tax equals 40% of the discount imposed by the purchaser of the structured settlement payments. However, no such tax is levied if the transfer of such structured settlement payments is approved in a qualified court order. A qualified court order under the Tax Relief Act means a final order, judgment or decree that finds that the transfer does not contravene any federal or state law or the order of any court or administrative authority and is in the best interest of the payee, taking into account the welfare and support of the payee’s dependents. Also, it must be issued under the authority of an applicable statute of the state in which the seller is domiciled by a court of such state, or, if there is no such statute, under the authority of a statute of the state in which the seller or annuity provider is domiciled by a court of such state or the state of the seller’s domicile, or by the responsible administrative authority (if any) that has exclusive jurisdiction over the underlying action or proceeding. A transfer statute is an applicable state statute for this purpose.

The Tax Relief Act also states that any assignment of a seller’s structured settlement payments, whether made before or after February 22, 2002, involving a structured settlement that satisfies the conditions for favorable tax treatment under Section 130 of the Code would not affect such favorable tax treatment.

The IRS completed an audit of the JG Wentworth origination entity in early 2008 during which it reviewed such subsidiary’s compliance with Section 5891 of the Code (which codifies the excise tax imposed by the Tax Relief Act) in connection with structured settlement receivables acquired by such subsidiary for the period covering February 2002 through June 2007. Because the IRS claimed that, based on its audit findings, the subsidiary owed only approximately $147,000 in excise tax, the subsidiary determined that, even though it disagreed with the IRS’s findings on certain structured settlement receivables, it was not cost effective to challenge the IRS on such a small amount and paid the assessed amount in February 2008.

The IRS completed an audit of the Peachtree origination entity in 2011. The audit, which focused on such subsidiary’s compliance with Section 5891 of the Code, related to transactions engaged in by the subsidiary during the period ended July 2007. On August 25, 2011, the subsidiary received a “30-day letter” from the IRS asserting an excise tax liability of approximately $1,130,000. The subsidiary appealed this matter with the Appeals Division of the IRS. On April 26, 2012, the Kansas City Appeals Office decided in favor of the subsidiary and determined that no excise taxes were due.

Transfer Statutes

To protect the interest of individuals who wish to sell their rights to receive structured settlements payments, the state and federal governments have instituted laws and regulations governing the transferability of these interests. Currently, the assignment of structured settlement payments from one party to another is subject to federal and, in most cases, state statutory and regulatory requirements. Most states have adopted transfer statutes to provide certainty as to whom structured settlement payments are to be made and to ensure that individuals who wish to sell structured settlement payments are treated fairly. Under these transfer statutes, an individual who wishes to sell their right to receive payment must receive court approval that the transfer is in their best interest before a transfer can take place. Under federal guidelines, if court approval is not granted, the acquirer of the structured settlement payments is subject to a significant excise tax on the transaction. To comply with these regulations, there are a significant number of compliance items that must be completed before a transfer of a settlement can take place.

While structured settlement transfer statutes vary from state to state, a transfer statute typically sets forth, at a minimum, the following requirements that must be satisfied before a court will issue a transfer order approving a sale of structured settlement payments. The court must find that the sale of the structured settlement payments is in the seller’s best interest, taking into account the welfare and support of the seller’s dependents. The settlement purchaser must have given notice of the proposed sale and related court hearing to the related obligor and insurer and certain other interested parties, if any. In addition, the settlement purchaser must have provided to the seller a disclosure statement setting forth, among other things, the discounted present value of the purchaser to the structured settlement payments in question and any expenses or other amounts to be deducted from the purchase price received by the seller, and advising the seller to obtain or at least consider obtaining independent legal, tax and accounting advice in connection with the proposed transaction. Any transfer statute may place additional affirmative obligations on the settlement purchaser, require more extensive findings on the part of the court issuing the transfer order, contain additional prohibitions on the actions of the purchaser or the provisions of a settlement purchase agreement, require shorter or longer notice periods or impose other restrictions or duties on settlement purchasers. In particular, many transfer statutes specify that, if a transfer of structured settlement payments contravenes the terms of the underlying settlement contract, the settlement purchaser will be liable for any taxes, and in some cases, other costs, incurred by the related seller in connection with such transfer. Also, transfer statutes vary as to whether a transfer order issued under the statute constitutes definitive evidence that the related assignment complies with the terms of the applicable transfer statute. While many transfer statutes require a court to issue a finding at the time of the issuance of a transfer order that the related assignment complies with the terms of the applicable transfer statute, under several transfer statutes the issuance of a transfer order is only one of several factors used to determine compliance with the applicable transfer statute.

Many states have enacted transfer statutes with respect to lottery payments. While certain differences may exist as between the various lottery prize transfer statutes, the following requirements generally must be satisfied before a court will issue a transfer order approving a sale of lottery prize payments by a lottery winner: (i) the assignment must be in writing and state that the lottery winner has a statutorily specified number of business days within which to cancel the assignment; (ii) the lottery winner must be provided with a written disclosure statement setting forth, among other things, (a) the payments being assigned, by amounts and payment dates, (b) the purchase price being paid, (c) the discount rate applied by the purchaser to the lottery prize payments in question and (d) the amount of any origination or closing fees to be charged to the lottery winner; (iii) written notice of the proposed assignment and any court hearing concerning the assignment must be provided to the applicable lottery commission’s counsel prior to the date of any court hearing; (iv) the lottery winner must provide a sworn affidavit attesting that (a) he is of sound mind, in full command of his faculties and is not acting under duress and (b) has been advised regarding the assignment by his own independent legal counsel. A lottery prize transfer statute may place additional affirmative obligations on the lottery receivable purchaser, contain additional prohibitions on the actions of the lottery originator or its assignors or the provisions of the lottery purchase agreement, require shorter or longer periods or impose other restrictions or duties on lottery prize purchasers. In addition, in most states, the applicable state’s lottery commission will acknowledge in writing the transfer order, either by means of a written acknowledgement, counter-execution of the transfer order or an affidavit of compliance with the to-be-issued transfer order.

The failure on the part of a structured settlement payments purchaser to comply with the terms of a structured settlement transfer statute with respect to the assignment of a structured settlement receivable could have several adverse consequences, including that such purchaser’s purported purchase of such structured settlement receivable is rendered invalid and unenforceable and the IRS may seek to impose an excise tax.

The failure on the part of a lottery purchaser to comply with the terms of a lottery prize transfer statute with respect to the assignment of a lottery receivable could have several adverse consequences, including that the purchaser’s purported purchase of such lottery receivable is rendered invalid and unenforceable.

We have recently become aware that certain court orders obtained on our behalf by New York outside counsel may not be valid, due to deficiencies in the process undertaken by such outside counsel. We are in the process of reviewing the documentation relating to the court orders obtained by this third party and are taking steps to cure any deficiencies in the process and obtain valid court orders for all affected payments streams. We are also in the process of repurchasing each affected payment stream that has been used as collateral for one of our warehouse facilities or transferred to a securitization issuer. We do not expect these invalid orders or the repurchases to have a material adverse effect on our business.

Pre-Settlement Funding

There are currently only four states with statutes specifically relating to pre-settlement transactions: Maine, Nebraska, Ohio and Oklahoma. The requirements imposed by such statutes (which vary by state) on pre-settlement funding transactions include certain rescission periods, mandated contract provisions, restrictions on funder activities, restrictions on advertising, prohibitions of attorney referral fees, mandated disclosures, acknowledgements by the attorney representing the litigant and prohibitions on the funder making any decisions with respect to the underlying legal claim. The states of Maine, Nebraska and Oklahoma have basic registration requirements to conduct pre-settlement funding transactions. Such registration statutes require that an applicant meets certain character, fitness, honesty and financial responsibility requirements, including the posting of a bond or letter of credit. In addition to these statutes and registration requirements, common law concepts of champerty and maintenance as well as local court interpretation of the nature of the transaction structure (interpretation as a loan or a sale) impacts how the pre-settlement business is conducted in a particular state. As noted in this document, the regulatory framework for pre-settlement transactions is in its early stages and we expect that many other states will enact regulatory frameworks that will impact how and if we conduct business in those states. We anticipate that as uniform state regulation is implemented, the regulatory framework governing pre-settlement transactions will become more standardized.

Annuities

Annuity contracts are usually assignable by the annuitant pursuant to the terms of the underlying annuity contract. Providers of annuities will acknowledge in writing an annuitant’s sale of an annuity to a purchaser and redirect payments under such annuity to such purchaser. Under the law of many states, annuities are excluded from the scope of Article 9 of the UCC and therefore the UCC concept of “perfection” may not apply with respect to such assignments although a precautionary UCC-1 financing statement can be filed against the annuitant. Additionally, the procurement of an annuity contract with the intent to assign it is restricted under the law of many states. In light of such regulations, it is often necessary to wait to purchase annuity payments streams for at least six months after the issuance of the related annuity contract or seek satisfactory documentation confirming that the annuitant (or, if applicable, its predecessor in interest) did not procure the annuity contract with the intention to assign it. In addition, under the law of certain states, contestability or rescission periods apply to the assignment of annuities.

Workers’ Compensation Laws

Structured settlement payments arising under workers’ compensation statutes are subject to certain conditions and limitations contained in such statutes, including in many cases restrictions on a worker’s ability to assign certain of his or her rights under the statue. The secondary market for workers’ compensation receivables has historically not been as active as the secondary market for other structured settlements, and as a result there is greater uncertainty in how the relevant laws and regulations will be applied and enforced. Furthermore, we do not have a well-established history in servicing workers’ compensation receivables, our payment history should not be applied to workers’ compensation receivables. Workers’ compensation settlements represent less than 1% of the settlements we purchase.

Federal Regulations

Title X of the Dodd-Frank Act establishes the CFPB, which has regulatory, supervisory and enforcement powers over providers of consumer financial products and services. Included in the powers afforded the CFPB is the authority to adopt rules describing specified acts and practices as being “unfair,” “deceptive” or “abusive,” and hence unlawful. The CFPB could adopt rules imposing new and potentially burdensome requirements and limitations with respect to our lines of business.

In addition to Dodd-Frank’s grant of regulatory powers to the CFPB, Dodd-Frank gives the CFPB authority to pursue administrative proceedings or litigation for violations of federal consumer financial laws. In these proceedings, the CFPB can obtain cease and desist orders (which can include orders for restitution, reformation or rescission of contracts, payment of damages, refund or disgorgement, as well as other kinds of affirmative relief) and civil monetary penalties ranging from $5,000 per day for violations of federal consumer financial laws (including the CFPB’s own rules) to $25,000 per day for reckless violations and $1 million per day for knowing violations. Also, where a company has violated Title X of Dodd-Frank or CFPB regulations under Title X, Dodd-Frank empowers state attorneys general and state regulators to bring civil actions for the kind of cease and desist orders available to the CFPB (but not for civil penalties).

Federal anti-money-laundering laws make it a criminal offense to own or operate a money transmitting business without the appropriate state licenses, which we maintain, and registration with the U.S. Department of the Treasury’s Financial Crimes Enforcement Network (FinCEN). In addition, the USA PATRIOT Act of 2001 and the Treasury Department’s implementing federal regulations require us, as a “financial institution,” to establish and maintain an anti-money-laundering program. Such a program must include: (i) internal policies, procedures and controls designed to identify and report money laundering; (ii) a designated compliance officer; (iii) an ongoing employee-training program; and (iv) an independent audit function to test the program. Because of our compliance with other federal regulations having essentially a similar purpose, we do not believe compliance with these requirements has had or will have any material impact on our operations.

In addition, federal regulations require us to report suspicious transactions involving at least $2,000 to FinCEN. The regulations generally describe three classes of reportable suspicious transactions — one or more related transactions that the money services business knows, suspects, or has reason to suspect (i) involve funds derived from illegal activity or are intended to hide or disguise such funds, (ii) are designed to evade the requirements of the Bank Secrecy Act, or (iii) appear to serve no business or lawful purpose.

In connection with its administration and enforcement of economic and trade sanctions based on U.S. foreign policy and national security goals, the Treasury Department’s Office of Foreign Assets Control, or OFAC, publishes a list of individuals and companies owned or controlled by, or acting for or on behalf of, targeted countries. It also lists individuals, groups, and entities, such as terrorists and narcotics traffickers, designated under programs that are not country-specific. Collectively, such individuals and companies are called “Specially Designated Nationals,” or SDNs. Assets of SDNs are blocked and we are generally prohibited from dealing with them. In addition, OFAC administers a number of comprehensive sanctions and embargoes that target certain countries, governments and geographic regions. We are generally prohibited from engaging in transactions involving any country, region or government that is subject to such comprehensive sanctions.

The Gramm-Leach-Bliley Act of 1999 and its implementing federal regulations require us generally to protect the confidentiality of our customers’ nonpublic personal information and to disclose to our customers our privacy policy and practices, including those regarding sharing the customers’ nonpublic personal information with third parties. That disclosure must be made to customers at the time the customer relationship is established and at least annually thereafter.

Legal Proceedings

In the ordinary course of our business, we are party to various legal proceedings including but not limited to those brought by our current or former employees, customers and competitors, the outcome of which cannot be predicted with certainty. For example, a competitor has alleged that we have engaged in improper lead generation and customer acquisition practices, improper disclosure of information in connection with structured settlement payment transfer orders, violations of structured settlement payment transfer statutes and other similar claims. We believe that the allegations made against us in the claim are without merit and are vigorously defending against these allegations. In addition, on October 30, 2013, a complaint was filed in the Court of Chancery of the State of Delaware against JGWPT Holdings, LLC and certain of its current directors, who also are directors of ours, by two individuals who are former employees and current stockholders of J.G. Wentworth, Inc., an entity that owns approximately 0.0001% of JGW Holdco, LLC (which is one of the entities through which JLL holds its interest in JGWPT Holdings, LLC). The lawsuit seeks payment of amounts claimed to be owed under a tax receivable agreement entered into between J.G. Wentworth, Inc. and these individuals in connection with a 2007 private offering of securities of J.G. Wentworth, Inc. and also alleges breaches of contractual and fiduciary duties. JGWPT Holdings, LLC and the other relevant parties believe that the claims referenced in the complaint are entirely without merit and intend to vigorously defend the lawsuit. On November 27, 2013, JGWPT Holdings, LLC and the other defendants moved to dismiss the complaint, and on December 11, 2013, filed their opening brief in support of the motion to dismiss.

Other than as disclosed in this prospectus below, we are not involved in any legal proceedings that are expected to have a material adverse effect on our business, results of operations or financial condition. To the knowledge of management, other than as disclosed in this prospectus, no legal proceedings of a material nature involving us are pending or contemplated by any individuals, entities or governmental authorities.

Our policy is to defend vigorously all claims and actions brought against us. Although we intend to continue to defend ourselves aggressively against all claims asserted against us, current pending proceedings and any future claims are subject to the uncertainties attendant to litigation and the ultimate outcome of any such proceedings or claims cannot be predicted. Due to the nature of our business, at any time we may be a plaintiff in a proceeding pursuing judgment against parties from whom we have purchased a payment stream.

Class Action Suits; Agreements with Attorneys General

In the late 1990s, we were served with complaints in Pennsylvania, California and New Jersey alleging that we engaged in fraud and unfair business practices and violated consumer protection laws and usury statutes, prior to the effective date of any structured settlement transfer statutes in these states. We filed pleadings denying liability or wrongdoing in connection with these allegations. We believe our defenses to the complaints were meritorious and that we would have prevailed in those proceedings. However, we and the representatives of the plaintiffs or potential class entered into two settlement agreements resolving those lawsuits.

In connection with one of the settlements, we placed one million dollars into escrow to satisfy those class members who were subject to a discount rate in excess of 25%. Approximately $492,000 of the escrow remains and we believe that the escrowed amount will equal or exceed the amount of its liability to the members of the class. In connection with the settlements, we also modified certain provisions of our structured settlement agreement generally used by it to purchase structured settlements. The contract modifications do not restrict our ability to enter into future settlement purchase transactions.

At about the same time as the litigations described above, we and the Attorney General of the Commonwealth of Pennsylvania and the Attorney General of the State of New York entered into agreements where we agreed to refrain from enforcing certain provisions in already effective structured settlement payments purchase agreements, including provisions related to liquidated damages and attorneys’ fees and to limit its use of confession of judgment provisions. We also agreed to make certain changes in our settlement purchase agreements for future transactions. As part of the agreement with the Attorney General of the State of New York, New York residents who entered into settlement purchase transactions with us under terms that resulted in a discount rate (as defined in the agreement) greater than 25% are entitled to come forward and receive payments from us in the amount in excess of such amount. To date, no New York residents have come forward to demand such payment in connection with this agreement.

Fresno, California Litigation

In 2008 and 2009, the Fresno Superior Court issued a number of orders against us and other factoring companies, not only denying the petitions before them for court approval of structured settlement payment transfers pursuant to the California structured settlement transfer statute, but also raising and deciding other factual, procedural and legal issues not raised by any parties to the proceedings. The issues raised by the Court included the adequacy of the documents submitted by us; service and notice procedures in general; the independence of the claimants’ counsel from us; whether the structured settlement transfers at issue should be recharacterized as loans rather than sales (and thus subject to usury laws); the enforceability of assignment restrictions in the settlement annuity contracts or settlement agreements; and the validity of prior court orders approving transfers. We appealed, and in 2009, the Court of Appeal issued three published opinions reversing the challenged orders. In one of the opinions, the Court of Appeal held that a structured settlement payment transfer approved by a final court order cannot be attacked as void in the absence of direct and affirmative evidence of fraud, which the court determined had not been shown in the transaction at issue. In another opinion, the Court of Appeal held that in the absence of an objection by an interested person, an anti-assignment provision in a settlement annuity contract or settlement agreement does not bar the purchase of the structured settlement payments. In addition, the Court of Appeal held that the transfers were sales and not loans subject to the usury law. The Court of Appeal also ruled in favor of us on issues related to independent counsel. As the Court of Appeal ruled in favor of us, we believe that the litigation related to the Fresno Court orders is final.

California Proceedings

A purported class action lawsuit was filed against us in March 2009. Ceron v. 321 Henderson Receivables, L.P., et al., Case No. BC 409392. Raul Ceron, on behalf of himself and others, brought a purported class action against us in the Los Angeles County Superior Court in California. The purported class is defined as all persons who (i) sold structured settlement payment rights to us in a transaction approved by a California court pursuant to the California Structured Settlement Transfer Statute and (ii) were referred by us to a lawyer with respect to the sale of their structured settlement payment rights. The plaintiff claims that we referred him and other class members to particular lawyers to act as independent counsel and that the lawyers were not genuinely independent. He also alleged that we deducted the fees of such lawyers from the sale proceeds in violation of the California structured settlement transfer statute. The plaintiff sought a declaration that the prior court-approved transfers are void. In addition, the plaintiff sought unspecified general damages of $100 million, punitive damages and restitution. On March 29, 2010, the Superior Court sustained our demurrer to the complaint without leave to amend and entered a judgment of dismissal in favor of us. The plaintiff appealed. The Court of Appeal concluded the plaintiff could not recover any monetary damages, but permitted the plaintiff to seek injunctive relief as to any allegedly improper referrals or deduction of fees in the future. The time for any further appeal has expired with no further appeal having been taken. Because we neither refer California customers to attorneys nor deduct attorney fees from the proceeds of the sale, the plaintiff has elected not to pursue the case for injunctive relief. Plaintiff dismissed the lawsuit with prejudice in exchange for a nuisance value settlement of $5,000.

Illinois Proceedings

On March 12, 2011, a plaintiff filed a class action complaint against Settlement Funding, LLC d/b/a Peachtree Settlement Funding, in the Circuit Court of Cook County challenging four court-approved transfers of portions of her structured settlement payments to Peachtree Settlement Funding. The Court granted Peachtree Settlement Funding’s motion to compel individual arbitration, and the plaintiff filed an arbitration claim in September 2011 alleging, inter alia, that Peachtree Settlement Funding violated the Illinois Consumer Fraud Act. The arbitration was subsequently stayed when the plaintiff’s counsel claimed he had become concerned about her mental competence. During the stay, a guardian was appointed over the plaintiff’s finances but not her person. Nonetheless, after the stay, the plaintiff introduced new allegations that she was incompetent to enter into the transactions with Peachtree Settlement Funding and/or the statute of limitations for her consumer fraud claims was tolled by her purported disability. The plaintiff has no contemporaneous diagnosis of mental incompetence from the time of the transfers and still no guardianship over her person. The parties have negotiated a confidential settlement agreement resolving the arbitration on January 15, 2014, subject to the final court approval and certain other conditions.

The plaintiff also filed petitions to vacate the orders approving the four transfers before the Circuit Courts of Peoria County and Sangamon County. Both courts dismissed the plaintiff’s petitions to vacate as time-barred, and both ruled that the plaintiff failed to state a claim for tolling the statute of limitations on the basis of her purported disability. The plaintiff appealed both orders. The Appellate Court of Illinois, 4th District (acting through the 5th District due to case assignment) held that Illinois courts did not have authority to approve certain sales of structured settlement payments due to anti-assignment provisions in the settlement documents and concluded that the Sangamon County court orders were void ab initio due to a finding by the Appellate Court that Peachtree Settlement Funding’s counsel had not adequately disclosed the anti-assignment provisions to the court approving the plaintiff’s transfers. We believe that the Appellate Court erred in its decision on a number of points but the parties have agreed to resolve the matter in a confidential settlement agreement, subject to final court approval and certain other conditions. This decision may still adversely impact other court-approved structured payment sales previously approved in the state of Illinois and may adversely impact our ability to complete certain structural payment purchases in Illinois.

On October 24, 2011, a second plaintiff filed a demand for arbitration asserting largely the same claims against Peachtree Settlement Funding that the first plaintiff asserted with respect to twelve separate transfers made to Peachtree Settlement Funding in 2007, 2008 and 2009. The second plaintiff, however, included no allegations regarding his competence. The arbitration took place on October 17-19, 2012, and closing arguments took place January 18, 2013. On January 30, 2013, the arbitrator issued an award granting damages to the second plaintiff based on facts unique to the case, while agreeing with Peachtree Settlement Funding on most legal issues. Despite awarding the second plaintiff damages, the arbitrator did not disturb the transfer orders or grant any equitable relief. We have paid the amount of damages awarded and the claim is now resolved.

Consumer Lending Laws

From time to time, we or our subsidiaries have been named defendants in suits involving attempts to recharacterize the purchase of structured settlement payments as loans. Plaintiffs in these suits have asserted, among other things, that we and certain of our affiliates have engaged in deceptive loan practices in violation of state consumer credit statutes and state usury statutes or have otherwise failed to comply with certain statutory or regulatory requirements relating to consumer loan transactions. In some of these actions, the plaintiffs have also sought certification as a class and have requested relief including rescission of settlement contracts as well as monetary compensation. These suits were initiated in the structured settlement area before the Model Act was developed and before states adopted transfer statutes modeled after the Model Act. We do not believe that we have any significant exposure in this area because all purchases since June 2000 have been made pursuant to a court order issued pursuant to a transfer statute. The litigation matters referenced above have been settled and any monetary obligations have been fully funded. In addition, we have complied with our other obligations by incorporating certain provisions into our purchase agreements.

It is possible that with our expansion into other areas, such as annuities and pre-settlement and other new asset classes, that we could come under attack by claiming that the purchase of those products should be recharacterized as loans. If a court of competent jurisdiction were to hold that any such transaction is subject to consumer lending laws, we will not have complied with all of the requirements of such statutes. Such failure could result in the rescission of the applicable purchase agreement and repayment to those sellers of amounts received by us or any of our subsidiaries, an annuity trust, the annuity seller, a seller or an issuer with respect to the affected product. In addition, violations of certain consumer lending laws could subject us as the owner of a recharacterized loan to damages and administrative enforcement.

MANAGEMENT

Our Directors and Executive Officers

The following table sets forth certain information as of January 17, 2014, concerning our directors and executive officers.

Name	Age*	Position(s)
David Miller	54	Chief Executive Officer, Chairman and Director*
Randi Sellari	48	President and Chief Operating Officer
Stefano Sola	43	Executive Vice President and Chief Investment Officer
Stephen Kirkwood	43	Executive Vice President, General Counsel and Corporate Secretary
John Schwab	46	Executive Vice President and Chief Financial Officer
Alexander R. Castaldi	63	Director*
Robert C. Griffin	65	Director**†
Kevin Hammond	32	Director*
Paul S. Levy	65	Director*
Robert N. Pomroy	52	Director*
Francisco J. Rodriguez	41	Director*

*	Appointed as a director on June 21, 2013.
**	Appointed as a director on October 25, 2013.
†	Our board of directors has affirmatively determined that this director is independent pursuant to applicable NYSE corporate governance rules.

David Miller, Chief Executive Officer, Chairman and Director. Mr. Miller serves as our Chief Executive Officer and Chairman. Prior to joining us in January 2009, he was Executive Vice-President responsible for Ace Group’s International Accident and Health Insurance Business. Prior to his employment at Ace Group. Mr. Miller was President and CEO of Kemper Auto and Home Insurance, a joint venture between Mr. Miller and Kemper Insurance Company. Before Kemper Auto and Home Insurance, Mr. Miller was COO of Providian Direct Insurance. Mr. Miller began his insurance career with Progressive Insurance where he held various positions over his seven-year career including Division Controller, Senior Product Manager and National Customer Manager. Mr. Miller has a BSEE in electrical engineering from Duke University and a MBA in Finance from The Wharton School of the University of Pennsylvania. Since 2013, Mr. Miller has served on the Board of Ellington Residential Mortgage REIT, a publicly traded REIT listed on NYSE. He was previously a member of the New York Stock Exchange. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Miller was a director and executive officer of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Miller’s experience described above, including his knowledge and leadership of our company, his extensive background in the financial services industry and his management experience, provides him with the qualifications and skills to serve as a director on our board.

Randi Sellari, President & Chief Operating Officer. Ms. Sellari serves as our President and Chief Operating Officer. Previously, Ms. Sellari served as our Chief Financial Officer and as an officer beginning in 2005 and prior to that time was an officer of J.G. Wentworth Management Company, Inc. since January 1999. Prior to holding such position, she was a senior accountant for J.G. Wentworth Management Company and supervised its servicing department. Ms. Sellari, before working for J.G. Wentworth Management Company, Inc., was a tax associate at Coopers & Lybrand in Philadelphia. Ms. Sellari graduated Drexel University with a B.S. in Business Administration and is licensed in Pennsylvania as a certified public accountant. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Ms. Sellari was an executive officer of J.G Wentworth, LLC and J.G. Wentworth, and J.G. Wentworth, Inc.

Stefano Sola, Executive Vice President and Chief Investment Officer. Mr. Sola serves as our Executive Vice President and Chief Investment Officer. As Chief Investment Officer, Mr. Sola is responsible for the development and implementation of the financing and, capital markets platform and new funding sources across all product lines. He joined us in October 2009 from Swiss Re Capital Markets Corp. in New York where he served as Managing Director in the insurance-linked securities group. Prior to that, Mr. Sola focused on the origination and distribution of structured products and debt instruments at Natixis in New York for two years and Bear Stearns in London for seven years. During his final years at Bear Stearns, Mr. Sola set up and was head of the European Office for Bear Stearns Asset Management. Mr. Sola started his career with Deutsche Bank in London in the equity capital markets department. Since 2013, Mr. Sola has served on the Board of Pure Life Renal, LLC. Mr. Sola graduated with a B.A. from the American College in London specializing in Finance & Management.

Stephen Kirkwood, Executive Vice President, General Counsel and Corporate Secretary. Mr. Kirkwood serves as our Executive Vice President, General Counsel and Corporate Secretary. He joined the Peachtree family of companies in March 1999. Mr. Kirkwood was responsible for the legal matters involving or relating to the Peachtree family of companies, and since the merger with Peachtree companies in July 2011, Mr. Kirkwood has continued to manage legal matters for us. He graduated from Union College in 1992 with a Bachelor of Science degree and received his law degree from Albany Law School.

John Schwab, Executive Vice President and Chief Financial Officer. Mr. Schwab serves as our Executive Vice President and Chief Financial Officer. Prior to joining us in April 2013, he served in various capacities since 2004 for Expert Global Solutions, Inc. (formerly NCO Group, Inc.) including Executive Vice President and Chief Financial Officer. Expert Global Solutions, Inc. is a business process outsourcing company operating in 12 countries with over 40,000 employees. Prior to his employment at Expert Global Solutions, Inc., Mr. Schwab was the Chief Financial Officer of RMH Teleservices, a publicly traded teleservices company and Inrange Technologies Corp. Mr. Schwab spent eleven years at Arthur Andersen, most recently as a Senior Manager, and was a certified public accountant. Mr. Schwab graduated from LaSalle University with a BS in Business Administration.

Alexander R. Castaldi, Director. Mr. Castaldi is a Managing Director of JLL, which he joined in 2003, and was previously a chief financial officer of three management buyouts. He was most recently Executive Vice President, Chief Financial Officer and Administration Officer of Remington Products Company. Previously, Mr. Castaldi was Vice President and Chief Financial Officer at Uniroyal Chemical Company. From 1990 until 1995, he was Senior Vice President and Chief Financial Officer at Kendall International, Inc. During the 1980s, Mr. Castaldi was also Vice President, Controller of Duracell, Inc. and Uniroyal, Inc. Mr. Castaldi serves as a director of several companies, including Medical Card System, Inc., PGT, Inc., Netspend Holdings, Inc., and Education Affiliates, Inc. From 2004 to February 2006, Mr. Castaldi served as a director of Builders FirstSource, Inc. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Castaldi was a director of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Castaldi’s experience described above, including his knowledge of our company, his background in structured finance and securitizations, his management experience and his experience as a director, provides him with the qualifications and skills to serve as a director on our board.

Robert C. Griffin, Director. Mr. Griffin was Head of Investment Banking, Americas and a member of the Management Committee of Barclays Capital from June 2000 to March 2002. Prior to joining Barclays Capital, Mr. Griffin was a member of the Executive Committee for the Montgomery Division of Banc of America Securities and held a number of positions with Bank of America, including Group Executive Vice President and Head of Global Debt Capital Raising and as a Senior Management Council Member. Mr. Griffin currently serves on the boards of GSE Holding, Inc., Builders FirstSource, Inc. and Commercial Vehicle Group, Inc. and previously served on the board of Sunair Services Corporation, all of which are public companies.

Mr. Griffin’s experience described above, including his broad experience in the financial and investment world and his service on other public company boards, provides him with the qualifications and skills to serve as a director on our board.

Kevin Hammond, Director. Mr. Hammond is a Managing Director of JLL, which he joined in 2004. Prior to joining JLL, Mr. Hammond was an Analyst at Greenhill & Co., LLC. Mr. Hammond holds a B.S. degree from the University of Virginia.

Mr. Hammond’s experience described above, including his knowledge of our company and his background in finance, provides him with the qualifications and skills to serve as a director on our board.

Paul S. Levy, Director. Mr. Levy is a Managing Director of JLL, which he founded in 1988. In the last five years, he has served on the boards of the following public companies, on which he currently remains: Patheon, Inc., PGT, Inc., IASIS Healthcare, LLC and Builders FirstSource, Inc. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Levy was a director of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Levy’s experience described above, including his knowledge of our company and his experience as a director of other public companies, provides him with the qualifications and skills to serve as a director on our board.

Robert N. Pomroy, Director. Mr. Pomroy is a Managing Director of Credit Suisse in the Private Banking & Wealth Management division, based in New York. He is the Global Operating Partner for DLJ Merchant Banking. Mr. Pomroy joined Credit Suisse in 2004 from Mercer Management Consulting, where he served as Head of North American Private Equity and M&A and Senior Partner in the Financial Services practice. Mr. Pomroy holds a B.S. degree in Commerce from the University of Virginia and a Masters in Business Administration from Harvard Business School.

Mr. Pomroy’s experience described above, including his background in finance and his leadership experience in other public companies, provides him with the qualifications and skills to serve as a director on our board.

Francisco J. Rodriguez, Director. Mr. Rodriguez has served as a member of Netspend Holdings, Inc.’s Board of Directors since July 2008. Mr. Rodriguez is a Managing Director of JLL, which he joined in 1995. Prior to joining JLL, Mr. Rodriguez was a member of the merchant banking group at Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Rodriguez also serves as a director of several companies, including Education Affiliates, Inc., FC Holdings, Inc., Ross Education, LLC and NetSpend Holdings, Inc. Mr. Rodriguez holds a B.S. degree from the University of Pennsylvania Wharton School. On May 7, 2009, J.G. Wentworth, LLC, J.G. Wentworth, Inc., and JGW Holdco, LLC filed for protection under Chapter 11 of the United States Bankruptcy Code. At the time of such filing, Mr. Rodriguez was a director of J.G. Wentworth, LLC and J.G. Wentworth, Inc.

Mr. Rodriguez’s experience described above, including his knowledge of our company, his background in finance and his experience as a director of other companies, provides him with the qualifications and skills to serve as a director on our board.

Board Composition and Election of Directors

Our certificate of incorporation provides that our board of directors will consist of not less than three directors nor more than eleven directors. The exact number of members on our board of directors will be determined from time to time by our board of directors. Our board of directors will be divided into three classes, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders.

In connection with our IPO, we entered into a Director Designation Agreement with the JLL Holders and PGHI Corp. Under this agreement, the JLL Holders have the right to designate four director designees to our board of directors so long as the JLL Holders own at least 934,488 JGWPT Common Interests or at least 20% of the aggregate number of JGWPT Common Interests then held by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011, and PGHI Corp. has the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate no fewer than 436,104 JGWPT Common Interests.

In connection with our IPO, the JLL Holders, PGHI Corp. and certain other Common Interestholders entered into a Voting Agreement pursuant to which they agreed to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders, and one designee of PGHI Corp. Under the terms of the Voting Agreement, the parties are no longer obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) holds in the aggregate fewer than 872,136 JGWPT Common Interests. By virtue of the Voting Trust Agreement described below, the JLL Holders, David Miller, and Randi Sellari are entitled to vote all Class B Shares held by certain of the Employee Members, representing, together with the Class B Shares held by the JLL Holders, 76.3% of the combined voting power of our common stock, in favor of the election to our board of directors of the foregoing board designees. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power to determine the outcome of such vote.

Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders are each entitled to cast two votes on each matter presented to the board of directors until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011. Thereafter the four directors designated by the JLL Holders will be entitled to each cast one vote on each matter presented to the board of directors. All other directors will each be entitled to cast one vote on each matter presented to the board of directors.

Our certificate of incorporation provides that directors may only be removed for cause by the holders of 2∕3 of the voting power of our then outstanding stock voting as a single class at a meeting of stockholders. The certificate will also provide that, if a director is removed or if a vacancy occurs due to either an increase in the size of the board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

We have availed ourselves of the “controlled company” exception under the NYSE rules because more than 50% of the voting power of our common stock is held by the JLL Holders, PGHI Corp. and certain other Common Interestholders each of which has agreed to vote their shares together pursuant the Voting Agreement. The “controlled company” exception eliminates the requirements that we have (a) a majority of independent directors on our board and (b) compensation and nominating/corporate governance committees composed entirely of independent directors, as independence is defined in Rule 10A-3 of the Exchange Act and under the listing standards. The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of Sarbanes-Oxley and the NYSE. We are required to have an audit committee with at least one independent director during the 90-day period beginning on the date of effectiveness of the registration statement filed with the SEC in connection with our IPO. After this 90-day period and until one year from the date of effectiveness of that registration statement, we will be required to have a majority of independent directors on our audit committee. Thereafter, we will be required to have an audit committee comprised entirely of independent directors. See “Management—Directors and Executive Officers.” If at any time we cease to be a “controlled company” under the NYSE rules, our board of directors will take all action necessary to comply with the applicable NYSE rules, including appointing a majority of independent directors to our board of directors and establishing certain committees composed entirely of independent directors, subject to a permitted “phase-in” period.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include an Audit and Compliance Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our board of directors has adopted written charters for each of these committees. Copies of the charters are available on our website. Our board of directors may establish other committees as it deems necessary or appropriate from time to time.

Audit and Compliance Committee

Our Audit and Compliance Committee consists of Robert Griffin (qualified Audit Committee Financial Expert and Chairman), Alexander Castaldi and Kevin Hammond. The functions of our Audit and Compliance Committee, among other things, include:

•	reviewing our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;
•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
•	appointing and determining the compensation for our independent auditors;

•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and
•	reviewing and overseeing our independent registered public accounting firm.

Our board of directors has determined that Robert C. Griffin qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K and that Robert C. Griffin is independent as independence is defined in Rule 10A-3 of the Exchange Act and under the NYSE listing standards. As discussed above under the caption “Board Composition and Election of Directors,” the Audit and Compliance Committee will consist of a majority of independent directors within 90 days of listing, and consist of all independent directors by the first anniversary of listing, consistent with the NYSE listing standards.

Compensation Committee

Our Compensation Committee consists of Alexander Castaldi (Chairman) and Frank Rodriguez. The functions of our Compensation Committee, among other things, include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, evaluating the performance of these executives in light of those goals and objectives and, based on that evaluation, determining the compensation of our chief executive officer and making recommendations to the board of directors regarding the compensation of our other executive officers;
•	reviewing director compensation;
•	reviewing overall compensation programs and recommending that the board of directors amend these plans if the Compensation Committee deems it appropriate; and
•	administering our incentive compensation and equity-based plans.

In order to comply with certain SEC and tax law requirements, our compensation committee (or a subcommittee of the compensation committee) must consist of at least two directors that qualify as “non employee directors” for the purposes of Rule 16b-3 under the Exchange Act and satisfy the requirements of an “outside director” for purposes of Section 162(m) of the Code.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Alexander Castaldi (Chairman), Frank Rodriguez and David Miller. The functions of our Nominating and Corporate Governance Committee, among other things, include:

•	identifying individuals qualified to become board members and recommending director nominees and board members for committee membership;
•	developing and recommending to our board corporate governance guidelines; and
•	overseeing the evaluation of our board of directors and its committees and management.

Risk Oversight

Our board of directors oversee a company-wide approach to risk management that is carried out by management. Our board of directors determine the appropriate risk for us generally, assess the specific risks faced by us and review the steps taken by management to manage those risks. While our board of directors maintain the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas.

Additionally, our Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements, and the incentives created by the compensation awards it administers. Our Audit and Compliance Committee oversees management of enterprise risks and financial risks, as well as potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of our board of directors.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee have ever been an officer or employee of us. None of our executive officers have served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Code of Business Conduct and Ethics

Our board of directors has adopted a code of business conduct and ethics that applies to our directors, officers and employees. A copy of this code is available on our website. Any amendments to the code, or any waivers of its requirements, will be disclosed on our website.

Corporate Governance Guidelines

Our board of directors have adopted corporate governance guidelines to assist our board of directors in the exercise of its fiduciary duties and responsibilities to us and to promote the effective functioning of our board of directors and its committees. Our corporate governance guidelines cover, among other topics:

•	director independence and qualification requirements;
•	board leadership and executive sessions;
•	limitations on other board and committee service;
•	director responsibilities;
•	director compensation;
•	director orientation and continuing education;
•	board and committee resources, including access to officers and employees;
•	succession planning; and
•	board and committee self evaluations.

A copy of our corporate governance guidelines is available on our website. Any amendments to the guidelines will be disclosed on our website.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors pursuant to which we have agreed to indemnify each director against: (i) expenses, judgments, and settlements paid in connection with third-party claims; and (ii) expenses and settlements paid in connection with claims in our right, in each case provided that the director acted in good faith. In addition, we have agreed to indemnify each director to the fullest extent permitted by law against all expenses, judgments, and amounts paid in settlement unless the director’s conduct constituted a breach of his or her duty of loyalty to our stockholders. Subject to the director’s obligation to repay us in the event that he or she is not entitled to such indemnification, we will repay the expenses of the director prior to a final determination as to whether the director is entitled to indemnification.

Executive Compensation

Introduction

Our named executive officers for the year ended December 31, 2013, which consist of our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers as of December 31, 2013, are as follows:

•	David Miller, our Chief Executive Officer;
•	Randi A. Sellari, our President and Chief Operating Officer; and
•	John Schwab, our Executive Vice President and Chief Financial Officer.

2013 Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of our named executive officers for services rendered during the last two fiscal years.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
David Miller Chief Executive Officer	2013	593,136	153,261	0	—	76,846	823,243
	2012	565,096	0	485,800	753,435	77,646	1,881,977
Randi A. Sellari President and Chief Operating Officer	2013	569,306	114,949	0	—	75,597	759,852
	2012	542,717	0	371,700	712,785	78,426	1,705,628
John Schwab Executive Vice President and Chief Financial Officer(5)	2013	276,923	476,000	999,000	—	6,154	1,758,077

(1)	Amounts represent the aggregate grant date fair value of options to purchase Class A Shares granted in connection with our IPO in 2013, calculated in accordance with FASB ASC Topic 718.
(2)	The amounts represent the aggregate grant date fair value of Class B management interests in JGWPT Holdings, LLC, or the Class B Management Interests, granted to Mr. Schwab upon his commencement of employment in 2013 and to Mr. Miller and Ms. Sellari in 2012, calculated in accordance with FASB ASC Topic 718.
(3)	The amounts of annual performance-based cash bonuses that may be paid to our named executive officers with respect to 2013 are not presently calculable and are expected to be determined in March 2014. For more information relating to our 2013 annual cash incentive program, see the section entitled “Overview of Our 2013 Executive Compensation Program—Elements of Compensation—Annual Cash Incentive Bonus,” below.
(4)	Amounts represent (1) for Mr. Miller a $19,846 automobile allowance, a $12,000 club allowance, a $35,000 allowance to purchase life insurance and a 401(k) plan matching contribution of $10,000; (2) for Ms. Sellari, a $19,846 automobile allowance, a $12,000 club allowance, a $35,000 allowance to purchase life insurance and a 401(k) plan matching contribution of $8,751; and (3) for Mr. Schwab, a 401(k) plan matching contribution.
(5)	Mr. Schwab commenced employment as our Executive Vice President and Chief Financial Officer in April 2013.

Overview of Our Executive Compensation Program

Elements of Compensation

Each of the named executive officers was provided with the following primary elements of compensation in 2013:

Base Salary. Each named executive officer received a fixed base salary in an amount determined in accordance with the executive’s employment agreement or offer letter and based on a number of factors, including:

•	The nature, responsibilities and duties of the officer’s position;
•	The officer’s expertise, demonstrated leadership ability and prior performance;
•	The officer’s salary history and total compensation, including annual cash bonuses and long-term incentive compensation; and
•	The competitiveness of the market for the officer’s services.

Each named executive officer’s base salary for 2013 is listed in the “2013 Summary Compensation Table,” above.

Annual Cash Incentive Bonus. Each named executive officer was eligible to earn a cash incentive in 2013. The incentives for Messrs. Miller and Schwab and Ms. Sellari will be based on the achievement of financial and other performance measures relating to 2013. As described below in “Employment Arrangements with Named Executive Officers,” each officer was eligible to receive a specified amount upon achievement of the applicable objectives. In addition, each officer’s bonus could be adjusted from the amount earned based on achievement of the specified objectives to reflect additional relevant factors, including the officer’s individual performance during the year.

The potential amounts of these bonuses are not presently calculable and are expected to be determined in March 2014.

Stock Option Grants. In connection with our IPO, we made a grant of stock options to each of our named executive officers in consideration of the Class B Management Interests of JGWPT Holdings LLC that were cancelled when we implemented our current structure in preparation for the IPO. Each of these stock options entitles the holder to purchase a specified number of Class A Shares in accordance with all of the terms and conditions of the JGWPT Holdings Inc. 2013 Omnibus Incentive Plan. These stock options will vest and become exercisable in equal 20% installments on November 7 of each of 2014, 2015, 2016, 2017 and 2018, generally subject to the holder’s continued employment with us through the applicable vesting date.

The number of Class A Shares subject to each stock option granted to the named executive officers is listed in the “Outstanding Equity Awards at Fiscal Year End for 2013” table, below.

Other Benefits. In 2013, Mr. Miller and Ms. Sellari were provided with certain limited additional fringe benefits that we believe are commonly provided to similarly situated executives in the market in which we compete for talent and therefore are important to our ability to attract and retain top level executive management. As described in more detail below in the section entitled “Employment Agreements with Named Executive Officers,” these benefits include a monthly automobile and club membership allowance and an annual cash payment to purchase life insurance. The amounts paid to Mr. Miller and Ms. Sellari in 2013 respect of these benefits is reflected above in the “2013 Summary Compensation Table” under the “All Other Compensation” heading. Mr. Schwab is not entitled to receive these benefits.

Retirement and Employee Benefits. All employees are eligible to participate in broad-based and comprehensive employee benefit programs, including medical, dental, vision, life and disability insurance and a 401(k) plan with matching contributions. Our named executive officers are eligible to participate in these plans on the same basis as our other employees. We do not sponsor or maintain any deferred compensation or supplemental retirement plans in addition to our 401(k) plan. The 401(k) plan matching contributions provided to our named executive officers in 2013 are reflected above in the “2013 Summary Compensation Table” under the “All Other Compensation” heading.

Grant of Class B Management Interests to Mr. Schwab

We made a grant of Class B Management Interests (commonly referred to as profits interests) to Mr. Schwab upon his commencement of employment with us in 2013. We did not make any other grants of Class B Management Interests to our named executive officers in 2013. All of our Class B Management Interests, including those granted to Mr. Schwab, were converted into JGWPT Common Interests (with a corresponding equal number of Class B Shares) in connection with our IPO in a manner that reflected the percentage of JGWPT Holdings, LLC that was owned by the Class B Management Interest holders, taking into account their distribution entitlement and the fair value of JGWPT Holdings, LLC based on the offering price.

The JGWPT Common Interests held by Mr. Schwab, as converted from the Class B Management Interests that were originally granted to him, are subject to forfeiture restrictions that lapse in equal 20% installments over a five-year period, subject to his continued employment. More information relating to these interests is included in the “Outstanding Equity Awards at Fiscal Year End for 2013” table, below.

Employment Agreements with Named Executive Officers

Each of our named executive officers is a party to a written employment arrangement. The material terms of each of those arrangements is described below. For a description of the compensation actually paid to the named executive officers for 2013, please refer to the “2013 Summary Compensation Table,” above.

Employment Agreement with David Miller

Mr. Miller and J.G. Wentworth, LLC entered into an employment agreement on November 1, 2010, which was subsequently amended on March 11, 2013. Mr. Miller’s agreement provides that he will serve as Chief Executive Officer under the agreement for an initial period that began on November 1, 2010 and ended on November 1, 2012, and for subsequent one-year periods thereafter unless his employment is terminated or either party provides at least 90 days’ advance notice of non-renewal prior to the end of the applicable period.

Pursuant to the agreement, Mr. Miller is entitled to an initial annual base salary of $450,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 100% of his then-current base salary (maximum of 200%) based on the achievement of annual performance objectives and other conditions which are described in more detail in the section entitled “Overview of Our Executive Compensation Program – Elements of Compensation – Annual Cash Incentive Bonus,” above. The agreement also provides that Mr. Miller is eligible to receive equity compensation awards and to receive fringe benefits provided to other senior executive officers generally, including a $1,500 monthly automobile allowance (increased annually based on the Consumer Price Index), a $1,000 monthly club allowance and a $35,000 annual cash allowance to purchase life insurance of his choice. Mr. Miller is also eligible to receive employee health and welfare benefits as are provided to senior executive officers generally.

The agreement provides that if Mr. Miller’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Mr. Miller for “good reason” (as described below), and Mr. Miller executes a general release of claims, then he will receive (i) continued base salary and health and welfare benefits for 24 months following the date of termination and (ii) a pro-rated annual incentive bonus for the year of termination, payable when, as and if such bonuses are paid to senior executives with respect to the year of termination. For purposes of the agreement, “good reason” means, in summary, (a) Mr. Miller’s removal as Chief Executive Officer, (b) a material reduction his duties or responsibilities or the assignment to him of duties or responsibilities that are inconsistent with his position, including reporting to anyone other than the board of directors or a committee thereof, (c) a reduction of his base salary, (d) relocation of his office by more than 40 miles or (e) a material breach of the agreement by J.G. Wentworth, LLC that is not cured within 30 days.

The agreement also provides that during Mr. Miller’s employment and for the one-year period following termination of his employment for any reason, Mr. Miller will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, J.G. Wentworth, LLC or certain related entities. The agreement further provides that Mr. Miller may not disclose any proprietary, trade secret or confidential information involving J.G. Wentworth, LLC and certain related entities and will assign all applicable intellectual property rights to them.

Employment Agreement with Randi A. Sellari

Ms. Sellari entered into an employment agreement with J.G. Wentworth, LLC on July 23, 2007. Ms. Sellari’s agreement provides that she will serve as President and Chief Operating Officer under the agreement for an initial period that began on July 23, 2007 and ended on July 23, 2010, and for subsequent one-year periods thereafter unless her employment is terminated or either party provides at least 90 days’ advance notice of non-renewal prior to the end of the applicable period.

Pursuant to the agreement, Ms. Sellari is entitled to an initial annual base salary of $425,000, subject to increase, and is eligible to receive an annual cash bonus with a target amount of 100% of her then-current base salary based on the achievement of annual performance objectives and other conditions which are described in more detail in the section entitled “Overview of Our Executive Compensation Program—Elements of Compensation—Annual Cash Incentive Bonus,” above. The agreement further provides that Ms. Sellari is entitled to receive fringe benefits that are no less favorable than those provided to similarly situated executives, including a $1,500 monthly automobile allowance (increased annually based on the Consumer Price Index) and a $1,000 monthly club allowance. Ms. Sellari is also eligible to receive a $35,000 annual cash allowance to purchase life insurance of her choice. In addition, Ms. Sellari is eligible to receive employee health and welfare benefits as are provided to senior executive officers generally.

The agreement provides that if Ms. Sellari’s employment is terminated by the employer without “cause” (as defined in the agreement) or by Ms. Sellari for “good reason” (as described below), and Ms. Sellari executes a general release of claims, then she will receive (i) continued base salary and health, welfare and fringe benefits for 36 months following the date of termination and (ii) a pro-rated annual incentive bonus for the year of termination, payable when, as and if such bonuses are paid to senior executives with respect to the year of termination. In addition, if Ms. Sellari’s employment is terminated by the employer without cause or if certain corporate transactions occur, then any stock options referenced in the prior paragraph will vest in full. For purposes of the agreement, “good reason” means, in summary, (a) relocation of Ms. Sellari’s office by more than 10 miles or (b) a material breach of the agreement by J.G. Wentworth, LLC that is not cured within 30 days.

The agreement also provides that during Ms. Sellari’s employment and for the three-year period following termination of her employment for any reason, Ms. Sellari will not compete with, or solicit any vendors, customers, suppliers, employees, consultants or agents of, J.G. Wentworth, LLC or certain related entities. The agreement further provides that Ms. Sellari may not disclose any proprietary, trade secret or confidential information involving J.G. Wentworth, LLC and certain related entities and will assign all applicable intellectual property rights to them.

Employment Arrangements with John Schwab

Mr. Schwab entered into an offer letter with JGWPT Holdings, LLC on March 26, 2013, pursuant to which he serves as our Chief Financial Officer. The letter provides that Mr. Schwab is entitled to receive an initial annual base salary of $400,000, subject to periodic reviews, and is eligible to receive an annual cash bonus of up to 75% of his then-current base salary (pro-rated for 2013) based on the achievement of annual performance objectives and other conditions which are described in more detail in the section entitled “Overview of Our 2013 Executive Compensation Program—Elements of Compensation—Annual Cash Incentive Bonus,” above. In addition, the letter provides that Mr. Schwab was eligible to receive an equity grant of 150,000 Class B-1a management interests, subject to board approval of the grant and a governing equity plan document.

Mr. Schwab entered into a separate severance letter with JGWPT Holdings, LLC on March 26, 2013. The severance letter provides that if Mr. Schwab’s employment is involuntarily terminated for any reason other than “cause” (which includes, but is not limited to, acts such as theft and fraud), he will receive continued base salary for 52 weeks and a pro-rated bonus for the year of termination, in each case subject to his execution of a general release of claims.

Outstanding Equity Awards at Fiscal Year End for 2013

The following table sets forth certain information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
David Miller	0	25,758	14.00	11/7/2023	—	—
	—	—	—	—	523,401	9,101,944
Randi A. Sellari	0	19,319	14.00	11/7/2023	—	—
	—	—	—	—	426,332	7,413,914
John Schwab	0	80,000	14.00	11/7/2023	—	—
	—	—	—	—	63,906	1,111,326

(1)	These stock options will vest and become exercisable in equal 20% installments on November 7 of each of 2014, 2015, 2016, 2017 and 2018, generally subject to the holder’s continued employment with us through the applicable vesting date.
(2)	The stock awards listed in this column consist of restricted JGWPT Common Interests (and a corresponding equal number of Class B Shares), which become vested as follows: for Mr. Miller and Ms. Sellari, the interests will vest on September 22, 2014 and for Mr. Schwab, these interests will vest on the first five anniversaries of the grant date, in each case subject to the holder's continued employment.
(3)	The market value is determined by multiplying the value of the applicable class of units as of December 31, 2013, as determined in accordance with JGWPT Holdings, LLC’s annual valuation process, by the number of units of the applicable class.

401(k) Plan

The JGWPT Holdings 401(k) Plan provides substantially all employees with the ability to make pre- or post-tax retirement contributions in accordance with applicable IRS limits. Matching contributions are provided in an amount equal to 50% of an employee’s contributions up to the first 8% contributed by the employee.

Potential Payments Upon Termination or Change in Control

Please refer to the section entitled “Employment Agreements with Named Executive Officers,” above, for a description of severance payments and benefits to be provided to our named executive officers in connection with certain qualifying terminations of their employment.

Director Compensation

The following table provides compensation information for the year ended December 31, 2013 for each of our independent directors. Directors who are not independent do not receive compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Alexander R. Castaldi	0	0	0
Eugene I. Davis(1)	43,696	55,000	98,696
Robert C. Griffin	12,935	55,000	67,935
Kevin Hammond	0	0	0
Paul S. Levy	0	0	0
Robert N. Pomroy	0	0	0
Francisco J. Rodriguez	0	0	0

(1)	Mr. Davis resigned from the board on December 5, 2013.
(2)	Amounts represent the aggregate grant date fair value of restricted Class A Shares granted in 2013, calculated in accordance with FASB ASC Topic 718.

Our independent director, Mr. Griffin, receives an annual cash retainer fee of $55,000 and an annual grant of restricted Class A Shares with a grant date fair value of $55,000, which vests on the first anniversary of the grant date subject to his continued service on the board through the first anniversary of the grant date. The chairman of our audit and compliance committee receives an additional annual cash fee of $15,000 and each other member of the audit and compliance committee receives an additional annual cash fee of $5,000. However, any director designated by one of our stockholders pursuant to the Director Designation Agreement will not be compensated by us for his or her service on the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We or JGWPT Holdings, LLC have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities on an as-converted to Class A Share basis, and affiliates of our directors, executive officers and holders of more than 5% of our voting securities.

Operating Agreement of JGWPT Holdings, LLC

We operate our business through JGWPT Holdings, LLC and its consolidated subsidiaries. The operations of JGWPT Holdings, LLC, and the rights and obligations of the Common Interestholders, are forth in the operating agreement of JGWPT Holdings, LLC. The following description of the JGWPT Holdings, LLC operating agreement is not complete and is qualified by reference to the full text of the agreement.

Governance. We serve as the sole managing member of JGWPT Holdings, LLC. As such, we control its business and affairs and are responsible for the management of its business. No members of JGWPT Holdings, LLC, in their capacity as such, have any authority or right to control the management of JGWPT Holdings, LLC or to bind it in connection with any matter. As noted above, however, the Common Interestholders other than PGHI Corp. have the ability to exercise majority voting control over us by virtue of their ownership of Class B Shares. In addition, our board of directors is, pursuant to the Director Designation Agreement, currently composed of a total of five designees appointed by the JLL Holders and PGHI Corp. who exercise a majority of the director voting power on all matters presented to the board of directors. Under the terms of the Voting Agreement the JLL Holders, PGHI Corp. and certain other Common Interestholders entered into in connection with our IPO, they have agreed to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders, and one designee of PGHI Corp.

Rights of Members. Each JGWPT Common Interest entitles the holder to equal economic rights. Common Interestholders have no voting rights by virtue of their ownership of JGWPT Common Interests, except for the right to approve certain amendments to the operating agreement of JGWPT Holdings, LLC, certain changes to the capital accounts of the members of JGWPT Holdings, LLC, any conversion of JGWPT Holdings, LLC to a corporation other than for purposes of a sale transaction, certain issuances of membership interests in JGWPT Holdings, LLC, certain mergers, consolidations or sale transactions and any dissolution of JGWPT Holdings, LLC. See “—Amendments.” Common Interestholders other than PGHI Corp. hold Class B Shares, enabling them to exert a significant percentage of our voting power. See “Risk Factors—Control by the JLL Holders of 62.8% of the combined voting power of our common stock and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.”

Net profits and net losses and distributions of JGWPT Holdings, LLC generally will be allocated and made to its members pro rata in accordance with the number of JGWPT Common Interests they hold, whether or not vested.

Exchange of Class C Profits Interests for Warrants. In connection with our IPO, PGHI Corp. received warrants to purchase Class A Shares in exchange for Class C Profits Interests previously held by PGHI Corp..

The warrants issued in respect of the Tranche C-1 profits interests entitle the holders thereof to purchase up to 483,217 Class A Shares, an amount equal to 2.5% of our outstanding common stock or other equity interests (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests then outstanding (excluding the Class B Shares)). These warrants have an exercise price of $35.78 per share.

The warrants issued in respect of the Tranche C-2 profits interests entitle the holders thereof to purchase up to 483,217 Class A Shares, an amount equal to 2.5% of our outstanding common stock or other equity interests (on a fully-diluted basis after giving effect to such warrants and any other options or rights to purchase common stock or other equity interests then outstanding (excluding the Class B Shares)). These warrants have an exercise price of $63.01 per share.

These warrants will be exercisable beginning on May 7, 2014 and until January 8, 2022, and may not be transferred.

Coordination of JGWPT Holdings Inc. and JGWPT Holdings, LLC. At any time we issue a Class A Share for cash, the net proceeds received by us will be promptly transferred to JGWPT Holdings, LLC, and JGWPT Holdings, LLC will issue to us one of its JGWPT Common Interests. At any time we issue a Class A Share pursuant to our proposed equity incentive plan or upon exercise of our warrants we will contribute to JGWPT Holdings, LLC all of the proceeds that we receive (if any) and JGWPT Holdings, LLC will issue to us one of its JGWPT Common Interests, having the same restrictions, if any, attached to the Class A Shares issued under our equity incentive plan or warrants. Conversely, if we redeem or repurchase any of our Class A Shares, JGWPT Holdings, LLC will, immediately prior to our redemption or repurchase, redeem or repurchase an equal number of JGWPT Common Interests held by us, upon the same terms and for the same price, as the Class A Shares are redeemed or repurchased. We can only redeem or repurchase Class A Shares if JGWPT Holdings, LLC first redeems or repurchases JGWPT Common Interests we hold.

Under the terms of the JGWPT Holdings, LLC operating agreement, subject to the approval of the Common Interestholders, we may in the future cause JGWPT Holdings, LLC to issue JGWPT Common Interests or other, newly created classes of JGWPT Holdings, LLC securities to one or more investors having such rights, preferences and other terms as we determine, and in such amount as we may determine. In addition, we may in the future elect to compensate our employees by granting them JGWPT Common Interests, whether or not subject to forfeiture, or profits interests or other securities. Any such issuance would have a dilutive effect on the economic interest we hold in JGWPT Holdings, LLC. In addition, we will issue our Class B Shares having 10 votes per share on a one-for-one basis in connection with any future issuances of JGWPT Common Interests, which would have a dilutive effect on the voting power of our then current holders of Class A Shares. The tax receivable agreement would cover any exchanges of JGWPT Common Interests issued to the current parties to that agreement after the offering, and it is possible that new investors in the JGWPT Common Interests after the offering may become parties to the tax receivable agreement as well.

Pursuant to the JGWPT Holdings, LLC operating agreement, we agreed, as managing member, that we will not conduct any business other than the management and ownership of JGWPT Holdings, LLC and its subsidiaries, or own any other assets (other than cash or cash equivalents to be used to satisfy liabilities or other assets held on a temporary basis). In addition, JGWPT Common Interests, as well as our common stock, are subject to equivalent stock splits, dividends and reclassifications.

Issuances and Transfer of JGWPT Common Interests. Membership interests in JGWPT Holdings, LLC may only be issued to persons or entities to which we agree to permit the issuance of such interests in exchange for cash or other consideration, including, if applicable, the services of employees of JGWPT Holdings, LLC or its affiliates. The JGWPT Common Interests held by us from time to time are non-transferable. JGWPT Common Interests held by the other Common Interestholders may be transferred without our consent only under limited circumstances, including to certain permitted transferees (i.e., by bequest or for estate planning purposes), and upon exchanges for Class A Shares or Class C Shares. A holder of JGWPT Common Interests (other than PGHI Corp.) may not transfer any JGWPT Common Interests to any person unless he transfers an equal number of our Class B Shares to the same transferee.

Exchange Rights. We have reserved for issuance 18,362,206 Class A Shares in respect of the aggregate number of Class A Shares expected to be issued over time upon the exchanges by the Common Interestholders of JGWPT Common Interests and the conversion of Class C Shares, unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class A Shares for some or all of such exchanged JGWPT Common Interests. As noted above, we may in the future cause JGWPT Holdings, LLC to issue additional JGWPT Common Interests that would also be exchangeable for Class A Shares. We have also reserved for issuance 4,360,623 Class C Shares, which is the aggregate number of Class C Shares expected to be issued over time upon the exchanges by holders of non-voting JGWPT Common Interests in JGWPT Holdings, LLC (including PGHI Corp.), unless JGWPT Holdings, LLC exercises its option to pay cash in lieu of Class C Shares for some or all of such exchanged non-voting JGWPT Common Interests.

Common Interestholders may exchange their JGWPT Common Interests at any time and from time to time after the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests).

JLL and PGHI Corp. Merger Rights. JLL owns a portion of its investment through an existing corporation and the owners of PGHI Corp., including DLJ Merchant Banking Partners IV, L.P. and affiliates of Credit Suisse Group AG, own their investment through PGHI Corp. JLL and the equity holders of PGHI Corp. have the right to elect to require that, instead of exchanging for Class A Shares the JGWPT Common Interests held by JLL’s corporation or PGHI Corp. for Class A Shares, we engage in a merger in which the JLL entity owning this corporation or the stockholders of PGHI Corp., as applicable, receive Class A Shares directly and we become the owner of the JLL corporation or PGHI Corp., as applicable, or its assets. Provided that the conditions to the exercise of these rights have been met, the exercise of either of these transactions will not be subject to any affiliate transaction covenants or similar restrictive provisions. However, it is a condition to each of these transactions that the acquisition not result in material liabilities to us.

Redemption of Class B Shares. Any holder (other than PGHI Corp.) seeking to exchange JGWPT Common Interests for Class A Shares must also deliver a corresponding number of Class B Shares for redemption and cancellation by us.

Indemnification and Exculpation. To the extent permitted by applicable law, JGWPT Holdings, LLC will indemnify us, as its managing member, its authorized officers, its other employees and agents from and against any losses, liabilities, damages, costs, expenses, fees or penalties incurred by any acts or omissions of these persons, provided that the acts or omissions of these indemnified persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

We, as the managing member, and the authorized officers and other employees and agents of JGWPT Holdings, LLC, are not liable to JGWPT Holdings, LLC, its members or their affiliates for damages incurred by any acts or omissions of these persons, provided that the acts or omissions of these exculpated persons are not the result of fraud, intentional misconduct or a violation of the implied contractual duty of good faith and fair dealing, or any lesser standard of conduct permitted under applicable law.

Amendments. The operating agreement of JGWPT Holdings, LLC may be amended with the consent of the managing member and the holders of a majority in voting power of the outstanding JGWPT Common Interests not held by the managing member (not including non-voting JGWPT Common Interests and restricted JGWPT Common Interests). In addition, the managing member may, without the consent of any Common Interestholder, make certain amendments that, generally, are not expected to adversely affect Common Interestholders. Notwithstanding the foregoing, no amendment to the operating agreement of JGWPT Holdings, LLC will be effective with respect to a Common Interestholder not voting in favor thereof if such amendment would adversely affect such Member in any material respect in a manner that is disproportionately adverse to such Common Interestholder, and amendments to certain provisions that are for the benefit of PGHI Corp. will require the approval of PGHI Corp. or its permitted transferees.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with all of the Common Interestholders pursuant to which we are required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC this shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares and the resale of such Class A Shares at any time and from time to time thereafter and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests or upon conversion of their Class C Shares or upon exercise of warrants, which we refer to as their “demand” registration rights. The lock-up agreements expire on February 6, 2014 with respect to 853,719 JGWPT Common Interests, March 24, 2014 with respect to 853,719 JGWPT Common Interests and May 7, 2014 with respect to 16,658,697 JGWPT Common Interests. The lock-up agreements with respect to the Class A Shares issuable to the selling stockholders upon exchange of an equivalent number of JGWPT Common Interests pursuant to this registration statement and the Class A Shares registered for sale by the selling stockholders pursuant to this registration statement expire on February 6, 2014.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Tax Receivable Agreement

Common Interestholders may in the future exchange JGWPT Common Interests for (i) one of our Class A Shares, or, in the case of PGHI Corp., one of our Class C Shares, or (ii) at the option of JGWPT Holdings, LLC cash equal to the market value of one of our Class A Shares or Class C Shares. The newly formed company to be named JGWPT Holdings, LLC is expected to have in effect, an election under Section 754 of the Code, which may result in an adjustment to our share of the tax basis of the assets owned by JGWPT Holdings, LLC at the time of such initial sale and any subsequent exchanges of JGWPT Common Interests. The sale and exchanges may result in increases in our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC that otherwise would not have been available. Any such increases in tax basis are, in turn, anticipated to create incremental tax deductions that would reduce the amount of tax that we would otherwise be required to pay in the future.

In connection with our IPO, we entered into a tax receivable agreement with all Common Interestholders who held in excess of approximately 1% of the JGWPT Common Interests outstanding immediately prior to our IPO. The tax receivable agreement requires us to pay those Common Interestholders 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that we actually realize in any tax year beginning with 2013 (a “covered tax year”) from increases in tax basis realized as a result of any future exchanges by Common Interestholders of their JGWPT Common Interests for Class A Shares or Class C Shares (or cash). We expect to benefit from the remaining 15% of cash savings, if any, in income tax that we actually realize during a covered tax year. The cash savings in income tax paid to any such Common Interestholders will reduce the cash that may otherwise be available to us for our operations and to make future distributions to holders of Class A Shares, including the investors in this offering.

For purposes of the tax receivable agreement, cash savings in income tax will be computed by comparing our actual income tax liability for a covered tax year to the amount of such taxes that we would have been required to pay for such covered tax year had there been no increase to our share of the tax basis of the tangible and intangible assets of JGWPT Holdings, LLC as a result of such sale and any such exchanges and had we not entered into the tax receivable agreement. The tax receivable agreement continues until all such tax benefits have been utilized or expired, unless we exercise our right to terminate the tax receivable agreement upon a change of control for an amount based on the remaining payments expected to be made under the tax receivable agreement.

JLL owns a portion of its investment through an existing corporation. In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class A Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes in the same manner as payments made for cash savings from increases in tax basis as described above.

The owners of PGHI Corp., including DLJ Merchant Banking Partners IV, L.P. and affiliates of Credit Suisse Group AG, own their investment through PGHI Corp. In the event we engage in a merger with such corporation in which the shareholders of that corporation receive the Class C Shares directly, we will succeed to certain tax attributes, if any, of such corporation. The tax receivable agreement requires us to pay the shareholders of such corporation for the use of any such attributes above a specific amount in the same manner as payments made for cash savings from increases in tax basis as described above.

While the actual amount and timing of any payments under this agreement will vary depending upon a number of factors (including the timing of exchanges, the amount of gain recognized by an exchanging Common Interestholder, the amount and timing of our income and the tax rates in effect at the time any incremental tax deductions resulting from the increase in tax basis are utilized) we expect that the payments that we may make to the Common Interestholders that are party to the tax receivable agreement could be substantial during the expected term of the tax receivable agreement. We will bear the costs of implementing the provisions of the tax receivable agreement. A tax authority may challenge all or part of the tax basis increases or the amount or availability of any tax attributes discussed above, as well as other related tax positions we take, and a court could sustain such a challenge. The Common Interestholders that are party to the tax receivable agreement will not reimburse us for any payments previously made to them in the event that, due to a successful challenge by the IRS or any other tax authority of the amount of any tax basis increase or the amount or availability of any tax attributes, our actual cash tax savings are less than the cash tax savings previously calculated and upon which prior payments under the tax receivables were based. As a result, in certain circumstances we could make payments under the tax receivable agreement to the

Common Interestholders that are party thereto in excess of our cash tax savings. A successful challenge to our tax reporting positions could also adversely affect our other tax attributes and could materially increase our tax liabilities.

The tax receivable agreement provides that upon certain changes of control, we will be required to pay the Common Interestholders amounts based on assumptions regarding the remaining payments expected to be made under the tax receivable agreement (at our option, these payments can be accelerated into a single payment at the time of the change of control). As a result, we could be required to make payments under the tax receivable agreement that are greater than or less than the specified percentage of the actual benefits we realize in respect of the tax attributes subject to the tax receivable agreement, and the upfront payment may be made years in advance of any actual realization of such future benefits. In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our liquidity, and there can be no assurance that we will be able to finance our obligations under the tax receivable agreement.

Payments under the tax receivable agreement will be based on the tax reporting positions that we determine, and we will not be reimbursed by the Common Interestholders for any payments previously made under the tax receivable agreement. As a result, in certain circumstances, payments we make under the tax receivable agreement could significantly exceed the cash tax or other benefits, if any, that we actually realize. In addition, if the tax reporting positions we determine are not respected, our tax attributes could be adversely affected and the amount of our tax liabilities could materially increase.

Director Designation Agreement

In connection with our IPO, we entered into a Director Designation Agreement with the JLL Holders and PGHI Corp. Under this agreement, the JLL Holders have the right to designate four director designees to our board of directors so long as the JLL Holders own at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011, and PGHI Corp. will have the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate at least 436,104 JGWPT Common Interests. These director designees will be voted upon and possibly elected by our stockholders.

Voting Agreement

In connection with our IPO, the JLL Holders, PGHI Corp. and certain other Common Interestholders entered into a Voting Agreement pursuant to which they will agree to vote all of their Class A Shares (if any) and Class B Shares (if any) in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders, and one designee of PGHI Corp. Under the terms of the Voting Agreement, the parties will no longer be obligated to vote in favor of the election of the designee of PGHI Corp. if PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate fewer than 872,136 JGWPT Common Interests. While the parties to the Voting Agreement have agreed to vote their Class A Shares (if any) and Class B Shares (if any) as described above, the agreement will be effective in determining the composition of our board of directors only for so long as the holders parties thereto have the requisite voting power to determine the outcome of such vote. By virtue of the Voting Trust Agreement described below, the JLL Holders are entitled to vote all Class B Shares held by certain of the Employee Members, representing, together with the Class B Shares held by the JLL Holders, 76.3% of the combined voting power of our common stock as of January 17, 2014, in favor of the election to our board of directors of the foregoing board designees.

Voting Trust Agreement

In connection with our IPO, the JLL Holders and certain of the Employee Members entered into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, such Employee Members deposited their Class B Shares into a voting trust and appointed the JLL Holders, David Miller and Randi Sellari as trustees. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust will be voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders directly or indirectly. As of January 17, 2014, the Class B Shares held by the parties to the Voting Trust Agreement represent approximately 76.3% of the combined voting power of our common stock.

Agreements with PGHI Corp.

On February 19, 2011, we and PGHI Corp. entered into an agreement and plan of merger, or the Peachtree Merger Agreement, pursuant to which we consummated the Peachtree Merger in July 2011. Under the terms of the Peachtree Merger Agreement, as amended, PGHI Corp. received 60,564.20 non-voting JGWPT Common Interests, 10,000 Tranche C-1 profits interests and 10,000 Tranche C-2 profits interests in JGWPT Holdings, LLC. Certain indemnification provisions under the Peachtree Merger Agreement will remain in effect, including the obligation of PGHI Corp. to indemnify us against certain tax liabilities and other losses relating to the historical operations of PGHI Corp. and its subsidiaries.

In connection with the closing of the Peachtree Merger we entered into the following continuing additional agreements with PGHI Corp. and its current affiliates:

•	an administrative services agreement, dated as of July 12, 2011, between our subsidiary Settlement Funding, LLC and PGHI Corp, pursuant to which Settlement Funding, LLC continues to provide PGHI Corp. with certain accounting, controllership, tax and treasury services;
•	a custodial agreement, dated as of July 12, 2011, between our subsidiary J.G. Wentworth, LLC and PGHI Corp., pursuant to which J.G. Wentworth, LLC continues to provide PGHI Corp. with access to certain historical records for permitted uses; and
•	an amendment to the July 1, 2000 administrative services agreement, dated as of July 12, 2011, between Settlement Funding, LLC and PGHI Corp.’s subsidiary Life Settlement Corporation, which agreement as so amended provides for the provision by Settlement Funding, LLC of certain secretarial, accounting, payroll, mail, credit and banking, legal and computer services to Life Settlement Corporation.

In addition, certain of our subsidiaries serve as subservicers in connection with certain life settlement assets of PGHI Corp. and its subsidiaries that were not acquired in the Peachtree Merger and for which Life Settlement Corporation serves as the master servicer.

On February 8, 2013, we entered into a distribution and assignment agreement with PGHI Corp. setting forth our and PGHI Corp.’s agreement as to certain matters relating to certain assets that were distributed by us to PGHI Corp. in February 2013 as required by the Peachtree Merger Agreement. Among other things, we agreed in the distribution and assignment agreement to service those distributed assets in accordance with the July 2011 administrative services agreement between Settlement Funding LLC and PGHI Corp.

Related Person Transaction Policy

Our board of directors have adopted a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we are or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person must promptly disclose to our Secretary any related person transaction and all material facts about the transaction. Our Secretary will then assess and promptly communicate that information to the Compensation Committee of our board of directors. Based on its consideration of all of the relevant facts and circumstances, the Compensation Committee will decide whether or not to approve such transaction and will generally approve only those transactions that do not create a conflict of interest. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Compensation Committee which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Participation in our IPO

Affiliates of JLL purchased an aggregate of 1.5 million Class A Shares in our IPO at a price of $13.125 per share, which is equivalent to the IPO less the underwriting discount. As of January 17, 2014, JLL, through its affiliates, holds in the aggregate an approximately 36.7% economic and 62.8% voting interest in us.

PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our Class A Shares and Class B Shares as of January 17, 2014, for:

•	each person known to us to be the beneficial owner of more than 5% of our Class A Shares or Class B Shares;

•	each of our executive officers;

•	each of our directors and director nominees; and

•	all of our executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is 201 King of Prussia Road, Radnor, Suite 501, Pennsylvania 19087-5148. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Each Common Interest (other than Common Interests held by us and non-voting JGWPT Common Interests held by PGHI Corp.) is exchangeable for one of our Class A Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class A Shares.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number of Class A Shares	Number of Class B Shares	% of Combined Voting Power
JLL Holders(1)	1,500,000	9,345,175	62.8%
Paul S. Levy(1)	1,500,000	9,345,175	62.8%
Candlewood Special Situations Fund, LP(2)	0	791,974	5.2%
Robert C. Griffin	3,929	0	*
Alexander R. Castaldi(1)	0	0	*
Kevin Hammond	0	0	*
Robert N. Pomroy	0	0	*
Francisco J. Rodriguez(1)	0	0	*
David Miller(1)	0	523,402	3.5%
Randi Sellari	0	426,332	2.8%
Stefano Sola	0	206,116	1.4%
Stephen Kirkwood	0	46,372	*
John Schwab	0	63,906	*
All executive officers and directors as a group (12 persons)	1,503,929	10,611,303	70.1%

*Less than 1%.

(1)	The JLL Holders consist of JLL JGW Distribution, LLC and JGW Holdco, LLC. JLL JGW Distribution, LLC will be the direct owner of a portion of the Class B Shares listed next to the JLL Holders above and JGW Holdco, LLC will be the direct owner of the remaining Class B Shares. JGW Holdco, LLC’s managing member is J.G. Wentworth, Inc., the board of directors of which consists of Paul Levy, Alexander Castaldi, Francisco Rodriguez and David Miller. JGW Holdco, LLC is more than 99% owned by JLL JGW Distribution, LLC. JLL JGW Distribution, LLC’s board of managers consists of Paul Levy, Alexander Castaldi and Francisco Rodriguez. JLL JGW Distribution, LLC is owned by JLL Fund V AIF I, L.P., a Delaware limited partnership (“AIF I”), and JLL Fund V AIF II, L.P., a Delaware limited partnership (“AIF II”), which in turn holds its interests in JLL JGW Distribution, LLC through JGW Holdings, Inc., a Delaware corporation. JLL Associates V, L.P., a Delaware limited partnership, is the general partner of each of AIF I and AIF II. JLL Associates G.P. V, L.L.C., a Delaware limited liability company, is the general partner of JLL Associates V, L.P. Mr. Paul Levy is the sole managing member of JLL Associates G.P. V, L.L.C. As a result, Mr. Levy may be deemed to be the beneficial owner of all of these Class B Shares, with shared voting and dispositive power with regard to such Class B Shares. Mr. Levy has a pecuniary interest in only a portion of these Class B Shares. Messrs. Castaldi, Rodriguez and Miller may also be deemed to have beneficial ownership of these Class B Shares, but they disclaim any beneficial ownership thereof. The address for the JLL Holders is 450 Lexington Avenue, 31st Floor, New York, New York 10017.
(2)	Michael Lau, David Koenig, Phil DeSantis and Indra Chandra, as Managing Partners of Candlewood Investment Group, LP (“CIG”), the investment manager of the holder listed above, have the power to vote and dispose of the securities held by the holder listed above and may be deemed to beneficially own such securities. Mr. Lau, Mr. Koenig, Mr. DeSantis, Mr. Chandra each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein. Candlewood Special Situations Fund, L.P., Candlewood Special Situations General, LLC and CIG, together with certain other investment funds advised by CIG that are not holders of the securities, may be deemed to be a “group” within the meaning of Section 13(d) of the Exchange Act. To the extent that such entities are deemed to be a “group,” each such entity may be deemed to beneficially own all of the securities beneficially owned by each other member of the “group.” The address of the holder and beneficial owners is 777 Third Avenue, Suite 19B, New York, New York 10017.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and bylaws.

Our current authorized capital stock consists of 500,000,000 Class A Shares, par value $0.00001 per share, 500,000,000 Class B shares, par value $0.00001 per share, 500,000,000 Class C shares, par value $0.00001 per share, and 100,000,000 shares of blank check preferred stock.

Common Stock

As of January 17, 2014, there are 11,216,429 Class A Shares issued and outstanding, and 14,005,512 Class B Shares issued and outstanding.

Class A Shares

Voting Rights

Our Class A stockholders are entitled to cast one vote per share. Our Class A stockholders are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of Class A Shares and Class B Shares present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all Class A Shares and Class B Shares, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Shares or Class B Shares so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

Dividend Rights

Class A stockholders share ratably (based on the number of Class A Shares held) if and when any dividend is declared by the Board of Directors. Dividends consisting of Class A Shares may be paid only as follows: (i) Class A Shares may be paid only to holders of Class A Shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A Share. We may not subdivide or combine shares of either class of common stock or issue a dividend on shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class or issuing a similar dividend on the other class. Except in respect of tax distributions received from JGWPT Holdings, LLC, our amended and restated certificate of incorporation provides that if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to our holders of Class A Shares.

Liquidation Rights

On our liquidation, dissolution or winding up, each Class A stockholder will be entitled to a pro rata distribution of any assets available for distribution to common stockholders (except the de minimis par value of the Class B Shares).

Other Matters

No Class A Shares are subject to redemption or have preemptive rights to purchase additional Class A Shares. All outstanding Class A Shares are validly issued, fully paid and non-assessable.

Exchanges of JGWPT Common Interests for Class A Shares

Subject to the terms and conditions of the operating agreement of JGWPT Holdings, LLC, each Common Interestholder has the right to exchange JGWPT Common Interests together with the corresponding number of our Class B Shares, for our Class A Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class A Shares, after we file a registration statement providing for such exchanges.

Conversion of Class C Shares into Class A Shares

Each Class C Share may, at the option of the holder, be converted at any time into a Class A Share on a one-for-one basis.

Registration Rights Agreement

In connection with the completion of our IPO, we entered into a registration rights agreement with all of the Common Interestholders pursuant to which we are required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC this shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares and the resale of such Class A Shares at any time and from time to time thereafter and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests or upon conversion of their Class C Shares or upon exercise of warrants, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

Class B Shares

Issuance of Class B Shares with JGWPT Common Interests

Class B Shares will only be issued in the future to the extent that additional JGWPT Common Interests are issued by JGWPT Holdings, LLC, in which case we would contemporaneously issue a corresponding number of Class B Shares. Class B Shares are transferable only together with an equal number of JGWPT Common Interests. Each of our Class B Shares will be redeemed for its $0.00001 par value and cancelled by us if the holder of the corresponding Common Interest exchanges or forfeits its Common Interest pursuant to the terms of the operating agreement of JGWPT Holdings, LLC.

Voting Rights

Class B stockholders are entitled to cast 10 votes per share, with the number of Class B Shares held by each Common Interestholder being equivalent to the number of JGWPT Common Interests held by such holder (except that PGHI Corp. does not and will not hold Class B Shares).

Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all Class A and Class B stockholders present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to the amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all Class A Shares and Class B Shares, voting together as a single class. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A Shares or Class B Shares so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to our amended and restated certificate of incorporation to increase or decrease the authorized shares of any class shall be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

Because the JLL Holders control 62.8% of the combined voting power of our common stock, the JLL Holders are able to exercise significant control over all matters requiring the approval of our stockholders, including the election of our directors, the approval of significant corporate transactions and the declaration and payment of dividends. In connection with our IPO, the JLL Holders and certain of the Employee Members entered into a Voting Trust Agreement pursuant to which, subject to the terms and conditions specified therein, such Employee Members deposited their Class B Shares into a voting trust and appointed the JLL Holders, David Miller and Randi Sellari as trustees. Pursuant to the Voting Trust Agreement, all Class B Shares subject to the voting trust are voted proportionately with the Class A Shares (if any) and Class B Shares (if any) held by the JLL Holders directly or indirectly. As of January 17, 2014, the Class B Shares held by the parties to the Voting Trust Agreement represent approximately 76.3% of the combined voting power of our common stock. In addition, under the terms of the Voting Agreement that the JLL Holders, PGHI Corp. and certain other Common Interestholders entered into in connection with our IPO, each of the parties thereto agreed to vote all of their shares in favor of the election to our board of directors of our Chief Executive Officer, four designees of the JLL Holders and one designee of PGHI Corp. Pursuant to our certificate of incorporation, the four directors designated by the JLL Holders are each entitled to cast two votes on each matter presented to the board of directors until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the NYSE corporate governance standards or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011. Thereafter the four directors designated by the JLL Holders will be entitled to each cast one vote on each matter presented to the board of directors. All other directors will each be entitled to cast one vote on each matter presented to the board of directors. Because our board consists of fewer than twelve directors, the four directors designated by the JLL Holders are, for so long as such directors have the right to cast two votes, accordingly able to determine the outcome of all matters presented to the board of directors. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A Shares—Control by the JLL Holders of 62.8% of the combined voting power of our shares and the fact that they are holding their economic interest through JGWPT Holdings, LLC may give rise to conflicts of interest.”

Dividend Rights

Our Class B stockholders do not participate in any dividend declared by the Board of Directors.

Liquidation Rights

On our liquidation, dissolution or winding up, Class B stockholders will be entitled only to receive an amount per share equal to the $0.00001 par value of the Class B Shares.

Transfers

Pursuant to the operating agreement of JGWPT Holdings, LLC, each holder of Class B Shares agrees that:

•	the holder will not transfer any Class B Shares to any person unless the holder transfers an equal number of JGWPT Common Interests to the same person; and
•	in the event the holder transfers any JGWPT Common Interests to any person, the holder will (except in the case of transfers by PGHI Corp.) transfer an equal number of Class B Shares to the same person.

No Class B Shares have preemptive rights to purchase additional Class B Shares. All outstanding Class B Shares are validly issued, fully paid and nonassessable.

Class C Shares

Voting Rights

Our Class C stockholders are generally not entitled to vote on any matter. However, amendments to the amended and restated certificate of incorporation that would alter or change the powers, preferences or special rights of the Class C Shares so as to affect them adversely must be approved by a majority of the votes entitled to be cast by the holders of the shares of the class affected by the amendment, voting as a separate class. In addition, any amendment to our amended and restated certificate of incorporation that increases or decreases the number of authorized shares or the par value of Class C Shares must be approved upon the affirmative vote of a majority of the holders of the affected class, voting together as a single class.

Dividend Rights

Class C stockholders share ratably (based on the number of Class C Shares held) if and when any dividend is declared by the Board of Directors. Dividends consisting of Class C Shares may be paid only as follows: (i) Class C Shares may be paid only to holders of Class C Shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class C Share. We may not subdivide or combine shares of either class of common stock or issue a dividend on shares of either class of common stock without at the same time proportionally subdividing or combining shares of the other class or issuing a similar dividend on the other class. Except in respect of tax distributions received from JGWPT Holdings, LLC, our amended and restated certificate of incorporation provides that if JGWPT Holdings, LLC makes a distribution to its members, including us, we will be required to make a corresponding distribution to our holders of Class C Shares.

Liquidation Rights

On our liquidation, dissolution or winding up, each Class C stockholder will be entitled to a pro rata distribution of any assets available for distribution to common stockholders (except the de minimis par value of the Class B Shares).

Other Matters

No Class C Shares are subject to redemption or have preemptive rights to purchase additional Class C Shares. All the outstanding Class C Shares are validly issued, fully paid and non-assessable.

Exchanges of JGWPT Common Interests for Class C Shares

Subject to the terms and conditions of the operating agreement of JGWPT Holdings, LLC, PGHI Corp. and its permitted transferees have the right to exchange the non-voting JGWPT Common Interests they hold for our Class C Shares, or, at the option of JGWPT Holdings, LLC, cash equal to the market value of one of our Class C Shares.

Conversion of Class C Shares into Class A Shares

Each Class C Share may, at the option of the holder, be converted at any time into a Class A Share on a one-for-one basis.

Preferred Stock

Our amended and restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more classes or series and to fix the powers, rights, preferences, and privileges of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are currently no shares of preferred stock outstanding. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions of Delaware Law and Certain Charter and Bylaw Provisions

Our amended and restated certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. These provisions include the following:

Staggered Board of Directors. Our amended and restated certificate of incorporation provides for a staggered board of directors, divided into three classes (with two classes each having one JLL-designated director (who each have two votes on each matter) and the third class having two JLL-designated directors (who each have two votes on each matter until the earlier to occur of such time as we cease to be a “controlled company” within the meaning of the corporate governance standards of the New York Stock Exchange or such time as the JLL Holders cease to hold, in the aggregate, at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT

Holdings, LLC (or its predecessor of the same name) on July 12, 2011)), with our stockholders electing one class each year. Between stockholders’ meetings, the board of directors are able to appoint new directors to fill vacancies or newly created directorships so that no more than the number of directors in any given class may be replaced each year and it would take three successive annual meetings to replace all directors. As a result, the majority of the votes on the board will be up for election every two years.

Director Designation Agreement. In connection with our IPO, we entered into a Director Designation Agreement with the JLL Holders and PGHI Corp. Under this agreement, the JLL Holders has the right to designate four director designees to our board of directors so long as the JLL Holders own at least 934,488 JGWPT Common Interests and at least 20% of the aggregate number of JGWPT Common Interests held on such date by members of JGWPT Holdings, LLC who were members of JGWPT Holdings, LLC (or its predecessor of the same name) on July 12, 2011, and PGHI Corp. will have the right to designate one director so long as PGHI Corp. (together with its then-current stockholders) or its assignee holds in the aggregate at least 436,104 JGWPT Common Interests.

Stockholder Action by Written Consent. Our amended and restated certificate of incorporation provides that stockholder action may be taken by written consent in lieu of a meeting. If, however, the JLL Holders and their affiliates cease to control at least a majority of any relevant voting powers, this provision will automatically be eliminated from our amended and restated certificate of incorporation so that stockholder action may be taken only at an annual or special meeting of stockholders.

Elimination of the Ability to Call Special Meetings. Our amended and restated certificate of incorporation provides that, except as otherwise required by law, special meetings of our stockholders can only be called by our Chief Executive Officer, pursuant to a resolution adopted by a majority of our board of directors or a committee of the board of directors that has been duly designated by the board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board to call a special meeting.

Removal of Directors; Board of Directors Vacancies. Our amended and restated certificate of incorporation and by-laws provide that members of our board of directors may not be removed without cause. Our by-laws further provide that only our board of directors may fill vacant directorships, except in limited circumstances. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of Certificate of Incorporation and By-laws. The General Corporation Law of the State of Delaware, or DGCL, provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of the holders of at least two-thirds of the voting power of the issued and outstanding shares of our capital stock entitled to vote in connection with the election of directors to amend any provisions of our certificate of incorporation described in this section or to amend or repeal our bylaws. In addition, our amended and restated certificate of incorporation grants our board of directors the authority to amend and repeal our bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or our certificate of incorporation.

The foregoing provisions of our amended and restated certificate of incorporation and by-laws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Class A Shares that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Section 203 of the DGCL

We are not subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our certificate of incorporation, we have elected not to be bound by Section 203.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and by-laws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. In connection with our IPO, we entered into indemnification agreements with each of our directors that may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable for:

•	any breach of his duty of loyalty to us or our stockholders;
•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	any transaction from which the director derived an improper personal benefit; or
•	improper distributions to stockholders.

These provisions may be held not to be enforceable for violations of the federal securities laws of the United States.

Corporate Opportunities

In recognition that partners, principals, directors, officers, members, managers and/or employees of JLL, the JLL Holders, DLJ Merchant Banking Partners IV, L.P., PGHI Corp. and their respective affiliates and investment funds, which we refer to as the Corporate Opportunity Entities, may serve as our directors and/or officers, and that the Corporate Opportunity Entities may engage in activities or lines of business similar to those in which we engage, our certificate of incorporation provides for the allocation of certain corporate opportunities between us and the Corporate Opportunity Entities. Specifically, none of the Corporate Opportunity Entities has any duty to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business that we do. In the event that any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and the Corporate Opportunity Entity will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for itself or direct such opportunity to another person. In addition, if a director of our company who is also a partner, principal, director, officer, member, manager or employee of any Corporate Opportunity Entity acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us and a Corporate Opportunity Entity, we will not have any expectancy in such corporate opportunity. In the event that any other director of ours acquires knowledge of a potential transaction or matter which may be a corporate opportunity for us we will not have any expectancy in such corporate opportunity unless such potential transaction or matter was presented to such director expressly in his or her capacity as such.

The above provision shall automatically, without any need for any action by us, be terminated and void at such time as the Corporate Opportunity Entities beneficially own less than 15% of our shares of common stock.

In recognition that we may engage in material business transactions with the Corporate Opportunity Entities, from which we are expected to benefit, our amended and restated certificate of incorporation provides that any of our directors or officers who are also directors, officers, partners, members, managers and/or employees of any Corporate Opportunity Entity will have fully satisfied and fulfilled his fiduciary duty to us and our stockholders with respect to such transaction if: the transaction was fair to us and was made on terms that are not less favorable to us than could have been obtained from a bona fide third party at the time we entered into the transaction; and either the transaction was approved, after being made aware of the material facts of the relationship between each of us or our subsidiary and the Corporate Opportunity Entity and the material terms and facts of the transaction, by:

•	an affirmative vote of a majority of the voting power of members of our board of directors who do not have a material financial interest in the transaction, referred to as Interested Persons; or
•	an affirmative vote of a majority of the voting power of members of a committee of our board of directors consisting of members who are not Interested Persons; or
•	the transaction was approved by an affirmative vote of the holders of a majority of shares of our common stock entitled to vote, excluding the Corporate Opportunity Entities and any Interested Person.

By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our amended and restated certificate of incorporation. Any amendment to the foregoing provisions of our amended and restated certificate of incorporation requires the affirmative vote of at least two-thirds of the voting power of all shares of our common stock then outstanding.

Transfer Agent

The registrar and transfer agent for our common stock is Broadridge Financial Solutions, Inc.

Listing

Our Class A Shares trade on the NYSE under the symbol “JGW.”

SHARES ELIGIBLE FOR FUTURE SALE

Assuming the issuance of 853,719 Class A Shares upon the exchange by the selling stockholders of the equivalent number of JGWPT Common Interests and the sale by the selling stockholders of 853,719 Class A Shares received upon such exchange, we will have outstanding 12,070,148 Class A Shares.

Assuming the issuance of 853,719 Class A Shares upon the exchange by the selling stockholders of the equivalent number of JGWPT Common Interests and the sale by the selling stockholders of 853,719 Class A Shares received upon such exchange, the Common Interestholders will beneficially own an aggregate of 17,512,416 JGWPT Common Interests. Pursuant to the operating agreement of JGWPT Holdings, LLC, the Common Interestholders may from time to time exchange their JGWPT Common Interests (together with the corresponding Class B Shares) for an equal number of Class A Shares. We have agreed to register the exchange of all these interests upon the expiration or earlier termination (if any) of their lock-up agreements with the underwriters of our IPO which expire 180 days after the date of this prospectus with respect to 16,658,697 JGWPT Common Interests, 135 days with respect to 853,719 JGWPT Common Interests and 90 days with respect to 853,719 JGWPT Common Interests. This prospectus relates to the 853,719 Class A Shares issuable to the selling stockholders upon exchange of the 853,719 JGWPT Common Interests in respect of which the lock-up agreement expires on February 6, 2014. The Class A Shares received upon exchange may be freely resold into the public market unless held by a Common Interestholder which is an affiliate of us. Certain of these holders (as well as other Common Interestholders) will have the right to demand that we register the resale of their Class A Shares received upon exchange and certain “piggyback” registration rights.

We have reserved for issuance under the Plan 2,635,960 Class A Shares, equal to 10% of the total number of shares of our capital stock that would be outstanding if all of the JGWPT Common Interests were exchanged for Class A Shares or Class C Shares, as applicable, immediately after our IPO and the warrants to purchase Class A Shares to be issued to PGHI Corp. were exercised in full. Shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions or the lock-up restrictions described below.

Lock-Up Agreements

We, our executive officers and directors and certain Common Interestholders have agreed with the underwriters that, subject to certain exceptions, for a period of 180 days ending on May 7, 2014, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of our common stock or any securities convertible into or exchangeable or exercisable for common stock, whether now owned or hereafter acquired, or exercise any right with respect to the registration of the common stock, or file or cause to be filed any registration statement in connection therewith, or enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock, whether any such swap or transaction is to be settled by delivery of common stock or other securities, in cash or otherwise, without the prior written consent of Barclays Capital Inc. and Credit Suisse Securities (USA) LLC, except that the underwriters have agreed that one-third of the JGWPT Common Interests held by any Other Member as of November 8, 2013 shall be released from such restrictions after each of 90, 135 and 180 days following November 8, 2013. See “Underwriting—No Sales of Similar Securities.” Barclays Capital Inc. and Credit Suisse Securities (USA) LLC may waive these restrictions at their discretion.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those securities, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those securities without regard to the provisions of Rule 144.

A person (or persons whose securities are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume of our common stock reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act, most of our employees, consultants or advisors who purchased shares from us in connection with a qualified compensatory stock plan or other written agreement are eligible to resell those shares 90 days after the date of this prospectus in reliance on Rule 144 but without compliance with the holding period or certain other restrictions contained in Rule 144.

Incentive Plan Shares

We have filed a registration statement on Form S-8 under the Securities Act covering the 2,635,960 Class A Shares initially reserved for issuance under the JGWPT Holdings Inc. 2013 Omnibus Incentive Plan, equal to 10% of the total number of shares of our capital stock that would be outstanding if all of the JGWPT Common Interests were exchanged for Class A Shares or Class C Shares, as applicable, immediately after our IPO and the warrants to purchase Class A Shares to be issued to PGHI Corp. were exercised in full. Shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions with us or are otherwise subject to the lock-up agreements described above.

Registration Rights

In connection with our IPO, we entered into a registration rights agreement with all of the Common Interestholders pursuant to which we are required to register the exchange under the federal securities laws of the JGWPT Common Interests held by them for Class A Shares. We have agreed, at our expense, upon the expiration or earlier termination (if any) of the lock-up agreement between the underwriters of our IPO and each Common Interestholder (other than holders of a de minimis amount of JGWPT Common Interests) to use our reasonable best efforts to file with the SEC this shelf registration statement providing for the exchange of the JGWPT Common Interests for Class A Shares at any time and from time to time thereafter, subject to any applicable rules and restrictions imposed by us, and to cause and maintain the effectiveness of this shelf registration statement until such time as all JGWPT Common Interests covered by this shelf registration statement have been exchanged. Further, the JLL Holders and other significant Common Interestholders will be entitled to cause us, at our expense, to register the resale of the Class A Shares they will receive upon exchange of their JGWPT Common Interests, or upon conversion of their Class C Shares or upon exercise of their warrants to purchase Class A Shares, which we refer to as their “demand” registration rights.

All Common Interestholders (as well as their permitted transferees) will be entitled to exercise “piggyback” rights in connection with any future public underwritten offerings we engage in for our account or for the account of others to whom we have granted registration rights after the expiration or earlier termination (if any) of the lock-up agreements referred to above, subject to pro rata reduction if it is determined that the sale of additional shares would be harmful to the success of the offering. All fees, costs and expenses of underwritten registrations will be borne by us, other than underwriting discounts and selling commissions, which will be borne by each stockholder selling its shares. Our registration obligations will be subject to certain restrictions on, among other things, the frequency of requested registrations, the number of shares to be registered and the duration of these rights.

U.S. FEDERAL TAX CONSEQUENCES FOR NON-UNITED STATES
HOLDERS OF CLASS A SHARES

Preliminary Matters

The following discussion is a summary of U.S. federal income tax consequences generally applicable to non-U.S. holders of Class A Shares that may acquire Class A Shares for cash pursuant to the resale from time to time in the future of Class A Shares by the selling stockholders and that hold such shares as capital assets (generally, for investment).

For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not an entity classified as a partnership and is not a U.S. holder; the term U.S. holder means:

•	an individual who is a citizen or resident of the United States;
•	a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other pass-through entity holds Class A Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, we urge partnerships or other pass-through entities that hold Class A Shares and partners or members in these partnerships or other entities to consult their tax advisors.

This summary does not consider specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position and does not consider the non-income tax consequences or the state, local or non-U.S. tax consequences of an investment in Class A Shares. It also does not apply to non-U.S. holders subject to special tax treatment under the U.S. federal income tax laws (including banks, insurance companies, tax-exempt organizations, dealers in securities or currency, persons who hold Class A Shares as part of a “straddle,” “hedge,” “conversion transaction” or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive Class A Shares as compensation). This summary is based upon the Internal Revenue Code of 1986, as amended, existing and proposed Treasury regulations, IRS rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of Class A Shares.

Distributions

Distributions of cash or property that we pay in respect of Class A Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A non-U.S. holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of Class A Shares. Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, are attributable to a U.S. permanent establishment or fixed base of such holder) are generally subject to U.S. federal income tax on a net income basis as described below and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements described further below).

If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the non-U.S. holder’s tax basis in its Class A Shares, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN or other appropriate version of IRS Form W-8 certifying its entitlement to benefits under the treaty. These forms must be periodically updated. A non-U.S. holder of Class A Shares that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A non-U.S. holder should consult its tax advisor regarding its possible entitlement to benefits under an income tax treaty.

We expect that we will not have significant earnings and profits for the foreseeable future, and thus expect that distributions in respect of Class A Shares will be treated primarily as a non-taxable return of basis and thereafter as capital gain. No assurances can be given, however, that the IRS or a court would not adopt a contrary position, or that we will not generate significant earnings and profits in future years.

If you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be subject to U.S. federal income tax at ordinary U.S. federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to your permanent establishment in the United States, and such dividends will not be subject to the withholding described above. In the case of such holder that is a non-United States corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty.

Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.

Dispositions

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A Shares unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States;
•	the non-U.S. holder is an individual who is present in the United States for 183 or more days in the tax year of the disposition and meets certain other conditions; or
•	we are or have been a “U.S. real property holding corporation” (which we refer to as a USRPHC) under Section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. Holder’s holding period for its Class A Shares.

In general, a corporation is a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC at or prior to the time a non-U.S. holder sells its Class A Shares.

U.S. Federal Estate Taxes

Class A Shares owned or treated as owned by an individual who is a non-U.S. holder at the time of death will be included in the individual’s gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Withholding Rules Pursuant to the Foreign Account Tax Compliance Act

Legislation enacted in 2010 and existing guidance issued thereafter will require, after June 30, 2014, withholding at a rate of 30% on dividends in respect of, and after December 31, 2016, gross proceeds from the sale of, Class A Shares held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance may modify these requirements. Accordingly, the entity through which Class A Shares are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale of, Class A Shares held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exceptions will be subject to withholding at a rate of 30% beginning after the dates noted above, unless such entity either (i) certifies to us (or another applicable withholding agent) that such entity does not have any “substantial U.S. owners” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we (or another applicable withholding agent) will in turn provide to the U.S. Treasury. We will not pay any additional amounts to holders in respect of any amounts withheld. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of these rules on their investment in Class A Shares.

Information Reporting and Backup Withholding Requirements

You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A Shares. In addition, we are required to annually report to the IRS and you the amount of any distributions paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such distributions and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

PLAN OF DISTRIBUTION

This prospectus relates to (i) the issuance by us from time to time of up to 853,719 Class A Shares upon the exchange by the selling stockholders of the equivalent number of JGWPT Common Interests and (ii) the sale by the selling stockholders of up to 853,719 Class A Shares received upon such exchange, in each case subject to the lock-up periods described herein. The Class A Shares registered under this prospectus will only be issued to the extent that the selling stockholders exchange JGWPT Common Interests for Class A Shares.

The selling stockholders may sell all or a portion of the Class A Shares offered hereby from time to time in the future directly or through one or more underwriters, broker-dealers or agents. If the Class A Shares are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions through:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	the over-the-counter market;
•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	transactions in which broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling stockholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all Class A Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the under the Securities Act of 1933, as amended, or the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the Class A Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the Class A Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Class A Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Class A Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholders will sell any or all of the Class A Shares registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Class A Shares by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Shares to engage in market-making activities with respect to the Class A Shares. All of the foregoing may affect the marketability of the Class A Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Shares.

We will not receive any cash proceeds from our issuance of Class A Shares to the selling stockholders or the sale by the selling stockholders of our Class A Shares pursuant to this prospectus. Each selling stockholder will bear the cost of any underwriting discounts and selling commissions related to their respective offering and sale of shares of Class A Shares pursuant to this prospectus. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We, our affiliates and our respective directors, officers, employees, agents and control persons may be indemnified by the selling stockholders against liabilities that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the registration rights agreement, or we or they may be entitled to contribution.

Once issued to the selling stockholders pursuant to the shelf registration statement, of which this prospectus forms a part, the Class A Shares will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements of J.G. Wentworth, LLC and Subsidiaries at December 31, 2012 and 2011, and for each of the two years then ended, and the balance sheet of JGWPT Holdings Inc. at October 3, 2013, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Orchard Acquisition Company and Subsidiaries as of and for the years ended December 31, 2010 and 2009, appearing in this Prospectus and Registration Statement, have been audited by McGladrey LLP, independent auditors, as stated in their report appearing elsewhere herein, which report expresses an unqualified opinion, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits filed electronically with the SEC. We also file electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act. Our SEC file number is 001-36170. We make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC

You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

INDEX TO THE FINANCIAL STATEMENTS

JGWPT HOLDINGS INC.
Report of Independent Registered Public Accounting Firm	F-2
Balance Sheet as of October 3, 2013	F-3

J.G. WENTWORTH, LLC
Condensed Consolidated Financial Statements for the Three Months and the Nine Months Ended September 30, 2013 (Unaudited)
Condensed Consolidated Balance Sheet as of September 30, 2013 and December 31, 2012 (Unaudited)	F-4
Condensed Consolidated Statements of Operations for the Three Months and the Nine Months Ended September 30, 2013 and 2012 (Unaudited)	F-5
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Three Months and the Nine Months Ended September 30, 2013 and 2012 (Unaudited)	F-6
Condensed Consolidated Statements of Changes in Member’s Capital for the Nine Months Ended September 30, 2013 (Unaudited)	F-7
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2013 and 2012 (Unaudited)	F-8
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-35
Annual Consolidated Financial Statements for the Years Ended December 31, 2012 and 2011
Report of Independent Registered Public Accounting Firm	F-36
Consolidated Balance Sheets as of December 31, 2012 and 2011	F-37
Consolidated Statements of Operations for the Years Ended December 31, 2012 and 2011	F-38
Consolidated Statements of Comprehensive Income (Loss) for the Years Ended December 31, 2012 and 2011	F-39
Consolidated Statements of Changes in Member’s Capital for the Years Ended December 31, 2012 and 2011	F-40
Consolidated Statements of Cash Flows for the Years Ended December 31, 2012 and 2011	F-41
Notes to Consolidated Financial Statements	F-43
ORCHARD ACQUISITION COMPANY
Independent Auditor’s Report	F-85
Consolidated Balance Sheets as of December 31, 2010 and 2009	F-86
Consolidated Statements of Operations for the Years Ended December 31, 2010 and 2009	F-87
Consolidated Statements of Equity for the Years Ended December 31, 2010 and 2009	F-88
Consolidated Statements of Cash Flows for the Years Ended December 31, 2010 and 2009	F-89
Notes to Consolidated Financial Statements	F-91

Condensed Consolidated Balance Sheets as of June 30, 2011 and December 31, 2010 (Unaudited)	F-129
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2011 and June 30, 2010 (Unaudited)	F-130
Condensed Consolidated Statements of Equity for the Six Months Ended June 30, 2011 and June 30, 2010 (Unaudited)	F-131
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2011 and June 30, 2010 (Unaudited)	F-132
Notes to Consolidated Financial Statements	F-134

Report of Independent Registered Public Accounting Firm

Management of
JGWPT Holdings Inc.

We have audited the accompanying balance sheet of JGWPT Holdings Inc. as of October 3, 2013. The balance sheet is the responsibility of the Company’s management. Our responsibility is to express an opinion on the balance sheet based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of JGWPT Holdings Inc. as of October 3, 2013, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
October 4, 2013

JGWPT Holdings Inc.
Balance Sheet
As of October 3, 2013

Assets	$—
Commitments and Contingencies
Stockholder’s Equity
Common Stock, par value $0.00001 per share, 1,000 shares authorized, none issued and outstanding
Total Stockholder’s Equity	$—

Notes to Balance Sheet

1. ORGANIZATION

JGWPT Holdings Inc., formerly known as Wentworth Financial Holdings Inc. (the “Corporation”), was incorporated as a Delaware corporation on June 21, 2013. Pursuant to a reorganization into a holding corporation or “Up-C” structure, its sole assets are expected to be a minority equity interest in JGWPT Holdings, LLC. The Corporation will be the managing member of JGWPT Holdings, LLC and will operate and control all of the businesses and affairs of JGWPT Holdings, LLC and, through JGWPT Holdings, LLC and its subsidiaries, continue to conduct the businesses now conducted by such subsidiaries. The corporation changed its name to JGWPT Holdings Inc. on October 3, 2013.

2. SUMMARY OF SIGNFICANT ACCOUNTING POLICIES

Basis of Accounting – The Balance Sheet is presented in accordance with accounting principles generally accepted in the United States of America. Separate statements of operations, comprehensive income, changes in stockholder’s equity, and cash flows have not been presented in the financial statements because there have been no activities in this entity.

3. STOCKHOLDER’S EQUITY

The Corporation is authorized to issue 1,000 shares of Common Stock, par value $0.00001 per share, none of which have been issued or are outstanding.

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31, 2012	September 30, 2013
		(Unaudited)
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$103,137	$39,355
Restricted cash and investments	112,878	107,995
VIE finance receivables, at fair market value(1)	3,586,465	3,861,612
Other finance receivables, at fair market value	28,723	27,281
VIE finance receivables, net of allowance for losses of $3,717 and $5,348, respectively(1)	128,737	117,963
Other finance receivables, net of allowance for losses of $933 and $2,035, respectively	21,616	15,542
Notes receivable, at fair market value(1)	8,074	6,238
Note receivable due from affiliate	5,243	—
Other receivables, net of allowance for losses of $276 and $251, respectively	13,146	14,269
Fixed assets, net of accumulated depreciation of $3,128 and $4,514, respectively	6,321	7,319
Intangible assets, net of accumulated amortization of $14,257 and $16,899, respectively	51,277	48,760
Goodwill	84,993	84,993
Marketable securities	131,114	132,613
Deferred tax assets, net	2,455	1,777
Other assets	14,418	31,350
Total assets	$4,298,597	$4,497,067

LIABILITIES AND MEMBER’S CAPITAL
Accounts payable	$8,630	$7,639
Accrued expenses	12,440	18,776
Accrued interest	11,687	13,158
VIE derivative liabilities, at fair market value	121,498	81,125
VIE borrowings under revolving credit facilities and other similar borrowings	27,380	49,168
VIE long-term debt	162,799	154,020
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	3,437,861
Term loan payable	142,441	556,422
Other liabilities	8,199	8,289
Installment obligations payable	131,114	132,613
Total liabilities	$3,855,779	$4,459,071
Member’s capital	$442,818	$37,996
Total liabilities and member’s capital	$4,298,597	$4,497,067

(1) Pledged as collateral to credit and long-term debt facilities

The accompanying notes are an integral part of these condensed consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2012	2013	2012	2013
	(Dollars in thousands)
REVENUES
Interest income	$43,166	$45,710	$132,515	$126,293
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives	57,726	50,226	188,621	214,068
Gain (loss) on swap termination, net	(831)	525	(457)	351
Servicing, broker, and other fees	2,516	1,156	7,580	3,691
Other	124	(4)	384	(57)
Realized loss on notes receivable, at fair market value	—	—	—	(1,862)
Realized and unrealized gains on marketable securities, net	5,579	5,525	12,549	10,523
Total revenue	$108,280	$103,138	$341,192	$353,007

EXPENSES
Advertising	$18,463	$17,862	$56,232	$51,665
Interest expense	39,374	54,005	118,932	139,974
Compensation and benefits	10,643	9,100	32,674	32,494
General and administrative	3,370	4,519	10,565	14,881
Professional and consulting	3,286	4,807	10,936	13,906
Debt issuance	2,345	2,583	5,968	5,655
Securitization debt maintenance	1,497	1,543	3,736	4,526
Provision for losses on finance receivables	341	1,690	1,887	4,374
Depreciation and amortization	1,603	1,467	4,735	4,231
Installment obligations expense, net	6,400	6,301	15,018	12,820
Total expenses	$87,322	$103,877	$260,683	$284,526
Income (loss) before taxes	$20,958	$(739)	$80,509	$68,481
Provision (benefit) for income taxes	(269)	146	(353)	1,301
Net income (loss)	21,227	(885)	80,862	67,180
Less noncontrolling interest in earnings (loss) of affiliate	$(4)	$—	$2,731	$—
Net income (loss) attributable to J.G. Wentworth, LLC	$21,231	$(885)	$78,131	$67,180

The accompanying notes are an integral part of these condensed consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income (Loss) (Unaudited)

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2012	2013	2012	2013
	(Dollars in thousands)
Net income (loss)	$21,227	$(885)	$80,862	$67,180
Other comprehensive gain (loss):
Reclassification adjustment for loss included in net income	—		—	1,862
Unrealized gains on notes receivable arising during the year	230	3	279	502
Total other comprehensive gain	230	3	279	2,364
Total comprehensive income (loss)	21,457	(882)	81,141	69,544
Less: Net income (loss) allocated to noncontrolling interest in earnings (loss) of affiliate	(4)	—	2,731	—
Comprehensive income (loss) attributable to J.G. Wentworth, LLC	$21,461	$(882)	$78,410	$69,544

The accompanying notes are an integral part of these condensed consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Statement of Changes in Member’s Capital (Unaudited)

	Member’s Capital	Accumulated Other Comprehensive Gain (Loss)	Total Member’s Capital
	(Dollars in thousands)
Member’s capital December 31, 2012	$443,095	$(277)	$442,818
Net income	67,180	—	67,180
Share-based compensation	1,511	—	1,511
Capital distributions	(475,877)	—	(475,877)
Amounts reclassified from accumulated other comprehensive income	—	1,862	1,862
Unrealized gains on notes receivable arising during the period	—	502	502
Member’s capital September 30, 2013	$35,909	$2,087	$37,996

The accompanying notes are an integral part of these condensed consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Nine-Months Ended September 30,
	2012	2013
	(Dollars in thousands)
Cash flows from operating activities:
Net income	$80,862	$67,180
Adjustments to reconcile net income to net cash used in operating activities:
Provision for losses on receivables	1,887	4,374
Depreciation	1,183	1,589
Amortization of finance receivables acquisition costs	12	8
Amortization of intangibles	3,552	2,642
Amortization of debt issuance costs	1,055	3,173
Change in unrealized gains/losses on finance receivables	(346,749)	(197,429)
Change in unrealized gains/losses on long-term debt	157,998	23,769
Change in unrealized gains/losses on derivatives	130	(40,408)
Loss on notes receivable, at fair market value	—	1,862
Net proceeds from sale of finance receivables	7,881	473
Purchases of finance receivables	(284,764)	(315,058)
Collections of finance receivables	341,998	359,308
Gain on sale of finance receivables	(977)	(20)
Recoveries of receivables	558	1
Accretion of interest income	(131,784)	(125,759)
Accretion of interest expense	(25,044)	(33,094)
Share-based compensation expense	1,841	1,511
Change in marketable securities, net	(12,549)	(10,523)
Installment obligations expense, net	15,018	12,820
Change in fair value of life settlement contracts	517	22
Premiums and other costs paid, net of proceeds from the sale and maturity of life settlement contracts	2,982	(189)
Deferred income taxes	(154)	678
(Increase) decrease in operating assets:
Restricted cash and investments	46,248	4,883
Other assets	(2,111)	(1,965)
Other receivables	(1,647)	(519)
Increase (decrease) in operating liabilities:
Accounts payable	4,619	(991)
Accrued expenses	(7,059)	6,336
Accrued interest	(77)	1,471
Other liabilities	(5,276)	835
Net cash used in operating activities	$(149,850)	$(233,020)

The accompanying notes are an integral part of these condensed consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited) (continued)

	Nine-Months Ended September 30,
	2012	2013
	(Dollars in thousands)
Cash flows from investing activities:
Purchase of intangible assets	(159)	(125)
Receipts from notes receivable	3,453	2,338
Purchase of fixed assets, net of sale proceeds	(2,110)	(2,587)
(Issuance of) collections on notes receivable from affiliate	(5,000)	5,243
Net (used in) cash provided by investing activities	$(3,816)	$4,869
Cash flows from financing activities:
Distributions of member’s capital	—	(459,612)
Issuance of VIE long-term debt	414,940	406,241
Payments for debt issuance costs	(5,873)	(19,864)
Payments on lease obligations	(736)	(745)
Repayment of long-term debt and derivatives	(185,258)	(195,641)
Gross proceeds from revolving credit facility	274,149	301,640
Repayments of revolving credit facility	(296,789)	(279,884)
Issuance of installment obligations payable	—	2,687
Purchase of marketable securities	—	(2,687)
Repayments of installment obligations payable	(37,218)	(14,008)
Proceeds from sale of marketable securities	37,218	14,008
Repayments under term loan	(22,515)	(144,941)
Net proceeds from new term loan	—	557,175
Redemption of share-based awards	(300)	—
Noncontrolling interest investors’ distributions, net	(20,991)	—
Net cash provided by financing activities	$156,627	$164,369
Net increase (decrease) in cash	$2,961	$(63,782)
Cash and cash equivalents at beginning of period	70,171	103,137
Cash and cash equivalents at end of period	$73,132	$39,355

Supplemental disclosure of cash flow information:
Cash paid for interest	$143,306	$169,693
Capital distributions	$—	$459,612
Supplemental disclosure of noncash items:
Issuance of note receivable from sale of finance receivables held for sale	$606	$—
Non-cash asset distribution of member’s capital	$—	$16,265

The accompanying notes are an integral part of these condensed consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)
(Dollars In Thousands, Unless Otherwise Noted)

1. Background and Basis of Presentation

Organization and Description of Business Activities

J.G. Wentworth, LLC was formed on July 1, 2005 as a wholly-owned subsidiary of JGW Holdco, LLC (“Holdco”). Holdco is currently owned by its members, JLL JGW Distribution, LLC, a Delaware limited liability company, and J.G. Wentworth, Inc.

In July 2011, the Company, Orchard Acquisition Company, LLC (“OAC”) and its subsidiaries and PGHI Corp., formed JGWPT Holdings, LLC, a Delaware limited liability company. JGWPT Holdings, LLC then formed JGW Holdings Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company, as its wholly-owned subsidiary. Merger Sub was merged with and into the Company, with the Company continuing as the surviving entity in the merger, and as a result of this merger (i) all of the outstanding equity interests of the Company were converted into identical corresponding equity interests in JGWPT Holdings, LLC, (ii) all of the outstanding equity interests in JGWPT Holdings, LLC held by the Company were cancelled, and (iii) each outstanding equity interest in Merger Sub was converted into one common interest in the Company. As a result, the Company became a wholly-owned subsidiary of JGWPT Holdings, LLC, with all outstanding equity interests formerly held in the Company held in JGWPT Holdings, LLC. Subsequently, as part of the merger, OAC became a wholly-owned subsidiary of the Company (the “OAC Merger”).

The Company, operating through its subsidiaries and affiliates, has its principal office in Radnor, Pennsylvania. The Company provides liquidity to individuals with financial assets such as structured settlements, annuities, lottery winnings, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company engages in warehousing and subsequent resale or securitization of these various financial assets.

The Corporation was incorporated as a Delaware corporation on June 21, 2013. The Corporation was formed for the purpose of completing an initial public offering and related transactions in order to carry on the business of JGWPT Holdings, LLC as a publicly-traded company.

Concurrently with the initial public offering of the Corporation on November 14, 2013, JGWPT Holdings, LLC’s operating agreement was amended and restated such that, among other things, JGWPT Holdings Inc. became the sole managing member of JGWPT Holdings, LLC as of that date. These transactions are described in Note 17.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information and Article 10 of Regulation S-X and do not include all of the information required by GAAP for complete financial statements. In the opinion of management, the unaudited financial statements reflect all adjustments which are necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods presented. All such adjustments are of a normal, recurring nature. The results of operations for interim periods are not necessarily indicative of the results for the entire year.

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts reported in the unaudited consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. The most significant balance sheet accounts that could be affected by such estimates are variable interest entity (“VIE”) and other finance receivables, at fair market value, VIE derivative liabilities at fair market value, VIE long-term debt issued by securitization and permanent financing trusts at fair market value, intangible assets and goodwill. Actual results could differ from those estimates and such differences could be material. These interim financial statements should be read in conjunction with the Company’s 2012 audited consolidated financial statements that are included in our Post-Effective Amendment No. 1 to Form S-1 Registration Statement filed on November 8, 2013.

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, including those entities that are considered VIEs, and where the Company has been

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

determined to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Excluded from the consolidated financial statements of the Company are those entities that are considered VIEs and where the Company has been deemed not to be the primary beneficiary according to ASC 810. The December 31, 2012 consolidated financial statements also included the accounts of American Insurance Strategies Fund II, LP (“AIS Fund II”) for which the Company was the general partner. The limited partners’ interests are reflected as non-controlling interests in the Company’s consolidated financial statements. In 2012, the assets of the AIS Fund II were liquidated and distributed to the partners.

All material inter-company balances and transactions are eliminated in consolidation.

2. Recently Issued Accounting Statements

Effective January 1, 2013, the Company adopted ASU 2011-11, Disclosures about Offsetting Assets and Liabilities. The ASU requires disclosures that affect all entities with financial instruments and derivatives that are either offset on the balance sheet in accordance with ASC 210-20-45 or ASC 815-10-45, or subject to a master netting arrangement, irrespective of whether they are offset on the balance sheet. Entities should provide the disclosures required by ASU No. 2011-11 retrospectively for all comparative periods presented. Adoption of ASU 2011-11 did not impact the Company’s financial statements.

Effective January 1, 2013, the Company early adopted ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. The ASU requires entities to report, either on the face of the income statement or in the notes, the effect of significant reclassifications out of accumulated other comprehensive income (“AOCI”) on the respective line items in net income if the amount being reclassified is required under GAAP to be reclassified in its entirety to net income. For other amounts that are not required under GAAP to be reclassified in their entirety from AOCI to net income in the same reporting period, an entity is required to cross-reference other disclosures required under GAAP that provide additional detail about those amounts. The Company did not record any reclassifications out of accumulated other comprehensive income during the three-months ended September 30, 2013. The Company did record the following reclassifications out of accumulated other comprehensive income during the nine-months ended September 30, 2013 as a result of the associated notes maturing during the period:

Details about accumulated other comprehensive income components	Amount reclassified from accumulated other comprehensive income	Affected line item in the statement of operations
Unrealized gains and losses on available-for-sale securities	$1,862	Realized loss on notes receivable, at fair market value

As discussed more fully in Note 3 of the Company’s 2012 audited consolidated financial statements, the notes receivable are treated as debt securities, classified as available-for-sale, and carried at fair value. The remaining $6,238 of notes receivable, at fair market value at September 30, 2013, are expected to mature in 2018.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“ASU 2013-11”). ASU 2013-11 requires, unless certain conditions exists, an unrecognized tax benefit, or a portion of an unrecognized tax benefit, to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, similar tax loss, or a tax credit carryforward. ASU 2013-11 is effective prospectively for reporting periods beginning after December 15, 2013, with early adoption permitted. Retrospective application is permitted. The Company does not anticipate the adoption of this amendment will have a material impact on its financial statements.

3. Variable Interest Entities

In the normal course of business, the Company is involved with various entities that are considered to be VIEs. A VIE is an entity that has either a total investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest under the voting interest model of consolidation. The Company is required to consolidate any VIE

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

for which it is determined to be the primary beneficiary. The primary beneficiary is the entity that has the power to direct those activities of the VIE that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses from or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company reviews all significant interests in the VIEs it is involved with including consideration of the activities of the VIEs that most significantly impact the VIEs’ economic performance and whether the Company has control over those activities. On an ongoing basis, the Company assesses whether or not it is the primary beneficiary of a VIE.

As a result of adopting ASC 810, the Company was deemed to be the primary beneficiary of the VIEs used to securitize its finance receivables (“VIE finance receivables”). The Company elected the fair value option with respect to assets and liabilities in its securitization VIEs as part of their initial consolidation on January 1, 2010.

The debt issued by the Company’s securitization VIEs is reported on the Company’s consolidated balance sheets as long-term debt issued by securitization and permanent financing trusts, at fair market value (“VIE securitization debt”). The VIE securitization debt is recourse solely to the VIE finance receivables held by such special purpose entities (Note 5 and 6) and thus is non-recourse to the other consolidated subsidiaries. The VIEs will continue in operation until all securitization debt is paid and all residual cash flows are collected. As a result of the long lives of many finance receivables purchased and securitized by the Company, most consolidated VIEs have expected lives in excess of twenty years.

4. Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 — inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
•	Level 2 — inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 — inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Fair value is a market based measure considered from the perspective of a market participant who holds the asset or owes the liabilities rather than an entity specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the assets or liabilities at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company also evaluates various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly.

The above conditions could cause certain assets and liabilities to be reclassified from Level 1 to Level 2/Level 3 or Level 2 to Level 3. The inputs or methodology used for valuing the assets or liabilities are not necessarily an indication of the risk associated with the assets and liabilities.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Marketable securities – The estimated fair value of investments in marketable securities is based on quoted market prices.

VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair market value – The estimated fair value of VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair value is determined based on a discounted cash flow model using expected future collections discounted at a calculated rate.

For guaranteed structured settlements and annuities, the Company allocates the projected cash flows based on the waterfall of the securitization and permanent financing trusts (collectivity the “Trusts”). The waterfall includes fees to operate the Trusts (servicing fees, administrative fees, etc.), note holder principal and note holder interest. Many of the Trusts have various tranches of debt that have varying subordinations in the waterfall calculation. The remaining cash flows, net of those obligations, are considered a residual interest which is projected to be paid to the Company’s retained interest holders.

The projected finance receivable cash flows used to pay the obligations of the Trusts are discounted using a calculated rate derived from the fair value interest rates of the debt in the Trusts. The fair value interest rate of the debt is derived using a swap curve and applying a calculated spread using the Company’s most recent securitization as a benchmark. The calculated spread is adjusted for the specific attributes of the debt in the Trusts, such as years to maturity and credit grade. The debt’s fair value interest rates are applied to the projected future cash payments paid on the principal and interest to derive the debt’s fair value. The debt’s fair value interest rates are blended using the debt’s principal balance to obtain a weighted average fair value interest rate; this rate is used to determine the value of the finance receivables’ asset cash flows. In addition, the Company considers transformation cost and profit margin associated with its securitizations to derive the fair value of its finance receivables’ asset cash flows. The finance receivables’ residual cash flows remaining after the projected obligations of the Trusts are satisfied are discounted using a separate yield based on an assumed rating of the residual tranche. The finance receivables’ residual cash flows remaining after the projected obligations of the Trusts are satisfied are discounted using a separate yield based on an assumed rating of the residual tranche (9.34% and 7.71% as of December 31, 2012 and September 30, 2013, respectively, with a weighted average life of 20 years as of both dates).

The residual cash flows are adjusted for a loss assumption of 0.25% over the life of the finance receivables in its fair value calculation. Finance receivable cash flows, including the residual asset cash flows, are included in finance receivables, at fair market value in the Company’s consolidated balance sheets. The associated debt’s projected future cash payments for principal and interest are included in VIE long-term debt issued by securitization and permanent financing trusts, at fair market value.

For finance receivables not yet securitized, the Company uses the calculated spreads, as well as considering transformation costs and profit margin, from its most recent securitization to determine the fair value yield adjusting for expected losses and applying the residual yield for the cash flows the Company projects would make up the retained interest in a securitization.

For the Company’s life contingent structured settlement (“LCSS”) receivables and long-term debt issued by its related permanent financing trusts, the blended weighted average discount rate of the LCSS receivables at the time of borrowing (which occurs frequently throughout the year) is used to determine the fair value of the receivables’ cash flows. The residual cash flows relating to the LCSS receivables are discounted using a separate yield based on the assumed rating to the residual tranche reflecting the life contingent feature of these receivables.

VIE and other finance receivables, net of allowance for losses — The fair value of structured settlement, annuity, and lottery receivables was estimated based on the present value of future expected cash flows using discount rates commensurate with the risks involved. The fair value of pre-settlement funding transactions and attorney cost financing was based on expected losses and historical loss experience associated with the respective receivables using management’s best estimates of the key assumptions regarding credit losses.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Life settlement contracts, at fair market value – The fair values of life settlement contracts are determined by reference to the transfer price of similar life settlement contracts under a discounted cash flow calculation that takes into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured, as well as other qualitative factors regarding market participants assumptions. Life expectancy is determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies.

Notes receivable, at fair market value – The fair values of notes receivables are determined based on the discounted present value of future expected cash flows using management’s best estimates of the key assumptions regarding credit losses and discount rates determined to be commensurate with the risks involved. The Company does not expect prepayment on the finance receivables underlying the notes receivable and accordingly, no significant change in the fair value is expected as a result of prepayment. The fair value and amortized costs of these notes receivable are as follows:

	December 31, 2012	September 30, 2013
Amortized cost	$8,297	$6,175
Fair market value	$8,074	$6,238

Note receivable due from affiliate – The estimated fair value of note receivable due from affiliate is assumed to equal its carrying amount. The note receivable was repaid in full in February 2013.

Other receivables, net of allowance for losses – The estimated fair value of advances receivable and certain other receivables, which are generally recovered in less than three months, is assumed to equal to the carrying amount. The carrying value of other receivables which have expected recoverability of greater than three months, which consist primarily of a note receivable, have been estimated based on the present value of future expected cash flows using management’s best estimate of the key assumptions, including discount rates commensurate with the risks involved.

VIE derivative liabilities, at fair value – The fair value of interest rate swaps is based on dealer quotes that are corroborated with pricing models that utilize current interest rates and the timing and amount of cash flows.

Installment obligations payable – Installment obligations payable are reported at contract value determined based on changes in the measuring indices selected by the obligees under the terms of the obligations over the lives of the obligations. The fair value of installment obligations payable is estimated to be equal to carrying value.

Term loan payable – The carrying value of the term loan approximates its fair value. In February 2013, the term loan was refinanced with a new senior secured credit facility and subsequently, in May 2013, the new credit facility was amended to provide an additional term loan with the same terms as the new credit facility.

VIE borrowings under revolving credit facilities and other similar borrowings – The estimated fair value of borrowings under revolving credit facilities and other similar borrowings is based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities. The Company estimates that the carrying value of its lines of credit, which bear interest at a variable rate, approximates fair value.

VIE long-term debt – The estimated fair value of VIE long-term debt is based on fair value borrowing rates available to the Company based on recently executed transactions with similar underlying collateral characteristics, reflecting the specific terms and conditions of the debt.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s assets and liabilities that are carried at fair value on the Company’s condensed consolidated balance sheets as of December 31, 2012 and September 30, 2013:

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2012:
Assets
Marketable securities:
Equity securities
US large cap	$40,446	$—	$—	$40,446
US mid cap	8,472	—	—	8,472
US small cap	9,224	—	—	9,224
International	22,651	—	—	22,651
Other equity	789	—	—	789
Total equity securities	81,582	—	—	81,582
Fixed income securities
US fixed income	36,047	—	—	36,047
International fixed income	5,963	—	—	5,963
Other fixed income	11	—	—	11
Total fixed income securities	42,021	—	—	42,021
Other securities
Cash & cash equivalents	4,789	—	—	4,789
Alternative investments	483	—	—	483
Annuities	2,239	—	—	2,239
Total other securities	7,511	—	—	7,511
Total marketable securities	131,114	—	—	131,114
VIE and other finance receivables, at fair market value	—	—	3,615,188	3,615,188
Notes receivable, at fair market value	—	—	8,074	8,074
Life settlement contracts, at fair market value (1)	—	—	1,724	1,724
Total Assets	$131,114	$—	$3,624,986	$3,756,100
Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$3,229,591	$3,229,591
VIE derivative liabilities, at fair market value	—	121,498	—	121,498
Total Liabilities	$—	$121,498	$3,229,591	$3,351,089

(1)	Included in other assets on the Company’s condensed consolidated balance sheets.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
September 30, 2013:
Assets
Marketable securities:
Equity securities
US large cap	$44,765	$—	$—	$44,765
US mid cap	9,125	—	—	9,125
US small cap	10,481	—	—	10,481
International	22,233	—	—	22,233
Other equity	821	—	—	821
Total equity securities	87,425	—	—	87,425
Fixed income securities
US fixed income	33,263	—	—	33,263
International fixed income	5,303	—	—	5,303
Other fixed income	30	—	—	30
Total fixed income securities	38,596	—	—	38,596
Other securities
Cash & cash equivalents	3,754	—	—	3,754
Alternative investments	645	—	—	645
Annuities	2,193	—	—	2,193
Total other securities	6,592	—	—	6,592
Total marketable securities	132,613	—	—	132,613
VIE and other finance receivables, at fair market value	—	—	3,888,893	3,888,893
Notes receivable, at fair market value	—	—	6,238	6,238
Total Assets	$132,613	$—	$3,895,131	$4,027,744

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$3,437,861	$3,437,861
VIE derivative liabilities, at fair market value	—	81,125		81,125
Total Liabilities	$—	$81,125	$3,437,861	$3,518,986

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s quantitative information about its Level 3 fair value measurements as of December 31, 2012 and September 30, 2013, respectively:

December 31, 2012:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	$3,615,188	Discounted cash flow	Discount rate	2.68% - 12.52% (3.99%)
Notes receivable, at fair market value	8,074	Discounted cash flow	Discount rate	9.78% (9.78%)
Life settlement contracts, at fair market value	1,724	Model actuarial pricing	Life expectancy Discount rate	16 to 260 months (147) 18.50% (18.50%)
Total Assets	$3,624,986

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$3,229,591	Discounted cash flow	Discount rate	0.53% - 12.38% (3.43%)
Total Liabilities	$3,229,591

September 30, 2013:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	$3,888,893	Discounted cash flow	Discount rate	2.59% - 12.98% (3.99%)
Notes receivable, at fair market value	6,238	Discounted cash flow	Discount rate	7.71% (7.71%)
Life settlement contracts, at fair market value	—	Model actuarial pricing	Life expectancy Discount rate	7 to 251 months (140) 18.50% (18.50%)
Total Assets	$3,895,131

Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$3,437,861	Discounted cash flow	Discount rate	0.74% - 12.67% (3.60%)
Total Liabilities	$3,437,861

A significant unobservable input used in the fair value measurement of all of the Company’s assets and liabilities measured at fair value using unobservable inputs (Level 3) is the discount rate. Significant increases (decreases) in the discount rate used to estimate fair value in isolation would result in a significantly lower (higher) fair value measurement of the corresponding asset or liability. An additional significant unobservable input used in the fair value measurement of the life settlement contracts, at fair value, is life expectancy. Significant increases (decreases) in the life expectancy used to estimate the fair value of life settlement contracts in isolation would result in a significantly lower (higher) fair value measurement.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The changes in assets measured at fair value using significant unobservable inputs (Level 3) during the nine-months ended September 30, 2012 and 2013 were as follows:

	VIE and other finance receivables, at fair market value	Life settlement contracts, at fair market value	Notes receivable, at fair market value	Total
Balance at December 31, 2011	$3,041,090	$6,214	$12,765	$3,060,069

Total gains (losses):
Included in earnings / losses	346,746	(517)	—	346,229
Included in other comprehensive gain	—	—	279	279
Purchases	259,005	—	—	259,005
Premiums paid	—	935	—	935
Sales	(447)	(3,917)	—	(4,364)
Lapsed policies	—	—	—	—
Interest accreted	111,798	—	—	111,798
Payments received	(303,721)	—	(3,453)	(307,174)
Maturities	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—
Balance at September 30, 2012	$3,454,471	$2,715	$9,591	$3,466,777
The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at:
September 30, 2012	$346,155	$(132)	$—	$346,023

Balance at December 31, 2012	$3,615,188	$1,724	$8,074	$3,624,986

Total gains (losses):
Included in earnings / losses	197,429	(22)	—	197,407
Included in other comprehensive gain	—	—	502	502
Purchases	300,452	—	—	300,452
Premiums paid	—	241	—	241
Sales	—	—	—	—
Lapsed policies	—	—	—	—
Interest accreted	107,784	—	—	107,784
Payments received	(322,345)	—	(2,338)	(324,683)
Maturities	—	(51)	—	(51)
Asset distribution	(9,615)	(1,892)	—	(11,507)
Transfers in and/or out of Level 3	—	—	—	—
Balance at September 30, 2013	$3,888,893	$—	$6,238	$3,895,131
The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at:
September 30, 2013	$197,429	$31	$—	$197,460

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The changes in liabilities measured at fair value using significant unobservable inputs (Level 3) during the nine-months ended September 30, 2012 and 2013 were as follows:

VIE long-term debt issued by securitizations and permanent financing trusts
Balance at December 31, 2011	$2,663,873
Total (gains) losses:
Included in earnings / losses	157,998
Issuances	400,881
Interest accreted	(25,207)
Repayments	(169,693)
Transfers in and/or out of Level 3	—
Balance at September 30, 2012	$3,027,852

The amount of total (gains) losses for the period included in earnings attributable to the change in unrealized gains or losses relating to long- term debt still held at:
September 30, 2012	$157,998

Balance at December 31, 2012	$3,229,591
Total (gains) losses:
Included in earnings / losses	23,769
Issuances	406,240
Interest accreted	(35,863)
Repayments	(185,876)
Transfers in and/or out of Level 3	—
Balance at September 30, 2013	$3,437,861

The amount of total (gains) losses for the period included in earnings attributable to the change in unrealized gains or losses relating to long- term debt still held at:
September 30, 2013	$23,769

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Realized and unrealized gains and losses included in earnings in the accompanying condensed consolidated statements of operations for the three and nine-months ended September 30, 2012 and 2013 are reported in the following revenue categories:

	VIE and other financereceivables and long-term debt	Life settlement contracts income
Total gains (losses) included in earnings in the three months ended September 30, 2012	$57,142	$183

Change in unrealized gains (losses) in the three months ended September 30, 2012 relating to assets still held at the reporting date	$57,142	$183

Total gains (losses) included in earnings in the three months ended September 30, 2013	$46,020	$51

Change in unrealized gains (losses) in the three months ended September 30, 2013 relating to assets still held at the reporting date	$46,020	$51

Total gains (losses) included in earnings in the nine months ended September 30, 2012	$188,748	$(517)

Change in unrealized gains (losses) in the nine months ended September 30, 2012 relating to assets still held at the reporting date	$188,157	$(132)

Total gains (losses) included in earnings in the nine months ended September 30, 2013	$173,660	$(22)

Change in unrealized gains (losses) in the nine months ended September 30, 2013 relating to assets still held at the reporting date	$173,660	$31

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The Company discloses fair value information about financial instruments, whether or not recognized at fair value in the Company’s condensed consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2012		September 30, 2013
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial assets
Marketable securities	$131,114	$131,114	$132,613	$132,613
VIE and other finance receivables, at fair market value	3,615,188	3,615,188	3,888,893	3,888,893
VIE and other finance receivables, net of allowance for losses(1)	145,155	150,353	127,413	133,505
Life settlement contracts, at fair market value	1,724	1,724	—	—
Notes receivable, at fair market value	8,074	8,074	6,238	6,238
Notes receivable, due from affiliate(1)	5,243	5,243	—	—
Other receivables, net of allowance for losses(1)	13,146	13,146	14,269	14,269

Financial liabilities
VIE derivative liabilities, at fair market value	121,498	121,498	81,125	81,125
VIE borrowings under revolving credit facilities and other similar borrowings(1)	28,198	27,380	50,655	49,168
VIE long-term debt(1)	158,801	162,799	149,954	154,020
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	3,229,591	3,437,861	3,437,861
Installment obligations payable(1)	131,114	131,114	132,613	132,613
Term loan payable(1)	142,441	142,441	556,422	556,422

(1)	These represent financial instruments not recorded in the condensed consolidated balance sheets at fair value. Such financial instruments would be classified as Level 3 within the fair value hierarchy.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

5. VIE and Other Finance Receivables, at Fair Market Value

The Company has elected to fair value newly originated guaranteed structured settlements in accordance with ASC 810. Additionally, as a result of the Company including lottery winning finance receivables in its 2013-1 asset securitization, the Company also elected to fair value newly originated lottery winnings effective January 1, 2013. As of December 31, 2012 and September 30, 2013, VIE and other finance receivables for which the fair value option was elected consist of the following:

	December 31, 2012	September 30, 2013
Maturity value	$5,335,328	$5,784,472
Unearned income	(1,720,140)	(1,895,579)
Net carrying amount	$3,615,188	$3,888,893

Encumbrances on VIE and other finance receivables, at fair value are as follows:

Encumbrance	December 31, 2012	September 30, 2013
VIE securitization debt(2)	$3,550,394	$3,773,189
$100 million credit facility(1)	230	19,014
$200 million credit facility(1)	7,059	13,924
$300 million credit facility(1)	8,277	19,480
$50 million permanent financing related to 2011-A	20,505	36,005
Total VIE finance receivables at fair value	3,586,465	3,861,612
Not encumbered	28,723	27,281
Total VIE and other finance receivables at fair value	$3,615,188	$3,888,893

(1)	See Note 7

(2)	See Note 9

Notes receivable, at fair market value and residual cash flows from finance receivables, at fair market value held in securitizations are pledged as collateral for the residual term debt (Note 8) at December 31, 2012 and September 30, 2013.

The Company is engaged to service certain finance receivables it sells to third parties. Servicing fee revenue related to those receivables are included in servicing, broker, and other fees in the Company’s unaudited condensed consolidated statements of operations, and for the three and nine-months ended September 30, 2013 and 2012 were as follows:

	Three-Months Ended September 30,		Nine-Months Ended September 30,
	2012	2013	2012	2013
Servicing fees	$258	$239	$803	$714

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

6. VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables, net of allowance for losses, as of December 31, 2012 and September 30, 2013 consist of the following:

	December 31, 2012	September 30, 2013
Structured settlements and annuities	$79,653	$76,640
Less: unearned income	(53,398)	(50,552)
	26,255	26,088
Lottery winnings	97,204	89,232
Less: unearned income	(33,768)	(29,500)
	63,436	59,732
Pre-settlement funding transactions	62,775	55,460
Less: deferred revenue	(4,296)	(2,872)
	58,479	52,588
Life insurance premium financing	3,807	—
Less: deferred revenue	(43)	—
	3,764	—
Attorney cost financing	3,072	2,480
Less: deferred revenue	(3)	—
	3,069	2,480
VIE and other finance receivables, gross	155,003	140,888
Less: allowance for losses	(4,650)	(7,383)
VIE and other finance receivables, net	$150,353	$133,505

Encumbrances on VIE and other finance receivables, net are as follows:

Encumbrance	December 31, 2012	September 30, 2013
VIE securitization debt(2)	$80,826	$79,193
$40 million pre-settlement credit facility(1)	25,859	23,463
$45.1 million long-term presettlement facility(2)	19,389	12,775
$2.4 million long-term facility(2)	2,663	2,532
Total VIE finance receivables, net of allowances	128,737	117,963
Not encumbered	21,616	15,542
Total VIE and other finance receivables, net of allowances	$150,353	$133,505

(1)	See Note 7
(2)	See Note 8

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Activity in the allowance for losses for VIE and other finance receivables for the three and nine-months ended September 30, 2012 and 2013 was as follows:

	Structured settlements and annuities	Lottery	Pre-settlement funding transactions	Life insurance premium financing	Attorney cost financing	Total
Three-months ended September 30, 2012:
Allowance for losses:
Balance at beginning of period	$(381)	$(1)	$(1,644)	$—	$(482)	$(2,508)
Provision for loss	—	55	(504)	2	106	(341)
Charge-offs	49	18	65	—	19	151
Recoveries	—	(72)	(479)	(2)	—	(553)
Balance at end of period	$(332)	$—	$(2,562)	$—	$(357)	$(3,251)

Three-months ended September 30, 2013:
Allowance for losses:
Balance at beginning of period	$(182)	$—	$(6,282)	$—	$(293)	$(6,757)
Provision for loss	51	85	(1,836)	—	10	(1,690)
Charge-offs	85	—	1,064	—	—	1,149
Recoveries	—	(85)	—	—	—	(85)
Balance at end of period	$(46)	$—	$(7,054)	$—	$(283)	$(7,383)

Nine-months ended September 30, 2012:
Allowance for losses:
Balance at beginning of period	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)
Provision for loss	(26)	(48)	(1,522)	75	(366)	(1,887)
Charge-offs	75	139	109	—	14	337
Recoveries	(36)	(90)	(479)	(75)	—	(680)
Other	—	—	—	—	—	—
Balance at end of period	$(332)	$—	$(2,562)	$—	$(357)	$(3,251)
Individually evaluated for impairment	$(332)	$—	$(313)	$—	$—	$(645)
Collectively evaluated for impairment	—	—	(2,249)	—	(357)	(2,606)
Balance at end of period	$(332)	$—	$(2,562)	$—	$(357)	$(3,251)

VIE and other finance receivables, net:
Individually evaluated for impairment	$24,987	$65,764	$436	$—	$—	$91,187
Collectively evaluated for impairment	—	—	53,749	4,800	3,458	62,007
Ending Balance	$24,987	$65,764	$54,185	$4,800	$3,458	$153,194

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

	Structured settlements and annuities	Lottery	Pre-settlement funding transactions	Life insurance premium financing	Attorney cost financing	Total

Nine-months ended September 30, 2013:
Allowance for losses:
Balance at beginning of period	$(181)	$(6)	$(4,194)	$—	$(269)	$(4,650)
Provision for loss	(88)	96	(4,370)	2	(14)	(4,374)
Charge-offs	224	35	1,510	—	—	1,769
Recoveries	(1)	(125)	—	(2)	—	(128)
Balance at end of period	$(46)	$—	$(7,054)	$—	$(283)	$(7,383)

Individually evaluated for impairment	$(46)	$—	$(2,095)	$—	$—	$(2,141)
Collectively evaluated for impairment	—	—	(4,959)	—	(283)	(5,242)
Balance at end of period	$(46)	$—	$(7,054)	$—	$(283)	$(7,383)

VIE and other finance receivables, net:
Individually evaluated for impairment	$26,042	$59,732	$2,514	$—	$—	$88,288
Collectively evaluated for impairment	—	—	43,020	—	2,197	45,217
Ending Balance	$26,042	$59,732	$45,534	$—	$2,197	$133,505

Management makes significant estimates in determining the allowance for losses on finance receivables. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions and anticipated delinquencies. Since the allowance for losses is dependent on general and other economic conditions beyond the Company’s control, it is at least reasonably possible that the estimate for the allowance for losses could differ materially from the currently reported amount in the near term. At December 31, 2012 and September 30, 2013, the Company had impaired pre-settlement funding transactions in the amount of $2,521 and $3,453, respectively and has discontinued recognition of the income on these items. The Company had no impaired attorney cost financing advances as of December 31, 2012 and September 30, 2013, respectively.

Pre-settlement funding transactions and attorney cost financing are usually outstanding for a period of time exceeding one year. The Company performs underwriting procedures to assess the quality of the underlying pending litigation collateral prior to entering into these transactions. The underwriting process involves an evaluation of each transaction’s case merits, counsel track record, and case concentration.

The Company assesses the status of the individual pre-settlement funding transactions at least once every 120 days to determine whether there are any case specific concerns that need to be addressed and included in the allowance for losses on finance receivables. The Company also analyzes pre-settlement funding transactions on a portfolio basis based on the transactions’ age as the ability to collect is correlated to the duration of time the advances are outstanding.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table presents gross pre-settlement funding transactions as of December 31, 2012 and September 30, 2013 based on their year of origination:

Year of Origination	December 31, 2012	September 30, 2013
2009	6,276	5,270
2010	9,891	6,116
2011	17,770	11,978
2012	28,838	19,522
2013	—	12,574
	$62,775	$55,460

Based on historical portfolio experience, the Company has reserved for pre-settlement and attorney cost financing receivables of $4,194 and $269 as of December 31, 2012 and $7,054 and $283 as of September 30, 2013, respectively.

The following table presents portfolio delinquency status as of December 30, 2012 and September 30, 2013, respectively:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	VIE and Other Finance Receivables, net	VIE and Other Finance Receivables, > 90 days accruing
December 31, 2012:
Structured settlements and annuities	$8	$—	$54	$62	$26,012	$26,074	$—
Lottery winnings	—	—	—	—	63,430	63,430	—
Life insurance premium financing	—	—	—	—	3,764	3,764	—
Total	$8	$—	$54	$62	$93,206	$93,268	$—

September 30, 2013:
Structured settlements and annuities	$—	$—	$172	$172	$25,870	$26,042	$—
Lottery winnings	—	—	—	—	59,732	59,732	—
Life insurance premium financing	—	—	—	—	—	—	—
Total	$—	$—	$172	$172	$85,602	$85,774	$—

Pre-settlement funding transactions and attorney cost financing do not have set due dates as payment is dependent on the underlying case settling.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

7. VIE Borrowings Under Revolving Credit Facilities and Other Similar Borrowings

At December 31, 2012 and September 30, 2013, VIE borrowings under revolving credit facilities and other similar borrowings on the condensed consolidated balance sheets consist of the following:

	Entity	December 31, 2012	September 30, 2013
$100 million variable funding note facility with interest payable monthly at 9.0%, collateralized by JGW-S III’s structured settlements receivables, 2-year revolving period with 18 months amortization period thereafter upon notice by the issuer or the note holder with all principal and interest outstanding payable no later than October 15, 2048. JGW-S III is charged monthly an unused fee of 1.00% per annum for the undrawn balance of its line of credit.	JGW-S III	$183	$12,050

$200 million credit facility, interest payable monthly at the rate greater of 5.00% or the sum of LIBOR plus applicable margin (5.0% at December 31, 2012 and September 30, 2013), maturing on February 17, 2016 , collateralized by JGW IV’s structured settlements and annuity receivables. JGW IV, LLC is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	JGW IV	4,171	10,231

$300 million multi-tranche and lender credit facility, interest payable monthly. The Facility was revised on July 24, 2013 as follows: Tranche A rate comprises 3.0% and either the LIBOR or the Commercial Paper rate depending on the lender (3.18% and 3.29% at September 30, 2013). Tranche B rate is 5.5% plus LIBOR (5.68% at September 30, 2013). The facility matures on July 24, 2016 and is collateralized by JGW V’s structured settlements and annuity receivables. JGW V, LLC is charged monthly an unused fee of 0.625% per annum for the undrawn balance of its line of credit. (1)	JGW V	5,530	11,763

$40 million credit facility with interest payable monthly at the lender’s “prime rate” plus 1.00%, subject to a floor of 4.50% (4.5% at December 31, 2012 and September 30, 2013), maturing December 31, 2013. The line of credit is collateralized by certain pre-settlement receivables. Peach One is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	Peach One	17,527	15,124

Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.30% (7.49% at December 31, 2012). The facility was collateralized by assigned life settlement contracts from Immram and matured on August 23, 2013.	Skolvus 1 GMbh & Co. KG	(31)	—
		$27,380	$49,168

(1)	The previous agreement provided for a $275 million facility, a Tranche A rate comprised of 3.50% and either the LIBOR or the Commercial Paper rate depending on the lender (3.71% or 3.90% at December 31, 2012), a Tranche B rate of 6.0% plus LIBOR (6.21% at December 31, 2012), and a monthly unused fee of 0.75% per annum for the undrawn balance of the line of credit.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

8. VIE Long-Term Debt

At December 31, 2012 and September 30, 2013, the VIE long-term debt consisted of the following:

	December 31, 2012	September 30, 2013
PLMT Permanent Facility	$50,008	$48,241
Residual Term Facility	70,000	69,560
Long-Term Presettlement Facility	20,289	13,861
2012-A Facility	2,463	2,319
LCSS Facility (2010-C)	12,880	12,880
LCSS Facility (2010-D)	7,159	7,159
	$162,799	$154,020

PLMT Permanent Facility

The Company has a $75,000 floating rate asset backed loan with interest payable monthly at one-month LIBOR plus 1.25% which is currently in a runoff mode with the outstanding balance being reduced by periodic cash collections on the underlying lottery receivables. The loan matures on November 1, 2038.

The debt agreement with the counterparty requires PLMT to hedge each lottery receivable with a pay fixed and receive variable interest rate swap with the counterparty. The swaps are recorded at fair value in VIE derivative liabilities, at fair market value on the condensed consolidated balance sheets.

Residual Term Facility

In September 2011, the Company issued term debt of $56,000 to a financial institution. In August 2012, the Company issued additional term debt of $14,000 to the same financial institution. The residual term debt is collateralized by notes receivable and the cash flows from securitization residuals related to certain securitizations. Interest on the residual term debt facility is payable monthly at 8.0% until September 15, 2014 and 9.0% thereafter. The $56,000 term debt matures on September 15, 2018 and the $14,000 term debt matures on September 15, 2019. Principal payments from collateral cash flows began in September 2013. In addition, the $56,000 term debt requires annual principal payments of $5,500 beginning on September 15, 2014 and continuing through 2018, the $14,000 term debt requires annual principal payments of $2,000 beginning on September 15, 2014 and continuing through 2019.

Long-Term Pre-settlement Facility

The Company has a $45,100 fixed rate note, of which, $20,289 is outstanding at December 31, 2012 and $13,861 is outstanding at September 30, 2013 and bearing interest at 9.25% annually. Interest and principal is payable monthly from the cash receipts of collateralized pre-settlement receivables. The note matures on June 6, 2016.

2012-A Facility

In December 2012, the Company issued a series of notes collateralized by structured settlements. The proceeds of the notes were $2,463 at a fixed interest rate of 9.25%. Interest and principal are payable monthly from cash receipts of collateralized structured settlement receivables. The notes mature on June 15, 2024.

Long-term Debt for Life Contingent Structured Settlements (2010-C & 2010-D)

LCSS Facility (2010-C)

In November 2010, the Company issued a private asset class securitization note registered under Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”). The 2010-C bond issuance of $12,880 is collateralized by life-contingent structured settlements. 2010-C accrues interest at 10% per annum and matures on March 15, 2039.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

LCSS Facility (2010-D)

In December 2010, the Company paid $155 to purchase the membership interests of LCSS, LLC from JLL Partners. LCSS, LLC owns 100% of the membership interests of LCSS II, which owns 100% of the membership interests of LCSS III. In November 2010, LCSS III issued $7,159 long-term debt 2010-D collateralized by life-contingent structured settlements. 2010-D accrues interest at 10% per annum and matures on July 15, 2040.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

9. VIE Long-term Debt Issued by Securitization and Permanent Financing trusts, at Fair Market Value

Securitization Debt

Effective January 1, 2010, upon consolidation of the securitization-related special purpose entities, the Company elected fair value treatment under ASC 825 to measure the securitization issuer debt and related finance receivables. The Company has determined that measurement of the securitization debt issued by SPEs at fair value better correlates with the value of the finance receivables held by SPEs, which are held to provide the cash flows for the note obligations. Debt issued by SPEs is non-recourse to other subsidiaries. Certain subsidiaries of the Company continue to receive fees for servicing the securitized assets. In addition, the risk to the Company’s non-SPE subsidiaries from SPE losses is limited to cash reserve and residual interest amounts.

During the nine-months ended September 30, 2012, the Company completed two asset securitization transactions that were registered according to Rule 144A. The following table summarizes these securitization SPE transactions:

2012-1
(bond proceeds in $ millions)
Issue date	3/16/2012
Bond proceeds	$232.4
Receivables securitized	4,476
Deal discount rate	4.62%
Retained interest %	6.75%
Class allocation (Moody’s)
Aaa	85.00%
Baa2	8.25%
2012-2
(bond proceeds in $ millions)
Issue date	7/25/2012
Bond proceeds	$158.0
Receivables securitized	3,016
Deal discount rate	4.27%
Retained interest %	6.75%
Class allocation (Moody’s)
Aaa	85.00%
Baa2	8.25%

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

During the nine-months ended September 30, 2013, the Company completed two asset securitization transactions that were registered according to Rule 144A. The following table summarizes these securitization SPE transactions:

2013-1
(bond proceeds in $ millions)
Issue date	3/20/2013
Bond proceeds	$216.5
Receivables securitized	2,425
Deal discount rate	3.65%
Retained interest %	6.75%
Class allocation (Moody’s)
Aaa	85.25%
Baa2	8.00%
2013-2
(bond proceeds in $ millions)
Issue date	7/30/2013
Bond proceeds	$174.6
Receivables securitized	3,410
Deal discount rate	4.49%
Retained interest %	6.75%
Class allocation (Moody’s)
Aaa	85.25%
Baa2	8.00%

The following table summarizes notes issued by securitization and permanent financing trusts as of December 31, 2012 and September 30, 2013 for which the Company has elected the fair value option and are recorded as VIE long-term debt issued by securitization and permanent financing trusts, at fair market value in the Company’s condensed consolidated balance sheets:

	Outstanding Principal at December 31, 2012	OutstandingPrincipal at September 30, 2013	Fair Value at December 31, 2012	Fair Value at September 30, 2013
Securitization trusts	$2,693,597	$2,913,160	$2,892,466	$3,095,261
Permanent financing VIEs	319,382	320,609	337,125	342,600
Total	$3,012,979	$3,233,769	$3,229,591	$3,437,861

10. Term Loan Payable

In connection with the OAC Merger, the Company assumed OAC’s term loan payable in the amount of $176,489, with interest payable at Eurodollar base rate plus applicable and additional margins (8.75% as of December 31, 2011 and 2012), maturing on November 21, 2013 (the “Term Loan”). As part of the merger, the credit agreement was amended and restated to allow OAC to make distributions of up to $9,000 to PGHI Corp. to fund the costs of defending certain litigation that remained a PGHI Corp. obligation post-merger and costs of operating certain subsidiaries of PGHI Corp. The amended and restated credit agreement required a $10,000 principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan. The amortization schedule was modified to provide accelerated repayment of the indebtedness and the consolidated leverage ratio and interest coverage ratio covenants were amended. Also, certain subsidiaries of the Company became guarantors pursuant to the terms of the amended and restated agreement. The collateral agreement relating to their guarantee calls for a security interest in the assets of the subsidiaries as collateral to the guarantee. The subsidiaries will be released from the collateral agreement once the Term Loan is paid in full.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Under the terms of the restated and amended Term Loan, the Company is prohibited, with certain exceptions, from making distributions or paying dividends. As a result, essentially none of the Company’s $442,818 in member’s capital was free of limitations on the payment of dividends as of December 31, 2012.

On February 8, 2013, the Term Loan was refinanced with a new senior secured credit facility (the “Credit Facility”) that consisted of a $425,000 term loan (the “New Term Loan”) and a $20,000 revolving commitment maturing in February 2019 and August 2017, respectively. The Company and certain of its subsidiaries are guarantors of the Credit Facility. Substantially all of the non-securitized and non-collateralized assets of the Company were pledged as security for the repayment of borrowings outstanding under the Credit Facility.

At each interest reset date, the Company has the option to elect that the New Term Loan be either a eurodollar loan or a base rate loan. If a eurodollar loan, interest on the New Term Loan accrues at either Libor or 1.5% (whichever is greater) plus a spread of 7.5%. If a base rate loan, interest accrues at prime or 2.5% (whichever is greater) plus a spread of 6.5%. As of September 30, 2013, the New Term Loan’s interest rate was 9.0%. The revolving commitment has the same interest rate terms as the New Term Loan. In addition, the revolving commitment is subject to an unused fee of 0.5% per annum and provides for the issuance of letters of credit equal to $10,000, subject to customary terms and fees.

The Credit Facility requires the Company, to the extent that as of the last day of any fiscal quarter outstanding balances on the revolving commitment exceed specific thresholds, to comply with a maximum total leverage ratio. As of September 30, 2013, there were no outstanding borrowings under the revolving commitment and, as a result, the maximum total leverage ratio requirement was not applicable. The Company and certain of its subsidiaries are also limited in engaging in certain activities, including mergers and acquisitions, incurrence of additional indebtedness, incurring liens, making investments, transacting with affiliates, disposing of assets, and various other activities. The Credit Facility also limits, with certain exceptions, certain of the Company’s subsidiaries from making cash dividends and loans to the Company.

In conjunction with the refinancing, the Company made a cash distribution to its members in the amount of $309.6 million as well as an asset distribution in the amount of $16.3 million to PGHI Corp. The distribution assets were originally acquired by the Company as part of the OAC Merger.

On May 31, 2013, the Credit Facility was amended to provide for an additional term loan of $150,000 on the same terms as the New Term Loan. In conjunction with this refinancing, the Company made a cash distribution to its members in the amount of $150,000.

As a result of the aggregate distributions the Company paid its members, each outstanding preferred interest was converted into one common interest on May 31, 2013 in accordance with the Amended and Restated Limited Liability Company Agreement of JGWPT Holdings, LLC.

11. Derivative Financial Instruments

The Company has interest-rate swaps to manage its exposure to changes in interest rates related to borrowings on its revolving credit facilities. Hedge accounting has not been applied to any of its interest rate swaps.

As of September 30, 2013, the Company held an interest rate swap related to its JGW V revolving credit facility with a total notional value of $11,886. The Company pays a fixed rate of 2.74% and receives a floating rate equal to 1-month LIBOR rate. As of September 30, 2013, the term of this interest rate swap is approximately 15 years.

In March 2012 and 2013, and in connection with securitizations, the Company terminated $64,300 and $55,351, respectively, in interest rate swap notional value associated with its revolving credit facilities and other similar borrowings. In July 2012 and 2013, and in connection with securitizations, the Company terminated $32,036 and $45,690, respectively, in interest rate swap notional value associated with its revolving credit facilities and other similar borrowings. The total gain (loss) on the terminations of the interest rate swaps for the three-months ended September 30, 2012 and 2013 is ($831) and $525, respectively. The total gain (loss) on the terminations of the interest

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

rate swaps for the nine-months ended September 30, 2012 and 2013 is ($457) and $351, respectively. The unrealized (loss) for these swaps for the three-months ended September 30, 2012 and 2013 was ($291) and ($696), respectively. The unrealized (loss) for these swaps for the nine-months ended September 30, 2012 and 2013 was ($641) and ($181), respectively.

The Company also has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings on certain long-term debt issued by securitization and permanent financing trusts. At December 31, 2012 and September 30, 2013, the Company had 8 outstanding swaps with total notional amounts of approximately $338,143 and $300,373, respectively. The Company pays fixed rates ranging from 4.50% to 5.77% and receives floating rates equal to 1-month LIBOR rate plus applicable margin.

These interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At September 30, 2013, the term of these interest rate swaps range from approximately 9 to approximately 22 years. For the three-months ended September 30, 2012 and 2013, the amount of unrealized gain recognized was $1,316 and $2,640, respectively. For the nine-months ended September 30, 2012 and 2013, the amount of unrealized gain recognized was $2,532 and $19,115, respectively.

Additionally, the Company has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings under Peachtree Structured Settlements, LLC, a permanent financing VIE (“PSS”) (Note 9) and PLMT (Note 8). At December 31, 2012 and September 30, 2013, the Company had 165 outstanding swaps with total notional amounts of approximately $266,881 and $254,397, respectively. The Company pays fixed rates ranging from 4.30% to 8.70% and receives floating rates equal to rate 1-month LIBOR rate plus applicable margin.

The PSS and PLMT interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At September 30, 2013, the term of the interest rate swaps for PSS and PLMT range from less than 1 month to approximately 21 years, respectively. For the three-months ended September 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($441) and $2,289, respectively. For the nine-months ended September 30, 2012 and 2013, the amount of unrealized gain (loss) recognized was ($2,021) and $21,501, respectively.

The notional amounts and fair values of the Company’s interest rate swaps as of December 31, 2012 and September 30, 2013 are as follows:

Entity	Securitization	Notional at December 31, 2012	Fair Market Value December 31, 2012	Notional at September 30, 2013	Fair Market Value September 30, 2013
321 Henderson I	2004-A A-1	$50,858	$(6,492)	$42,905	$(4,313)
321 Henderson I	2005-1 A-1	86,766	(14,362)	76,839	(9,785)
321 Henderson II	2006-1 A-1	26,307	(3,581)	22,107	(2,442)
321 Henderson II	2006-2 A-1	27,560	(5,181)	24,552	(3,625)
321 Henderson II	2006-3 A-1	30,493	(5,001)	27,058	(3,471)
321 Henderson II	2006-4 A-1	27,402	(4,271)	24,701	(3,009)
321 Henderson II	2007-1 A-1	42,670	(9,031)	39,613	(6,093)
321 Henderson II	2007-2 A-1	46,087	(13,072)	42,598	(9,174)
JGW V, LLC	—	—	—	11,886	(181)
PSS	—	205,180	(46,407)	196,094	(29,195)
PLMT	—	61,701	(14,100)	58,303	(9,837)
Total		$605,024	$(121,498)	$566,656	$(81,125)

12. Risks and Uncertainties

The Company’s finance receivables are primarily obligations of insurance companies. The exposure to credit risk with respect to these finance receivables is generally limited due to the large number of insurance companies of generally high credit quality comprising the receivable base, their dispersion across geographical areas, and possible availability of state insurance guarantee funds. The Company is also subject to numerous risks associated with

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

structured settlements. These risks include, but are not limited to, restrictions on assignability of structured settlements, potential changes in the U.S. tax law related to taxation of structured settlements, diversion by a seller of scheduled payments to the Company, and other potential risks of regulation and/or legislation. A majority of states have regulated the business by passing statutes that govern the sale of structured settlement payments. Generally, the laws require a court approval to consummate a sale. The Company’s earnings are dependent upon the fair value of the finance receivables it purchases relative to the value it can obtain by financing these assets in securitization or other transactions. Accordingly, earnings are subject to risks and uncertainties surrounding exposure to changes in the interest rate environment, competitive pressures affecting the ability to maintain sufficient effective purchase yields, and the ability to sell or securitize finance receivables at profitable levels in the future.

13. Commitments and Contingencies

In accordance with Structured Receivables Finance #6, LLC, a permanent financing VIE (“SRF6”) (Note 9), the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. The Hedge Breakage Reserve Account serves as collateral in the event the Company elects to repay in full the associated VIE debt issued by the permanent financing trust and the Lender incurs costs from the early termination of any related hedges. As of December 31, 2012 and September 30, 2013, this account had a balance of $11,847 and $3,682, respectively. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the SRF6 Loan Agreement.

The Company had an arrangement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement called for the counterparty to utilize funds raised of up to $50,000 to purchase LCSS assets from the Company. The Arrangement expired on June 30, 2012. For the year ended December 31, 2012, the counterparty purchased approximately $3,150 of LCSS assets from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11,300, whichever is lower. As of December 31, 2012 and September 30, 2013, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $8,637 and $9,008, respectively and is earning interest at an annual rate of 5.35% and is included in other receivables, net of allowance for losses in the Company’s condensed consolidated balance sheets.

The Arrangement also has put options, which expire on December 30, 2019 and 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put options, if exercised by the counterparty, require the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the financial position, the results of operations or cash flows of the Company.

14. Segment Reporting

ASC 280, Segment Reporting, establishes standards for segment reporting in the financial statements. Management has determined that all of the operations have similar economic characteristics and may be aggregated into a single segment for disclosure under ASC 280.

15. Income Taxes

The Company and the majority of its subsidiaries operate in the U.S. as non-income tax paying entities, and are treated as pass-through entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of the Company’s wholly owned subsidiaries operate as corporations within the U.S. and are subject to U.S. federal and state income tax. As non-income tax paying entities, the majority of the Company’s net income or loss is included in the individual or corporate returns of JGWPT’s Members. The current and deferred taxes relates only to the income tax-paying entities of the Company.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

16. Restructure Expense

In April 2013, the Company announced its intention to close its Boynton Beach office. In connection with the announcement, the Company recorded a restructure charge of $3,224 for primarily severance and related expense. The $3,224 charge for the nine-months ended September 30, 2013 was recorded in the following statement of operations line items: compensation and benefits, $2,851; and general and administrative, $373. The associated workforce reductions were substantially complete as of September 30, 2013 and the remaining actions are expected to be completed by December 31, 2013. A reconciliation of the associated restructure liability is as follows:

Total
Balance at December 31, 2012	$—
Restructure expense	3,224
Payments for restructure charges	(2,456)
Balance at September 30, 2013	$768

17. Subsequent Events

On October, 2, 2013, the Company amended the terms of its $200 million credit facility to provide for an interest rate equal to the sum of one-month LIBOR plus an applicable margin equal to 3.25% and a final maturity date of April 2, 2017. The Company subsequently elected on December 18, 2013 to reduce the size of this credit facility to $50 million.

On October 21, 2013, the Company revised the terms of its $40 million credit facility to provide for a maturity date of December 31, 2014 and a maximum borrowing capacity of $35 million.

On October 10, 2013, the Company priced its 2013-3 securitization. The aggregate issuance amount of the 2013-3 securitization was $212.7 million and the discount rate was 4.37%. The 2013-3 securitization closed on October 18, 2013. In connection with its 2013-3 securitization, the Company repaid approximately $64.0 million of long term debt issued by SRF 6, a permanent financing VIE, and recorded a gain on debt extinguishment of approximately $22.3 million. As a result of the repayment of debt, the Company was required to pay approximately $3.4 million in various prepayment fees and approximately $4.5 million for hedge breakage costs (Note 13).

On November 14, 2013, the Corporation consummated an initial public offering whereby 11,212,500 Class A Shares were sold to the public for net proceeds of $141.4 million, after payment of underwriting discounts and estimated offering expenses. The 11,212,500 shares sold were inclusive of 1,462,500 Class A Shares sold pursuant to the full exercise of an overallotment option granted to the underwriters which was consummated on December 11, 2013. The net proceeds from the initial public offering were used to purchase 11,212,500 newly issued JGWPT common interests directly from JGWPT Holdings, LLC representing 37.9% of the then outstanding membership interests of JGWPT Holdings, LLC. Concurrently with the consummation of the Corporation’s initial public offering, JGWPT Holdings, LLC merged with and into a newly formed subsidiary of the Corporation and the surviving, newly formed subsidiary changed its name to JGWPT Holdings, LLC.

Pursuant to this merger, the operating agreement of JGWPT Holdings, LLC was amended and restated such that, among other things, (i) the Corporation became the sole managing member of JGWPT Holdings, LLC, (ii) JGWPT Holdings, LLC common interests became exchangeable for one Class A Share, or in the case of PGHI Corp., one share of the Corporation’s Class C Shares. Additionally, in connection with merger, each holder of JGWPT Holdings, LLC common interests, other than PGHI Corp., was issued an equivalent number of shares of the Corporation’s “vote-only” Class B Shares. As a result of these transactions, as of and subsequent to November 14, 2013, the Corporation will consolidate the financial results of JGWPT Holdings, LLC with its own and reflect the 62.1% membership interest in JGWPT Holdings, LLC it does not own as a non-controlling interest in its consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements (Unaudited)(continued)
(Dollars In Thousands, Unless Otherwise Noted)

On November 15, 2013, the Company entered into a $300 million credit facility with a financial institution that provides for interest payable monthly at either: (a) the one-month LIBOR or (b) the lender’s commercial paper rate (as defined) plus 2.75%. The credit facility is collateralized by JGW VII, LLC’s structured settlements, annuity, and lottery receivables. The credit agreement also provides for a three-year revolving period with a twenty-four month amortization period thereafter upon notice by the issuer or the borrower with all principal and interest outstanding payable no later than November 15, 2018. The Company is charged monthly an unused line fee of 0.50% per annum for the undrawn balance of the line of credit.

On December 6, 2013, the Company repaid $123 million of its New Term Loan from the proceeds of its initial public offering and amended the terms of the associated Credit Facility. The amendment, among other things: (i) reduced the applicable margin on the initial term loans from 7.50% to 6.00% for eurodollar loans and from 6.50% to 5.00% for base rate loans, and (ii) reduced the interest rate floor on the initial term loans from 1.50% to 1.00% for eurodollar loans and from 2.50% to 2.00% for base rate loans. No changes were made to the financial covenants contained in the original Credit Facility and as a result of the repayment, no further principal payments are required to be made on the New Term Loan until its maturity in February 2019. In connection with the repayment and amendment of the New Term Loan, the Company paid approximately $13.0 million in amendment, legal and other fees.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Member of
J.G. Wentworth, LLC and Subsidiaries

We have audited the accompanying consolidated balance sheets of J.G. Wentworth, LLC and Subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), changes in member’s capital, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of J.G. Wentworth, LLC and Subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York
June 27, 2013

J.G. Wentworth, LLC and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2011	2012
	(Dollars in thousands)
ASSETS
Cash and cash equivalents	$70,171	$103,137
Restricted cash and investments	155,361	112,878
VIE finance receivables, at fair market value(1)	3,017,379	3,586,465
Other finance receivables, at fair market value	23,711	28,723
VIE finance receivables, net of allowance for losses of $0 and $3,717, respectively(1)	126,312	128,737
Other finance receivables, net of allowance for losses of $1,021 and $933, respectively	31,248	21,616
Notes receivable, at fair market value(1)	12,765	8,074
Note receivable due from affiliate	—	5,243
Other receivables, net of allowance for losses of $108 and $276, respectively	11,353	13,146
Fixed assets, net of accumulated depreciation of $1,484 and $3,128, respectively	5,717	6,321
Intangible assets, net of accumulated amortization of $9,516 and $14,257, respectively	54,558	51,277
Goodwill	84,993	84,993
Marketable securities	156,313	131,114
Deferred tax assets, net	2,436	2,455
Other assets(2)	12,061	14,418
Total assets	$3,764,378	$4,298,597

LIABILITIES AND MEMBER’S CAPITAL
Accounts payable	$4,414	$8,630
Accrued expenses	21,686	12,440
Accrued interest	11,439	11,687
VIE derivative liabilities, at fair market value	130,450	121,498
VIE borrowings under revolving credit facilities and other similar borrowings	82,404	27,380
VIE long-term debt	164,616	162,799
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	2,663,873	3,229,591
Term loan payable	171,519	142,441
Other liabilities	14,681	8,199
Installment obligations payable	156,313	131,114
Total liabilities	$3,421,395	$3,855,779
Total J.G. Wentworth, LLC member’s capital	324,723	442,818
Noncontrolling interest in affiliate	18,260	—
Member’s capital	$342,983	$442,818
Total liabilities and member’s capital	$3,764,378	$4,298,597

(1)	Pledged as collateral to credit and long-term debt facilities
(2)	As of December 31, 2011 and December 31, 2012, $221 and $0 were pledged as collateral to credit and long-term debt facilities.

The accompanying notes are an integral part of these consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Consolidated Statements of Operations

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
REVENUES
Interest income	$142,697	$177,748
Unrealized gains on VIE and other finance receivables, long-term debt and derivatives	127,008	270,787
Gain (loss) on swap termination, net	(11,728)	(2,326)
Servicing, broker, and other fees	7,425	9,303
Other	816	(856)
Realized and unrealized gains (losses) on marketable securities, net	(12,953)	12,741
Total revenue	$253,265	$467,397

EXPENSES
Advertising	$56,706	$73,307
Interest expense	123,015	158,631
Compensation and benefits	34,635	43,584
General and administrative	12,943	14,913
Professional and consulting	14,589	15,874
Debt prepayment and termination	9,140	—
Debt issuance	6,230	9,124
Securitization debt maintenance	4,760	5,208
Provision for losses on finance receivables	727	3,805
Depreciation and amortization	3,908	6,385
Installment obligations expense (income), net	(9,778)	17,321
Total expenses	$256,875	$348,152
Income (loss) before taxes	$(3,610)	$119,245
Provision (benefit) for income taxes	(345)	(227)
Net income (loss)	(3,265)	119,472
Less noncontrolling interest in earnings of affiliate	$660	$2,731
Net income (loss) attributable to J.G. Wentworth, LLC	$(3,925)	$116,741

The accompanying notes are an integral part of these consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Consolidated Statements of Comprehensive Income (Loss)

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
Net income (loss)	$(3,265)	$119,472
Other comprehensive gain:
Unrealized gains on notes receivable arising during the year	3	1
Total other comprehensive gain	3	1
Total comprehensive income (loss)	(3,262)	119,473
Less: Net income allocated to noncontrolling interest in earnings of affiliate	660	2,731
Comprehensive income (loss) attributable to J.G. Wentworth, LLC	(3,922)	116,742

The accompanying notes are an integral part of these consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Consolidated Statements of Changes in Member’s Capital

	Member’s Capital	Accumulated Other Comprehensive Gain (Loss)	Noncontrolling Interest in Affiliate	Total Member’s Capital
	(Dollars in thousands)
Members’ capital — December 31, 2010	$193,733	$(281)	$—	$193,452
Net income (loss)	(3,925)	—	660	(3,265)
Repurchase of preferred interests	(30)	—	—	(30)
Share-based compensation	2,388	—	—	2,388
Unrealized gains on notes receivable arising during the period	—	3	—	3
Capital issued related to acquisition of	—	—	—	—
Orchard Acquisition Company, LLC and subsidiaries	133,300	—	20,745	154,045
Acquisition of noncontrolling interest	(465)	—	465	—
Noncontrolling interest investors’ withdrawals and contributions, net	—	—	(3,610)	(3,610)
Member’s capital December 31, 2011	$325,001	$(278)	$18,260	$342,983
Net income	116,741	—	2,731	119,472
Share-based compensation	2,393	—	—	2,393
Redemption of share-based awards	(300)	—	—	(300)
Capital distributions	(740)	—	—	(740)
Unrealized gains on notes receivable arising during the period	—	1	—	1
Noncontrolling interest investors’ withdrawals and contributions, net	—	—	(20,991)	(20,991)
Member’s capital December 31, 2012	$443,095	$(277)	$—	$442,818

The accompanying notes are an integral part of these consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(3,265)	$119,472
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Loss on sale and impairment of fixed assets	9	300
Provision for losses on receivables	852	3,805
Depreciation	1,023	1,644
Amortization of finance receivables acquisition costs	3	15
Amortization of intangibles	2,885	4,741
Amortization of debt issuance costs	1,486	1,444
Write-off of debt issuance costs	65	—
Change in unrealized gains/losses on finance receivables	(270,101)	(484,469)
Change in unrealized gains/losses on long-term debt	100,952	222,634
Change in unrealized gains/losses on derivatives	42,141	(8,952)
Net proceeds from sale of finance receivables	10,097	10,188
Purchases of finance receivables	(301,543)	(389,205)
Collections of finance receivables	326,962	464,605
Gain on sale of finance receivables	(1,844)	(957)
Recoveries of receivables	6	652
Accretion of interest income	(141,351)	(176,810)
Accretion of interest expense	(5,488)	(34,863)
Share-based compensation expense	1,827	2,393
Change in marketable securities, net	12,953	(12,741)
Installment obligations (income) expense, net	(9,778)	17,321
Change in fair value of life settlement contracts	1,091	1,522
Premiums and other costs paid, and proceeds from sale of life settlement contracts	(193)	2,968
Deferred income taxes	(599)	(19)
Increase (decrease) in operating assets:
Restricted cash and investments	(63,518)	42,483
Other assets	3,095	(1,994)
Other receivables	2,144	(2,072)
Increase (decrease) in operating liabilities:
Accounts payable	(4,627)	4,216
Accrued expenses	(391)	(9,246)
Accrued interest	(901)	685
Other liabilities	(746)	(5,492)
Net cash used in operating activities	$(296,754)	$(225,732)

The accompanying notes are an integral part of these consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Consolidated Statements of Cash Flows (continued)

	Years Ended December 31,
	2011	2012
	(Dollars in thousands)
Cash flows from investing activities:
Purchase of intangible assets	—	(1,460)
Receipts from notes receivable	5,937	4,692
Purchase of fixed assets, net of sale proceeds	(1,982)	(2,549)
Proceeds from (payments on) notes receivable from affiliate	—	(5,000)
Cash acquired on acquisition of Orchard Acquisition Company	11,587	—
Net cash (used in) provided by investing activities	$15,542	$(4,317)
Cash flows from financing activities:
Distributions of member’s capital	—	—
Repurchase of preferred interests	(30)	—
Issuance of long-term debt	528,861	623,931
Payments for debt issuance costs	(4,370)	(6,297)
Payments on lease obligations	(597)	(990)
Repayment of long-term debt and derivatives	(251,779)	(248,555)
Gross proceeds from revolving credit facility	271,206	349,661
Repayments of revolving credit facility	(241,313)	(403,929)
Issuance of installment obligations payable	500	—
Purchase of marketable securities	(500)	—
Repayments of installment obligations payable	(8,854)	(42,520)
Sale of marketable securities	8,854	42,520
Repayments under term loan	(4,970)	(29,515)
Redemption of share-based awards	—	(300)
Noncontrolling interest investors’ distributions, net	(3,611)	(20,991)
Net cash provided by financing activities	$293,397	$263,015
Net increase (decrease) in cash	$12,185	$32,966
Cash and cash equivalents at beginning of period	57,986	70,171
Cash and cash equivalents at end of period	$70,171	$103,137

Supplemental disclosure of cash flow information:
Cash paid for interest	$115,308	$176,243
Capital distributions	$—	$740
Supplemental disclosure of noncash items:
Issuance of note receivable from sale of finance receivables held for sale	$906	$606

The accompanying notes are an integral part of these consolidated financial statements.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements
(Dollars In Thousands, Unless Otherwise Noted)

1. Organization and Description of Business Activities

Description of the Company

J.G. Wentworth, LLC together with its subsidiaries, (collectively the “Company”) was formed on July 1, 2005 and was a wholly-owned subsidiary of J.G. Wentworth, LLC (“Holdco”). Holdco is currently owned by its members, JLL JGW Distribution, LLC (“Distribution”), a Delaware limited liability company, and J.G. Wentworth, Inc. (“JGW Inc.”).

In July 2011, the Company, Orchard Acquisition Company, LLC and its subsidiaries (“OAC”) and Peach Group Holdings, Inc. (“PGHI”), formed JGWPT Holdings, LLC (“JGWPT”), a Delaware limited liability company, as a wholly-owned subsidiary (Note 2). JGWPT then formed JGW Holdings Merger Sub, LLC (“Merger Sub”), a Delaware limited liability company, as its wholly-owned subsidiary. Merger Sub was merged with and into the Company, with the Company continuing as the surviving entity in the merger, and as a result of this merger (i) all of the outstanding equity interests of the Company were converted into identical corresponding equity interests in JGWPT, (ii) all of the outstanding equity interests in JGWPT held by the Company were cancelled, and (iii) each outstanding equity interest in Merger Sub was converted into one common interest in the Company. As a result, the Company became a wholly-owned subsidiary of JGWPT, with all outstanding equity interests formerly held in the Company held in JGWPT. Subsequently, as part of the merger, OAC became a wholly-owned subsidiary of the Company.

As of December 31, 2012, Holdco owns 68.2% and 48.4%, preferred holders own 28.8% and 20.5%, PGHI owns 0.0% and 25.1%, and certain members of the Company’s management combined own 3.0% and 6.0% of the total voting and economic interests in JGWPT, respectively. Distribution owns substantially all Holdco common interests. JGWPT is managed by a board of directors consisting of directors from JLL Partners, representatives of the preferred interest holders, PGHI, and the Chief Executive Officer of the Company.

The Company, operating through its subsidiaries and affiliates is a specialty finance company with principal offices in Radnor, Pennsylvania and Boynton Beach, Florida. The Company provides liquidity to individuals with financial assets such as structured settlements, annuities, lottery winnings, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company engages in warehousing and subsequent resale or securitization of these various financial assets.

A summary of some of the major products offered is included below.

Structured Settlements and Annuities

A structured settlement refers to the settlement of a personal injury claim with a series of future installment payments to an individual claimant. Annuities refer to financial instruments representing a series of future fixed installment payments. In many instances, individuals wish to monetize some or all of their future structured settlement and annuity payments in exchange for an immediate lump sum. With respect to settlements, this is accomplished through a court proceeding whereby the seller and buyer seek the court’s approval of the transaction. Upon issuance of a court order approving the sale and ordering the settlement obligor to make the structured settlement payments to the Company, the Company effectuates the purchase of the structured settlement. The purchase price for a structured settlement represents the present value of the future payments purchased using a discount rate negotiated with the seller. Structured settlements purchased by the Company are generally comprised of either guaranteed or life-contingent payments (“LCSS”). Guaranteed payments are contractually assured payments by the underlying insurance company to the Company for a specific period of time as determined by the settlement terms of each court order. LCSS are payments to the Company that are limited over time to the extent the claimant is alive.

Pre-Settlement Funding

The Company makes advances to litigants in exchange for a collateral assignment of a portion of the proceeds of pending litigation typically before a matter has been settled or otherwise resolved. The Company earns fees for such advances based on the amount of the advance and the time to recovery of the proceeds.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Lottery Winnings

The purchase of annuitized lottery winnings is substantially similar to the purchase of structured settlement payments. The Company also brokers lottery winnings for which it earns brokers’ fees for facilitating sales of lottery prize payments to third party investors.

Attorney Cost Financing

The Company makes loans to certain law firms to finance certain litigation costs in pending personal injury cases. The Company establishes a revolving line of credit with these law firms and takes an assignment of the law firm’s contingency fee interest in their pending personal injury cases. The Company earns fees for such advances based on the amount of time the advance amount remains outstanding. The Company suspended making such loans effective January 1, 2012.

Life Settlement Contracts

The Company provides liquidity to persons or entities that own life insurance policies by facilitating the sale of their policies to affiliates or third-party investors. In addition, the Company performs subservicing functions related to mortality tracking, monthly reporting, payment of premiums, and collection and distribution of insurance proceeds. For the years ended December 31, 2011 and 2012, the Company earned $1,309 and $1,832, respectively, for subservicing fees from these affiliates. The Company also owns certain life settlement contracts (Note 8).

Installment Sale Transaction Structure

Through its self-developed installment sale transaction structure (the “Structure”), the Company conducts certain transactions that are intended to qualify for installment sale treatment under the Internal Revenue Code (such as the sale of lottery winnings). In the case of lottery winnings, the Company’s internal purchasing personnel market the Structure under the name Asset Advantage®. Assets involved in these transactions are acquired from lottery winners by Delaware statutory trusts and the proceeds from the monetization of these assets are invested in marketable securities in a manner that is intended to fully defease any and all market risk under the related installment obligations. The trusts issue installment obligations to the transferors of the assets. The Company earns initial origination-related income and other ongoing fees in connection with these transactions which are reflected in servicing, broker, and other fees in the Company’s consolidated statements of operations.

2. Business Changes and Developments

Business Combination

On February 19, 2011, the Company entered into an agreement and plan of merger with PGHI and OAC which was subsequently amended and whereby PGHI would exchange its interest in OAC for a 25% non-voting economic interest in JGWPT. OAC is engaged in the same business as the Company of purchasing, selling and financing structured settlements and other receivables. In addition, the merger adds strengths in accessing capital markets more efficiently, expanding into other special asset funding businesses while creating significant synergies to the combined operations. The Company accounted for this merger as an acquisition under ASC 805, Business Combinations (the “OAC Merger”), which requires that the assets and liabilities of OAC be initially reported at fair value. The results of operations of the Company include OAC’s results of operations from July 12, 2011, the date of the merger. None of the goodwill recognized for accounting purposes is expected to be deductible for tax purposes.

The Company incurred approximately $3,149 in 2011 in merger related costs which was recognized as an expense and included in professional and consulting expense in the Company’s consolidated statements of operations.

PGHI also received profit interests in JGWPT representing up to an additional 5% economic interest in JGWPT, after certain distributions and future profit thresholds are achieved. In addition, PGHI is entitled to receive preferential distribution relating to certain specific assets acquired. No value has been attributed to the profit interests.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The purchase price was valued at $133,300, which is based on 25% of the valuation of the Company as of July 12, 2011 and was allocated to the assets acquired and liabilities assumed based on their estimated fair values as of July 12, 2011 as follows:

Purchase price	$133,300

Allocation of purchase price
Cash and cash equivalents	11,587
Restricted cash	36,836
VIE and other finance receivables	1,159,286
Fixed assets	1,241
Intangible assets	50,375
Other receivables	11,536
Marketable securities	174,445
Deferred tax assets	1,837
Other assets	11,523
Total Assets	1,458,666
Accounts payable and accrued expenses	16,351
Accrued interest	8,277
Derivative liabilities	38,635
Borrowings under revolving credit facilities and other similar borrowings	21,982
Long-term debt	45,113
Long-term debt issued by securitization trusts, net	54,878
Long-term debt issued by securitization trusts, at fair market value	842,103
Other liabilities	11,341
Installment obligations payable	174,445
Term loan payable	176,489
Total Liabilities	1,389,614
Noncontrolling interest in affiliates	20,745
Goodwill	$84,993

3. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, including those entities that are considered variable interest entities (“VIE”), and where the Company has been determined to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). Excluded from the consolidated financial statements of the Company are those entities that are considered VIEs and where the Company has been deemed not to be the primary beneficiary according to ASC 810. The consolidated financial statements also include the accounts of American Insurance Strategies Fund II, LP (“AIS Fund II”) for which the Company is the general partner. The limited partners’ interests are reflected as non-controlling interests in the Company’s consolidated financial statements. In 2012, the assets of the AIS Fund II were liquidated and distributed to the partners.

All material inter-company balances and transactions are eliminated in consolidation.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Wholly-owned subsidiaries included in the consolidated financial statements are as follows:

Company Name	Holding Company
J.G. Wentworth, LLC

First Tier Subsidiaries
Peachtree Life Settlements, LLC	J.G. Wentworth, LLC
J.G. Wentworth Home Equity Services, LLC	J.G. Wentworth, LLC
Orchard Acquisition Company, LLC	J.G. Wentworth, LLC

Second Tier Subsidiaries
J.G. Wentworth Structured Settlement Funding II, LLC	Orchard Acquisition Company, LLC
PeachHI, LLC	Orchard Acquisition Company, LLC
J.G. Wentworth SSC, LP	Orchard Acquisition Company, LLC 99.5%
J.G. Wentworth Structured Settlement Funding II, LLC 0.5% (General partner)
Red Apple Management Company, LLC	Orchard Acquisition Company, LLC
Golden Apple Management Company, LLC	Orchard Acquisition Company, LLC

Third Tier Subsidiaries
J.G. Wentworth Management Company, LLC	J.G. Wentworth SSC, LP
J.G. Wentworth Originations, LLC	J.G. Wentworth SSC, LP
Green Apple Management Company, LLC	J.G. Wentworth SSC, LP
Qualified Provider Associates, LLC	J.G. Wentworth SSC, LP
JGW Pre-Settlement Funding, LLC	J.G. Wentworth SSC, LP
Cash Now Loans, LLC	J.G. Wentworth SSC, LP
J.G. Wentworth Receivables II, LLC	J.G. Wentworth SSC, LP
Peachtree Originations, LLC	J.G. Wentworth SSC, LP
Lottery Originations, LLC	J.G. Wentworth SSC, LP
Settlement Funding Management Company, LLC	J.G. Wentworth SSC, LP
Peach Holdings, LLC	PeachHI, LLC

Fourth Tier Subsidiaries
Receivables Collections, LLC	J.G. Wentworth Management Company, LLC
JGW II, LLC (“JGW II”)	J.G. Wentworth Originations, LLC
JGW III, LLC	J.G. Wentworth Originations, LLC
JGW-S LC I, LLC	J.G. Wentworth Originations, LLC
JGW-S LC II, LLC (“2011-A”)	J.G. Wentworth Originations, LLC
JGW-S Holdco, LLC	J.G. Wentworth Originations, LLC
LCSS, LLC	J.G. Wentworth Originations, LLC
JGW-S I, LLC	J.G. Wentworth Originations, LLC
JGW-S II, LLC	J.G. Wentworth Originations, LLC
JGW-S III, LLC “JGW-S III”)	J.G. Wentworth Originations, LLC
R.C. Henderson, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
321 Henderson Receivables Acquisition, LLC	J.G. Wentworth Originations, LLC
JGW Residual I, LLC	J.G. Wentworth Originations, LLC
JGW-S IV, LLC	J.G. Wentworth Originations, LLC

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Company Name	Holding Company
Fourth Tier Subsidiaries (continued)
JGW IV, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
JGW V, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
JGW VI, LLC	J.G. Wentworth Originations, LLC 50%
Peachtree Settlement Funding, LLC 50%
Peachtree Settlement Funding, LLC	Peachtree Originations, LLC
Senior Settlement Holding Euro, LLC	Peach Holdings, LLC
TATS Licensing Company, LLC	Peach Holdings, LLC
Peachtree Financial Solutions, LLC	Peach Holdings, LLC
PSF Holdings, LLC	Peach Holdings, LLC
Peachtree Asset Management, Ltd.	Peach Holdings, LLC
AIS Funds GP, LLC	Peach Holdings, LLC
AIS Funds GP, Ltd.	Peach Holdings, LLC
SB Immram Parent, LLC	Peach Holdings, LLC
Settlement Funding, LLC (“PSF”)	Peach Holdings, LLC
Peachtree Lottery, Inc.	Peach Holdings, LLC
Crescit Eundo Finance I, LLC (“Crescit”)	Peach Holdings, LLC
New Age Capital Reserves, LLC	Peach Holdings, LLC
Peachtree LBP Finance Company, LLC	Peach Holdings, LLC
Peach PDA Co., LLC	Peach Holdings, LLC
Peachtree SLPO Finance Company, LLC	Peach Holdings, LLC
BT SPE, LLC	Peach Holdings, LLC
WealthLink Advisers, LLC	Peach Holdings, LLC
Peachtree Pre-Settlement Funding, LLC	Peach Holdings, LLC
Lottery Funding, LLC	Lottery Originations, LLC
Olive Branch Originations, LLC	Peachtree Originations, LLC

Fifth Tier Subsidiaries
J.G. Wentworth XXI, LLC	JGW-S Holdco, LLC
J.G. Wentworth XXII, LLC	JGW-S Holdco, LLC
J.G. Wentworth XXIII, LLC (“2011-1”)	JGW-S Holdco, LLC
JGWPT XXIV, LLC (“2011-2”)	JGW-S Holdco, LLC
JGWPT XXV, LLC (“2012-1”)	JGW-S Holdco, LLC
JGWPT XXVI, LLC (“2012-2”)	JGW-S Holdco, LLC
JGWPT XXVII, LLC (“2012-3”)	JGW-S Holdco, LLC
JGWPT XXVIII, LLC (“2013-1”)	JGW-S Holdco, LLC
LCSS III, LLC (“LCSS III”)	LCSS, LLC
321 Henderson Receivables I, LLC (“321 Henderson I”)	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables II, LLC (“321 Henderson II”)	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables III, LLC	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables IV, LLC	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables V, LLC	321 Henderson Receivables Acquisition, LLC
321 Henderson Receivables VI, LLC	321 Henderson Receivables Acquisition, LLC
IAGD, LLC	321 Henderson Receivables Acquisition, LLC
Peachtree Life and Annuity Group, LLC	Peachtree Financial Solutions, LLC

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Company Name	Holding Company
Fifth Tier Subsidiaries (continued)
Annuity Purchase Company LLC	Peachtree Financial Solutions, LLC
Peachtree Asset Management (Luxembourg) S.àr.l.	Peachtree Asset Management, Ltd.
American Insurance Strategies Fund II, LP (“AIS Fund II”)	AIS Funds GP, Ltd.
SB Immram, LLC (“Immram”)	SB Immram Parent, LLC
Peachtree Finance Company, LLC	Settlement Funding, LLC
Peachtree LW Receivables I, LLC	Settlement Funding, LLC
Peachtree Structured Settlements, LLC (“PSS”)	Settlement Funding, LLC
Peachtree Attorney Finance, LLC	Settlement Funding, LLC
Peachtree Settlement Finance Co., LLC	Settlement Funding, LLC
Structured Receivables Finance #1, LLC (“SRF1”)	Settlement Funding, LLC
Structured Receivables Finance #2, LLC (“SRF2”)	Settlement Funding, LLC
Structured Receivables Finance #3, LLC (“SRF3”)	Settlement Funding, LLC
Structured Receivables Finance #4, LLC (“SRF4”)	Settlement Funding, LLC
Structured Receivables Finance #5, LLC	Settlement Funding, LLC
Structured Receivables Finance #6A, LLC	Settlement Funding, LLC
Structured Receivables Finance 2006-B, LLC (“SRF 2006-B”)	Settlement Funding, LLC
Lottery JV I, LLC	Settlement Funding, LLC
Structured Receivables Finance #7, LLC (“SRF7”)	Settlement Funding, LLC
Structured Receivables Finance 2010-A, LLC (“SRF 2010-A”)	Settlement Funding, LLC
Structured Receivables Finance 2010-B, LLC (“SRF 2010-B”)	Settlement Funding, LLC
Peachtree Lottery Holding, LLC	Settlement Funding, LLC 75%
Peachtree Lottery, Inc. 25%
Peachtree LBP Warehouse, LLC	Peachtree LBP Finance Company, LLC
Peachtree Funding Northeast, LLC	Peachtree Pre-Settlement Funding, LLC
R.C. Henderson Lottery, LLC	Lottery Funding, LLC
Olive Branch Funding LLC	Olive Branch Originations, LLC

Sixth Tier Subsidiaries
LCSS II, LLC (“LCSS II”)	LCSS III, LLC
Peachtree Finance Company #2, LLC (“PFC2”)	Peachtree Finance Company, LLC
Structured Receivables Finance #6, LLC (“SRF6”)	Structured Receivables Finance #6A, LLC
Peachtree Lottery Finance, LLC	Peachtree Lottery Holding, LLC
Peachtree Pre-Settlement Funding SPV, LLC (“SPV”)	Peachtree Funding Northeast, LLC
PeachOne Funding SPV, LLC (“Peach One”)	Peachtree Funding Northeast, LLC
R.C. Henderson Lottery Trust	R.C. Henderson Lottery, LLC
Lottery SUBI I	JGWPT XXVIII, LLC (“2013- 1”)
Lottery SUBI II	R.C. Henderson Lottery, LLC

Seventh Tier Subsidiaries
Peachtree Lottery Master Trust (“PLMT”)	Peachtree Lottery Finance, LLC

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Company Name	Holding Company
Eighth Tier Subsidiaries
Peachtree Lottery Sub-Trust 1	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 2	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 3	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 4	Peachtree Lottery Master Trust

Use of Estimates

The preparation of the consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant balance sheet accounts that could be affected by such estimates are VIE and other finance receivables, at fair market value, VIE long-term debt issued by securitization and permanent financing trusts at fair market value, intangible assets and goodwill. Actual results could differ from those estimates and such differences could be material.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures for instruments carried at fair value. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
•	Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement (Note 5). Fair value is a market based measure considered from the perspective of a market participant who holds the asset or owes the liabilities rather than an entity specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the assets or liabilities at the measurement date. The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company also evaluates various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly.

The above conditions could cause certain assets and liabilities to be reclassified from Level 1 to Level 2/Level 3 or Level 2 to Level 3. The inputs or methodology used for valuing the assets or liabilities are not necessarily an indication of the risk associated with the assets and liabilities.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2010-6, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Value Measurements (“ASU No. 2010-6”). ASU No. 2010-6 was adopted by the Company for the year ended December 31, 2011. ASU No. 2010-6 further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances and settlements instead of netting these changes. For the years ended December 31, 2011 and 2012, there were no transfers between levels. The adoption of this ASU did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, the ability to unilaterally cause the holder to return specific assets or through an agreement that permits the transferee to require the transferor to repurchase the transferred financial assets that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Transfers that do not meet the criteria to be accounted for as sales are accounted for as secured borrowings.

The amendments to ASC 860, Transfers and Servicing (“ASC 860”), eliminated the concept of a qualified special purpose entity, changed the requirements for derecognizing financial assets, and required additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets.

Gains or Losses on Sales of Receivables

Gains or losses on transfers of receivables accounted for as sales are recognized based on the difference between the financial consideration received from the sale and the allocable portions of the carrying values of the receivables sold.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with an initial maturity of three-months or less to be cash equivalents.

At December 31, 2011 and 2012, the Company held cash and cash equivalents at US and non-US financial institutions. At December 31, 2011 and 2012, substantially all cash and cash equivalents is held by US financial institutions. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, US non-interest bearing accounts are fully insured by the Federal Deposit Insurance Corporation (“FDIC”). Interest-bearing accounts are insured up to $250 by the FDIC.

Restricted Cash and Investments

Restricted cash balances represent the use of trust or escrow accounts to secure the cash assets managed by the Company, certificates of deposit supporting letters of credit, customer purchase holdbacks, collateral collections and split payment collections. The Company acts as servicer and/or subservicer for structured settlements and annuities, lottery winnings, life settlements, and pre-settlements. Trust accounts are established for collections with payments being made from the restricted cash accounts to the lenders and other appropriate parties on a monthly basis in accordance with the applicable loan agreements or indentures. At certain times, the Company has cash balances in excess of FDIC insurance limits of $250 for interest-bearing accounts, which potentially subject the Company to market and credit risks. The Company has not experienced any losses to date as a result of these risks.

Restricted investments in the amounts of $1,817 and $1,829 as of December 31, 2011 and 2012, respectively, include certificates of deposit which are pledged to meet certain state requirements in order to conduct business in certain states. The certificates of deposit are carried at face value inclusive of interest, which approximates fair value as such instruments are renewed annually.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

VIE and Other Finance Receivables, at Fair Market Value

The Company acquires receivables associated with structured settlement payments from individuals in exchange for cash (purchase price). These receivables are held for sale and are carried at fair value.

The Company has elected to fair value newly originated guaranteed structured settlements in accordance with ASC 810, “Consolidations”. Unearned income is determined as the amount the fair value exceeds the cost basis of the receivables. Unearned income on structured settlements is recognized as interest income using the effective interest method over the life of the related structured settlements. Changes in fair value are recorded in unrealized gains on finance receivables, long-term debt and derivatives in the Company’s consolidated statements of operations.

The Company, through its subsidiaries, sells finance receivables to Special Purpose Entities (“SPE”), as defined in ASC 860. An SPE issues notes secured by undivided interests in the receivables. Payments due on these notes generally correspond to receipts from the receivables in terms of the timing of payments due. The Company retains a retained interest in the SPEs and is deemed to have control over these SPEs due to its servicing or subservicing role and therefore consolidates these SPEs (Note 4).

VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables carried at amortized cost include primarily pre-settlement funding advances, LCSS, lottery winnings, and attorney cost financing, which are reported at the amount outstanding, adjusted for deferred fees and costs and allowance for losses. Interest income on fees earned on pre-settlement advances is recognized over their respective terms using the effective interest method based on principal amounts outstanding. The Company’s policy is to discontinue the recognition of interest income on finance receivables not fair valued once it has been determined that collection of future interest or fees are unlikely.

Fees charged upon the origination of finance receivables and certain direct origination costs, including personnel, travel, postage, legal fees and other associated costs, are deferred and the net amount is amortized using the effective interest method over the estimated life of the related receivables.

Allowance for Losses on Receivables

On an ongoing basis the Company reviews the ability to collect all amounts owed on VIE and other finance receivables carried at amortized cost.

The Company reduces the carrying value of finance receivables by the amount of projected losses. The Company’s determination of the adequacy of the projected losses is based upon an evaluation of the finance receivables collateral, the financial strength of the related insurance company that issued the structured settlement, current economic conditions, historical loss experience, known and inherent risks in the portfolios and other relevant factors. The Company will charge-off the defaulted payment balances at the time it determines them to be uncollectible. Since the projected losses are dependent on general and other economic conditions beyond the Company’s control, it is reasonably possible that the losses projected could differ materially from the currently reported amount in the near term. When the Company has determined that a receivable is uncollectible, the Company suspends the recognition of income on that receivable and recognizes a loss equal to the value of the receivable.

Receivables are considered to be impaired when it is probable that the Company will be unable to collect all payments according to the contractual terms of the underlying agreements. Management considers all information available in assessing impairment. Impairment is measured on a receivable-by-receivable basis by either the present value of estimated future cash flows discounted at the effective rate, the observable market price for the receivable or the fair value of the collateral if the receivable is collateral dependent. Large groups of smaller balance homogeneous receivables, such as pre-settlement advances, are collectively evaluated for impairment.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 requires a greater level of disaggregated information about the allowance for credit losses and the credit quality of financing receivables. ASU No. 2010-20 is effective for nonpublic entities for reporting periods ending after December 15, 2011. The Company adopted this

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

ASU in 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Life Settlement Contracts

The Company’s life settlement contracts are accounted for using the fair value method. Under the fair value method, life settlement contracts are remeasured at fair value at each reporting period and changes in fair value are recognized in earnings (Note 5). The Company’s life settlement contracts are included in other assets in the Company’s consolidated balance sheets and any gain or losses are included in other revenue in the Company’s consolidated statements of operations.

Marketable Securities

Assets acquired through the Company’s installment sale transaction structure are invested in a diverse portfolio of marketable debt and equity securities. Marketable securities are carried using the fair value method in accordance with ASC 820 with realized and unrealized gains and losses included in realized and unrealized gains (losses) on marketable securities, net in the Company’s consolidated statements of operations (Note 5). Fair value is generally based on quoted market prices. Management has classified these investments as Level 1 assets in the valuation hierarchy of fair value measurements. Marketable securities are held for resale in anticipation of fluctuations in market prices.

Interest on debt securities is recognized in interest income as earned and dividend income on marketable equity securities is recognized in interest income on the ex-dividend date.

Share-Based Compensation

The Company applies ASC 718, Compensation—Stock Compensation (“ASC 718”). ASC 718 requires that the compensation cost relating to share-based payment transactions, based on the fair value of the equity or liability instruments issued, be included in the Company’s consolidated statements of operations. The Company has determined that these share-based payment transactions represent equity awards under ASC 718 and therefore measures the cost of employee services received in exchange for share based compensation on the grant-date fair value of the award, and recognizes the cost over the period the employee is required to provide services for the award. For all grants of stock options, the fair value at the grant date is calculated using option pricing models based on the value of the issuing entities shares at the award date.

Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements are stated at cost, net of accumulated depreciation or amortization and are comprised primarily of computer equipment, office furniture, and software licensed from third parties. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the individual assets. For leasehold improvements, amortization is computed over the lesser of the estimated useful lives of the improvements or the lease term. The estimated useful lives of the assets range from three to ten years.

Notes Receivable, at Fair Market Value

Notes receivable represent fixed rate obligations of a third party collateralized by retained interests from certain securitizations sponsored by the Company. Under the agreements, the obligor has the right to redeem the notes at fair value. The notes receivable are treated as debt securities, classified as available-for-sale, and carried at fair value in accordance with ASC Topic 320, “Investments—Debt and Equity Securities.” Unrealized gains on notes receivable arising during the period are reflected within accumulated other comprehensive gain (loss) in the Company’s consolidated statements of comprehensive income (loss) and consolidated statements of changes in member’s capital. The notes receivable are analyzed annually for other than temporary impairment. No impairment expense was recognized during the years ended December 31, 2011 and 2012. The declines in value were deemed to be due to interest rates and paydown of the notes receivable and the Company has the intent and ability to hold the notes until such time as their initial investment is fully recovered. The notes are expected to mature in 2013 and 2018.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The fair value and amortized costs of these notes receivable are as follows:

	December 31, 2011	December 31, 2012
Amortized cost	$13,535	$8,297
Fair market value	$12,765	$8,074

Note Receivable due from affiliate

Note Receivable due from affiliate represents a $5,000 secured note the Company executed in August 2012 with PGHI. The note accrues interest in arrears at a rate of 13.75% per annum and is paid quarterly. The note is secured by PGHI’s interest in the Company, and matures in August 2015. The Company has recognized $243 of interest income on the note for the year ended December 31, 2012 which is included in interest income in the Company’s consolidated statements of operations. The note, including accrued interest, was fully repaid in February 2013.

Intangible Assets

Identifiable intangible assets, which consist primarily of the Company’s database and non-compete agreements, are amortized over their estimated useful lives of 10 and 3 years, respectively. Customer relationships are amortized over useful lives of 3 to 15 years. Domain names are amortized over their estimated useful lives of 10 years. As of December 31, 2012, the weighted average remaining useful lives of the database, non-compete agreements, customer relationships and domain names are 8, 2, 5 and 10 years, respectively. In addition, such identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. Intangible assets deemed to have indefinite useful lives, which in the Company’s case includes a trade name, are not amortized and are subject to annual impairment tests. Impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. No impairment was recognized for the intangible assets for the years ended December 31, 2011 and 2012.

Goodwill

Goodwill results from the excess of the purchase price over the fair value of the net assets of an acquired business. Goodwill has an indefinite useful life and is subject to annual impairment tests whereby impairment is recognized if the estimated fair value of the Company is less than its net book value. Such loss is calculated as the difference between the estimated implied fair value of goodwill and its carrying amount. No impairment was recognized for goodwill for the years ended December 31, 2011 and 2012.

Income Taxes

The Company and the majority of its subsidiaries operate in the U.S. as non-tax paying entities, and are treated as disregarded entities for U.S. federal income tax purposes and generally as corporate entities in non-U.S. jurisdictions. In addition, certain of the Company’s wholly owned subsidiaries are operating as corporations within the U.S. and subject to U.S. federal and state tax. As non-tax paying entities, the majority of the Company’s net income or loss is included in the individual or corporate returns of JGWPT’s Members. The current and deferred taxes relates only to the tax-paying entities of the Company.

Income taxes are accounted for using the liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of the differences between the carrying amounts of assets and liabilities and their respective tax basis, using currently enacted tax rates. The effect on deferred assets and liabilities of a change in tax rates is recognized in income in the period when the change is enacted. Deferred tax assets are reduced by a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized.

The Company analyzes its tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

analysis, the Company determines that uncertainties in tax positions exist, a reserve will be established. The Company will recognize accrued interest and penalties related to uncertain tax positions in the consolidated statements of operations.

Tax laws are complex and subject to different interpretations by the taxpayer and respective taxing authorities. Significant judgment is required in determining tax expense and evaluating tax positions, including evaluating uncertainties under US GAAP. The Company reviews its tax positions periodically and adjusts its tax balances as new information becomes available.

Other Revenue Recognition

Servicing, broker, and other fees in the Company’s consolidated statements of operations primarily include broker fees and subservicing fees earned from servicing life settlement contracts. Broker fee income is recognized when the contract between the purchasing counterparty and the seller is closed for the sale of lottery winnings receivables.

Debt Issuance Costs

Debt issuance costs related to liabilities for which the Company has elected the fair value option are expensed when incurred. Debt issuance costs related to liabilities for which the Company has not elected the fair value option are capitalized and amortized over the expected term of the borrowing or debt issuance. Capitalized amounts are included in other assets in the Company’s consolidated balance sheets and amortization of such costs is included in interest expense in the Company’s consolidated statements of operations over the life of the debt facility.

Advertising Expenses

The Company expenses advertising costs as incurred. The costs are included in advertising expense in the Company’s consolidated statements of operations.

Derivative Financial Instruments

The Company holds derivative instruments that do not qualify as hedging instruments as defined by ASC Topic 815, “Derivatives and Hedging”. The objective for holding these instruments is to offset variability in forecasted cash flows associated with interest rate fluctuations. Derivatives are recorded at fair value with changes in fair value recorded in unrealized gains on finance receivables, long-term debt and derivatives in the Company’s consolidated statements of operations.

Recently Issued Accounting Statements

Comprehensive Income – Presentation of Comprehensive Income (Topic 220). In June 2011, the FASB issued ASU No. 2011-05, Presentation of Comprehensive Income (“ASU No. 2011-05”). This ASU requires companies to present the components of net income and other comprehensive income either as one continuous statement or as two consecutive statements. It eliminates the option to present components of other comprehensive income as part of the statement of changes in stockholders’ equity. The ASU does not change the items which must be reported in other comprehensive income, how such items are measured or when they must be reclassified to net income. This standard is effective for annual periods beginning after December 15, 2011. The FASB subsequently deferred the effective date of certain provisions of this standard pertaining to the reclassification of items out of accumulated other comprehensive income, pending the issuance of further guidance on that matter. ASU No. 2011-05 is effective for nonpublic entities for the fiscal years ending after December 15, 2012, and the interim and annual periods thereafter. Early adoption is permitted, because compliance with the amendments is already permitted. Since these amended principles require only additional disclosures concerning presentation of comprehensive income, adoption will not affect the Company’s consolidated statements of financial condition, results of operations or cash flows.

Intangibles – Goodwill and Other (Topic 350). In September 2011, the FASB issued ASU No. 2011-08, Testing Goodwill for Impairment (“ASU No. 2011-08”). ASU No. 2011-08 is intended to simplify goodwill impairment testing by allowing companies the option to perform a qualitative review step to assess whether the required

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

quantitative impairment analysis that exists today is necessary. Under the amended rule, a company making the election is not required to calculate the fair value of a business that contains recorded goodwill unless it concludes, based on the qualitative assessment, that it is more likely than not that the fair value of that business is less than its book value. If such a decline in fair value is deemed more likely than not to have occurred, then the quantitative goodwill impairment test that exists under current US GAAP must be completed; otherwise, goodwill is deemed to be not impaired and no further testing is required until the next annual test date (or sooner if conditions or events before that date raise concerns of potential impairment in the business). The amended goodwill impairment guidance does not affect the manner in which a company estimates fair value. The new standard is effective for annual goodwill impairment tests performed for fiscal years beginning after December 15, 2011, with early adoption permitted. The Company early adopted this ASU in 2011.

Similarly, in July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment (“ASU No. 2012-02”). The amendments in this update are intended to reduce cost and complexity by providing an entity with the option to make a qualitative assessment about the likelihood that an indefinite-lived intangible asset is impaired to determine whether it should perform a quantitative impairment test. The amendments also enhance the consistency of impairment testing guidance among long-lived asset categories by permitting an entity to assess qualitative factors to determine whether it is necessary to calculate the asset’s fair value when testing an indefinite-lived intangible asset for impairment, which is equivalent to the impairment testing requirements for other long-lived assets. The amendments are effective for annual impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted, including for annual impairment tests performed as of a date before July 27, 2012, if an entity’s financial statements for the most recent annual period have not yet been made available for issuance. The Company early adopted this ASU in 2012.

Fair Value Measurement (Topic 820). In May 2011, the FASB issued Accounting Standards Update No. 2011-04 Fair Value Measurement (Topic 820) Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in US GAAP and IFRS. (“ASU No. 2011-04”). ASU No. 2011-04 amends current guidance to result in common fair value measurement and disclosures between US GAAP and International Financial Reporting Standards (“IFRS”). The amendments result in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between US GAAP and IFRS. The amendments also require additional disclosure of quantitative information about the significant unobservable inputs used for all Level 3 measurements. The amendments in ASU No. 2011-04 are effective for annual periods beginning after December 15, 2011. The adoption of ASU No. 2011-04 did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Balance Sheet (Topic 210). In December 2011, the FASB issued ASU No. 2011-11, Disclosures about Offsetting Assets and Liabilities (“ASU No. 2011-11”). The ASU requires disclosures that affect all entities with financial instruments and derivatives that are either offset on the balance sheet in accordance with ASC 210-20-45 or ASC 815-10-45, or subject to a master netting arrangement, irrespective of whether they are offset on the balance sheet. ASU No. 2011-11 is effective for annual periods beginning on or after January 1, 2013 and interim periods within those annual periods. Entities should provide the disclosures required by ASU No. 2011-11 retrospectively for all comparative periods presented. The adoption of ASU No. 2011-11 will not impact the Company’s consolidated statements of financial condition, results of operations or cash flows.

Reclassifications

Certain items in the 2011 consolidated financial statements have been reclassified to conform to the 2012 presentation.

4. Variable Interest Entities

In the normal course of business, the Company is involved with various entities that are considered to be VIEs. A VIE is an entity that has either a total investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest under the voting interest model of consolidation. The Company is required to consolidate any VIE

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

for which it is determined to be the primary beneficiary. The primary beneficiary is the entity that has the power to direct those activities of the VIE that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses from or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company reviews all significant interests in the VIEs it is involved with including consideration of the activities of the VIEs that most significantly impact the VIEs’ economic performance and whether the Company has control over those activities. On an ongoing basis, the Company assesses whether or not it is the primary beneficiary of a VIE.

As a result of adopting ASC 810, the Company was deemed to be the primary beneficiary of the VIEs used to securitize its finance receivables (“VIE finance receivables”). The Company elected the fair value option with respect to assets and liabilities in its securitization VIEs as part of their initial consolidation on January 1, 2010.

The debt issued by the Company’s securitization VIEs is reported on the Company’s consolidated balance sheets as long-term debt issued by securitization and permanent financing trusts, at fair market value (“VIE securitization debt”). The VIE securitization debt is recourse solely to the VIE finance receivables held by such SPEs (Note 6 and 7) and thus is non-recourse to the other consolidated subsidiaries. The VIEs will continue in operation until all securitization debt is paid and all residual cash flows are collected. As a result of the long lives of many finance receivables purchased and securitized by the Company, most consolidated VIEs have expected lives in excess of twenty years.

5. Fair Value Measurements

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Marketable securities – The estimated fair value of investments in marketable securities is based on quoted market prices.

VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair market value – The estimated fair value of VIE and other finance receivables and VIE long-term debt issued by securitization and permanent financing trusts, at fair value is determined based on a discounted cash flow model using expected future collections discounted at a calculated rate.

For guaranteed structured settlements and annuities, the Company allocates the projected cash flows based on the waterfall of the securitization and permanent financing trusts (collectivity the “Trusts”). The waterfall includes fees to operate the Trusts (servicing fees, admin fees, etc.), note holder principal and note holder interest. Many of the Trusts have various tranches of debt that have varying subordinations in the waterfall calculation (Note 16). The remaining cash flows, net of those obligations, are considered a residual interest which is projected to be paid to the Company’s retained interest holders.

The projected finance receivable cash flows used to pay the obligations of the Trusts are discounted using a calculated rate derived by the fair value interest rates of the debt in the Trusts. The fair value interest rate of the debt is derived using a swap curve and applying a calculated spread using the Company’s last executed securitization as a benchmark. The calculated spread is adjusted for the specific attributes of the debt in the Trusts, such as years to maturity and credit grade. The debt’s fair value interest rates are applied to the projected future cash payments paid on the principal and interest to derive the debt’s fair value. The debt’s fair value interest rates are blended using the debt’s principal balance to obtain a weighted average fair value interest rate; this rate is used to determine the value of the finance receivables’ asset cash flows. In addition, the Company considers transformation cost and profit margin associated with its securitizations to derive the fair value of its finance receivables’ asset cash flows. The finance receivables’ residual cash flows remaining after the projected obligations of the Trusts are satisfied are discounted using a separate yield based on an assumed rating of the residual tranche. The residual cash flows are adjusted for a loss assumption of 0.25% over the life of the finance receivables in its fair value calculation. Finance receivable cash flows, including the residual asset cash flows, are included in finance receivables, at fair market value and VIE long-term debt issued by securitization and permanent financing trusts, at fair market value in the Company’s consolidated balance sheets.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

For finance receivables not yet securitized the Company uses the calculated spreads, as well as considering transformation costs and profit margin, from its most recent securitization to determine the fair value yield adjusting for expected losses and applying the residual yield for the cash flows the Company projects would make up the retained interest in a securitization.

For the Company’s LCSS receivables and long-term debt issued by its related permanent financing trusts, the blended weighted average discount rate of the debt is used to determine the fair value of the LCSS receivables’ cash flows. The residual cash flows relating to the LCSS receivables are discounted using a separate yield based on the assumed rating to the residual tranche reflecting the life contingent feature of these receivables.

VIE and other finance receivables, net of allowance for losses – The fair value was estimated based on the present value of future expected cash flows or based on expected losses and historical loss experience associated with the respective receivables using management’s best estimates of the key assumptions regarding credit losses and discount rates commensurate with the risks involved.

Life settlement contracts, at fair market value – The fair values of life settlement contracts are determined by reference to the transfer price of similar life settlement contracts under a discounted cash flow calculation that takes into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured, as well as other qualitative factors regarding market participants assumptions. Life expectancy is determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies.

Notes receivable, at fair market value – The fair values of notes receivables are determined based on the discounted present value of future expected cash flows using management’s best estimates of the key assumptions regarding credit losses and discount rates determined to be commensurate with the risks involved. The Company does not expect prepayment on the finance receivables underlying the notes receivable and accordingly, no significant change in the fair value is expected as a result of prepayment.

Note receivable due from affiliate – The estimated fair value of note receivable due from affiliate is assumed to equal its carrying amount. The note receivable was repaid in full in February 2013.

Other receivables, net of allowance for losses – The estimated fair value of advances receivable and certain other receivables, which are generally recovered in less than three months, is equal to the carrying amount. The carrying value of other receivables which have expected recoverability of greater than three months, which consist primarily of a note receivable (Note 9), have been estimated based on the present value of future expected cash flows using management’s best estimate of the key assumptions, including discount rates commensurate with the risks involved.

Due from and due to affiliates – The estimated fair value of due from affiliates and due to affiliates, is assumed to equal the carrying amount.

VIE derivative liabilities, at fair value – The fair value of interest rate swaps, is based on pricing models which consider current interest rates, and the amount and timing of cash flows (Note 18).

Installment obligations payable – Installment obligations payable are reported at contract value determined based on changes in the measuring indices selected by the obligees under the terms of the obligations over the lives of the obligations. The fair value of installment obligations payable is estimated to be equal to carrying value.

Term loan payable – The estimated fair value of the term loan is determined based on indicative quotes in the secondary loan market for other debt instruments with similar characteristics. The term loan was paid off in February 2013.

VIE borrowings under revolving credit facilities and other similar borrowings – The estimated fair value of borrowings under revolving credit facilities and other similar borrowings is based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities. The Company estimates that the carrying value of its lines of credit, which bear interest at a variable rate, approximates fair value.

VIE long-term debt – The estimated fair value of VIE long-term debt is based on fair value borrowing rates available to the Company based on recently executed transactions with similar underlying collateral characteristics, reflecting the specific terms and conditions of the debt.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s assets and liabilities that are carried at fair value on the Company’s consolidated balance sheets as of December 31, 2011 and 2012:

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2011:
Assets
Marketable securities:
Equity securities
US large cap	$48,566	$—	$—	$48,566
US mid cap	9,385	—	—	9,385
US small cap	8,621	—	—	8,621
International	27,197	—	—	27,197
Other equity	1,740	—	—	1,740
Total equity securities	95,509	—	—	95,509
Fixed income securities
US fixed income	41,929	—	—	41,929
International fixed income	8,200	—	—	8,200
Other fixed income	44	—	—	44
Total fixed income securities	50,173	—	—	50,173
Other securities
Cash & cash equivalents	6,705	—	—	6,705
Alternative investments	1,645	—	—	1,645
Annuities	2,281	—	—	2,281
Total other securities	10,631	—	—	10,631
Total marketable securities	156,313	—	—	156,313
VIE and other finance receivables, at fair market value	—	—	3,041,090	3,041,090
Notes receivable, at fair market value	—	—	12,765	12,765
Life settlement contracts, at fair market value (1)	—	—	6,214	6,214
Total Assets	$156,313	$—	$3,060,069	$3,216,382
Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$2,663,873	$2,663,873
VIE derivative liabilities, at fair market value	—	130,450	—	130,450
Total Liabilities	$—	$130,450	$2,663,873	$2,794,323

(1)	Included in other assets on the Company’s consolidated balance sheets.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2012:
Assets
Marketable securities:
Equity securities
US large cap	$40,446	$—	$—	$40,446
US mid cap	8,472	—	—	8,472
US small cap	9,224	—	—	9,224
International	22,651	—	—	22,651
Other equity	789	—	—	789
Total equity securities	81,582	—	—	81,582
Fixed income securities
US fixed income	36,047	—	—	36,047
International fixed income	5,963	—	—	5,963
Other fixed income	11	—	—	11
Total fixed income securities	42,021	—	—	42,021
Other securities
Cash & cash equivalents	4,789	—	—	4,789
Alternative investments	483	—	—	483
Annuities	2,239	—	—	2,239
Total other securities	7,511	—	—	7,511
Total marketable securities	131,114	—	—	131,114
VIE and other finance receivables, at fair market value	—	—	3,615,188	3,615,188
Notes receivable, at fair market value	—	—	8,074	8,074
Life settlement contracts, at fair market value (1)	—	—	1,724	1,724
Total Assets	$131,114	$—	$3,624,986	$3,756,100
Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	$—	$—	$3,229,591	$3,229,591
VIE derivative liabilities, at fair market value	—	121,498	—	121,498
Total Liabilities	$—	$121,498	$3,229,591	$3,351,089

(1)	Included in other assets on the Company’s consolidated balance sheets.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table sets forth the Company’s quantitative information about its Level 3 fair value measurements as of December 31, 2011 and 2012, respectively:

December 31, 2011:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	3,041,090	Discounted cash flow	Discount rate	3.50% - 12.26% (5.01%)
Notes receivable, at fair market value	12,765	Discounted cash flow	Discount rate	10.80% (10.80%)
Life settlement contracts, at fair market value	6,214	Model actuarial pricing	Life expectancy Discount rate	19 to 270 months (141) 18.50% (18.50%)
Total Assets	3,060,069
Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	2,663,873	Discounted cash flow	Discount rate	1.27% - 11.66% (4.41%)
Total Liabilities	2,663,873
December 31, 2012:	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Avg)
Assets
VIE and other finance receivables, at fair market value	3,615,188	Discounted cash flow	Discount rate	2.68% - 12.52% (3.99%)
Notes receivable, at fair market value	8,074	Discounted cash flow	Discount rate	9.78% (9.78%)
Life settlement contracts, at fair market value	1,724	Model actuarial pricing	Life expectancy Discount rate	16 to 260 months (147) 18.50% (18.50%)
Total Assets	3,624,986
Liabilities
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	3,229,591	Discounted cash flow	Discount rate	0.53% - 12.38% (3.43%)
Total Liabilities	3,229,591

A significant unobservable input used in the fair value measurement of all of the Company’s assets and liabilities measured at fair value using unobservable inputs (Level 3) is the discount rate. Significant increases (decreases) in the discount rate used to estimate fair value in isolation would result in a significantly lower (higher) fair value measurement of the corresponding asset or liability. An additional significant unobservable input used in the fair value measurement of the life settlement contracts, at fair value, is life expectancy. Significant increases (decreases) in the life expectancy used to estimate the fair value of life settlement contracts in isolation would result in a significantly lower (higher) fair value measurement.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The changes in assets measured at fair value using significant unobservable inputs (Level 3) during the years ended December 31, 2011 and 2012 were as follows:

	VIE and other finance receivables, at fair market value	Life settlement contracts, at fair market value	Notes receivable, at fair market value	Total
Balance at December 31, 2010	$1,644,763	$88	$18,060	$1,662,911
Total gains (losses):
Included in earnings / losses	270,101	(1,091)	—	269,010
Included in other comprehensive gain	—	—	3	3
Purchases relating to the acquisition of OAC	1,017,009	7,055	—	1,024,064
Purchases	286,039	28	—	286,067
Premiums paid	—	1,974	—	1,974
Sales	(237)	(1,781)	—	(2,018)
Interest accreted	125,496	—	—	125,496
Payments received	(302,081)	—	(5,298)	(307,379)
Maturities	—	(59)	—	(59)
Transfers in and/or out of Level 3	—	—	—	—
Balance at December 31, 2011	$3,041,090	$6,214	$12,765	$3,060,069
Total gains (losses):
Included in earnings / losses	484,469	(1,757)	—	482,712
Included in other comprehensive gain	—	—	1	1
Purchases	355,916	—	—	355,916
Premiums paid	—	1,431	—	1,431
Sales	(1,778)	(4,148)	—	(5,926)
Lapsed policies	—	(16)	—	(16)
Interest accreted	149,292	—	—	149,292
Payments received	(413,801)	—	(4,692)	(418,493)
Maturities	—	—	—	—
Transfers in and/or out of Level 3	—	—	—	—
Balance at December 31, 2012	$3,615,188	$1,724	$8,074	$3,624,986
The amount of total gains (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at:
December 31, 2011	$270,385	$(817)	$—	$269,568
December 31, 2012	$483,878	$(1,370)	$—	$482,508

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The changes in liabilities measured at fair value using significant unobservable inputs (Level 3) during the years ended December 31, 2011 and 2012 were as follows:

VIE long-term debt issued by securitizations and permanent financing trusts
Balance at December 31, 2010	$1,458,947
Total (gains) losses:
Included in earnings / losses	100,952
Assumed long-term debt relating to the acquisition of OAC	842,103
Issuances	441,072
Interest accreted	(4,412)
Repayments	(174,789)
Transfers in and/or out of Level 3	—
Balance at December 31, 2011	$2,663,873
Total (gains) losses:
Included in earnings / losses	222,634
Issuances	607,468
Interest accreted	(35,576)
Repayments	(228,808)
Transfers in and/or out of Level 3	—
Balance at December 31, 2012	$3,229,591
The amount of total (gains) losses for the period included in earnings attributable to the change in unrealized gains or losses relating to long-term debt still held at:
December 31, 2011	$100,952
December 31, 2012	$222,634

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Realized and unrealized gains and losses included in earnings in the accompanying consolidated statements of operations for the years ended December 31, 2011 and 2012 are reported in the following revenue categories:

	VIE and other finance receivables and long-term debt	Life settlement contracts income
Total gains (losses) included in earnings in 2011	$169,149	$(1,091)

2011 change in unrealized gains (losses) relating to assets still held at the reporting date	$169,433	$(817)

Total gains (losses) included in earnings in 2012	$261,835	$(1,757)

2012 change in unrealized gains (losses) relating to assets still held at the reporting date	$261,244	$(1,370)

The Company discloses fair value information about financial instruments, whether or not recognized at fair value in the Company’s consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2011		December 31, 2012
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial assets
Marketable securities	$156,313	$156,313	$131,114	$131,114
VIE and other finance receivables, at fair market value	3,041,090	3,041,090	3,615,188	3,615,188
VIE and other finance receivables, net of allowance for losses(1)	168,092	157,560	145,155	150,353
Life settlement contracts, at fair market value	6,214	6,214	1,724	1,724
Notes receivable, at fair market value	12,765	12,765	8,074	8,074
Notes receivable, due from affiliate(1)	—	—	5,243	5,243
Other receivables, net of allowance for losses(1)	10,348	11,353	13,146	13,146

Financial liabilities
VIE derivative liabilities, at fair market value	130,450	130,450	121,498	121,498
VIE borrowings under revolving credit facilities and other similar borrowings(1)	90,839	82,404	28,198	27,380
VIE long-term debt(1)	163,766	164,616	158,801	162,799
VIE long-term debt issued by securitization and permanent financing trusts, at fair market value	2,663,873	2,663,873	3,229,591	3,229,591
Installment obligations payable(1)	156,313	156,313	131,114	131,114
Term loan payable(1)	171,519	171,519	142,441	142,441

(1)	These represent financial instruments not recorded in the consolidated balance sheets at fair value. Such financial instruments would be classified as Level 3 within the fair value hierarchy.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

6. VIE and Other Finance Receivables, at Fair Market Value

The Company elected the fair value option for its newly originated guaranteed structured settlements and annuity finance receivables purchased subsequent to January 1, 2010 and those finance receivables consolidated pursuant to the adoption of ASC 810. As of December 31, 2011 and 2012, VIE and other finance receivables for which the fair value option was elected consist of the following:

	December 31, 2011	December 31, 2012
Maturity value	$4,755,291	$5,335,328
Unearned income	(1,714,201)	(1,720,140)
Net carrying amount	$3,041,090	$3,615,188

Encumbrances on VIE and other finance receivables, at fair market value are as follows:

Encumbrance	December 31, 2011	December 31, 2012
VIE securitization debt(2)	$2,881,395	$3,550,394
$250 million credit facility(1)	42,150	—
$100 million credit facility(1)	19,795	230
$200 million credit facility(1)	—	7,059
$275 million credit facility(1)	—	8,277
$100 million permanent financing related to 2011-A(2)	2,980	20,505
$100 million credit facility(1)	50,622	—
AIS Fund II	20,437	—
Total VIE finance receivables at fair value	3,017,379	3,586,465
Not encumbered	23,711	28,723
Total VIE and other finance receivables at fair value	$3,041,090	$3,615,188

(1)	See Note 14

(2)	See Note 16

Notes receivable, at fair market value and residual cash flows from finance receivables, at fair market value held in securitizations are pledged as collateral for the residual term debt (Note 15) at December 31, 2011 and 2012.

At December 31, 2012 the expected cash flows of VIE and other finance receivables, at fair market value based on maturity value were as follows:

Expected cash flows
Year ending 2013	$414,818
Year ending 2014	423,591
Year ending 2015	401,598
Year ending 2016	363,873
Year ending 2017	343,214
Thereafter	3,388,234
Total	$5,335,328

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The Company is engaged to service certain finance receivables it sells to third parties. Servicing fee revenue related to those receivables are included in servicing, broker, and other fees in the Company’s consolidated statements of operations, and for the years ended December 31, 2011 and 2012 were as follows:

	2011	2012
Servicing fees	$1,049	$1,051

7. VIE and Other Finance Receivables, net of Allowance for Losses

VIE and other finance receivables, net of allowance for losses, as of December 31, 2011 and 2012 consist of the following:

	December 31, 2011	December 31, 2012
Structured settlements and annuities	$82,960	$79,653
Less: unearned income	(57,529)	(53,398)
	25,431	26,255
Lottery winnings	118,430	97,204
Less: unearned income	(44,306)	(33,768)
	74,124	63,436
Pre-settlement advances	52,752	62,775
Less: deferred revenue	(4,502)	(4,296)
	48,250	58,479
Life insurance premium financing	5,126	3,807
Less: deferred revenue	(90)	(43)
	5,036	3,764
Attorney cost financing	5,757	3,072
Less: deferred revenue	(17)	(3)
	5,740	3,069
VIE and other finance receivables, gross	158,581	155,003
Less: allowance for losses	(1,021)	(4,650)
VIE and other finance receivables, net	$157,560	$150,353

Encumbrances on VIE and other finance receivables, net of allowance for losses are as follows:

Encumbrance	December 31, 2011	December 31, 2012
VIE securitization debt(2)	$84,218	$80,826
$40 million pre-settlement credit facility(1)	10,278	25,859
$45.1 million long-term presettlement facility(2)	31,801	19,389
$2.4 million long-term facility(2)	—	2,663
$100 million credit facility(1)	15	—
Total VIE finance receivables, net of allowances	126,312	128,737
Not encumbered	31,248	21,616
Total VIE and other finance receivables, net of allowances	$157,560	$150,353

(1)	See Note 14
(2)	See Note 15

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

At December 31, 2012 the expected cash flows of structured settlements, annuities and lottery winnings based on maturity value were as follows:

Expected cash flows
Year ending 2013	$11,609
Year ending 2014	12,166
Year ending 2015	11,864
Year ending 2016	11,757
Year ending 2017	10,899
Thereafter	118,562
Total	$176,857

Excluded from the above table are receivables balances of $65,191 at December 31, 2012, which do not have specified maturity dates.

Activity in the allowance for losses for VIE and other finance receivables for the years ended December 31, 2011 and 2012 was as follows:

	Structured settlements and annuities	Lottery	Pre-settlement advances	Life insurance premium financing	Attorney cost financing	Total
December 31, 2011:
Allowance for losses:
Balance at beginning of year	$(355)	$—	$—	$—	$—	$(355)
Provision for loss	—	(1)	(671)	—	(5)	(677)
Charge-offs	31	—	1	—	—	32
Recoveries	(21)	—	—	—	—	(21)
Balance at end of year	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)
Individually evaluated for impairment	$(100)	$(1)	$—	$—	$—	$(101)
Collectively evaluated for impairment	(245)	—	(670)	—	(5)	(920)
Balance at end of year	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)

VIE and other finance receivables, net:
Individually evaluated for impairment	$25,086	$74,123	$2,424	$—	$—	$101,633
Collectively evaluated for impairment	—	—	45,156	5,036	5,735	55,927
Ending Balance	$25,086	$74,123	$47,580	$5,036	$5,735	$157,560
December 31, 2012:
Allowance for losses:
Balance at beginning of year	$(345)	$(1)	$(670)	$—	$(5)	$(1,021)
Provision for loss	(57)	(5)	(3,360)	—	(278)	(3,700)
Charge-offs	257	—	351	—	14	622
Recoveries	(36)	—	(515)	—	—	(551)
Balance at end of year	$(181)	$(6)	$(4,194)	$—	$(269)	$(4,650)
Individually evaluated for impairment	$(181)	$(6)	$(2,032)	$—	$—	$(2,219)
Collectively evaluated for impairment	—	—	(2,162)	—	(269)	(2,431)
Balance at end of year	$(181)	$(6)	$(4,194)	$—	$(269)	$(4,650)
VIE and other finance receivables, net:
Individually evaluated for impairment	$26,074	$63,430	$2,470	$—	$—	$91,974
Collectively evaluated for impairment	—	—	51,815	3,764	2,800	58,379
Ending Balance	$26,074	$63,430	$54,285	$3,764	$2,800	$150,353

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Management makes significant estimates in determining the allowance for losses on finance receivables. Consideration is given to a variety of factors in establishing these estimates, including current economic conditions and anticipated delinquencies. Since the allowance for losses is dependent on general and other economic conditions beyond the Company’s control, it is at least reasonably possible that the estimate for the allowance for losses could differ materially from the currently reported amount in the near term. At December 31, 2012, the Company had impaired pre-settlement advances and attorney cost financing in the amount of $2,521 and $0, respectively and has discontinued recognition of the income on these advances.

Pre-settlement advances and attorney cost financing are usually outstanding for a period of time exceeding one year. The Company performs underwriting procedures to assess the quality of the underlying pending litigation collateral prior to making such advances. The underwriting process involves an evaluation of each transaction’s case merits, counsel track record, and case concentration.

The Company assesses the status of the individual pre-settlement advances at least once every 120 days to determine whether there are any case specific concerns that need to be addressed and included in the allowance for losses on finance receivables. The Company also analyzes pre-settlement advances on a portfolio basis based on the advances’ age as the ability to collect is correlated to the duration of time the advances are outstanding.

The following table presents gross pre-settlement advances as of December 31, 2011 and 2012, based on their year of origination:

Year of Origination	December 31, 2011	December 31, 2012
2008	$754	$—
2009	9,300	6,276
2010	14,254	9,891
2011	28,444	17,770
2012	—	28,838
2013	—	—
	$52,752	$62,775

Based on historical portfolio experience, the Company has reserved for pre-settlement advances and attorney cost financing $670 and $5 as of December 31, 2011 and $4,194 and $269 as of December 31, 2012, respectively.

The following table presents portfolio delinquency status at December 31, 2011 and 2012, respectively:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 90 Days	Total Past Due	Current	VIE and Other Finance Receivables, net	VIE and Other Finance Receivables, net > 90 days accruing
December 31, 2011:
Structured settlements and annuities	$83	$—	$355	$438	$24,648	$25,086	$—
Lottery winnings	362	—	5	367	73,756	74,123	—
Life insurance premium financing	—	—	485	485	4,551	5,036	—
Total	$445	$—	$845	$1,290	$102,955	$104,245	$—
December 31, 2012:
Structured settlements and annuities	$8	$—	$54	$62	$26,012	$26,074	$—
Lottery winnings	—	—	—	—	63,430	63,430	—
Life insurance premium financing	—	—	—	—	3,764	3,764	—
Total	$8	$—	$54	$62	$93,206	$93,268	$—

Pre-settlement advances and attorney cost financing do not have set due dates as payment is dependent on the underlying case settling.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

8. Life Settlement Contracts, at Fair Market Value

Information about life settlement contracts, all of which are reported at fair value at December 31, 2012 and included in other assets in the Company’s consolidated balance sheets, based on estimated remaining life expectancy for each of the next five succeeding years and in the aggregate, at December 31, 2012 was as follows:

Period ending December 31,	Number of Contracts	Carrying Value	Face Value
2013	0	$—	$—
2014	1	—	500
2015	0	—	—
2016	0	—	—
2017	1	—	500
Thereafter	35	1,342	49,604
Total	37	$1,342	$50,604

Key assumptions in measuring the fair value of life settlement contracts were as follows:

	December 31, 2011	December 31, 2012
Discount Rate	18.50%	18.50%
Life expectancies range (months)	19 to 270	16 to 260
Average life expectancy (months)	141	147

The Company is required to pay certain life insurance premiums to keep the life settlement contracts in force. Premiums are required to be paid throughout the life of the insured. At December 31, 2012, the anticipated amount of life insurance premiums to be paid by the Company for the next 5 years was as follows:

Year Ended	Amount
2013	$1,341
2014	881
2015	565
2016	536
2017	282
$3,605

The Company recorded fair market value losses in the amount of $1,091 and $1,522 for the years ended December 31, 2011 and 2012, respectively. Encumbrances on life settlement contracts are $222 and $0 at December 31, 2011 and 2012, respectively.

9. Other Receivables, net of Allowance for Losses

Other receivables include the following at December 31, 2011 and 2012:

	December 31, 2011	December 31, 2012
Advances receivable	$1,994	$2,996
Notes receivable	6,505	6,642
Tax withholding receivables on lottery winnings	1,208	2,461
Due from affiliates	593	324
Other	1,161	999
	11,461	13,422
Less allowance for losses	(108)	(276)
Other receivables, net	$11,353	$13,146

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The Company’s lottery and structured settlements businesses in some cases will advance a portion of the purchase price to a customer prior to the closing of the transaction, which are included in advances receivable above.

Notes receivable represents receivables from a third party for the sale of LCSS assets.

Tax withholding receivables on lottery winnings represents the portion of lottery collections withheld for state and federal agencies. The Company obtains the withholding refund once appropriate tax filings are completed for the respective jurisdictions.

Due from affiliates represents amounts due to the Company for subservicer services fees.

Activity in the allowance for doubtful accounts for other receivables for the years ended December 31, 2011 and 2012 was as follows:

	December 31, 2011	December 31, 2012
Balance, beginning	$—	$(108)
Provision for loss	(72)	(105)
Recoveries	8	(101)
Other	(44)	38
Balance, ending	$(108)	$(276)

For lottery winnings, the Company reserves 25% of all lottery advances outstanding over 180 days and 50% of all lottery advances outstanding over 360 days. In addition, the Company has reserved for estimated uncollectible broker fees at December 31, 2011 and 2012.

10. Fixed Assets and Leasehold Improvements

Fixed assets and leasehold improvements at December 31, 2011 and 2012 are summarized as follows:

	December 31, 2011	December 31, 2012
Computer software and equipment	$1,265	$2,268
Furniture, fixtures and equipment	1,242	1,215
Leasehold improvements	170	466
Software development costs and assets not put in service	2,123	3,099
Capital lease	2,401	2,401
	7,201	9,449
Less accumulated depreciation and amortization	(1,484)	(3,128)
Equipment and leasehold improvements	$5,717	$6,321

Depreciation expense for the years ended December 31, 2011 and 2012 was $1,023 and $1,644, respectively.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

11. Intangible Assets

Intangible assets subject to amortization at December 31, 2011 and 2012 are summarized as follows:

	December 31, 2011		December 31, 2012
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Database	$4,609	$(2,754)	$4,609	$(3,206)
Customer relationships	18,844	(6,476)	18,844	(10,147)
Domain names	—	—	1,460	(10)
Non-compete agreements	1,821	(286)	1,821	(894)
Total	$25,274	$(9,516)	$26,734	$(14,257)

As of December 31, 2012 the carrying value of the Company’s unamortized trade name is $38,800 which was acquired in connection with the OAC Merger (Note 2). As of December 31, 2012, estimated future amortization expense for amortizable intangible assets for the next five years and thereafter was as follows:

Year Ending December 31,
2013	$3,515
2014	2,478
2015	1,645
2016	1,238
2017	1,110
Thereafter	2,491
Total	$12,477

Amortization of intangible assets is included in depreciation and amortization in the Company’s consolidated statements of operations and is comprised of the following:

	2011	2012
Database/IT system	$373	$452
Customer relationships	2,226	3,671
Domain names	—	10
Non-compete agreements	286	608
	$2,885	$4,741

12. Debt Issuance Costs

Debt issuance costs are included in other assets in the Company’s consolidated balance sheets and consist of the following:

	December 31, 2011	December 31, 2012
Debt issuance costs	$7,095	$13,392
Less: accumulated amortization	(2,903)	(4,348)
Unamortized debt issuance costs at period end	$4,192	$9,044

Amortization expense for capitalized debt issuance cost for the years ended December 31, 2011 and 2012 was $1,486 and $1,444, respectively, and is included in interest expense in the Company’s consolidated statements of operations.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Debt issuance costs related to long-term debt, issued by securitization trusts, at fair market value are expensed as incurred and included in debt issuance expense in the Company’s consolidated statements of operations and relates to the following securitizations:

	2011	2012
2012-1	$—	$3,571
2012-2	—	2,508
2012-3	—	2,937
2011-1	3,164	—
2011-2	2,532	57
2011-A	534	51
Total	$6,230	$9,124

13. Operating and Capital Leases

The Company has commitments under operating leases, principally for office space, with various expiration dates through 2023. As of December 31, 2012, the following summarizes future minimum lease payments due under non-cancelable operating leases for the years ended December 31,

Operating Leases
2013	$2,224
2014	1,582
2015	1,545
2016	1,422
2017	1,292
Thereafter	6,564
Total	$14,629

Rent expense for office and equipment is included in general and administrative expense in the Company’s consolidated statements of operations and was as follows:

	2011	2012
Rent expense	$2,419	$2,007

The Company has commitments under capital leases, principally for furniture and computer equipment, expiring through 2013. As of December 31, 2012, the following summarizes future minimum lease payments due under capital leases for the years ended December 31,

Capital Leases
2013	$745
$745

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

14. VIE Borrowings Under Revolving Credit Facilities and Other Similar Borrowings

At December 31, 2011 and 2012, VIE borrowings under revolving credit facilities and other similar borrowings on the consolidated balance sheets consist of the following:

	Entity	2011	2012
$100 million variable funding note facility with an insurance institution, interest payable monthly at 9.0%, collateralized by JGW-S III’s structured settlements receivables, 2-year revolving period with 18 months amortization period thereafter upon notice by the issuer or the note holder with all principal and interest outstanding payable no later than October 15, 2048. JGW-S III is charged monthly an unused fee of 1.00% per annum for the undrawn balance of its line of credit.	JGW-S III	$14,211	$183
$250 million credit facility, interest payable monthly at 3-month LIBOR plus 5.0% (5.21% at December 31, 2012), maturing May 27, 2013, collateralized by JGW II’s structured settlements and annuity receivables. JGW II is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit. On January 28, 2013 the Company, with the consent of the lender, terminated this facility.	JGW II	29,979	—
$200 million credit facility, interest payable monthly at the rate greater of 5.00% or the sum of LIBOR plus applicable margin (5.0% at December 31, 2012), maturing on February 17, 2016, collateralized by JGW IV’s structured settlements and annuity receivables. JGW IV, LLC is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	JGW IV	—	4,171
$275 million multi-tranche and lender credit facility, interest payable monthly. Tranche A rate comprises 3.50% and either the LIBOR or Commercial Paper rate depending on the lender (3.71% or 3.90% at December 31, 2012). Tranche B rate is 6.0% plus LIBOR (6.21% at December 31, 2012). The facility matures on April 18, 2015 and is collateralized by JGW V’s structured settlements and annuity receivables. JGW V, LLC is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	JGW V	—	5,530
$40 million credit facility with interest payable monthly at Prime plus 1.00%, subject to a floor of 4.50% (4.50% at December 31, 2012), maturing December 31, 2013. The line of credit is collateralized by certain pre-settlement receivables. Peach One is charged monthly an unused fee of 0.50% per annum for the undrawn balance of its line of credit.	Peach One	7,737	17,527
$100 million credit facility, interest payable monthly at lender’s commercial paper rate plus applicable margin of 3.50% (3.88% at December 31, 2011), matured on March 14, 2012 collateralized by SRF 7’s structured receivables. SRF 7 was charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	SRF7	30,406	—
Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.30% (7.49% at December 31, 2012), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus 1 GMbh & Co. KG	71	(31)
		$82,404	$27,380

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Interest expense, including unused fees, for the years ended December 31, 2011 and 2012 related to borrowings under revolving credit facilities and other similar borrowings were $5,872 and $9,327, respectively.

The weighted average interest rate on outstanding borrowings under revolving credit facilities and other similar borrowings as of December 31, 2011 and 2012 was 5.55% and 4.49%, respectively.

15. VIE Long-Term Debt

At December 31, 2011 and 2012, the VIE long-term debt consisted of the following:

	December 31, 2011	December 31, 2012
PLMT Permanent Facility	$53,257	$50,008
Residual Term Facility	56,000	70,000
Long-Term Presettlement Facility	35,320	20,289
2012-A Facility	—	2,463
LCSS Facility (2010-C)	12,880	12,880
LCSS Facility (2010-D)	7,159	7,159
	$164,616	$162,799

PLMT Permanent Facility

The Company has a $75,000 floating rate asset backed loan with interest payable monthly at one-month LIBOR plus 1.25% which is currently in a runoff mode with the outstanding balance being reduced by periodic cash collections on the underlying lottery receivables. The loan matures on November 1, 2038.

The debt agreement with the counterparty requires PLMT to hedge each lottery receivable with a pay fixed and receive variable interest rate swap with the counterparty. The swaps are recorded at fair value in VIE derivative liabilities, at fair market value on the consolidated balance sheets.

The Company assumed this debt through the OAC Merger (Note 2).

Residual Term Facility

In September 2011, the Company issued term debt of $56,000 to a financial institution. In August 2012, the Company issued additional term debt of $14,000 to the same financial institution. The residual term debt is collateralized by notes receivable and the cash flows from securitization residuals related to certain securitizations. Interest on the residual term debt facility is payable monthly at 8.0% until September 15, 2014 and 9.0% thereafter. The $56,000 term debt matures on September 15, 2018 and the $14,000 term debt matures on September 15, 2019. Principal payments from collateral cash flows are scheduled to begin in September 2013. In addition, the $56,000 term debt requires annual principal payments of $5,500 beginning on September 15, 2014 and continuing through 2018, the $14,000 term debt requires annual principal payments of $2,000 beginning on September 15, 2014 and continuing through 2019.

Long-Term Presettlement Facility

The Company has a $45,100 fixed rate note, of which, $20,289 is outstanding at December 31, 2012 and bearing interest at 9.25% annually. Interest and principal is payable monthly from the cash receipts of collateralized presettlement receivables. The note matures on June 6, 2016.

The Company assumed this debt through the OAC Merger (Note 2).

2012-A Facility

In December 2012, the Company issued a series of notes collateralized by structured settlements. The proceeds of the notes were $2,463 at a fixed interest rate of 9.25%. Interest and principal are payable monthly from cash receipts of collateralized structured settlement receivables. The notes mature on June 15, 2024.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Long-term Debt for Life Contingent Structured Settlements (2010-C & 2010-D)

Long-term Debt (2010-C)

In November 2010, the Company issued a private asset class securitization note registered under Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”). The 2010-C bond issuance of $12,880 is collateralized by life-contingent structured settlements. 2010-C accrues interest at 10% per annum and matures on March 15, 2039.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

Long-term Debt (2010-D)

In December 2010, the Company paid $155 to purchase the membership interests of LCSS, LLC from JLL Partners. LCSS, LLC owns 100% of the membership interests of LCSS II, which owns 100% of the membership interests of LCSS III. In November 2010, LCSS III issued $7,159 long-term debt 2010-D collateralized by life-contingent structured settlements. 2010-D accrues interest at 10% per annum and matures on July 15, 2040.

The interest and, if available, principal payments are payable monthly from cash receipts of collateralized life-contingent structured settlements receivables.

As of December 31, 2012, estimated principal payments on long-term debt for the next five years and thereafter are as follows:

Year Ending December 31,
2013	$4,999
2014	9,554
2015	12,559
2016	12,569
2017	12,442
Thereafter	100,516
Total	$152,639

Excluded from the above table is a debt balance of $20,289 as of December 31, 2012 which does not have specified due principal payments as the timing of those payments depend on collections of the underlying collateral presettlement advances.

Interest expense for the years ended December 31, 2011 and 2012 related to VIE long-term debt were $9,920 and $12,349, respectively.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

16. VIE Long-term Debt Issued by Securitization and Permanent Financing Trusts, at Fair Market Value

Securitization Debt

Effective January 1, 2010, upon consolidation of the securitization-related special purpose entities, the Company elected fair value treatment under ASC 825 to measure the securitization issuer debt and related finance receivables. The Company has determined that measurement of the securitization debt issued by SPEs at fair value better correlates with the value of the finance receivables held by SPEs, which are held to provide the cash flows for the note obligations. Debt issued by SPEs is non-recourse to other subsidiaries. Certain subsidiaries of the Company continue to receive fees for servicing the securitized assets. In addition, the risk to the Company’s non-SPE subsidiaries from SPE losses is limited to cash reserve and residual interest amounts.

During the year ended December 31, 2011, the Company completed two asset securitization transactions that were registered according to Rule 144A. The following table summarizes these securitization SPE transactions:

	2011-2	2011-1
	(bond proceeds in $ millions)
Issue date	12/8/2011	6/15/2011
Bond proceeds	$189.2	$247.3
Receivables securitized	3,799	5,241
Deal discount rate	5.27%	4.97%
Retained interest %	7.10%	6.75%
Class allocation (Moody’s)
Aaa	85.25%	85.25%
Baa2	7.65%	8.00%

During the year ended December 31, 2012, the Company completed three asset securitization transactions that were registered according to Rule 144A. The following table summarizes these securitization SPE transactions:

	2012-3	2012-2	2012-1
	(bond proceeds in $ millions)
Issue date	11/19/2012	7/25/2012	3/16/2012
Bond proceeds	$200.2	$158.0	$232.4
Receivables securitized	3,946	3,016	4,476
Deal discount rate	3.77%	4.27%	4.62%
Retained interest %	6.75%	6.75%	6.75%
Class allocation (Moody’s)
Aaa	85.25%	85.00%	85.00%
Baa2	8.00%	8.25%	8.25%

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table summarizes notes issued by securitization trusts as of December 31, 2011 and 2012 for which the Company has elected the fair value option and are recorded as VIE long-term debt issued by securitization and permanent financing trusts, at fair market value in the Company’s consolidated balance sheets:

Securitization VIE Issuer	Note(s)	Maturity Date	Outstanding Principal at December 31, 2011	Outstanding Principal at December 31, 2012	Stated Rate	Fair Value at December 31, 2011	Fair Value at December 31, 2012
321 Henderson Receivables I, LLC	2002-A	11/15/2029	$14,686	$11,034	4.74%	$15,465	$11,799
321 Henderson Receivables I, LLC	2003-A	11/15/2033	31,157	26,055	4.86%	32,990	28,777
321 Henderson Receivables I, LLC	2004-A A-1	9/15/2045	59,963	50,858	Libor+0.35%	53,758	48,653
321 Henderson Receivables I, LLC	2004-A A-2	9/15/2045	20,741	20,576	5.54%	19,164	21,683
321 Henderson Receivables I, LLC	2005-1 A-1	11/15/2040	99,581	86,766	Libor+0.23%	85,005	79,645
321 Henderson Receivables I, LLC	2005-1 A-2	11/15/2046	38,980	38,301	5.58%	33,960	37,540
321 Henderson Receivables I, LLC	2005-1 B	10/15/2055	2,375	2,334	5.24%	1,940	2,183
321 Henderson Receivables II, LLC	2006-1 A-1	3/15/2041	31,447	26,307	Libor+0.20%	28,270	25,043
321 Henderson Receivables II, LLC	2006-1 A-2	3/15/2047	19,064	18,874	5.56%	17,195	19,168
321 Henderson Receivables II, LLC	2006-2 A-1	6/15/2041	31,748	27,560	Libor+0.20%	26,969	25,203
321 Henderson Receivables II, LLC	2006-2 A-2	6/15/2047	21,252	21,070	5.93%	18,739	21,062
321 Henderson Receivables II, LLC	2006-3 A-1	9/15/2041	35,720	30,492	Libor+0.20%	30,944	28,241
321 Henderson Receivables II, LLC	2006-3 A-2	9/15/2047	26,750	26,654	5.60%	23,067	26,165
321 Henderson Receivables II, LLC	2006-4 A-1	12/15/2041	32,003	27,402	Libor+0.20%	27,878	25,299
321 Henderson Receivables II, LLC	2006-4 A-2	12/15/2047	21,903	21,633	5.43%	18,297	20,549
321 Henderson Receivables II, LLC	2007-1 A-1	3/15/2042	47,185	42,670	Libor+0.20%	36,333	36,108
321 Henderson Receivables II, LLC	2007-1 A-2	3/15/2048	18,248	17,929	5.59%	14,841	16,510
321 Henderson Receivables II, LLC	2007-2 A-1	6/15/2035	49,724	46,087	Libor+0.21%	34,794	36,214
321 Henderson Receivables II, LLC	2007-2 A-2	7/16/2040	17,750	17,574	6.21%	15,188	16,864
321 Henderson Receivables II, LLC	2007-3 A-1	10/15/2048	76,565	70,471	6.15%	74,573	75,067
321 Henderson Receivables III, LLC	2008-1 A	1/15/2044	76,340	69,880	6.19%	86,457	83,378
321 Henderson Receivables III, LLC	2008-1 B	1/15/2046	3,235	3,235	8.37%	3,971	4,334
321 Henderson Receivables III, LLC	2008-1 C	1/15/2048	3,235	3,235	9.36%	3,723	4,250
321 Henderson Receivables III, LLC	2008-1 D	1/15/2050	3,529	3,529	10.81%	4,290	4,837
321 Henderson Receivables IV, LLC	2008-2 A	11/15/2037	89,933	83,059	6.27%	101,256	99,935
321 Henderson Receivables IV, LLC	2008-2 B	3/15/2040	6,194	6,194	8.63%	6,912	7,717
321 Henderson Receivables V, LLC	2008-3 A-1	6/15/2045	61,391	57,311	8.00%	77,435	77,272
321 Henderson Receivables V, LLC	2008-3 A-2	6/15/2045	7,588	7,084	8.00%	9,104	9,216
321 Henderson Receivables V, LLC	2008-3 B	3/15/2051	4,695	4,695	10.00%	4,034	4,618
321 Henderson Receivables VI, LLC	2010-1 A-1	7/15/2059	183,684	165,762	5.56%	204,791	194,124
321 Henderson Receivables VI, LLC	2010-1 B	7/15/2061	26,470	26,470	9.31%	32,133	35,205
JG Wentworth XXI, LLC	2010-2 A	1/15/2048	87,240	77,113	4.07%	92,716	84,111
JG Wentworth XXI, LLC	2010-2 B	1/15/2050	8,914	8,914	7.45%	10,049	10,985
JG Wentworth XXII, LLC	2010-3 A	10/15/2048	167,365	148,881	3.82%	172,763	160,487
JG Wentworth XXII, LLC	2010-3 B	10/15/2050	17,009	17,009	6.85%	18,085	20,118
JG Wentworth XXIII, LLC	2011-1 A	10/15/2056	221,836	209,040	4.89%	227,444	232,367
JG Wentworth XXIII, LLC	2011-1 B	10/15/2058	21,212	21,212	7.68%	20,773	23,664
JGWPT XXIV, LLC	2011-2 A	1/15/2063	173,626	168,192	5.13%	175,471	186,828
JGWPT XXIV, LLC	2011-2 B	1/15/2065	15,580	15,580	8.54%	15,652	18,057
JGWPT XXV, LLC	2012-1 A	2/16/2065	—	207,315	4.21%	—	218,912
JGWPT XXV, LLC	2012-1 B	2/15/2067	—	20,564	7.14%	—	21,892
JGWPT XXVI, LLC	2012-2 A	10/15/2059	—	143,245	3.84%	—	146,005
JGWPT XXVI, LLC	2012-2 B	10/17/2061	—	13,985	6.77%	—	14,325
JGWPT XXVII, LLC	2012-3 A	9/15/2065	—	183,032	3.22%	—	179,369
JGWPT XXVII, LLC	2012-3 B	9/15/2067	—	17,181	6.17%	—	16,918
Structured Receivables Finance #1, LLC	2004-A A	5/15/2028	9,571	5,981	4.06%	9,951	6,193
Structured Receivables Finance #1, LLC	2004-A B	5/15/2028	9,175	8,453	7.50%	10,803	9,979
Structured Receivables Finance #2, LLC	2005-A A	5/15/2025	29,942	23,807	5.05%	32,734	26,056
Structured Receivables Finance #2, LLC	2005-A B	5/15/2025	12,112	11,029	6.95%	13,409	13,166
Peachtree Finance Company #2, LLC	2005-B A	4/15/2048	35,576	28,627	4.71%	38,517	30,992
Peachtree Finance Company #2, LLC	2005-B B	4/15/2048	7,060	6,497	6.21%	7,613	7,517
Structured Receivables Finance #3, LLC	2006-A A	1/15/2030	50,356	43,000	5.55%	56,442	49,200
Structured Receivables Finance #3, LLC	2006-A B	1/15/2030	12,197	11,122	6.82%	13,176	13,194
Structured Receivables Finance 2006-B, LLC	2006-B A	3/15/2038	56,547	51,457	5.19%	62,292	59,160
Structured Receivables Finance 2006-B, LLC	2006-B B	3/15/2038	9,543	8,977	6.30%	9,358	9,663
Structured Receivables Finance 2010-A, LLC	2010-A A	1/16/2046	97,891	86,302	5.22%	108,646	99,108
Structured Receivables Finance 2010-A, LLC	2010-A B	1/16/2046	12,355	12,355	7.61%	13,305	15,004
Structured Receivables Finance 2010-B, LLC	2010-B A	8/15/2036	80,442	69,986	3.73%	83,409	75,262
Structured Receivables Finance 2010-B, LLC	2010-B B	8/15/2036	14,000	14,000	7.97%	15,241	17,275
Total			$2,312,685	$2,693,957		$2,351,325	$2,892,466

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Permanent financing

The following table summarizes notes issued by permanent financing VIEs as of December 31, 2011 and 2012, respectively, for which the Company has elected the fair value option and are recorded as VIE long-term debt issued by securitization and permanent financing trusts, at fair market value on the consolidated balance sheets:

Securitization VIE Issuer	Maturity Date	Note(s)	Outstanding Principal at December 31, 2011	Stated Rate	Fair Value at December 31, 2011
JGW-S LC II	8/15/2040	2011-A	$2,914	11.90%	$2,933
PSS	7/14/2033	—	213,580	Libor+1%	175,220
Crescit	6/15/2039	—	36,009	8.10%	45,762
SRF6	7/7/2017	—	69,441	8.50%	88,633
Total			$321,944		$312,548
Securitization VIE Issuer	Maturity Date	Note(s)	Outstanding Principal at December 31, 2012	Stated Rate	Fair Value at December 31, 2012
JGW-S LC II	8/15/2040	2011-A	$19,484	12.38%	$19,484
PSS	7/14/2033	—	197,765	Libor+1%	177,352
Crescit	6/15/2039	—	34,577	8.10%	46,755
SRF6	7/7/2017	—	67,556	8.50%	93,534
Total			$319,382		$337,125

As of December 31, 2012, estimated maturities for VIE long-term debt issued by securitization trusts and permanent financing facilities, at fair market value, for the next five years and thereafter are as follows:

Year Ending December 31,
2013	$239,484
2014	258,277
2015	248,059
2016	223,790
2017	214,166
Thereafter	1,829,563
Total	$3,013,339

Interest expense for the years ended December 31, 2011 and 2012 related to VIE long-term debt issued by securitization trusts and permanent financing facilities, at fair market value, were $97,094 and $119,154, respectively.

17. Term Loan Payable

In connection with the OAC Merger, the Company assumed OAC’s term loan payable in the amount of $176,489, with interest payable at Eurodollar base rate plus applicable and additional margins (8.75% as of December 31, 2011 and 2012), maturing on November 21, 2013 (the “Term Loan”). As part of the merger, the term loan payable agreement was amended and restated to allow OAC to make distributions of up to $9,000 to PGHI to fund the costs of defending certain litigation that remained a PGHI obligation post-merger and costs of operating certain subsidiaries of PGHI. The amended and restated credit agreement required a $10,000 principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan. The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

Coverage Ratio covenants were amended. Also, certain subsidiaries of the Company became guarantors pursuant to the terms of the amended and restated agreement. The collateral agreement relating to their guarantee calls for a security interest in the assets of the subsidiaries as collateral to the guarantee. The subsidiaries are released from the collateral agreement once the Term Loan is paid in full.

Under the terms of the restated and amended Term Loan, J.G. Wentworth LLC is prohibited, with certain exceptions, from making distributions or paying dividends. As a result, essentially none of the Company’s $443,095 in member’s capital was free of limitations on the payment of dividends as of December 31, 2012. On February 8, 2013, the Company refinanced its Term Loan (Note 26).

Interest expense relating to the Term Loan for the years ended December 31, 2011 and 2012 was $9,091 and $14,509, respectively.

As of December 31, 2012, estimated principal payments of the Term Loan were as follows:

Year Ending December 31,
2013	$142,441
Total	$142,441

18. Derivative Financial Instruments

In conjunction with its securitizations, the Company terminated $4,809 and $4,000 in interest rate swap notional balances in March and June 2011, respectively. In September 2011, the Company terminated $12,191 in notional value in conjunction with its pay-down of the residual term debt facility. In March, July and November 2012, the Company terminated $64,300, $32,036 and $83,405 of notional value, respectively.

The total cost of the terminations for these interest rate swaps for the years ended December 31, 2011 and 2012 is $4,678 and $2,326, respectively, and is recorded in loss on swap termination, net in the Company’s consolidated statements of operations. The unrealized gain of $3,460 and $0 not including accrued interest, for the years ended December 31, 2011 and 2012, respectively is recorded in unrealized gains on finance receivables, long-term debt and derivatives in the Company’s consolidated statements of operations.

The Company also recorded the fair value on its interest rate swaps related to debt issued by VIE issuers. The interest rate swaps are collateralized by the underlying receivables in the related VIE issuers. The notional amounts and fair values of interest rate swaps as of December 31, 2012 are as follows:

Entity	Securitization	Fair Market Value December 31, 2011	Notional at December 31, 2012	Fair Market Value December 31, 2012
321 Henderson I	2004-A A-1	$(7,595)	$50,858	$(6,492)
321 Henderson I	2005-1 A-1	(16,462)	86,766	(14,362)
321 Henderson II	2006-1 A-1	(4,443)	26,307	(3,581)
321 Henderson II	2006-2 A-1	(5,988)	27,560	(5,181)
321 Henderson II	2006-3 A-1	(5,857)	30,493	(5,001)
321 Henderson II	2006-4 A-1	(4,851)	27,402	(4,271)
321 Henderson II	2007-1 A-1	(9,738)	42,670	(9,031)
321 Henderson II	2007-2 A-1	(13,916)	46,087	(13,072)
PSS	—	(47,273)	205,180	(46,407)
PLMT	—	(14,327)	61,701	(14,100)
Total		$(130,450)	$605,024	$(121,498)

The Company has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings on certain securitization transactions. At December 31, 2012, the Company had 8 outstanding swaps with total notional amounts of approximately $338,143. The Company pays fixed rates ranging from 4.50% to 5.77% and receives floating rates equal to 1-month LIBOR rate plus applicable margin.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

These interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At December 31, 2012, the term of these interest rate swaps range from approximately 10 to approximately 16 years. Hedge accounting has not been applied to these interest rate swaps. For the year ended December 31, 2011, the amount of unrealized loss recognized was $22,636. For the year ended December 31, 2012, the amount of unrealized gain recognized was $7,837.

The Company also has interest-rate swaps to manage its exposure to changes in interest rates related to its borrowings under PSS and PLMT (Note 15). At December 31, 2012, the Company had 170 outstanding swaps with total notional amount of approximately $266,881. The Company pays fixed rates ranging from 4.30% to 8.70% and receives floating rates equal to 1-month LIBOR rate plus applicable margin.

The PSS and PLMT interest rate swaps were designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At December 31, 2012, the term of the interest rate swaps for PSS and PLMT range from approximately 4 months to approximately 22 years, respectively. Hedge accounting has not been applied to these interest rate swaps. For the year ended December 31, 2011, the amount of unrealized loss recognized in income was $22,965. For the year ended December 31, 2012, the amount of unrealized gain recognized in income was $1,115.

During the year ended December 31, 2011, the Company also held interest rate swaps related to borrowings on its $250,000 warehouse credit facility. These interest rate swaps were not designated and qualified as hedging instruments. On June 8, 2011 and December 5, 2011, the Company terminated swaps with notional amounts of $128,276 and $123,580, respectively. The Company paid $5,350 and $1,700, respectively, to terminate the swaps and these amounts are reflected in loss on swap termination, net in the Company’s consolidated statements of operations.

19. Installment Obligations Payable

The Company’s Asset Advantage® program generates income and losses from both the related trust accounts and the corresponding installment obligation for each trust account. Income or loss from the trust accounts will be offset in equal amount with income or loss from the installment obligations. Each obligation has an installment payment schedule agreed to by the obligee prior to the time of issuance of the obligation. An obligee may request an unscheduled installment payment, which must be agreed to by the Company, and if so agreed, the Company may generally charge a penalty of up to 20% of the unscheduled installment amount. Virtually all of the obligations are guaranteed by corporate guarantees issued by third party financial institutions to the extent of assets held in related trust accounts.

The actual maturities of the obligations depend on, among other things, the obligees’ designated payment schedules, the performance of the obligees’ index choices and the extent to which the obligees have taken any unscheduled installment payments. As of December 31, 2012, estimated maturities for the next five years and thereafter are as follows:

Year Ending December 31,
2013	$15,514
2014	15,158
2015	14,702
2016	16,152
2017	11,805
Thereafter	57,783
$131,114

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

20. Income Taxes

The provision (benefit) for income taxes for the years ended December 31, 2011 and 2012, respectively, consists of the following:

	Year Ended December 31,
	2011	2012
Current
Federal	$218	$1
State	36	—
	254	1
Deferred taxes related to current period:
Federal	(514)	(195)
State	(85)	(33)
	(599)	(228)
Income tax provision (benefit)	$(345)	$(227)

Deferred income taxes reflect the net tax effects of temporary differences that may exist between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates for the year in which the differences are expected to be reversed. A summary of the tax effects of the temporary differences at December 31, 2011 and 2012, respectively, are as follows:

	December 31, 2011	December 31, 2012
Deferred tax assets:
Swap liability	$1,382	$1,360
Lottery winnings	1,636	1,465
Other	537	607
Total deferred tax assets	3,555	3,432

Deferred tax liabilities:
Lottery FMV adjustments	1,119	977
Total deferred tax liabilities	1,119	977
Deferred tax assets, net	$2,436	$2,455

Future realization of tax benefits depends on the expectation of taxable income within a period of time that the tax benefits will reverse. The Company expects to record taxable income in the entities that carry the deferred tax assets and therefore has determined that no valuation allowance is needed. The Company has total net operating loss carryforwards at December 31, 2012 of $1.6 million which will begin expiring in 2031.

Currently, the Company believes it meets the indefinite reversal criteria that would cause the Company to recognize a deferred liability with respect to its foreign subsidiaries. Consequently, the Company does not record a deferred tax liability for any outside basis difference of an investment in a foreign subsidiary.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table reconciles the provision for income taxes to the U.S. Federal statutory tax rate:

	Year Ended December 31,
	2011	2012
Statutory U.S. federal income tax rate	35.00%	35.00%
Income passed through to unit holders(1)	-24.09%	-35.22%
State and local income taxes	-1.36%	0.03%

Effective income tax rate	9.56%	-0.19%

(1)	The Company is organized as a series of pass through entities and a few C-corporations pursuant to the United States Internal Revenue Code. As such, the Company is not responsible for the tax liability due on certain income earned during the year. Such income is taxed at the unit holder, and any income tax is the responsibility of the unit holder and is paid at that level.

The Company files its tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company may be subject to examination by federal and certain state, local and foreign tax authorities. As of December 31, 2012, the Company and its subsidiaries’ U.S. federal income tax returns for the years 2009 through 2012 are open under the normal three-year statute of limitations and therefore subject to examination. State and local tax returns are generally subject to audit from 2008 through 2012. Currently, no tax authorities are auditing the Company on any income tax matters. The Company does not believe it has any tax positions for which it is reasonably possible that it will be required to record significant amounts of unrecognized tax liabilities within the next twelve months.

21. Share-based Compensation

J.G. Wentworth, Inc. Stock Options

After the private issuance of J.G. Wentworth, Inc. common stock in August 2007, J.G. Wentworth, Inc. issued stock options to a number of JGW employees. The majority of these awards were forfeited in 2008 and the first quarter of 2009. As of December 31, 2012, 585,754 stock options remain outstanding out of 2,741,520 issued.

The Company continues to recognize stock compensation expense related to these options. The grant date fair value of these awards is recognized as expense over their five year vesting period. Total share-based compensation expense related to J.G. Wentworth, Inc. stock option awards in the amount of $561 was recognized for each of the years ended December 31, 2011 and 2012.

J.G. Wentworth, LLC Management Profit Interests

Effective July 12, 2011, JGWPT adopted the JGWPT Holdings, LLC 2011 Equity Compensation Plan (the “Plan”). The purpose of the Plan is to provide eligible participants, as defined in the Plan, with an opportunity to acquire equity interests of JGWPT designated as common interests and to receive grants of equity interests of JGWPT’s designated as Class B Management Interests subject to the terms and provisions of the Amended and Restated Limited liability Company Agreement of JGWPT.

During 2012, JGWPT issued Tranche B-1, Tranche B-2, Tranche B-3, and Tranche B-4 Management Interests to certain employees. The Tranche B-1 interests begin to participate in distributions at a lower cumulative distribution amount than B-2, B-3 and B-4 interests.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

The following table summarizes the Class B management interests granted, forfeited, and outstanding as of December 31, 2012:

	Outstanding at December 31, 2011	Granted during 2012	Forfeited during 2012	Outstanding at December 31, 2012
Tranche B-1	—	944,225	(60,880)	883,345
Tranche B-2	—	696,075	(67,000)	629,075
Tranche B-3	—	594,955	(67,000)	527,955
Tranche B-4	—	545,000	(50,000)	495,000
	—	2,780,255	(244,880)	2,535,375

In September and October 2009, J.G. Wentworth, LLC issued Tranche A-1, Tranche A-2, Tranche A-3, and Tranche A-4 Management Profit Interests to certain employees. 1,000,000 Tranche A-1, A-2, A-3, and A-4 interests were initially authorized. In March, July, and November 2010, J.G. Wentworth, LLC issued additional Tranche A-1, Tranche A-2, Tranche A-3, and Tranche A-4 Management Profit Interests to certain employees. In July 2010, the J.G. Wentworth, LLC operating agreement was amended to bifurcate the Tranche A-1 into two sub-tranches. Tranche A-1a represents A-1 profit interests issued in 2009 and early 2010. Tranche A-1b represents A-1 profit interests issued in July 2010 and later. The Tranche A-1b profit interests begin to participate in distributions at a higher cumulative distribution amount than A-1a profit interests, however the A-1b interests have a catch-up provision wherein these interests receive all distributions until they have received the same total distributions as the A-1a interests. After the catch-up is fulfilled, subsequent A-1 distributions are the same for A-1a and A-1b tranches.

The following table summarizes the Class A profit interests granted, forfeited, and outstanding as of July 12, 2011:

	Outstanding at December 31, 2010	Granted during the period from January 1 - July 12, 2011	Forfeited during the period from January 1 - July 12, 2011	Converted to Restricted Common Interests	Outstanding at December 31, 2011
Tranche A-1a	772,900	—	(26,000)	(746,900)	—
Tranche A-1b	171,750	—	—	(171,750)	—
Tranche A-2	730,500	—	(30,000)	(700,500)	—
Tranche A-3	714,500	20,000	(24,000)	(710,500)	—
Tranche A-4	709,500	10,000	(24,000)	(695,500)	—
	3,099,150	30,000	(104,000)	(3,025,150)	—

On July 12, 2011 and in conjunction with the OAC Merger (Note 2), all the Class A outstanding management profit interests were converted to restricted common interests. The conversion ratios for the Class A management share tranches were determined using the pro-rata distribution amounts available by tranche based on the estimated fair value of the Company’s equity on the conversion date. The following table summarizes the conversion of management shares to common interests on July 12, 2011:

	Outstanding at July 12, 2011	Derived Conversion Factor	Restricted Common Interests at July 12, 2011
Tranche A-1a	746,900	108.40363	6,889.99
Tranche A-1b	171,750	108.40363	1,584.36
Tranche A-2	700,500	340.88253	2,054.96
Tranche A-3	710,500	—	—
Tranche A-4	695,500	—	—
	3,025,150		10,529.31

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

No additional restricted common interests related to the Tranche A management profit interests were issued since July 12, 2011. The restricted common interests are subject to the same vesting schedule as the original Tranche A management profit interests. Between July 13, 2011 and December 31, 2011, and during 2012, terminated employees forfeited 68.76 and 769.23 restricted common interests, respectively. In addition, 213.83 restricted common interests were redeemed during 2012. At, December 31, 2011 and 2012, 10,460.55 and 9,477.49 restricted common interests remained outstanding, respectively.

As of December 31, 2012, the Company expected to recognize additional total compensation expense of $4,443 over the vesting periods of the restricted common interests and the profit interests.

Total stock compensation expense recognized related to the management profit interests and converted common interests during the years ended December 31, 2011 and 2012 was $1,266 and $1,832, respectively. The profit interests and the converted restricted common interests vest over 5 years.

22. Risks and Uncertainties

The Company’s finance receivables are primarily obligations of insurance companies. The exposure to credit risk with respect to these finance receivables is generally limited due to the large number of insurance companies of generally high credit quality comprising the receivable base, their dispersion across geographical areas, and possible availability of state insurance guarantee funds. As of December 31, 2011 and 2012, three insurance companies and related subsidiaries, rated A or better, comprised approximately 31% of the gross finance receivables balance. The Company is also subject to numerous risks associated with structured settlements. These risks include, but are not limited to, restrictions on assignability of structured settlements, potential changes in the U.S. tax law related to taxation of structured settlements, diversion by a seller of scheduled payments to the Company, and other potential risks of regulation and/or legislation. A majority of states have regulated the business by passing statutes that govern the sale of structured settlement payments. Generally, the laws require a court approval to consummate a sale. The Company’s earnings are dependent upon the fair value of the finance receivables it purchases relative to the value it can obtain by financing these assets in securitization or other transactions. Accordingly, earnings are subject to risks and uncertainties surrounding exposure to changes in the interest rate environment, competitive pressures affecting the ability to maintain sufficient effective purchase yields, and the ability to sell or securitize finance receivables at profitable levels in the future. As of December 31, 2011 and 2012, the Company’s structured settlement business accounted for 91.5% and 90.8% of total revenue, respectively.

23. Commitments and Contingencies

In accordance with the SRF6 facility, the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. As of December 31, 2011 and 2012, this account had a balance of $8,305 and $11,847, respectively. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the SRF6 Loan Agreement.

The Company had an arrangement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement called for the counterparty to utilize funds raised of up to $50,000 to purchase LCSS assets from the Company. The Arrangement expired on June 30, 2012. For the years ended December 31, 2012 and 2011, the counterparty purchased approximately $3,150 and $4,700 of LCSS assets, respectively from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11,300, whichever is lower. As of December 31, 2011 and 2012, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $9,100 and $8,637, respectively and is earning interest at an annual rate of 5.35% and is included in other receivables, net of allowance for losses in the Company’s consolidated balance sheets (Note 9).

The Arrangement also has put options, which expire on December 30, 2019 and 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put options, if exercised by the counterparty, require the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

J.G. Wentworth, LLC and Subsidiaries
Notes to Consolidated Financial Statements(continued)
(Dollars In Thousands, Unless Otherwise Noted)

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the financial position, the results of operations or cash flows of the Company.

24. Employee Benefit Plan

The Company maintains a Savings Plan under Section 401(k) of the Internal Revenue Code (the “Plan”). The Plan covers all employees who have attained 21 years of age and achieved three months of employment. Under the Plan, matching contributions are at the discretion of the Board of Directors. During the years ended December 31, 2011 and 2012, the matching contributions by the Company were 50% on the first 8% of compensation contributed on a per pay basis. Employee benefit plan expense was included in compensation and benefits expense in the Company’s consolidated statements of operations and was as follows:

	2011	2012
Employee benefit plan expense	$346	$525

25. Segment Reporting

ASC 280, Segment Reporting, establishes standards for segment reporting in the financial statements. Management has determined that all of the operations have similar economic characteristics and may be aggregated into a single segment for disclosure under ASC 280.

26. Subsequent Events

On February 8, 2013, the Term Loan was refinanced with a new senior secured credit facility (the “Credit Facility”) that consisted of a $425,000 term loan (the “New Term Loan”) and a $20,000 revolving commitment maturing in February 2019 and August 2017, respectively. J.G. Wentworth, LLC and certain of its subsidiaries are guarantors of the Credit Facility. Substantially all of the non-securitized and non-collateralized assets of the Company were pledged as security for the repayment of borrowings outstanding under the Credit Facility.

The Company has the option to elect that the New Term Loan be either a eurodollar loan or a base rate loan. If eurodollar, interest on the New Term Loan accrues at either Libor or 1.5% (whatever is greater) plus a spread of 7.5%. If a base rate loan, interest accrues at prime or 2.5% (whatever is greater) plus a spread of 6.5%. The revolver has the same interest rate terms as the New Term Loan. In addition, the revolver is subject to an unused fee of 0.5% per annum.

Additionally, the $20,000 revolving commitment provides for the issuance of letters of credit equal to $10,000, subject to customary terms and fees.

The Credit Facility requires the Company, to the extent that as of the last day of any fiscal quarter outstanding balances on the revolving commitment exceed specific thresholds, to comply with a maximum total leverage ratio. J.G. Wentworth, LLC and certain of its subsidiaries are also limited in engaging in certain activities, including mergers and acquisitions, incurrence of additional indebtedness, incurring liens, making investments, transacting with affiliates, disposing of assets, and various other activities. The Credit Facility also limits, with certain exceptions, certain of the J.G. Wentworth, LLC subsidiaries from making cash dividends and loans to J.G. Wentworth, LLC.

Furthermore, in conjunction with the refinancing, JGWPT made a cash distribution to its members in the amount of $304.3 million as well as an asset distribution in the amount of $16.3 million to PGHI. The distribution assets were originally acquired by the Company as part of the OAC merger (Note 2).

In April 2013, the Company announced its intention to close its Boynton Beach office. In connection with the announcement, the Company recorded a restructure charge in April 2013 of approximately $2,500 for severance and related expenses.

On May 31, 2013, the Credit Facility was amended to provide for an additional term loan of $150,000 on the same terms as the New Term Loan. In conjunction with the refinancing, JGWPT made a cash distribution to its members in the amount of $150,000.

Independent Auditor’s Report

To the Board of Directors and Stockholders
Orchard Acquisition Company
Radnor, Pennsylvania

We have audited the accompanying consolidated balance sheets of Orchard Acquisition Company and Subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Orchard Acquisition Company and Subsidiaries as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 24 to the financial statements, the Company disposed of a majority of its assets subsequent to December 31, 2010, in exchange for an equity interest in the acquiror.

/s/ McGladrey LLP
Raleigh, North Carolina
June 27, 2013

Orchard Acquisition Company and Subsidiaries
Consolidated Balance Sheets
December 31, 2010 and 2009
(Dollars in thousands except per share data)

	2010	2009
ASSETS
Cash	$80,591	$41,466
Restricted cash	3,627	5,356
Restricted cash for securitization investors, long-term lenders and noncontrolling interest investors	36,339	2,802
Marketable securities	184,976	156,129
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	913,092	91,148
Structured settlement contracts and lottery winnings held for sale	50,568	110,505
Finance receivables restricted for lenders, net	37,130	45,908
Finance receivables, net	30,953	20,566
Life settlement contracts restricted for long-term lenders, at fair value	1,809	—
Life settlement contracts, at fair value	4,759	6,821
Other receivables, net	19,632	24,299
Due from affiliates	13,362	1,168
Retained interests in receivables sold	—	32,456
Equipment and leasehold improvements, net	3,999	4,028
Intangible assets, net	12,296	25,464
Goodwill	—	327,500
Deferred income taxes, net	—	7,700
Other assets	20,044	10,655
TOTAL ASSETS	$1,413,177	$913,971
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$31,335	$17,153
Swap liabilities	31,922	—
Due to affiliates	4,351	7,675
Other liabilities	4,990	6,934
Installment obligations payable	184,976	156,129
Deferred tax liabilities, net	4,405	—
Term loan payable	191,772	199,392
Borrowings under line of credit	179	28,000
Long-term borrowings owed to securitization investors and lenders	877,252	103,994
Total Liabilities	1,331,182	519,277
Equity
Orchard Acquisition Company’s Equity
Common stock, $0.01 par value, 7,000,000 share authorized, 1 share issued and outstanding	—	—
Additional paid-in capital	535,997	534,985
Retained deficit	(469,387)	(130,347)
Accumulated other comprehensive loss, net of tax	—	(9,541)
Total Orchard Acquisition Company Equity	66,610	395,097
Noncontrolling interest in affiliates	15,385	(403)
Total Equity	81,995	394,694
TOTAL LIABILITIES AND EQUITY	$1,413,177	$913,971

The accompanying notes are an integral part of these consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Consolidated Statement of Operations
Years ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Revenues
Gain on structured settlement contracts and lottery winnings	$158,035	$77,413
Life settlement contracts income	25,458	42,337
Other fee income	24,161	5,403
Interest and dividend income	47,810	22,216
Net realized and unrealized gains on marketable securities	15,852	24,733
Servicing revenue	3,203	6,596
Swap gain, net	—	4,560
Gain on extinguishment of debt	—	38,169
Total Revenues	274,519	221,427
Operating Expenses
Salaries and related costs	43,509	40,568
General and administrative	17,941	15,762
Amortization of intangible assets	11,769	16,605
Professional fees	11,634	6,744
Swap loss, net	11,657	—
Occupancy	2,785	2,392
Marketing and advertising	35,688	22,152
Interest expense on debt	70,981	23,331
Interest expense on mandatorily redeemable preferred stock	23	2,679
Provision for losses on receivables	8,174	7,198
Installment obligations expense	20,976	29,220
Provision for loss contingencies	—	4,350
Impairment of retained interest in receivables sold	—	942
Impairment of goodwill	327,500	126,208
Impairment of trademark	1,401	7,300
Total Operating Expenses	564,038	305,451
Loss before taxes	$(289,519)	$(84,024)
Provision for income taxes	14,922	18,688
Net Loss	(304,441)	(102,712)
Less noncontrolling interest in earnings (losses) of affiliates	888	(415)
Net loss attributable to Orchard Acquisition Company	$(305,329)	$(102,297)

The accompanying notes are an integral part of these consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Consolidated Statements of Equity
Years ended December 31, 2010 and 2009
(Dollars in thousands)

	Orchard Acquisition Company Equity
	Common Stock		Additional Paid-In Capital	Retained Deficit	Accumulated Other Comprehensive Loss, net of tax	Noncontrolling Interest in Affiliates	Total Equity
	Shares	Amount
Balance, December 31, 2008	4,880,770	$49	$401,227	$(28,050)	$(4,629)	$12	$368,609
Comphrehensive loss
Net loss				(102,297)		(415)	(102,712)
Other comprehensive loss,
Unrealized loss on retained interests in recevables sold, net of tax					(4,912)		(4,912)
Total comprehensive loss							(107,624)
Equity options			1,029				1,029
Contribution of equity to PGHI	(4,880,769)	(49)	132,729	—	—	—	132,680
Balance, December 31, 2009	1	—	534,985	(130,347)	(9,541)	(403)	394,694
Adoption of ASC 810 (formerly FAS 167), net of tax	—		—	(33,711)	9,541	—	(24,170)
Net loss	—		—	(305,329)	—	888	(304,441)
Equity options	—		1,012	—	—	—	1,012
Noncontrolling interest investors’ contributions	—		—	—	—	14,900	14,900
Balance, December 31, 2010	1	$—	$535,997	$(469,387)	$—	$15,385	$81,995

The accompanying notes are an integral part of these consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Consolidated Statements of Cash Flows
Year ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Cash flows from operating activities
Net loss	$(304,441)	$(102,712)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	18,372	21,173
Provision for losses on receivables	8,174	7,198
Interest expense on mandatorily redeemable preferred stock	—	2,680
Gain on extinguishment of debt	—	(38,169)
Noncontrolling interest investor subsidy expense	541	—
Unrealized loss on swaps*	10,219	(6,059)
Deferred income taxes	27,363	18,671
Proceeds from sale of finance receivables held for sale	14,139	95,675
Gain on structured settlement contracts and lottery winnings	(158,035)	(77,413)
Purchases, collections and accretion of structured settlement contracts and lottery winnings, net*	3,989	(107,170)
Increase in marketable securities, net	(28,847)	2,738
Change in fair value of life settlement contracts	921	78
Acquisition of life settlement contracts, premiums and other costs paid, and proceeds from sale of life settlement contracts	1,791	(6,812)
Impairment of retained interests in receivables sold	—	(3,857)
Impairment of retained interests in receivables sold	—	942
Provision for loss contingencies	—	4,350
Impairment of goodwill	327,500	126,208
Impairment of trademark	1,401	7,300
Installment obligations expense	20,976	29,220
Equity options expense	1,012	1,029
Net decreases (increases) in assets
Other receivables*	7,811	(3,174)
Due from affiliates*	(12,746)	7,998
Other assets*	(657)	759
Net increases (decreases) in liabilities
Accounts payable and accrued expenses*	16,547	82
Other liabilities*	(3,748)	(10,582)
Net cash used in operating activities	(47,718)	(29,847)
Cash flows from investing activities
Decrease in restricted cash	1,729	184
Increase in restricted cash for securitization investors, lenders and noncontrolling interest investors’ contributions*	(14,735)	624
Originations and collections on finance receivables, net	(10,443)	4,745
Purchases of equipment and leasehold improvements	(1,737)	(1,306)
Issuance of note receivable	—	(8,000)
Purchases of intangible assets	—	(2,400)
Net cash used in investing activities	(25,186)	(6,153)
*	Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Consolidated Statements of Cash Flows, Continued
Year ended December 31, 2010 and 2009
(Dollars in thousands)

	2010	2009
Cash flows from financing activities
Borrowings under lines of credit	—	93,000
Repayments under line of credit	(28,000)	(65,000)
Long-term borrowings from securitization investors and lenders	332,675	105,905
Long-term repayments from securitization investors and lenders	(186,902)	(77,077)
Repayments under term loan	(13,681)	(43,969)
Issuance of installment obligations payable	41,967	1,824
Repayments of installment obligations payable	(34,096)	(33,782)
Debt issuance costs incurred	(11,387)	(3,820)
Facility issuance costs incurred	—	(10)
Decrease in due to affiliates*	(2,906)	(1,098)
Noncontrolling interest investors’ contributions	14,359	—
Net cash provided by (used in) financing activities	112,029	(24,027)
Increase (decrease) in cash	39,125	(60,027)
Cash at beginning of year	41,466	101,493
Cash at end of year	$80,591	$41,466
Supplemental disclosure of cash flow information
Cash paid for interest	$42,122	$19,892
Net cash paid for income taxes and (received) from refunds on tax withholdings	$(2,663)	$391
Supplemental disclosure of noncash items
Cumulative effect from adoption of new consolidation accounting standards	$24,170	$—
Contribution of equity to PGHI	$—	$132,680
Retained interests in receivables sold recognized upon sale of finance receivables	$—	$8,247
Adjustment of retained interests in receivables sold to fair value, net of tax	$—	$(4,912)
Issuance of note receivable from sale of finance receivables held for sale	$3,375	$3,000
*	Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

1. Organization and Description of Business Activities

Orchard Acquisition Company (“OAC” or the “Company”) was incorporated on August 23, 2006, as a Delaware Corporation. On September 11, 2006, OAC, which was owned by an investor group led by DLJ Merchant Banking Partners (“DLJ”), entered into a definitive merger agreement to acquire Peach Holdings, Inc. and subsidiaries (“PHI”). As of the close of business on November 21, 2006, OAC acquired PHI in a transaction accounted for as a leveraged buyout. Following this transaction, PHI became a wholly-owned subsidiary of OAC.

Peach Group Holdings Inc. (“PGHI”) was formed on May 6, 2009. Subsequent to the formation of PGHI and pursuant to the plan of merger agreement between OAC and PGHI dated May 6, 2009 (the “PGHI Merger Agreement”), the former stockholders of OAC contributed 100% of their equity interests in OAC to PGHI in exchange for an equal interest in PGHI. As a result of this transaction, OAC became a wholly-owned subsidiary of PGHI.

The Company, operating through its subsidiaries and affiliates, is a specialty finance and factoring company with principal offices in Boynton Beach, Florida and Johns Creek, Georgia. The Company provides liquidity to individuals with financial assets such as structured settlements, lottery prize receivables, life insurance policies, annuities, business receivables, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company funds its activities through financing warehouses and subsequent resale or securitization of these various financial assets. The Company provided premium financing to owners of life insurance policies through 2008. During 2009, the Company began making advances to individuals using their vehicle as collateral represented by the underlying title to the vehicle. The Company purchases receivables throughout the United States of America.

Structured Settlements

A structured settlement refers to the settlement of a personal injury claim with a series of future installment payments. In many instances, claimants wish to monetize some or all of their future structured settlement payments in exchange for an immediate lump sum. This is accomplished through a court proceeding whereby the seller and buyer seek the court’s approval of the transaction or through an acknowledgment from the respective insurance company. Upon issuance of a court order approving the sale and ordering the settlement obligor to make the structured settlement payments to the Company, the Company effectuates the purchase of the structured settlement. The purchase price for a structured settlement represents the present value of the future payments purchased using a discount rate negotiated with the seller. Structured settlements purchased by the Company are generally comprised of either guaranteed or life-contingent payments. Guaranteed payments are contractually assured payments by the underlying insurance company to the Company for a specific period of time as determined by the settlement terms of each court order. Life-contingent payments (“LCSS”) are payments to the Company that are limited over time to the extent the claimant is alive.

Prior to January 1, 2010, substantially all structured settlements purchased were sold and transferred to qualified special-purpose entities (“QSPEs”). The proceeds from the sale to the QSPEs consisted of cash and a retained interest in the receivables sold. Both the cash proceeds and the amount of the retained interest were determined based on the present value of the payments purchased by the QSPEs. The discount rate used to determine the cash proceeds was based on rates specified by the respective QSPE’s funding source, the beneficial interest holder in the QSPEs. The discount rate used to determine the amount of the retained interest was generally based on market rates commensurate with the risk involved. Effective January 1, 2010, the accounting rules eliminated the QSPE concept. The Company continues selling and transferring structured settlements purchased to special purpose entities through securitization transactions (Note 3).

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Lottery Winnings

The purchase of annuitized lottery winnings is substantially similar to the purchase of structured settlement payments.

The Company earns brokers’ fees for facilitating sales of lottery prize payments to third party investors. Prior to January 1, 2010, the Company sold and transferred certain lottery prize payments to the QSPEs. The proceeds from the sale to the QSPEs consisted of cash and a retained interest in the receivables sold. Both the cash proceeds and the amount of the retained interest were determined based on the present value of the payments purchased by the QSPEs. The discount rate used to determine the cash proceeds was based on rates specified by the respective QSPEs funding source, the beneficial interest holder in the QSPEs. The discount rate used to determine the amount of the retained interest was generally based on market rates commensurate with the risk involved.

Life Settlement Contracts

Through Life Settlement Corporation (“LSC”), a wholly-owned subsidiary of the Company, the Company provides liquidity to persons or entities that own life insurance policies by facilitating the sale of their policies to affiliates or third-party investors. The policies are placed in trusts, which then issue beneficial interests in the policies to the investors or affiliates. In addition, the Company performs, for the affiliates and investors, servicing functions related to mortality tracking, monthly reporting, payment of premiums, and collection and distribution of insurance proceeds.

Installment Sale Transaction Structure

Through its self-developed installment sale transaction structure (the “Structure”), the Company provides structuring and tax management alternatives through certain transactions that are intended to qualify for installment sale treatment under the Internal Revenue Code (such as the sale of lottery winnings). In the case of lottery winnings, the Company markets the Structure under the name Asset Advantage®. Assets involved in these transactions are acquired from lottery winners by Delaware statutory trusts and the proceeds from the monetization of these assets are invested in a manner that is intended to fully defease any and all market risk under the related installment obligations. The trusts issue installment obligations to the transferors of the assets. The Company earns initial origination-related income and other ongoing fees in connection with these transactions.

Pre-Settlement Funding

The Company makes advances to litigants in exchange for a collateral assignment of a portion of the proceeds of pending litigation typically before a matter has been settled or otherwise resolved. The Company earns fees for such advances based on the amount of the advance and the time to recovery of the proceeds. Fees are reported as interest income in the accompanying statements of operations.

Attorney Cost Financing

The Company makes loans to certain law firms to finance certain litigation costs in pending personal injury cases. The Company establishes a revolving line of credit with these law firms and takes an assignment of the law firm’s contingency fee interest in their pending personal injury case. The Company earns fees for such advances based on the amount of time the advance amount remains outstanding.

Premium Finance

The Company made loans to life insurance trusts established by individuals to purchase universal or whole life insurance policies. Interest on these loans is typically paid out of the individual’s earnings and the principal repaid through accumulated cash surrender value. The Company earned origination fees and interest on each loan in addition to insurance commissions. In addition, the Company advanced money or arranged for loans to life insurance trusts to purchase life insurance policies insuring older, high net worth individuals. The Company earned insurance

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

commissions on each transaction as well as interest on the loans. These transactions may be later converted to life settlement contracts at the discretion of the insured and trustee of the life insurance trust. In 2008, the Company suspended originating new or additional loans under its premium finance product although legacy commitments continue to be honored.

Vehicle Title Financing

The Company makes advances to individuals using their vehicle title as collateral under the name TitleMasters® in Georgia and Texas. The transactions in Georgia are covered by the Georgia Pawn Statutes and are considered pawn transactions. The transactions in Texas are conducted under the Texas Statute covering a Credit Services Organization (“CSO”). The amount advanced is determined by the value of an individual’s vehicle using Black Book® valuation. The Company earns fees for providing the CSO services and for conducting pawn transactions. The collateral for vehicle title financing is the vehicle (as represented by the underlying title to the vehicle) and the Company is placed on the vehicle title as a lienholder.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries, including those entities that are considered variable interest entities (“VIE”), and where the Company has been determined to be the primary beneficiary in accordance with Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”) (formerly Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46(R), Consolidation of Variable Interest Entities). Excluded from the consolidated financial statements of the Company are those wholly-owned entities that are considered VIEs and where the Company has been deemed not to be the primary beneficiary according to ASC 810 (Note 3). The consolidated financial statements also include the accounts of Peachtree Settlement Finance Co., LLC (“PSFC”), a VIE, and the accounts of American Insurance Strategies Fund II, LP (“AIS Fund II” or “Partnership”). All material inter-company balances and transactions are eliminated in consolidation.

In October 2010, the Company, through its wholly-owned Cayman Island subsidiary, AIS Funds GP, Ltd (“GP”), entered into an amended and restated limited partnership agreement (the “Partnership Agreement”), pursuant to which AIS Fund II was established. The AIS Fund II is a limited partnership between the GP and various limited partners. The Partnership is organized for the purpose of providing partners with current income and capital preservation by investing in select annuity payments and life settlement contracts issued by a diverse group of highly rated insurance companies and is expected to terminate on its tenth anniversary. As of December 31, 2010, the Company’s ownership interest in the Partnership is approximately 15.5%.

The Company determined that the Partnership is not a VIE and that the Company, through its ownership of the GP, has the power on behalf and in the name of the Partnership to carry out any and all of the objectives and purposes of the Partnership as well as enter into and perform all contracts and other undertakings which, in the Company’s discretion, is deemed necessary or advisable. Therefore, since the Company controls the investment and management decisions of the Partnership, the Company has determined that the Partnership should be consolidated in the Company’s consolidated financial statements in accordance with ASC 810-20, Control of Partnerships and Similar Entities.

The Partnership Agreement requires 100% distribution of any disposition proceeds (as defined) to the extent available until the partners’ capital contribution equals a preferred return of 5% per annum. Distributions to the partners are made bi-annually.

In 2010, Skolvus I GmbH & Co. KG (“Skolvus”) was formed to finance insurance premiums and other fees associated with the purchase of life settlement contracts on behalf of a subsidiary of the Company. The Company determined that Skolvus is a VIE and also determined that the Company is the primary beneficiary of Skolvus. As a result, Skolvus is included in the Company’s consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

In 2008, the Company entered into an operating agreement (“the Operating Agreement”) with an unaffiliated third party (the “Third Party”), pursuant to which PSFC was established. PSFC is a joint venture arrangement between the Company and the Third Party that acquires structured settlement payment rights by marketing to 25,000 leads that are sublicensed by PSFC from the Third Party for an aggregate sublicense fee of $5 million. Pursuant to the Operating Agreement, funds to pay for the sublicensing fee were borrowed from the Company pursuant to limited recourse promissory notes (the “Notes”).

Repayment of the Notes made by the Company to PSFC to fund its operations is limited to the extent that net cash flow generated by PSFC is sufficient to pay the then outstanding principal and interest due under the Notes. The Company determined that PSFC is a VIE and also determined that the Company is the primary beneficiary of PSFC due to the combination of power over the activities that most significantly impact the economic performance of PSFC and the obligation to absorb losses or the right to receive benefits that could potentially be significant to PSFC. As a result, PSFC is included in the Company’s consolidated financial statements. On July 12, 2011, the Company entered into an agreement to dissolve the joint venture which became effective on July 21, 2011.

Wholly-owned subsidiaries included in the consolidated financial statements are as follows:

Company Name	Holding Company
Orchard Acquisition Company*
First Tier Subsidiaries
Peach Holdings, Inc.*	Orchard Acquisition Company
Second Tier Subsidiaries
Peach Holdings, LLC*	Peach Holdings, Inc.
Third Tier Subsidiaries
Settlement Funding, LLC (“PSF”)*	Peach Holdings, LLC
Life Settlement Corporation*	Peach Holdings, LLC
PSF Holdings, LLC*	Peach Holdings, LLC
Peachtree Financial Solutions, LLC*	Peach Holdings, LLC
TATS Licensing Company, LLC*	Peach Holdings, LLC
Senior Settlement Holding Euro, LLC*	Peach Holdings, LLC
TitleMasters Holding, LLC*	Peach Holdings, LLC
WealthLink Advisers, LLC*	Peach Holdings, LLC
Peachtree Pre-Settlement Funding, LLC*	Peach Holdings, LLC
Peachtree SLPO Finance Company, LLC*	Peach Holdings, LLC
Peachtree LBP Finance Company, LLC*	Peach Holdings, LLC
AIS Funds GP, LLC*	Peach Holdings, LLC
AIS Funds GP, Ltd.	Peach Holdings, LLC
Crescit Eundo Finance I, LLC (“Crescit”)	Peach Holdings, LLC
New Age Capital Reserves, LLC*	Peach Holdings, LLC
Peachtree Asset Management, Ltd.*	Peach Holdings, LLC
Discounted Life Holdings, LLC*	Peach Holdings, LLC
SB Immram Parent, LLC	Peach Holdings, LLC
Peachtree Lottery, Inc.	Peach Holdings, LLC
DR SPE, LLC	Peach Holdings, LLC

* Included in the consolidated financial statements of the Company as of December 31, 2009.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Company Name	Holding Company
Fourth Tier Subsidiaries
Peachtree Finance Company, LLC*	Settlement Funding, LLC
Peachtree LW Receivables I, LLC*	Settlement Funding, LLC
SB Immram, LLC (“Immram”)	SB Immram Parent, LLC
Peachtree Life and Annuity Group, LLC*	Peachtree Financial Solutions, LLC
Structured Receivables Finance #1, LLC (“SRF1”)	Settlement Funding, LLC
TitleMasters of Georgia, LLC*	TitleMasters Holding, LLC
TitleMasters of Tennessee, LLC*	TitleMasters Holding, LLC
TitleMasters of Texas, LLC*	TitleMasters Holding, LLC
TitleMasters of IL, LLC	TitleMasters Holding, LLC
TitleMasters of Alabama, LLC	TitleMasters Holding, LLC
TitleMasters of AZ, LLC	TitleMasters Holding, LLC
TitleMasters of VA, LLC	TitleMasters Holding, LLC
Structured Receivables Finance #2, LLC (“SRF2”)	Settlement Funding, LLC
Peachtree Funding Northeast, LLC	Peachtree Pre-Settlement Funding, LLC
Structured Receivables Finance #3, LLC (“SRF3”)	Settlement Funding, LLC
Structured Receivables Finance #4, LLC (“SRF4”)*	Settlement Funding, LLC
Peachtree Structured Settlements, LLC (“PSS”)	Settlement Funding, LLC
DLP Funding, LLC**	Discounted Life Holdings, LLC
DLP Funding II, LLC**	Discounted Life Holdings, LLC
DLP Funding III, LLC**	Discounted Life Holdings, LLC
Structured Receivables Finance 2006-B, LLC (“SRF 2006-B”)	Settlement Funding, LLC
Peachtree Attorney Finance, LLC*	Settlement Funding, LLC
Structured Receivables Finance #5, LLC*	Settlement Funding, LLC
Structured Receivables Finance 2010-A, LLC (“SRF 2010-A”)	Settlement Funding, LLC
Peachtree LBP Warehouse, LLC*	Peachtree LBP Finance Company, LLC
Annuity Purchase Company LLC*	Peachtree Financial Solutions, LLC
American Insurance Strategies Fund I, LP*	AIS Funds GP, LLC
American Insurance Strategies Fund II, LP*	AIS Funds GP, Ltd.
Structured Receivables Finance #7, LLC (“SRF7”)	Settlement Funding, LLC
Structured Receivables Finance 2010-B, LLC (“SRF 2010-B”)	Settlement Funding, LLC
Peachtree Asset Management (Luxembourg) S.àr.l.*	Peachtree Asset Management, Ltd.
Structured Receivables Finance #6A, LLC	Settlement Funding, LLC
Peachtree Lottery Holding, LLC	Settlement Funding, LLC
Fifth Tier Subsidiaries
Peachtree Finance Company #2, LLC (“PFC2”)	Peachtree Finance Company, LLC
Peachtree Pre-Settlement Funding SPV, LLC (“SPV”)*	Peachtree Funding Northeast, LLC
Structured Receivables Finance #6, LLC (“SRF6”)	Structured Receivables Finance #6A, LLC
Peachtree Lottery Finance, LLC	Peachtree Lottery Holding, LLC

* Included in the consolidated financial statements of the Company as of December 31, 2009.

** Effective December 23, 2010.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Company Name	Holding Company
Sixth Tier Subsidiaries
Peachtree Lottery Master Trust (“PLMT”)	Peachtree Lottery Finance, LLC
Seventh Tier Subsidiaries
Peachtree Lottery Sub-Trust 1	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 2	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 3	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 4	Peachtree Lottery Master Trust
*	Included in the consolidated financial statements of the Company as of December 31, 2009.
**	Effective December 23, 2010.

Fair Value Measurements

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”) (formerly Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements), establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures for instruments carried at fair value. ASC 820 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Under ASC 820, fair value measurements are not adjusted for transaction costs.

ASC 820 establishes a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels are defined as follows:

•	Level 1 – inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.
•	Level 2 – inputs to the valuation methodology include quoted prices in markets that are not active or quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
•	Level 3 – inputs to the valuation methodology are unobservable, reflecting the entity’s own assumptions about assumptions market participants would use in pricing the asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement (Note 4). The Company uses valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company also evaluates various factors to determine whether certain transactions are orderly and may make adjustments to transactions or quoted prices when the volume and level of activity for an asset or liability have decreased significantly. In addition, the Company may utilize accounting guidance for determining the concurrent weighting of a transaction price relative to fair value indications from other valuation techniques when estimating fair value.

In January 2010, the FASB issued Accounting Standards Update (“ASU”) No. 2010-6, Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements (“ASU No. 2010-6”). Portions of ASU No. 2010-6 requiring new disclosures were adopted by the Company for the year ended December 31, 2010. ASU No. 2010-6 further clarifies that the reconciliation of Level 3 measurements should separately present purchases, sales, issuances and settlements instead of netting these changes. This portion of ASU No. 2010-6 is effective for periods beginning on or after December 15, 2010 and has not yet been adopted.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2)

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity, the ability to unilaterally cause the holder to return specific assets or through an agreement that permits the transferee to require the transferor to repurchase the transferred financial assets that is so favorable to the transferee that it is probable that the transferee will require the transferor to repurchase them. Transfers that do not meet the criteria to be accounted for as sales are accounted for as secured borrowings.

In June 2009, the FASB amended its accounting principles pertaining to transfers of financial assets. The amendments to ASC 860, Transfers and Servicing (“ASC 860”), eliminated the concept of a QSPE, changed the requirements for derecognizing financial assets, and required additional disclosures about transfers of financial assets, including securitization transactions and continuing involvement with transferred financial assets. The Company adopted these amended accounting principles in 2010.

Gains or Losses on Sales of Receivables

Gains or losses on sales of receivables are recognized based on the difference between the financial consideration received from the sale and the allocable portions of the carrying values of the receivables sold. Prior to January 1, 2010, gains or losses on sales of receivables were recognized based on the difference between the cash proceeds from the sale and the allocable portions of the carrying values of the receivables sold, determined based on the relative fair value of the portion sold and the portion retained. Interest income on retained interests in receivables sold was recognized by accreting the discount associated with the retained interests over the contractual lives of the receivables. The discount rate was adjusted periodically to recognize the variability of estimated future residual cash flows.

Cash and Cash Equivalents

The Company considers all cash accounts, which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Restricted Cash

Restricted cash balances represent the use of Trust or Escrow accounts to secure the cash assets managed by the Company and cash contributions from noncontrolling interest investors. Escrow accounts are established to hold transactional cash for clients. The Company acts as servicer for structured settlements, lottery annuities, life settlements, pre-settlements, and premium finance receivables. Trust accounts are established for collections with payments being made from the restricted cash accounts to the lenders and other appropriate parties on a monthly basis in accordance with the applicable loan agreements or indentures. At certain times, the Company has cash balances in excess of FDIC insurance limits, which potentially subject the Company to market and credit risks. The Company has not experienced any losses to date as a result of these risks.

Marketable Securities

Assets acquired through the Company’s installment sale transaction structure are invested in a diverse portfolio of marketable debt and equity securities. Management has classified these investments as trading securities. Trading securities are held for resale in anticipation of fluctuations in market prices. Trading securities are carried using the fair value method in accordance with ASC 820 with realized and unrealized gains and losses included in income (Note 4).

Interest on debt securities is recognized in income as earned and dividend income on marketable equity securities is recognized in income on the ex-dividend date.

Structured Settlement Contracts and Lottery Winnings

The Company acquires receivables associated with structured settlement payments and lottery winnings from individuals in exchange for cash (purchase price). These receivables are held for sale.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Structured settlement contracts acquired prior to January 1, 2007 and all lottery winnings are carried at the lower of cost or market, in the aggregate. The difference between the gross cash to be received in the future and the purchase price on these receivables represents unearned income to be recognized over the term of the receivable at a constant effective interest rate. The Company made an election to record all structured settlement contracts acquired on or subsequent to January 1, 2007 at fair value and as such, no interest income is being recognized on these receivables (Note 4). The Company elected to report structured settlement contracts at fair value prospectively to better match the related revenues to the period in which the underlying receivables are originated.

Structured settlement contracts and lottery winnings previously securitized or assigned as collateral in secured borrowings and noncontrolling interest investors’ contributions are included in structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors in the accompanying consolidated balance sheets.

Finance Receivables

Finance receivables include primarily pre-settlement funding advances, attorney cost financing, vehicle title financing and insurance premium financing, which are reported at the amount outstanding, adjusted for deferred fees and costs and the allowance for losses. Interest income on premium finance loans and fees earned on pre-settlement advances are recognized over their respective terms using the interest method based on principal amounts outstanding. The Company’s policy is to discontinue the recognition of interest income on finance receivables once it has been determined that collection of future interest or fees are unlikely.

Fees charged upon the origination of finance receivables and certain direct origination costs, including personnel, travel, postage, legal fees and other associated costs, are deferred and the net amount is amortized on an interest basis over the estimated life of the related receivables.

Finance receivables assigned as collateral in secured borrowings are included in finance receivables restricted for lenders, net in the accompanying consolidated balance sheets.

In July 2010, the FASB issued ASU No. 2010-20, Disclosures about Credit Quality of Financing Receivables and Allowance for Credit Losses (“ASU No. 2010-20”). ASU No. 2010-20 requires a greater level of disaggregated information about the allowance for credit losses and the credit quality of financing receivables. ASU No. 2010-20 is effective for nonpublic entities for reporting periods ending after December 15, 2011. The Company adopted this ASU in 2011. The adoption of this ASU did not have a material impact on the Company’s consolidated statements of financial condition, results of operations or cash flows.

Life Settlement Contracts

The Company’s life settlement contracts are accounted for using the fair value method. Under the fair value method, life settlement contracts are remeasured at fair value at each reporting period and changes in fair value are recognized in earnings (Note 4).

Life settlement contracts assigned as collateral in secured borrowings are included in life settlement contracts restricted for long-term lenders, at fair value in the accompanying consolidated balance sheets as of December 31, 2010.

Retained Interests in Receivables Sold

Prior to January 1, 2010, retained interests in receivables sold represented subordinated interests retained by the Company upon sales of structured settlement or lottery payments to QSPEs. After initial recording at date of sale, the present value discounts determined at time of sale were accreted to interest income over the expected periods of collection. At each balance sheet date, the carrying amounts of the retained interests were compared to the estimated fair values determined using discount rates commensurate with the risks involved. Differences between the carrying

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

values and estimated fair values represented unrealized appreciation or depreciation which was recorded as a component of accumulated other comprehensive income (“AOCI”) or loss similar to accounting for available for sale securities pursuant to ASC 320, Investments – Debt and Equity Securities (formerly SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities).

AOCI is recorded in the equity section of the balance sheets and, in 2009, reflected the fair value adjustments to the retained interests in receivables sold utilizing the fair value method in accordance with ASC 820 (Note 4).

Prior to January 1, 2010, the Company evaluated its retained interests in receivables sold on an annual basis for other than temporary impairment. If the fair value of the retained interest declined below its reference amount, the Company evaluated whether the decline was other-than-temporary. During 2009, the Company recorded an other than temporary impairment in its retained interests in receivables sold which was charged to income.

In accordance with the amendments to ASC 810 and ASC 860, the Company no longer recognizes retained interests in receivables sold in the Company’s consolidated financial statements for securitization activity.

Equipment and Leasehold Improvements

Equipment and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation is provided using the straight-line method based on management’s estimate of useful lives, which range from two to six years. Leasehold improvements are amortized using the straight-line method over the shorter of the term of the respective lease or the life of the improvement.

Intangible Assets

Identifiable intangible assets, which consist primarily of the Company’s database, patent and sublicensed structured settlement leads, are amortized over their estimated useful lives. In addition, such identifiable intangible assets are tested for impairment whenever events or changes in circumstances suggest that an asset’s carrying value may not be fully recoverable. An impairment loss, generally calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the sum of the estimated undiscounted cash flows relating to the asset is less than the corresponding carrying value. Intangible assets deemed to have indefinite useful lives, which in the Company’s case includes a trademark, are not amortized and are subject to annual impairment tests. Impairment exists if the carrying value of the indefinite-lived intangible asset exceeds its fair value. The weighted average remaining useful lives of the database and patent are 2 years and 10 years, respectively. The sublicensed structured settlement leads were fully amortized in 2010. In 2010 and 2009, the Company recorded impairment charges on its trademark of $1,401 and $7,300, respectively, reflecting the effect of a decline in originations of life settlement contracts due to financing constraints.

Goodwill

Goodwill results from the excess of the purchase price, including transactions costs, over the net assets of an acquired business. Goodwill has an indefinite useful life and is subject to annual impairment tests whereby impairment is recognized if the estimated fair value of the Company is less than its net book value. Such loss is calculated as the difference between the estimated implied fair value of goodwill and its carrying amount. In 2010 and 2009, the Company recorded an impairment charge on goodwill of $327,500 and $126,208, respectively, as a result of a decline in the Company’s fair value attributable to financing constraints primarily from originations of life settlement contracts.

Deferred Financing Costs

Costs incurred to obtain financing are deferred and amortized by the interest method over the expected life of the related credit facility and are included in other assets in the accompanying consolidated balance sheets. Amortization expense is included in interest expense in the consolidated statements of operations.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Provision for Losses on Receivables

On an ongoing basis the Company reviews the ability to collect all outstanding receivables.

Management has established a set of policies it utilizes on a routine basis to determine the ability to collect all outstanding structured settlement and lottery winnings receivables. These policies take into account the length of time a receivable is delinquent, the existence of a court order, the amount of excess collateral available to recover missed payments, historical loss experience and other subjective criteria. When the Company has determined that a scheduled payment receivable is uncollectible, the Company suspends the recognition of income on that receivable and recognizes a loss equal to the discounted present value of the receivable.

The collectability of finance receivables and other receivables is evaluated based on historical experience, evaluation of collateral, if applicable, and other subjective criteria, as described more fully in Notes 7 and 8. When the Company has determined that a receivable is uncollectible, the Company suspends the recognition of income on that receivable and recognizes a loss equal to the value of the receivable.

Receivables are considered to be impaired when it is probable that the Company will be unable to collect all payments according to the contractual terms of the underlying agreements. Management considers all information available in assessing impairment. Impairment is measured on a receivable-by-receivable basis by either the present value of estimated future cash flows discounted at the effective rate, the observable market price for the receivable or the fair value of the collateral if the loan is collateral dependent. Large groups of smaller balance homogeneous receivables, such as pre-settlement advances and vehicle title financing, are collectively evaluated for impairment.

As a result, in 2010 and 2009, the Company recorded a provision for losses on loan receivables relating to its premium finance line of business, pre-settlement funding advances and vehicle title financing.

For the year ended December 31, 2009, the Company also accrued for expected losses on uncollectible premium finance loan receivables originated by the Company on behalf of a third party lender (Note 21).

Income Taxes

The Company recognizes income tax expense using an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their income tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company adopted certain provisions of ASC 740, Income Taxes (“ASC 740”) (formerly FIN No. 48, an interpretation of FASB Statement No. 109, Accounting for Income Taxes), as of January 1, 2009 (Note 18). Tax positions are recognized in the financial statements only when it is more likely than not that the position will be sustained upon examination by the relevant taxing authority based on the technical merits of the position. A position that meets this standard is measured at the largest amount of expense or benefit that will more likely than not be realized upon settlement. A liability is established for differences between positions taken in a tax return and amount recognized in the financial statements. The Company recognizes interest accrued related to uncertain tax positions in interest expense and penalties in operating expenses. During the years ended December 31, 2010 and 2009, the Company did not recognize any interest and penalties.

Interest Rate Swaps

Interest rate swaps are recognized on the consolidated balance sheets at estimated fair value. Since the Company has not designated the derivatives as hedges, changes in the fair value of derivatives are recorded in the consolidated statements of operations (Note 4).

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Other Revenue Recognition

Other fee income in the consolidated statements of operations primarily includes broker fees and origination fees. Broker fee income is recognized when the contract between the purchasing finance company and the seller is closed for the sale of lottery winnings receivables. Commissions and fees related to premium finance transactions are recognized upon the issuance of the underlying life insurance policies.

Facilitation fees, including originator servicing fee and fee revenue recorded upon the origination of life settlement contracts for affiliates or third-party investors, which coincide with the culmination of the earnings process, are included in life settlement contracts income. Some life settlement contracts contain contractual provisions that allow the insured to rescind the life settlement contract within a specified time period, not exceeding 15 days. Based on the short length of the rescission period and the Company’s historical experience, management believes there is sufficient basis to reasonably estimate the amount of fees that will ultimately be refunded on rescission of contracts; therefore, facilitation fee revenue on these contracts is recognized upon transfer rather than at the expiration of the rescission period. Historically, refunds of fees on rescinded contracts have been nominal; therefore, no liability for refundable fees has been established. Life settlement contracts with a statutory rescission period requiring that the acquisition price be deposited in escrow are transferred to investors upon release of funds from escrow at the expiration of the rescission period, and fee revenue is recognized at that time. Originator servicing fees are comprised of fees to compensate the Company for its efforts in identifying potential life settlement contracts for an affiliate of the Company as defined in the purchase and sale agreement dated July 28, 2009. For the years ended December 31, 2010 and 2009, the Company earned $21.7 million and $16.3 million of originator servicing fee under this purchase and sale agreement, respectively. This purchase and sale agreement expired in July, 2010.

The Company generally retains the right to service certain assets securitized or sold to others and provides cash collection and payment services for such assets for a fee that is considered to be adequate compensation for the services provided. As a result, no servicing asset or liability has been recognized. Servicing fee revenue is recognized as services are provided.

Marketing and Advertising Expenses

Marketing and advertising costs are expensed the first time the advertising takes place.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant balance sheet accounts that could be affected by such estimates are structured settlement contracts and lottery winnings, finance receivables, retained interests in receivables sold and intangible assets. Actual results could differ from those estimates and such differences could be material.

Stock-Based Compensation

The Company applies ASC 718, Compensation – Stock Compensation (“ASC 718”) (formerly SFAS No. 123(R), Share-Based Payment). ASC 718 requires that the compensation cost relating to share-based payment transactions, based on the fair value of the equity or liability instruments issued, be recognized in the consolidated financial statements. The statement requires entities to measure the cost of employee services received in exchange for stock options based on the grant-date fair value of the award, and to recognize the cost over the period the employee is required to provide services for the award. ASC 718 permits entities to use any option-pricing model that meets the fair value objective in the statement.

Accumulated Other Comprehensive Income

Although accounting principles generally require that recognized revenue, expenses, gains and losses are included in net income, certain changes in assets and liabilities, such as unrealized gains and losses on retained interests in

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

receivables sold are not included in the determination of net income. Such items are reported net of tax as components of comprehensive loss, along with net income, and accumulated as a separate component of the equity section on the consolidated balance sheets.

Reclassifications

Certain items in the 2009 consolidated financial statements have been reclassified to conform to the 2010 presentation.

3. Variable Interest Entities

In the normal course of business, the Company is involved with various entities that are considered to be VIEs. A VIE is an entity that has either a total investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest under the voting interest model of consolidation. The Company is required to consolidate any VIE for which it is determined to be the primary beneficiary. The primary beneficiary is the entity that has the power to direct those activities of the VIE that most significantly impact the VIEs’ economic performance and has the obligation to absorb losses from or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company reviews all significant interests in the VIEs it is involved with including consideration of the activities of the VIEs that most significantly impact the VIEs’ economic performance and whether the Company has control over those activities. On an ongoing basis, the Company assesses whether or not it is the primary beneficiary of a VIE.

For purposes of disclosure, the Company aggregates similar VIEs based on the nature and purpose of the entities.

For liquidity and funding purposes, the Company forms structured settlement and lottery winnings related VIEs (“Securitization VIEs”) to conduct securitization transactions and forms other VIEs for secured borrowings (“Other VIEs”). The Company receives securitization or loan proceeds from third party investors or lenders for debt securities or loans issued from these VIEs which are collateralized by transferred receivables from the Company’s portfolios. Securitization VIEs are displayed only for the year ended December 31, 2010 as transactions conducted prior to January 1, 2010 were conducted through QSPEs.

Beginning on January 1, 2010 and in accordance with the amendments to ASC 810, the Company has determined that it is the primary beneficiary of the Securitization VIEs and the Other VIEs due to the combination of power over the activities that most significantly impact the economic performance of the entities through the right to service the securitized structured settlement and lottery winnings receivables and obligation to absorb losses or the right to receive benefits that could potentially be significant to the Securitization VIEs and the Other VIEs through the Company’s retained interests in these VIEs. Therefore, effective January 1, 2010, the Company consolidated on its balance sheet the underlying assets and liabilities of the Securitization VIEs. The Company recorded the assets and liabilities of the Securitization VIEs at their carrying amounts as of January 1, 2010. The sale by the Company of certain assets into VIEs for which the Company is determined to be the primary beneficiary remain in the Company’s consolidated financial statements with an offsetting liability recognized for the amount of the debt obtained from such activity.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The impact to the Company’s consolidated balance sheet on January 1, 2010 from the adoption of the new consolidation accounting standards is as follows:

	December 31, 2009	Securitization VIEs Consolidation Impact	January 1, 2010
Assets
Restricted cash for securitization investors and long-term lenders	$2,802	$18,802	$21,604
Structured settlement contracts and lottery winnings restricted for securitization investors and long-term lenders	91,148	625,827	716,975
Retained interests in receivables sold	32,456	(32,456)	—
Deferred tax assets, net	7,700	15,258	22,958
Other	779,865	3,145	783,010
Total assets	$913,971	$630,576	$1,544,547
Liabilities
Swap liabilities	$—	$21,954	$21,954
Long-term borrowings owed to securitization investors and lenders	103,994	627,472	731,466
Other	415,283	5,320	420,603
Total liabilities	519,277	654,746	1,174,023
Total stockholders’ equity	394,694	(24,170)	370,524
Total liabilities and stockholders’ equity	$913,971	$630,576	$1,544,547

The carrying amount of assets and liabilities of those VIEs for which the Company is deemed to be the primary beneficiary at December 31, 2010 is as follows:

	Consolidated
	Carrying Amount of Assets	Carrying Amount of Liabilities
Securitization Related VIEs
Structured settlements	$788,109	$750,713
Lottery winnings	73,866	80,522
Total securitization related VIEs	$861,975	$831,235

Other VIEs
Structured settlements	$76,339	$57,536
Finance receivables	40,733	25,442
Life settlements	2,761	835
Total other VIEs	$119,833	$83,813
Total VIEs	$981,808	$915,048

The debt or liabilities incurred by the Securitization VIEs and the Other VIEs are non-recourse to the general credit of the Company and are limited to a claim against the underlying receivables as collateral.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

As of and for the year ended December 31, 2010 and 2009, the Securitization VIEs had nominal delinquencies and nominal credit losses.

The Company formed DLP Funding, LLC, DLP Funding II, LLC, and DLP Funding III, LLC (the “US DLPs”) in December 2005, September 2006 and March 2007, respectively, special purpose wholly-owned subsidiaries to obtain funding from unrelated third parties for the purpose of acquiring and holding life settlement contracts (Note 12). In addition, the Company formed DLP Funding, Ltd., DLP Funding II, Ltd., and DLP Funding III, Ltd. (the “Irish DLPs”) in December 2010. On December 23, 2010, the US DLPs transferred, assigned and sold all of the US DLPs’ assets and all of their burdens, obligations and liabilities to the Irish DLPs in exchange for Profit Participation Notes (the “Participation Notes”) due from the Irish DLPs to the US DLPs (the “DLPs’ Transaction”). Under the terms of the Participation Notes, the Irish DLPs are required to remit all proceeds received from the assets transferred after the full satisfaction of the liabilities received in the transfer to the US DLPs. Due to the significant amount by which the liabilities transferred to the Irish DLPs exceed the fair value of the assets transferred, the Company has determined that the fair value of the Participation Notes is negligible. For purposes of disclosure, the term DLPs refers to the US DLPs for periods through December 23, 2010 and the Irish DLPs for periods subsequent to December 23, 2010.

The debt or liabilities incurred by the DLPs are non-recourse to the general credit of the Company and are limited to a claim against the underlying life insurance policies as collateral. In addition, the Company determined that the DLPs are VIEs and that it is not the primary beneficiary due to the lack of power over the activities that most significantly impact the economic performance of the DLPs. As a result, the DLPs are excluded from the Company’s consolidated financial statements.

The Company accounts for its investment in the DLPs using the equity method of accounting under which the Company’s share of the net income or loss from subsidiaries is recognized as income or loss in the Company’s statement of operations and added to or subtracted from the investment in subsidiaries account, and dividends received from the subsidiaries are treated as a reduction of the investment in subsidiaries account (Note 12).

The Company is neither required nor intends to provide financial support to the Securitization VIEs, Other VIEs and the DLPs in the foreseeable future. In addition, assets of the DLPs are restricted with respect to being used to satisfy payment of the DLPs obligations.

The Company’s maximum exposure to loss as a result of its involvement with the DLPs is de minimis.

4. Fair Value

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Marketable securities – The estimated fair value of investments in marketable securities is based on quoted market prices.

Structured settlement contracts and lottery winnings – The estimated fair value of structured settlement contracts and lottery winnings is determined based on an evaluation of the Company’s experience with the sale of such contracts to third parties or otherwise in conjunction with a securitization of such contracts. The fair value is determined based on a model that calculates the present value of the future expected cash flows determined using management’s view of certain key assumptions, including credit losses, prepayment history and current market discount rates reflective of assets with similar risk characteristics. The model also takes into account the type of credit risk the underlying receivables have such as guaranteed or non guaranteed payments from the respective insurance companies. The Company made an election to carry all structured settlement contracts that were acquired on or subsequent to January 1, 2007 at fair value.

Finance receivables – The estimated fair value of finance receivables is determined by discounting the expected future cash flows at market interest rates for comparable investments. Management believes that the reserve for doubtful accounts is an appropriate indication of the applicable credit risk associated with determining the fair value of finance receivables and the reserve has been deducted in determining the estimated fair value of these receivables.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Life settlement contracts – The fair values of life settlement contracts are determined by reference to the transfer price of similar life settlement contracts under a discounted cash flow calculation that takes into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured. Life expectancy is determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies. As of December 31, 2010 and 2009, the Company owns twenty-one and five life settlement contracts, respectively.

Other receivables – The estimated fair value of advances receivable and certain other receivables, which are generally recovered in less than three months, is equal to the carrying amount. The carrying value of other receivables which have expected recoverability of greater than three months have been determined by the Company to approximate fair value.

Due from and due to affiliates – The estimated fair value of due from affiliates and due to affiliates, which bear interest at a variable rate equal to current short-term rates, is equal to the carrying amount.

Retained interests in receivables sold – The estimated fair value of retained interests in receivables sold as of December 31, 2009 was determined by discounting the expected future residual cash flows at estimated market interest rates for comparable investments (Note 9). Retained interests were reported at estimated fair value in the consolidated balance sheets.

Swaps – The estimated fair value of interest rate swaps is based upon quotes from large US banks (Note 15).

Installment obligations payable – Installment obligations payable are reported at contract value determined based on changes in the measuring indices selected by the obligees under the terms of the obligations over the lives of the obligations. The fair value of installment obligations payable is estimated to be equal to carrying value.

Term loan payable – The estimated fair value of the term loan payable is determined based on quoted market prices.

Borrowings under line of credit – The estimated fair value of borrowings under line of credit is based on the borrowing rates currently available to the Company for debt with similar terms and remaining maturities. The Company estimates that the carrying value of its line of credit, which bears interest at a variable rate, approximates fair value.

Long-term borrowings owed to securitization investors and lenders – The estimated fair value of long-term borrowings owed to securitization investors and lenders is determined by discounting the expected cash flows at estimated market interest rates for comparable investments.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The following table sets forth the Company’s assets and liabilities that are carried at fair value as of December 31, 2010 and 2009:

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2010:
Assets
Marketable securities
Equity securities
US large cap	$50,863	$—	$—	$50,863
US mid cap	10,266	—	—	10,266
US small cap	11,426	—	—	11,426
International	35,414	—	—	35,414
Other equity	7,980	—	—	7,980
Total equity securities	115,949	—	—	115,949
Fixed income securities
US fixed income	46,455	—	—	46,455
International fixed income	8,715	—	—	8,715
Other fixed income	1,230	—	—	1,230
Total fixed income securities	56,400	—	—	56,400
Other securities
Cash & Equivalents	8,863	—	—	8,863
Alternative investments	1,499	—	—	1,499
Annuities	2,265	—	—	2,265
Total other securities	12,627	—	—	12,627
Total marketable securities	184,976	—	—	184,976
Structured settlement contracts restricted for securitization investors, long-term lenders and noncontrolling interest investors	—	—	542,736	542,736
Structured settlement contracts held for sale	—	—	39,129	39,129
Life settlement contracts restricted for long-term lenders, at fair value	—	—	1,809	1,809
Life settlement contracts, at fair value	—	—	4,759	4,759
Total Assets	$184,976	$—	$588,433	$773,409
Liabilities
Swaps	$—	$31,922	$—	$31,922
Total Liabilities	$—	$31,922	$—	$31,922
December 31, 2009:
Assets
Marketable securities	$156,129	$—	$—	$156,129
Structured settlement contracts restricted for lenders	—	—	90,159	90,159
Structured settlement contracts held for sale	—	—	98,190	98,190
Life settlement contracts, at fair value	—	—	6,821	6,821
Retained interests in receivables sold	—	—	32,456	32,456
Swaps	—	251	—	251
Total Assets	$156,129	$251	$227,626	$384,006

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The activity in assets and liabilities carried at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 is as follows:

	Structured settlement contracts and lottery winnings	Life settlement contracts, at fair value	Retained interests in receivables sold	Total
Balance, December 31, 2008	$101,369	$87	$36,212	$137,668
Total realized and unrealized gains or losses included in earnings	71,750	(78)	2,915	74,587
Total gains or losses included in other comprehensive loss	—	—	(8,018)	(8,018)
Purchases, sales, issuances, and settlements	15,230	6,812	1,347	23,389
Transfers in and/or out of Level 3	—	—	—	—
Balance, December 31, 2009	$188,349	$6,821	$32,456	$227,626
Total realized and unrealized gains or losses included in earnings	159,082	(921)	—	158,161
Impact of adoption of consolidation standards	220,153	—	(32,456)	187,697
Purchases, sales, issuances, and settlements	14,281	668	—	14,949
Transfers in and/or out of Level 3	—	—	—	—
Balance, December 31, 2010	$581,865	$6,568	$—	$588,433
The amount of total gains or losses for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date
December 31, 2010	$150,861	$(948)	$—	$149,913
December 31, 2009	$62,675	$(78)	$2,915	$65,512

Realized and unrealized gains and losses included in earnings in the accompanying statements of operations for the years ending December 31, 2010 and 2009 are reported in the following revenue categories:

			Retained interests in receivables sold
	Gain on structured settlement contracts and lottery winnings	Life settlement contracts income	Interest income	Impairment on retained interests in receivables sold
Total gains or losses included in earnings in 2010	$159,082	$(921)	$—	$—
2010 change in unrealized gains or losses relating to assets still held at the reporting date	$150,861	$(948)	$—	$—
Total gains or losses included in earnings in 2009	$71,750	$(78)	$3,857	$(942)
2009 change in unrealized gains or losses relating to assets still held at the reporting date	$62,675	$(78)	$3,857	$(942)

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Certain financial and non-financial assets and liabilities are measured at fair value on a nonrecurring basis whereby the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The fair values of assets and liabilities adjusted to fair value on a nonrecurring basis as of December 31, 2010 and 2009 are as follows:

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III
December 31, 2010:
Assets
Impaired finance receivables	$—	$—	$1,295
Goodwill	—	—	—
Trademark	—	—	—
Total Assets	$—	$—	$1,295
December 31, 2009:
Assets
Impaired finance receivables	$—	$—	$3,153
Goodwill	—	—	327,500
Trademark	—	—	1,401
Total Assets	$—	$—	$332,054
Liabilities
Liability for contingent losses	$—	$—	$4,059

Impaired finance receivables that are collateral dependent, predominantly premium finance loans, are tested for impairment based on the fair value of the underlying collateral less estimated disposition costs. The collateral for the premium finance loans included above comprise life insurance policies, which are valued based on a discounted probabilistic cash flow analysis, using Level 3 inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. This cash flow analysis utilizes an internal rate of return of 18.5% and other market related factors.

As described in Note 2, the Company recorded impairment to its goodwill and trademark in 2010 and 2009. The Company’s determination of estimated implied fair value for goodwill relied on management’s assumptions of future revenues, operating costs and other relevant factors. In order to calculate the implied fair value for goodwill, the Company first determined the estimated fair value of the enterprise. The Company utilized the income approach to calculate the fair value of the enterprise based on the estimated discounted future cash flows for the Company’s projected future results of operations and additional related factors. In 2009, the estimated fair value of the Company’s trademark was determined by utilizing the relief from royalty method whereby a royalty rate was applied to the Company’s future projected revenues from the trademark and then discounted to arrive at an estimated present value. The Company determined that the trademark has no value at December 31, 2010.

In 2009, the Company recognized a liability for losses expected to be incurred from the purchase of life settlement contracts under a loan origination agreement, as discussed further in Note 21. The liability recognized was equal to the excess of the required purchase price under the agreement and the fair value of the underlying life settlement contracts. The fair value of these life settlement contracts was based on a discounted probabilistic cash flow analysis, using Level 3 inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. This cash flow analysis utilized an internal rate of return of 18.5% and other market related factors.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The Company discloses fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2010		December 31, 2009
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial assets
Marketable securities	$184,976	$184,976	$156,129	$156,129
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	927,423	913,092	91,008	91,148
Structured settlement contracts and lottery winnings held for sale	54,021	50,568	113,324	110,505
Finance receivables restricted for lenders, net	40,922	37,130	50,480	45,908
Finance receivables, net	34,241	30,953	21,672	20,566
Life settlement contracts restricted for long-term lenders, at fair value	1,809	1,809	—	—
Life settlement contracts, at fair value	4,759	4,759	6,821	6,821
Other receivables	19,632	19,632	24,299	24,299
Due from affiliates	13,362	13,362	1,168	1,168
Retained interests in receivables sold	—	—	32,456	32,456
Swap asset	—	—	251	251
Financial liabilities
Swap liability	31,922	31,922	—	—
Due to affiliates	4,351	4,351	7,675	7,675
Installment obligations payable	184,976	184,976	156,129	156,129
Term loan payable	161,568	191,772	190,835	199,392
Borrowings under line of credit	151	179	26,798	28,000
Long-term borrowings owed to securitization investors and lenders	891,592	877,252	103,994	103,994

Certain financial instruments and all non-financial assets and liabilities have been excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

5. Structured Settlement Contracts and Lottery Winnings

Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors at December 31, 2010 and 2009 are as follows:

	2010	2009
Carried at lower of cost or market:
Finance receivables	$551,457	$1,773
Less unearned discount	(181,525)	(784)
Discounted receivables	369,932	989
Capitalized origination costs, net	424	—
	370,356	989
Carried at fair value	542,736	90,159
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors, net	$913,092	$91,148

At December 31, 2010 and 2009, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors is $228,685 and $33,198, respectively.

In 2010, the Company recognized net losses on receivables restricted for securitization investors and long-term lenders in the amount of $55, representing primarily the write-off of payments receivable that were determined to be uncollectible.

Structured settlement contracts and lottery winnings held for sale at December 31, 2010 and 2009 consist of the following:

	2010	2009
Carried at lower of cost or market:
Finance receivables	$30,703	$33,314
Less unearned discount	(19,285)	(21,036)
Discounted receivables	11,418	12,278
Capitalized origination costs, net	21	37
	11,439	12,315
Carried at fair value	39,129	98,190
Structured settlement contracts and lottery winnings held for sale, net	$50,568	$110,505

At December 31, 2010 and 2009, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings held for sale is $15,996 and $37,284, respectively.

In 2010 and 2009, the Company recognized net losses on structured settlement contracts and lottery winnings held for sale in the amount of $395 and $132, respectively, representing primarily the write-off of payments receivable that were determined to be uncollectible.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

6. Life Settlement Contracts

Information about life settlement contracts, all of which are reported at fair value at December 31, 2010, based on estimated remaining life expectancy for each of the next five succeeding years and in the aggregate, at December 31, 2010 follows:

Period ending December 31,	Number of Contracts	Carrying Value	Face Value
2013	1	$283	$337
2015	4	3,105	14,240
Thereafter	16	3,180	67,050
Total	21	$6,568	$81,627

During 2010, the Company earned facilitation fees of $88 and originator servicing fee of $21.7 million from one affiliate. Life settlement contracts transferred to this affiliate generated facilitation fees and originator servicing fee of approximately $18 million and $16.3 million, respectively, in 2009.

7. Finance Receivables

Finance receivables restricted for lenders, net as of December 31, 2010 and 2009 is as follows:

	2010	2009
Pre-settlement advances	$42,653	$52,031
Less deferred revenue	(1,897)	(2,220)
	40,756	49,811
Less reserve for doubtful accounts	(3,626)	(3,903)
Finance receivables restricted for lenders, net	$37,130	$45,908

For the years ended December 31, 2010 and 2009, activity in the reserve for doubtful accounts for finance receivables restricted for lenders was as follows:

	2010	2009
Balance, beginning	$3,903	$927
Provision for loss	1,625	4,770
Receivables charged off	(1,913)	(1,804)
Recoveries	11	10
Balance, ending	$3,626	$3,903

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Finance receivables, net as of December 31, 2010 and 2009 consist of the following:

	2010	2009
Pre-settlement advances	$19,931	$7,674
Less deferred revenue	(1,059)	(334)
	18,872	7,340
Life insurance premium financing	7,623	14,940
Less deferred revenue	(103)	(146)
	7,520	14,794
Attorney cost financing	6,517	5,731
Less deferred revenue	(14)	(25)
	6,503	5,706
Vehicle title financing	3,779	572
Less deferred revenue	(16)	(2)
	3,763	570
Other finance receivable	145	346
	36,803	28,756
Capitalized origination costs, net	414	125
Less reserve for doubtful accounts	(6,264)	(8,315)
Finance receivables, net	$30,953	$20,566

Activity in the reserve for doubtful accounts for finance receivables for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Balance, beginning	$8,315	$31,963
Provision for loss	4,750	1,504
Receivables charged off	(6,950)	(25,788)
Recoveries	149	636
Balance, ending	$6,264	$8,315

Pre-settlement advances, restricted and nonrestricted, are usually outstanding for a period of time exceeding one year. Based on historical portfolio experience, the Company has reserved $6,200 and $4,755 as of December 31, 2010 and 2009, respectively.

The Company has discontinued recognition of fee income on $1,389 and $1,405 of advances, restricted and nonrestricted, relating to its pre-settlement receivables as of December 31, 2010 and 2009, respectively.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Reserves for life insurance premium finance receivables are based on the estimated fair value of the underlying insurance policies. Information about impaired loans as of and for the year ended December 31, 2010 and 2009 is as follows:

	2010	2009
Impaired loans with no related allowance for doubtful accounts	$49	$449
Impaired loans with related allowance for doubtful accounts	3,533	10,587
Allowance for doubtful accounts	2,238	7,434
Average balance of impaired loans during the year	7,309	24,869
Interest income recognized on impaired loans during the year	97	58

The Company has discontinued recognition of interest income on $3.2 million and $10.1 million of loans relating to its life insurance premium finance receivables as of December 31, 2010 and 2009, respectively.

8. Other Receivables

Other receivables include the following at December 31, 2010 and 2009:

	2010	2009
Broker fees receivable	$651	$683
Facilitation fees receivable	86	9,717
Advances receivable	3,014	2,179
Notes receivable	15,034	11,665
Tax withholding receivables	1,338	268
Other	4,991	3,885
	25,114	28,397
Less reserve for doubtful accounts	(5,482)	(4,098)
Other receivables, net	$19,632	$24,299

Broker fees receivable represent income receivable from the sale of life insurance policies in connection with premium finance transactions. The Company’s lottery and structured settlements businesses in some cases will advance a portion of the purchase price to a customer prior to the closing of the transaction, which are included in advances receivable above. Notes receivable represents primarily collateral held with a third party lender and receivables from a counterparty for the sale of LCSS assets (Note 21).

Activity in the reserve for doubtful accounts for other receivables for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Balance, beginning	$4,098	$3,706
Provision for loss	1,394	1,113
Receivables charged off	(92)	(720)
Recoveries	15	(1)
Other	67	—
Balance, ending	$5,482	$4,098

Based on historical experience, when structured settlements transactions exceed the 90-day period, there is an increased risk the transaction will not close and the related advance will not be repaid. The Company reserves 50% of all structured settlement advances outstanding between 90 to 180 days and 100% of all advances over 180 days

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

outstanding. In the case of lottery winnings, the Company reserves 25% of all lottery advances outstanding over 180 days and 50% of all lottery advances outstanding over 360 days. In addition, the Company has reserved for estimated uncollectible broker fees at December 31, 2010 and 2009.

In 2007, the Company entered into a non-interest bearing promissory note agreement in the amount of $661 with one of its life settlement contract brokers. As of December 31, 2010 and 2009, this note receivable was deemed to be impaired and was fully reserved for.

9. Sales of Structured Settlements, Lottery and Retained Earnings

Information regarding sales of structured settlements and lottery payments for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Proceeds of sale	$17,514	$98,675
Carrying amount of receivables sold	16,569	101,069
Less retained interest	—	(8,247)
Basis in receivables sold	16,569	92,822
Gain on sale	$945	$5,853

Prior to January 1, 2010, when the Company sold structured settlements and lottery payments to QSPEs, it recognized a gain or loss on the sale and retained an interest in the receivables sold. Gain or loss on sale of the receivables depended in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. The retained interests were subordinated to the repayment of the financial institutions or investors that provide financing to the QSPEs. The carrying amounts at December 31, 2009 were derived based on the scheduled collections of purchased receivables held by the QSPEs and the assumed amortization of amounts payable to the financial institution or investors using interest rates in effect at those respective dates. To obtain fair values, quoted market prices were used if available. However, quotes were generally not available for retained interests, so the Company estimated fair value based on the present value of future expected cash flows estimated using management’s best estimates of key assumptions – credit losses, prepayment speeds, forward yield curves, and discount rates commensurate with the risks involved.

Key economic assumptions used in measuring the retained interests at December 31, 2009 was as follows:

	Assumptions
Factor	Dec. 31, 2009	Basis
Prepayment speed (annual rate)	0.00%	Prepayments are not permitted
Expected credit losses	0.00%	Experience with court-ordered payment assignments
Residual cash flows discount rate	12.50%	Approximate market rate based on rating of the underlying insurance companies and weighted average life
Life contingent mortality rate	2.00%	Historical mortality experience

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Activity in other comprehensive loss for the years ended December 31, 2010 and 2009 was as follows:

	2010	2009
Fair value of retained interests received upon sale of receivables	$—	$8,613
Less allocated cost of receivables	—	(8,247)
	—	366
Unrealized loss on retained interests held	—	(9,326)
Other than temporary impairment recognized in earnings	—	942
	—	(8,018)
Income tax benefit	—	3,106
Other comprehensive loss	$—	$(4,912)

Unrealized losses were incurred during the year ended December 31, 2009, primarily due to an increase in the discount rate applied to retained interests.

10. Equipment and Leasehold Improvements

Equipment and leasehold improvements at December 31, 2010 and 2009 are summarized as follows:

	2010	2009
Computer software and equipment	$6,854	$4,885
Furniture, fixtures and equipment	1,115	920
Leasehold improvements	2,668	2,620
Software development costs and assets not put in service	45	642
	10,682	9,067
Less accumulated depreciation and amortization	(6,683)	(5,039)
Equipment and leasehold improvements, net	$3,999	$4,028

Depreciation and amortization expense for the years ended December 31, 2010 and 2009 was $1,766 and $1,723, respectively.

11. Intangible Assets

Intangible assets at December 31, 2010 and 2009 are summarized as follows:

	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Amortized intangible assets
Database	$89,597	$(81,468)	$89,597	$(73,160)
Patent	6,911	(2,744)	6,911	(2,130)
Other	5,008	(5,008)	5,008	(2,163)
Total	$101,516	$(89,220)	$101,516	$(77,453)

As of December 31, 2010 and 2009, the carrying value of the Company’s unamortized trademark is $0 and $1,401, respectively. As of December 31, 2010, estimated future amortization expense for amortized intangible assets is as follows: $5,147 in 2011, $2,923 in 2012, $1,674 in 2013, $463 in 2014, $427 in 2015 and $1,662 thereafter.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

12. Investment in Subsidiaries

Condensed financial information of the DLPs as of and for the years ended December 31, 2010 and 2009 is as follows:

	2010	2009
Assets
Cash and restricted cash	$4,390	$5,543
Life settlement contracts, at fair value	406,908	382,309
Deferred tax assets, net	—	117,165
Other assets	5,732	8,420
TOTAL ASSETS	$417,030	$513,437
LIABILITIES AND MEMBER’S DEFICIT
Liabilities
Borrowings under lines of credit	$689,540	$688,383
Accounts payable and accrued expenses	939	8,744
Other liabilities	12,671	1,603
Total Liabilities	703,150	698,730
Member’s Deficit
Retained deficit	(286,120)	(185,293)
TOTAL LIABILITIES AND MEMBER’S DEFICIT	$417,030	$513,437
Life settlement contracts income	$49,349	$20,849
Interest expense	(18,227)	(13,794)
Other expense, net	(1,251)	(1,212)
Provision for income taxes	(130,698)	(2,263)
Net Income (Loss)	$(100,827)	$3,580

The DLPs account for life settlement contracts at fair value. In 2009, the fair values of life settlement contracts were determined using a discounted deterministic cash flow calculation that took into account the net death benefit under the policy, estimated future premium payments and the life expectancy of the insured. Life expectancy was determined on a policy-by-policy basis using the results of medical underwriting performed by independent agencies. This cash flow analysis utilized an internal rate of return of 18.5% at December 31, 2009. In 2010, the Company accounted for life settlements contracts at fair value through a discounted probabilistic cash flow analysis using inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. At December 31, 2010, this cash flow analysis utilized an internal rate of return of 18.5%.

Life settlement contract purchases were financed by the DLPs through three separate $180 million warehouse facilities and three separate $70 million revolver facilities. During 2008, the commitments for new advances under the DLP and DLPII warehouse facilities expired. During 2009, the commitment for new advances under the DLPIII warehouse facility expired. Interest on all of the warehouse and revolver facilities are payable monthly (with the option to finance interest and applicable fees until loan maturity) and determined at 1-month Eurodollar rate plus 2.5% (2.76% as of December 31, 2010). All six warehouse and revolver facilities are secured by life settlement contracts acquired by the DLPs.

Through 2009, LSC acquired life settlement contracts for transfer to its affiliates, DLP Master Trust, DLP Master Trust II and DLP Master Trust III (the “Trusts”), for which LSC received facilitation fees based on a percentage of

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

the net death benefit of the underlying insurance policies. Life settlement contracts transferred to the Trusts are owned by the Trusts. The Undivided Trust Interest (“UTI”) owner has pledged the UTI certificate for the benefit of the secured parties under the UTI owner’s credit agreement. These life settlement contracts are not available to satisfy the claims of the Company’s creditors.

The DLPs’ operations will not have an impact on the Company’s financial position or results of operations in the foreseeable future because the DLPs’ debt or liabilities are non-recourse to the general credit of the Company and are only limited to a claim against the underlying life insurance policies as collateral. As such, the Company’s investment in the DLPs has been fully absorbed by the Company’s share of losses of the DLPs and the equity method of accounting for the investment has been discontinued.

The Company performs certain product servicing for the DLPs under servicing agreements. For the year ended December 31, 2010 and 2009, the Company received $1,058 and $1,067, respectively, which is included in servicing and other revenue. At December 31, 2010, net amounts due from the DLPs to the Company total $7,003. Based on cash flow forecasts using the expected death benefits to be received from the life settlement contracts, reduced by expected payments on the borrowings under lines of credit and premium payments on the life settlement contracts, management has determined that no allowance for losses is necessary related to these receivables. At December 31, 2009, amounts due to the DLPs from the Company total $6,816.

13. Installment Obligations Payable

The Company’s trusts generate income and losses from both the related trust accounts and the corresponding installment obligation for each trust account. Income or loss from the trust accounts will be offset in equal amount with income or loss from the installment obligations. Each obligation has an installment payment schedule agreed to by the obligee prior to the time of issuance of the obligation. An obligee may request an unscheduled installment payment, which must be agreed to by the Company, and if so agreed, the Company may generally charge a penalty of up to 20% of the unscheduled installment amount. Virtually all of the obligations are guaranteed by corporate guarantees issued by third party financial institutions to the extent of assets held in related trust accounts.

The actual maturities of the obligations depend on, among other things, the obligees’ designated payment schedules, the performance of the obligees’ index choices and the extent to which the obligees have taken any unscheduled installment payments. As of December 31, 2010, estimated maturities for the next five years and thereafter are as follows:

Year Ending December 31,
2011	$22,844
2012	17,738
2013	16,943
2014	16,008
2015	15,369
Thereafter	96,074
$184,976

14. Borrowings Under Term Loan, Line of Credit and Borrowings Owed to Securitization Investors and Lenders

In 2006, the Company established a $335 million, 7-year credit facility (the “Credit Facility”), with a $300 million term commitment (the “Term Loan”) and $35 million revolving commitment (the “Revolver”), of which $5 million is available for letters of credit. The Revolver and Term Loan expire on November 21, 2012 and November 21, 2013, respectively.

In February 2009, the Credit Facility was further amended to allow PHI to repurchase principal amounts of the Term Loan from third party lenders by using cash of up to $50 million or contributed equity of up to $75 million to

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

complete such repurchases at the Company’s discretion, using a Dutch auction process after meeting certain conditions precedent. In accordance with the amendment, a permanent reduction of $7 million was made to the Revolver and PHI was required to maintain minimum liquidity amounts comprised of cash and undrawn Revolver of no less than $42 million as a precondition to effectuating repurchases. In 2009, PHI repurchased principal amounts of the Term Loan of approximately $70.4 million for the purchase price of approximately $31.2 million and incurred fees of $970.

In December 2009, the Credit Facility was further modified (“3rd Amendment”). As a result, beginning in 2010, financial covenant ratios have been amended, borrowing terms under the Credit Facility are revised, minimum liquidity requirements have been established, and a prepayment of the Term Loan and a permanent reduction to the Revolver in the aggregate amount of $2.5 million by December 31, 2010 are required. As a result, PHI is required to maintain consolidated maximum leverage (ranging from 4.6 to 7.05) and minimum interest coverage (ranging from 2.0 to 3.45) covenant ratios for each fiscal quarter beginning March 31, 2010 through March 31, 2012 and thereafter. In addition, a minimum Eurodollar rate of 1% and 2% in 2010 and 2011, respectively, applies to all future borrowings at the Eurodollar rate for the Credit Facility. The spread over applicable Eurodollar rate permanently increased to 5.25% for the Credit Facility and facility fees of 3% and 2% in 2010 and 2011, respectively, are deferred each quarter and accrue to any Term Loan balance outstanding through expiration of the Credit Facility. PHI is also required to maintain minimum liquidity amounts. In accordance with the terms of the 3rd Amendment, in February 2010, the Company prepaid principal amounts in the aggregate amount of $7.5 million on the Credit Facility, which permanently reduced the available commitment of the Revolver to approximately $27 million.

Under the Term Loan portion of the facility, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At December 31, 2010 and 2009, the balances on the Term Loan portion, inclusive of the facility fee rate of 3% in 2010, were $191.8 million and $199.4 million, respectively.. As of December 31, 2010, interest on the Term Loan is determined at a minimum Eurodollar rate of 1% plus 5.25% (6.25% as of December 31, 2010). In June 2007, the Company entered into a fixed rate hedge agreement with a US bank in the notional amount of $150 million on the Term Loan (Note 14). This hedge agreement expired in June 2009.

Under the Revolver, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At December 31, 2010 and 2009, the balance on the Revolver, inclusive of the facility fee rate of 3% in 2010, were $179 and $28,000, respectively. The commitment fee rate is 0.50% per annum on the unused portion of the $27.1 million and payable quarterly. Interest is determined at a minimum Eurodollar rate of 1% rate plus 5.25% (6.25% as of December 31, 2010).

In 2010, in accordance with the facility fee rate of 3% for 2010 under the terms of the 3rd Amendment, the Credit Facility incurred facility fees of $6.1 million and $179 under its Term Loan and Revolver portions, respectively.

The Credit Facility is secured by a perfected first priority security interest in (i) all tangible and intangible assets of the Company to the extent allowed by law, and (ii) 100% of the capital stock of PGHI and all its direct and indirect subsidiaries. Assets securing other facilities are not part of the collateral.

At December 31, 2010, the principal financial covenants include the maximum consolidated leverage ratio of 6.65 and minimum interest coverage ratio of 2.15 (excluding indebtedness under other facilities).

Negative covenants, include, but are not limited to, limitation on indebtedness, asset sale, liens, capital expenditure, investments, acquisitions, consolidations, and dividends.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

At December 31, 2010 and 2009, borrowings owed to securitization investors and lenders consist of the following:

	Entity	2010	2009
$10 million line of credit, interest payable monthly at one-month LIBOR rate plus 4.5% (4.76% at December 31, 2010). SRF4’s assets were owned by SRF4 and SRF4 was a separate entity from PHI. The line of credit was collateralized by SRF4’s structured receivables and required PSF and SRF4 to maintain certain debt covenants. The SRF4 facility was terminated in April 2011.	SRF4	$—	$69,585
$50 million line of credit, interest payable monthly at either lender’s Eurodollar rate plus 3.75% or lender’s commercial paper rate plus applicable margin (3.34% at December 31, 2010) at the lender’s discretion, maturing October 31, 2011, collateralized by SPV’s receivables in the amount of $28,890 and $37,120 at December 31, 2010 and 2009, respectively. The line of credit was terminated in July 2011.	SPV	25,125	34,409
$75 million line of credit, interest payable monthly at a fixed rate of 8.50%, commitment maturity date of November 23, 2011, collateralized by SRF6’s structured receivables. In addition, SRF6 is required to maintain certain borrowing commitments (Note 20).	SRF6	19,600	—
$107,980 Fixed Rate Asset Backed Notes (“Fixed Rate”) securitization, issuance of $99,300 of Class A Notes and $8,680 of Class B Notes bearing interest at 4.71% and 6.21%, respectively, collateralized by PFC2’s structured receivables. Net of unamortized discount of $620.	PFC2	50,607	—
$70,403 Fixed Rate securitization, issuance of $57,480 of Class A Notes and $12,923 of Class B Notes bearing interest at 4.06% and 7.50%, respectively, collateralized by SRF1’s structured receivables. Including unamortized premium of $177.	SRF1	24,359	—
$97,822 Fixed Rate securitization, issuance of $82,417 of Class A Notes and $15,405 of Class B Notes bearing interest at 5.05% and 6.948%, respectively, collateralized by SRF2’s structured receivables. Including unamortized premium of $256.	SRF2	49,670	—
$104,355 Fixed Rate securitization, issuance of $90,423 of Class A Notes and $13,932 of Class B Notes bearing interest at 5.547% and 6.815%, respectively, collateralized by SRF3’s structured receivables. Including unamortized premium of $1,159.	SRF3	71,230	—

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

	Entity	2010	2009
$96,100 Fixed Rate securitization, issuance of $86,090 of Class A Notes and $10,010 of Class B Notes bearing interest at 5.189% and 6.302%, respectively, collateralized by SRF 2006-B’s structured receivables.	SRF 2006-B	71,430	—
$131,127 Fixed Rate securitization, issuance of $118,772 of Class A Notes and $12,355 of Class B Notes with a discount of $267, bearing interest at 5.218% and 7.614%, respectively, collateralized by SRF 2010-A’s structured receivables.	SRF 2010-A	121,626	—
$105,890 Fixed Rate securitization, issuance of $91,890 of Class A Notes and $14,000 of Class B Notes bearing interest at 3.73% and 7.97%, respectively, collateralized by SRF 2010-B’s structured receivables.	SRF 2010-B	105,071	—
$75 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1.25% (1.51% at December 31, 2010), collateralized by lottery receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PLMT	69,519	—
$250 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1% (1.26% at December 31, 2010), collateralized by structured receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PSS	230,353	—
Approximately $39 million fixed rate financing transaction, interest payable monthly at a fixed rate of 8.10%, collateralized by Crescit’s structured receivables.	Crescit	37,902	—
Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.3% (8.19% at December 31, 2010), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus	760	—
		$877,252	$103,994

In September 2010, SRF7, a wholly-owned subsidiary of the Company, entered into a line of credit agreement with a lender to finance up to $100 million in structured settlement purchases with interest payable monthly at the lender’s commercial paper rate plus 3.50% and a maturity date for the line of credit of December 27, 2011. No borrowings by SRF7 from this line of credit occurred in 2010.

Various credit facilities arising from borrowings owed to securitization investors and lenders are required to maintain certain debt covenants.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Scheduled repayments of the Credit Facility and borrowings owed to securitization investors and lenders are summarized as follows:

Year Ending December 31,
2011	$136,567
2012	87,682
2013	232,154
2014	69,457
2015	62,444
Thereafter	480,180
$1,068,484

15. Interest Rate Swaps

Information about the Company’s swaps as of and for the years ended December 31, 2010 and 2009 are as follows:

	Fair Values of Derivative Instruments
	December 31, 2010		December 31, 2009
Derivatives not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Asset
Swaps		$—	Other assets	$251
Liability
Swaps	Swap liabilities	$31,922		$—
	Effect of Derivative Instruments on Statement of Operations
	Year ended December 31, 2010		Year ended December 31, 2009
Derivatives not designated as hedging instruments	Location of gain (loss) recognized in income	Amount of loss recognized in income	Location of gain (loss) recognized in income	Amount of gain recognized in income
Swaps	Swap loss, net	$11,657	Swap gain, net	$4,560

The Company enters into interest rate swaps to manage its exposure to changes in interest rates related to its borrowings under PSS and PLMT. At December 31, 2010, the Company had 180 outstanding swaps with total notional amount of approximately $306 million (the Company pays fixed rates ranging from 3.70% to 8.70% and receives floating rates equal to 1-month LIBOR rate plus applicable margin).

The PSS and PLMT interest rate swaps were initially designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At December 31, 2010, the term of the interest rate swaps for PSS and PLMT range from approximately one month to approximately 23 years, respectively. Hedge accounting has not been applied to these interest rate swaps since the Company did not meet the requirements for such accounting.

Losses of $1.4 million were realized in 2010 from the settlement of SRF4 interest rate swaps related to receivables securitized by the Company in 2010. At December 31, 2010 and 2009, the Company’s interest rate swaps in total had an unfavorable fair value of $31.9 million and favorable fair value of $251, respectively.

The credit risk exposure of the Company is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest rate swaps if the counterparty defaults. Since the Company was in an overall unfavorable interest rate swap position to the counterparties at December 31, 2010, the Company had no credit risk exposure, and held no collateral with the counterparties.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

16. Mandatorily Redeemable Preferred Stock

On February 21, 2008, OAC entered into a Securities Purchase Agreement (“the Agreement”) to issue and sell 100,000 Series A cumulative preferred stock and warrants for the purchase of 67,805 shares of OAC common stock at an aggregate purchase price of $1,000 per share and related warrant share. In addition, the Agreement allowed OAC the right (but not obligation) within a certain time limit to issue and sell up to 25,000 additional Series A cumulative preferred stock and additional warrants for the purchase of 16,951 shares of common stock upon exercise of the warrants at an aggregate purchase price of $1,000 per share and related warrant share. On August 11, 2008, OAC exercised this option. Gross aggregate proceeds from the issuance and sale of the cumulative preferred stock and warrants totaled $125,000. The exercise price for any warrants issued under the Agreement is $217.54 per common share with an expiration date of February 21, 2018. The warrants were valued at $875 and were accounted for as a reduction of the preferred stock value. This discount is being amortized over the life of the preferred stock and is being recorded as interest expense on mandatorily redeemable preferred stock in the accompanying statement of operations.

In accordance with the PGHI Merger Agreement as described in Note 1, all of the outstanding shares of Series A cumulative preferred stock and warrants of OAC were converted into shares of Series A cumulative preferred stock and warrants of PGHI, respectively and as such, effective May 6, 2009, the mandatorily redeemable preferred stock and warrants are no longer held on OAC’s balance sheet. The newly issued series A cumulative preferred stock and warrants have the same liquidation preference, terms, powers and rights.

17. Stockholder’s Equity

As described in Note 1, in May 2009, the former stockholders of OAC contributed 100% of their equity interests in OAC to PGHI in exchange for an equal interest in PGHI. This transaction was accounted for at historical cost as it occurred between entities under common control. Subsequent to this transaction, OAC became a wholly-owned subsidiary of PGHI.

18. Income Taxes

The provision for income taxes charged to operations for the year ended December 31, 2010 and 2009 consists of the following:

	2010	2009
Current:
Federal	$(10,433)	$17
State	(2,008)	—
	(12,441)	17
Deferred taxes related to current period:
Federal	23,144	15,897
State	4,219	2,774
	27,363	18,671
Income tax expense	$14,922	$18,688

In 2010 and 2009, income tax expense computed at the federal statutory income tax rate of 35% differs from the recorded amount of income tax expense due primarily to state income taxes and permanent differences primarily relating to the impairment of goodwill. In 2010, the Company’s current income tax benefit represents the Company’s net operating loss carryforwards utilized by the US DLPs relating to their taxable income for 2010. For US tax reporting purposes, the US DLPs are included in the Company’s consolidated group of entities.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The approximate effects of temporary differences and net operating loss carryforwards that give rise to deferred tax assets and liabilities at December 31, 2010 and 2009, are as follows:

	2010	2009
Deferred tax assets:
Net operating loss carryforwards	$77,763	$95,464
Section 357 tax goodwill	20,512	22,514
Other	34,074	26,719
Total deferred tax assets	132,349	144,697
Deferred tax liabilities:
Structured settlement contracts and lottery winnings	131,991	106,755
Life settlement transactions	—	21,013
Intangible assets	—	8,762
Fair value adjustments	4,763	467
Total deferred tax liabilities	136,754	136,997
Deferred tax liabilities, net	$(4,405)	$7,700

Total net operating loss carryforwards at December 31, 2010 and 2009 were $269,945 and $325,466, respectively. Net operating loss carryforwards of $217,393 expire in 2026 and $53,662 in 2027.

Deferred tax liabilities related to structured settlement contracts and lottery winnings are due to differences in the carrying values of receivables that are carried at fair value in the consolidated balance sheets and to purchase accounting adjustments related to receivables carried at lower of cost or market. Deferred tax liabilities for life settlement transactions relate to deferral of facilitation fee income generated, for income tax purposes, from life settlement contracts originated for the DLPs. This fee income was recognized for income tax purposes upon the transfer of life settlement contracts in the DLPs’ Transaction. The tax goodwill arises from tax basis adjustments that were recognized in connection with the formation of Peach Holdings, LLC and Peach Holdings, Inc. The net operating loss carryforward is a result of the temporary differences noted above and additional tax-deductible expenses from the exercise of stock warrants issued in prior years as compensation for services.

As described in Note 2, the Company made an election to record all structured settlement receivables acquired after December 31, 2006 at fair value. In 2010, the net effect on the Company’s deferred tax liabilities relating to this election is approximately $95 million.

The Company is part of a larger consolidated group under PGHI that files consolidated income tax returns in the U.S. federal jurisdiction and certain State jurisdictions. In addition, one or more of the Company’s subsidiaries files income tax returns in various state jurisdictions.

All tax years beginning in and subsequent to 2006 remain open to examination by the taxing authorities. The Company believes the liability for uncertain tax positions it has established is adequate in relation to the potential for additional assessments. The resolution of any potential uncertain tax positions are not expected to have a material effect on the Company’s financial condition, results of operations and cash flows.

The Company does not recognize any interest accrued or penalties related to uncertain tax positions as the Company had a net operating loss carryforward that exceeded the uncertain tax positions. The Company does not expect uncertain tax positions to change significantly during the twelve months subsequent to December 31, 2010.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

Net deferred income tax assets decreased during the year ended December 31, 2010 and 2009, as follows:

	2010	2009
Included in the consolidated statements of operations	$(27,363)	$(18,671)
Income tax effect from adoption of consolidation standards	15,258	—
Income tax effect of unrealized losses on retained interests included in accumulated other comprehensive income	—	3,106
	$(12,105)	$(15,565)

19. Related Party Transactions and Servicing Revenue

The Company provides certain services (including administration and overhead) and performs certain product servicing under servicing and administrative agreements for certain VIEs. For the year ended December 31, 2009, the Company received $3,218 from the QSPEs which is included in servicing and other revenue. At December 31, 2009, balances due from the QSPEs were $552. Amounts due from other affiliates are due from the DLPs at December 31, 2010 and 2009.

At December 31, 2010 and 2009, amounts due to affiliates are primarily due to the DLPs and bear interest at 30-day LIBOR rate plus 1.5% (1.76% and 1.73% at December 31, 2010 and 2009, respectively) (Note 12).

20. Risks and Uncertainties

At December 31, 2010, the Company’s balance of structured settlement contracts and lottery winnings restricted for securitization investors and long-term lenders and held for sale are comprised primarily of obligations of insurance companies and lottery winnings (which are obligations of state governments). Therefore, the exposure to concentration of credit risk with respect to these receivables is generally limited due to the number of insurance companies and states comprising the receivable base, their dispersion across geographical areas, and state insurance guarantee funds. As of December 31, 2010, approximately 13.7% ($188.8 million) and 11.1% ($152.8 million) of total structured settlement contracts restricted for securitization investors and long-term lenders and 14.2% ($17.5 million) and 13.1% ($16.1 million) of total structured settlement contracts held for sale are due from two insurance companies, respectively. The Company is subject to risks associated with purchasing structured settlement receivables, which include, but are not limited to, receivership of an insurance company, and potential risks of regulations and changes in legislation.

21. Commitments and Contingencies

The Company has indemnified non-affiliated lending institutions for all costs and damages associated with certain legal actions related to loans made by such institutions which are collateralized by structured settlement payments. No significant costs have been incurred to date related to these indemnifications. The Company believes that the value of the indemnifications is minimal and accordingly no liability has been recorded.

The Company also entered into advisory services and monitoring agreements with certain stockholders (the “Monitoring Agreements”) under which the Company is required to pay an aggregate annual monitoring fee equal to (A) the greater of (i) $1.25 million or (ii) 1.5% of the Adjusted EBITDA of the Company and subsidiaries for such year, minus (B) any fees paid to any affiliates of DLJ pursuant to a consulting agreement, for a period of seven years. In the event of an initial public offering or sale of the Company to a third party, the Monitoring Agreements shall terminate. The Company paid $1.6 million in 2009 relating to the 2009 monitoring fees, respectively. In 2010 and in accordance with the terms of the 3rd Amendment, such fees are accumulating and will only be paid when the modified covenant ratios per the 3rd Amendment meet certain thresholds (Note 14). The Monitoring Agreements were terminated in connection with the merger agreement with J.G. Wentworth, LLC (“JGW”) (Note 24).

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

PSF entered into a loan origination agreement (the “Loan Origination Agreement”) with a financial institution in October 2006, pursuant to which the Company agreed to originate life insurance premium finance loans of up to $50 million to be made by the financial institution to eligible borrowers domiciled in the state of Georgia. Under the terms of the Loan Origination Agreement, the Company acted as a standby bidder on any policy that was foreclosed upon following an event of default under the corresponding premium finance loan. As standby bidder, the Company’s purchase offer was for an amount not less than the aggregate amount then due under the related premium finance loan. Pursuant to an amendment of the loan origination agreement, dated February 25, 2009, no additional premium finance loans were subsequently originated by the Company. During 2009, the Company recorded a provision for loss contingency of $3.5 million reflecting estimated losses on the policies expected to be foreclosed and purchased by the Company pursuant to this Loan Origination Agreement. As of December 31, 2010, the Company fulfilled its obligation under this Loan Origination Agreement.

In accordance with the $75 million line of credit for SRF6, the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. In addition, and in accordance with the Amendment dated November 23, 2010, the Company was required to finance the purchase of Eligible Receivables of no less than $20 million by December 31, 2010 and met the commitment. The Company also has a remaining commitment to finance the purchase of Eligible Receivables of no less than $8 million each month from January 2011 to April 2011 and then 25% of Eligible Receivables originated by the Company through the Commitment Termination Date of November 23, 2011 or until the facility limit is reached. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the Loan Agreement.

The Company was named as a defendant in two related arbitration claims related to contingent cost insurance policies under which another (then) affiliate of the Company was the assured. These contingent cost policies were intended to protect holders of specific life insurance policies from the risk the insureds would live more than two years beyond the life expectancy set forth in the life expectancy report provided by a third party life underwriter approved by the issuer of the contingent cost policies. The claimants in the arbitrations assert that the life expectancies provided were fraudulent and that the Company knew this. The financial statements as of December 31, 2010 do not include a liability or provision for this claim. Subsequent to December 31, 2010, the parties to the claims reached a settlement under which PGHI paid $6 million to the claimants in satisfaction of all claims.

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the consolidated financial position or the consolidated results of operations of the Company.

In connection with the Company’s revolving loan agreements through its attorney cost financing business, $3.9 million of $10.4 million in total commitments remained outstanding and un-funded as of December 31, 2010.

On August 19, 2010, the Company entered into a structured settlement purchase and sale agreement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement calls for the counterparty to utilize funds raised of up to $50 million to purchase LCSS assets from the Company and for the Company to offer to sell all of its LCSS assets exclusively to the counterparty. The Arrangement is expected to expire on March 30, 2012. For the year ended December 31, 2010, the counterparty purchased approximately $17.3 million of LCSS assets from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11.3 million, whichever is lower. As of December 31, 2010, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $3.4 million and is incurring interest at an annual rate of 5.35%.

The Arrangement also has a put option, which expires on December 30, 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put option, if exercised by the counterparty, requires the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The Company leases office space and equipment under varying lease arrangements. None of the agreements contain unusual renewal or purchase options. Leases for office space and equipment having an initial or remaining non-cancelable term in excess of one year at December 31, 2010 require the following minimum future rental payments:

Year Ending December 31,
2011	$231
2012	285
2013	293
2014	302
2015	311
2016	158
$1,580

Rental expense for the year ended December 31, 2010 and 2009 was $1.1 million and $815, respectively.

22. Stock-Based Compensation

Under the PGHI 2009 Management Incentive Plan, (the “PGHI 2009 Plan”), the number of shares of common stock that may be issued for all purposes is 665,559. All stock options have a vesting schedule of one fifth per year for five years and a 10-year term from the date of the grant. Stock compensation expense is recorded by the Company since options issued under the PGHI 2009 Plan are for services provided to the Company.

The Company is using the calculated value method to value the options instead of the fair value method because there is no stock trading activity to determine a volatility estimate specific to the Company nor known examples of other companies in this specialty line of business that are listed in the marketplace.

As of December 31, 2010, there was $1,123 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the PGHI 2009 Plan. The Company expects to recognize that cost over a weighted-average period of 1.3 years.

For the year ended December 31, 2009, the weighted-average calculated value per option of the grants at fair value and premium was $37.72 and $14.55, respectively, and was determined at the date of the grant using the Black-Scholes option-pricing model. No options were granted by the Company in 2010. Assumptions used for 2009 are outlined below:

Expected Volatility	40.07%
Expected Dividend Yield	0%
Expected Term in Years	5
Expected Forfeiture Rate	0%
Risk Free Interest Rate	1.91%

Expected volatility is based on historical volatility trends of the financial services exchange-traded fund (ETF) index commensurate with the expected term. The Company determined that given the lack of any volatility index that represents the specialty nature of its business activities, the ETF represents the most appropriate expected volatility index to use. The expected dividends reflect estimated annual dividends to be paid on the Company stock. Expected term represents the period of time the options granted are expected to be outstanding based on management’s best estimate at time of grant. The risk-free rate is based on the 5-year constant maturity U.S. Treasury note.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

The following table presents the total stock-based compensation for the years ended December 31, 2010 and 2009:

	2010	2009
Total stock-based compensation	$1,012	$1,029
Total recognized tax benefit	(392)	(399)
Total compensation cost recognized, net	$620	$630

The following table presents the activity of the Company’s outstanding stock options under the PGHI 2009 Plan for the year ended December 31, 2010 and 2009 as follows:

	Fair Value Options			Premium Options
	Options Outstanding	Weighted Average Exercise Price per Option	Options Exercisable	Options Outstanding	Weighted Average Exercise Price per Option	Options Exercisable
Outstanding at December 31, 2008	179,426	$100	46,867	179,426	$225	46,867
Granted	2,773	100	—	2,773	225	—
Vested	—	—	35,886	—	—	35,886
Exercised or converted	—	—	—	—	—	—
Forfeited or expired	—	—	—	—	—	—
Outstanding at December 31, 2009	182,199	$100	82,753	182,199	$225	82,753
Granted	—	—	—	—	—	—
Vested	—	—	32,557	—	—	32,557
Exercised or converted	—	—	—	—	—	—
Forfeited or expired	(5,547)	100	—	(5,547)	225	—
Outstanding at December 31, 2010	176,652	$100	115,310	176,652	$225	115,310

The following table sets forth certain information as of December 31, 2010:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$100	176,652	6.3	$100	115,310	$100
$225	176,652	6.3	$225	115,310	$225

For the year ended December 31, 2010 and 2009, 11,094 and 0 options were forfeited, respectively. No options were exercised or expired during the years ended December 31, 2010 or 2009. The total fair value of options vested under the PGHI 2009 Plan during the year ended December 31, 2010 was $972.

23. Employee Savings Plan

The Company maintains a Savings Plan under Section 401(k) of the Internal Revenue Code (“the Plan”). The Plan covers all eligible employees. The Company’s contributions to the Plan are based upon a percentage of employee contributions. The Company’s expense for the year ended December 31, 2009 was $313. The Company did not incur any expense for the year ended December 31, 2010.

Orchard Acquisition Company and Subsidiaries
Notes to Consolidated Financial Statements
Years ended December 31, 2010 and 2009
(Dollars in thousands except per share data)

24. Subsequent Events

In February 2011, PGHI, together with OAC and PHI, entered into an agreement and plan of merger (“the merger”) with JGW whereby PGHI would exchange its interest in OAC and PHI (and their subsidiaries), including substantially all employees, assets, intellectual property, etc., for a 25% non-voting equity interest in a new entity, JGWPT Holdings, LLC (“JGWPT”) to be formed for the consummation of the transaction. On July 12, 2011, the merger was consummated. Certain subsidiaries of the Company and certain asset types and related obligations were not included in the merger and remained as part of PGHI. These subsidiaries consist of Life Settlement Corporation (“LSC”) and all of the TitleMasters entities. In addition, the ownership of the DLPs was not included in the merger and remained as part of PGHI.

In connection with the merger, all outstanding options under the PGHI 2009 Plan were cancelled. As part of the merger transaction, all outstanding intercompany payables and receivables between OAC and PHI (and its subsidiaries) and the DLPs as of the merger date were forgiven.

In connection with the merger, the Credit Facility (Note 14) was amended and restated. The amended and restated Credit Facility allowed for a $21 million payment of dividends from PHI to PGHI. The amended and restated Credit Facility also allowed PHI to make distributions of up to $9 million to PGHI to fund the costs of defending certain litigation that remained a PGHI obligation post merger and costs of operating the DLPs (the net distribution amounted to $8.4 million). The effectiveness of the amended and restated Credit Facility required a $10 million principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan. The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest Coverage Ratio covenants were amended. Also, the Administrative Agent for the Term Loan was replaced. JGW became a guarantor pursuant to the terms of the amended and restated Credit Facility and the equity interests of various JGW entities were pledged as additional collateral. The Company’s interest in the Credit Facility and Term Loan was transferred to JGWPT on July 12, 2011.

In July 2011, the Company entered into a $40 million line of credit with interest payable monthly at Prime plus 1%, subject to a floor of 4.5%. This line of credit matures on July 31, 2012 and is collateralized by certain pre-settlement receivables.

In July 2011, the Company entered into a $45.1 million fixed rate notes agreement bearing interest at 9.25% annually with interest and principal payable monthly from the cash receipts of collateralized pre-settlement receivables.

The Company evaluated subsequent events through June 27, 2013. This date represents the date these financial statements were available to be issued.

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands except per share data)

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Cash	$20,897	$80,591
Restricted cash	1,215	3,627
Restricted cash for securitization investors, long-term lenders and noncontrolling interest investors	36,935	36,339
Marketable securities	178,525	184,976
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	1,002,667	913,092
Structured settlement contracts and lottery winnings held for sale	63,420	50,568
Finance receivables restricted for lenders, net	33,611	37,130
Finance receivables, net	40,569	30,953
Life settlement contracts restricted for long-term lenders, at fair value	1,006	1,809
Life settlement contracts, at fair value	4,788	4,759
Other receivables, net	22,795	19,632
Due from affiliates	603	13,362
Equipment and leasehold improvements, net	3,888	3,999
Intangible assets, net	9,723	12,296
Other assets	17,200	20,044
TOTAL ASSETS	$1,437,842	$1,413,177
LIABILITIES AND EQUITY
Liabilities
Accounts payable and accrued expenses	$22,381	$31,335
Swap liabilities	34,652	31,922
Due to affiliates	—	4,351
Other liabilities	6,322	4,990
Installment obligations payable	178,525	184,976
Deferred tax liabilities, net	11,955	4,405
Term loan payable	186,464	191,772
Borrowings under line of credit	187	179
Long-term borrowings owed to securitization investors and lenders	894,719	877,252
Total Liabilities	1,335,205	1,331,182
Equity
Orchard Acquisition Company’s Equity
Common stock, $0.01 par value, 7,000,000 share authorized, 1 share issued and outstanding	—	—
Additional paid-in capital	536,472	535,997
Retained deficit	(458,199)	(469,387)
Total Orchard Acquisition Company Equity	78,273	66,610
Noncontrolling interest in affiliates	24,364	15,385
Total Equity	102,637	81,995
TOTAL LIABILITIES AND EQUITY	$1,437,842	$1,413,177

The accompanying notes are an integral part of these condensed consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statement of Operations
(Dollars in thousands)

	For the six months ended June 30,
	2011	2010
	(unaudited)
Revenues
Gain on structured settlement contracts and lottery winnings	$96,677	$73,663
Life settlement contracts income	6,157	17,800
Other fee income	2,934	18,656
Interest and dividend income	26,261	22,665
Net realized and unrealized gains on marketable securities, net	5,751	(7,110)
Servicing revenue	1,560	1,622
Installment obligations income, net	—	5,217
Total Revenues	139,340	132,513
Operating Expenses
Salaries and related costs	19,994	21,594
General and administrative	10,719	7,204
Amortization of intangible assets	2,573	6,129
Professional fees	3,429	3,263
Swap loss, net	2,731	23,169
Occupancy	1,474	1,370
Marketing and advertising	18,665	15,569
Interest expense on debt	37,494	34,430
Interest expense on mandatorily redeemable preferred stock	12	12
Provision for losses on receivables	12,935	3,644
Installment obligations expense, net	7,849	—
Total Operating Expenses	117,875	116,384
Income before taxes	$21,465	$16,129
Provision for income taxes	7,550	3,277
Net Income	13,915	12,852
Less noncontrolling interest in earnings (losses) of affiliates	2,727	(457)
Net income attributable to Orchard Acquisition Company	$11,188	$13,309

The accompanying notes are an integral part of these condensed consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statements of Equity (Unaudited)
Six months period ended June 30, 2011 and 2010
(Dollars in thousands)

	Orchard Acquisition Company Equity
	Common Stock		Additional Paid-In Capital	Retained Deficit	Noncontrolling Interest in Affiliates	Total Equity
	Shares	Amount
Balance, December 31, 2010	1	$—	$535,997	$(469,387)	$15,385	$81,995

Net income				11,188	2,727	13,915
Equity options			475			475
Noncontrolling interest investors’ contributions					6,252	6,252
Balance, June 30, 2011	1	$—	$536,472	$(458,199)	$24,364	$102,637

The accompanying notes are an integral part of these condensed consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the six months ended June 30,
	2011	2010
	(unaudited)
Cash flows from operating activities
Net loss	$13,915	$12,852
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	6,199	8,944
Provision for losses on receivables	12,935	3,644
Noncontrolling interest investor subsidy expense	10	—
Unrealized loss on swaps*	2,731	21,731
Deferred income taxes	7,550	3,277
Proceeds from sale of finance receivables held for sale	4,849	—
Gain on structured settlement contracts and lottery winnings	(96,677)	(73,663)
Purchases, collections and accretion of structured settlement contracts and lottery winnings, net*	(11,850)	2,840
Increase in marketable securities, net	6,451	(18,454)
Change in fair value of life settlement contracts	(403)	1,396
Acquisition of life settlement contracts, premiums and other costs paid, and proceeds from sale of life settlement contracts	2,186	(277)
Installment obligations expense (income)	7,849	(5,217)
Equity options expense	475	512
Net decreases (increases) in assets
Other receivables*	(1,957)	(1,045)
Due from affiliates*	2,307	(1,748)
Other assets*	51	(139)
Net increases (decreases) in liabilities
Accounts payable and accrued expenses*	(6,621)	4,199
Other liabilities*	1,332	(3,475)
Net cash used in operating activities	(48,668)	(44,623)
Cash flows from investing activities
Decrease in restricted cash	2,412	4,582
Increase in restricted cash for securitization investors, lenders and noncontrolling interest investors’ contributions*	(596)	(3,250)
Originations and collections on finance receivables, net	(9,546)	(2,307)
Purchases of equipment and leasehold improvements	(811)	(789)
Net cash used in investing activities	(8,541)	(1,764)
*	Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows, Continued
(Dollars in thousands)

	For the six months ended June 30,
	2011	2010
	(unaudited)
Cash flows from financing activities
Borrowings under lines of credit	—	4,252
Repayments under line of credit	—	(28,000)
Long-term borrowings from securitization investors and lenders	58,759	169,875
Long-term repayments from securitization investors and lenders	(41,307)	(108,198)
Repayments under term loan	(7,453)	(6,577)
Issuance of installment obligations payable	832	41,642
Repayments of installment obligations payable	(15,132)	(17,971)
Debt issuance costs incurred	(75)	(4,010)
Decrease in due to affiliates*	(4,351)	(1)
Noncontrolling interest investors’ contributions	6,242	—
Net cash provided by (used in) financing activities	(2,485)	51,012
Increase (decrease) in cash	(59,694)	4,625
Cash at beginning of year	80,591	41,466
Cash at end of year	$20,897	$46,091
Supplemental disclosure of cash flow information
Cash paid for interest	$22,781	$18,440
Net cash paid for income taxes and (received) from refunds on tax withholdings	$(893)	$(971)
Supplemental disclosure of noncash items
Cumulative effect from adoption of new consolidation accounting standards	$—	$24,170
Issuance of note receivable from sale of finance receivables held for sale	$(1,170)	$—
*	Excludes the initial impact of adoption of the new consolidation standards on January 1, 2010.

The accompanying notes are an integral part of these condensed consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

1. Background and Basis of Presentation

Organization and Description of Business Activities

Orchard Acquisition Company (“OAC” or the “Company”) was incorporated on August 23, 2006, as a Delaware Corporation. On September 11, 2006, OAC, which was owned by an investor group led by DLJ Merchant Banking Partners (“DLJ”), entered into a definitive merger agreement to acquire Peach Holdings, Inc. and subsidiaries (“PHI”). As of the close of business on November 21, 2006, OAC acquired PHI in a transaction accounted for as a leveraged buyout. Following this transaction, PHI became a wholly-owned subsidiary of OAC.

Peach Group Holdings Inc. (“PGHI”) was formed on May 6, 2009. Subsequent to the formation of PGHI and pursuant to the plan of merger agreement between OAC and PGHI dated May 6, 2009 (the “PGHI Merger Agreement”), the former stockholders of OAC contributed 100% of their equity interests in OAC to PGHI in exchange for an equal interest in PGHI. As a result of this transaction, OAC became a wholly-owned subsidiary of PGHI.

The Company, operating through its subsidiaries and affiliates, is a specialty finance and factoring company with principal offices in Boynton Beach, Florida and Johns Creek, Georgia. The Company provides liquidity to individuals with financial assets such as structured settlements, lottery prize receivables, life insurance policies, annuities, business receivables, and others by either purchasing these financial assets for a lump-sum payment, issuing installment obligations payable over time, or serving as a broker to other purchasers of financial assets. The Company also provides pre-settlement funding to people with pending personal injury claims. The Company funds its activities through financing warehouses and subsequent resale or securitization of these various financial assets. The Company provided premium financing to owners of life insurance policies through 2008. During 2009, the Company began making advances to individuals using their vehicle as collateral represented by the underlying title to the vehicle. The Company purchases receivables throughout the United States of America.

Basis of Presentation

The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete consolidated financial statements. In the opinion of management, the financial statements reflect all adjustments which are necessary for a fair presentation of results for the six months periods presented. All such adjustments are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and related disclosures. These estimates are based on information available as of the date of the condensed consolidated financial statements. The company believes that the estimates used in the preparation of the condensed consolidated financial statements are reasonable. Actual results could differ from these estimates. These interim condensed consolidated financial statements should be read in conjunction with the Company’s 2010 audited consolidated financial statements.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Wholly-owned subsidiaries included in the consolidated financial statements are as follows:

Company Name	Holding Company
Orchard Acquisition Company
First Tier Subsidiaries
Peach Holdings, Inc.	Orchard Acquisition Company
Second Tier Subsidiaries
Peach Holdings, LLC	Peach Holdings, Inc.
Third Tier Subsidiaries
Settlement Funding, LLC (“PSF”)	Peach Holdings, LLC
Life Settlement Corporation	Peach Holdings, LLC
PSF Holdings, LLC	Peach Holdings, LLC
Peachtree Financial Solutions, LLC	Peach Holdings, LLC
TATS Licensing Company, LLC	Peach Holdings, LLC
Senior Settlement Holding Euro, LLC	Peach Holdings, LLC
TitleMasters Holding, LLC	Peach Holdings, LLC
WealthLink Advisers, LLC	Peach Holdings, LLC
Peachtree Pre-Settlement Funding, LLC	Peach Holdings, LLC
Peachtree SLPO Finance Company, LLC	Peach Holdings, LLC
Peachtree LBP Finance Company, LLC	Peach Holdings, LLC
AIS Funds GP, LLC	Peach Holdings, LLC
AIS Funds GP, Ltd.	Peach Holdings, LLC
Crescit Eundo Finance I, LLC (“Crescit”)	Peach Holdings, LLC
New Age Capital Reserves, LLC	Peach Holdings, LLC
Peachtree Asset Management, Ltd.	Peach Holdings, LLC
Discounted Life Holdings, LLC	Peach Holdings, LLC
SB Immram Parent, LLC	Peach Holdings, LLC
Peachtree Lottery, Inc.	Peach Holdings, LLC
DR SPE, LLC	Peach Holdings, LLC
Fourth Tier Subsidiaries
Peachtree Finance Company, LLC	Settlement Funding, LLC
Peachtree LW Receivables I, LLC	Settlement Funding, LLC
SB Immram, LLC (“Immram”)	SB Immram Parent, LLC
Peachtree Life and Annuity Group, LLC	Peachtree Financial Solutions, LLC
Structured Receivables Finance #1, LLC (“SRF1”)	Settlement Funding, LLC
TitleMasters of Georgia, LLC	TitleMasters Holding, LLC
TitleMasters of Tennessee, LLC	TitleMasters Holding, LLC
TitleMasters of Texas, LLC	TitleMasters Holding, LLC
TitleMasters of IL, LLC	TitleMasters Holding, LLC
TitleMasters of Alabama, LLC	TitleMasters Holding, LLC
TitleMasters of AZ, LLC	TitleMasters Holding, LLC
TitleMasters of VA, LLC	TitleMasters Holding, LLC
Structured Receivables Finance #2, LLC (“SRF2”)	Settlement Funding, LLC
Peachtree Funding Northeast, LLC	Peachtree Pre-Settlement Funding, LLC
Structured Receivables Finance #3, LLC (“SRF3”)	Settlement Funding, LLC

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Company Name	Holding Company
Fourth Tier Subsidiaries (continued)
Structured Receivables Finance #4, LLC (“SRF4”)	Settlement Funding, LLC
Peachtree Structured Settlements, LLC (“PSS”)	Settlement Funding, LLC
DLP Funding, LLC*	Discounted Life Holdings, LLC
DLP Funding II, LLC*	Discounted Life Holdings, LLC
DLP Funding III, LLC*	Discounted Life Holdings, LLC
Structured Receivables Finance 2006-B, LLC (“SRF 2006-B”)	Settlement Funding, LLC
Peachtree Attorney Finance, LLC	Settlement Funding, LLC
Structured Receivables Finance #5, LLC	Settlement Funding, LLC
Structured Receivables Finance 2010-A, LLC (“SRF 2010-A”)	Settlement Funding, LLC
Peachtree LBP Warehouse, LLC	Peachtree LBP Finance Company, LLC
Annuity Purchase Company LLC	Peachtree Financial Solutions, LLC
American Insurance Strategies Fund I, LP	AIS Funds GP, LLC
American Insurance Strategies Fund II, LP	AIS Funds GP, Ltd.
Structured Receivables Finance #7, LLC (“SRF7”)	Settlement Funding, LLC
Structured Receivables Finance 2010-B, LLC (“SRF 2010-B”)	Settlement Funding, LLC
Peachtree Asset Management (Luxembourg) S.àr.l.	Peachtree Asset Management, Ltd.
Structured Receivables Finance #6A, LLC	Settlement Funding, LLC
Peachtree Lottery Holding, LLC	Settlement Funding, LLC
Fifth Tier Subsidiaries
Peachtree Finance Company #2, LLC (“PFC2”)	Peachtree Finance Company, LLC
Peachtree Pre-Settlement Funding SPV, LLC (“SPV”)	Peachtree Funding Northeast, LLC
Structured Receivables Finance #6, LLC (“SRF6”)	Structured Receivables Finance #6A, LLC
Peachtree Lottery Finance, LLC	Peachtree Lottery Holding, LLC
Sixth Tier Subsidiaries
Peachtree Lottery Master Trust (“PLMT”)	Peachtree Lottery Finance, LLC
Seventh Tier Subsidiaries
Peachtree Lottery Sub-Trust 1	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 2	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 3	Peachtree Lottery Master Trust
Peachtree Lottery Sub-Trust 4	Peachtree Lottery Master Trust
*	Effective December 23, 2010.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

2. Fair Value

The following table sets forth the Company’s assets and liabilities that are carried at fair value as of June 30, 2011 and December 31, 2010:

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
June 30, 2011:
Assets
Marketable securities
Equity securities
US large cap	$55,243	$—	$—	$55,243
US mid cap	10,764	—	—	10,764
US small cap	11,946	—	—	11,946
International	32,987	—	—	32,987
Other equity	2,244	—	—	2,244
Total equity securities	113,184	—	—	113,184
Fixed income securities
US fixed income	46,797	—	—	46,797
International fixed income	7,494	—	—	7,494
Other fixed income	1,161	—	—	1,161
Total fixed income securities	55,452	—	—	55,452
Other securities
Cash & Equivalents	5,989	—	—	5,989
Alternative investments	1,614	—	—	1,614
Annuities	2,286	—	—	2,286
Total other securities	9,889	—	—	9,889
Total marketable securities	178,525	—	—	178,525
Structured settlement contracts restricted for securitization investors, long-term lenders and noncontrolling interest investors	—	—	657,381	657,381
Structured settlement contracts held for sale	—	—	37,918	37,918
Life settlement contracts restricted for long-term lenders, at fair value	—	—	1,006	1,006
Life settlement contracts, at fair value	—	—	4,788	4,788
Total Assets	$178,525	$—	$701,093	$879,618
Liabilities
Swaps	$—	$34,652	$—	$34,652
Total Liabilities	$—	$34,652	$—	$34,652

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III	Total at Fair Value
December 31, 2010:
Assets
Marketable securities
Equity securities
US large cap	$50,863	$—	$—	$50,863
US mid cap	10,266	—	—	10,266
US small cap	11,426	—	—	11,426
International	35,414	—	—	35,414
Other equity	7,980	—	—	7,980
Total equity securities	115,949	—	—	115,949
Fixed income securities
US fixed income	46,455	—	—	46,455
International fixed income	8,715	—	—	8,715
Other fixed income	1,230	—	—	1,230
Total fixed income securities	56,400	—	—	56,400
Other securities
Cash & Equivalents	8,863	—	—	8,863
Alternative investments	1,499	—	—	1,499
Annuities	2,265	—	—	2,265
Total other securities	12,627	—	—	12,627
Total marketable securities	184,976	—	—	184,976
Structured settlement contracts restricted for securitization investors, long-term lenders and noncontrolling interest investors	—	—	542,736	542,736
Structured settlement contracts held for sale	—	—	39,129	39,129
Life settlement contracts restricted for long-term lenders, at fair value	—	—	1,809	1,809
Life settlement contracts, at fair value	—	—	4,759	4,759
Total Assets	$184,976	$—	$588,433	$773,409
Liabilities
Swaps	$—	$31,922	$—	$31,922
Total Liabilities	$—	$31,922	$—	$31,922

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The activity in assets and liabilities carried at fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2011 and the year ended December 31, 2010 is as follows:

	Structured settlement contracts and lottery winnings	Life settlement contracts, at fair value	Total
Balance, December 31, 2010	$581,865	$6,568	$588,433
Total realized and unrealized gains or losses included in earnings	96,379	(91)	96,288
Purchases, sales, issuances, and settlements	17,055	(683)	16,372
Transfers in and/or out of Level 3	—	—	—
Balance, June 30, 2011	$695,299	$5,794	$701,093
Balance, December 31, 2009	$188,349	$6,821	$195,170
Total realized and unrealized gains or losses included in earnings	73,663	(1,396)	72,267
Impact of adoption of consolidation standards	220,153	—	220,153
Purchases, sales, issuances, and settlements	12,260	277	12,537
Transfers in and/or out of Level 3	—	—	—
Balance, June 30, 2010	$494,425	$5,702	$279,974
The amount of total gains or losses for the six months period ended June 30, 2011 and 2010 included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date

June 30, 2011	$94,586	$29	$94,615
June 30, 2010	$73,663	$(1,396)	$72,267

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Realized and unrealized gains and losses included in earnings in the accompanying statements of operations for the six months ending June 30, 2011 and 2010 are reported in the following revenue categories:

	Gain on structured settlement contracts and lottery winnings	Life settlement contracts income
Total gains or losses included in earnings in 2011	$96,379	$(91)
2011 change in unrealized gains or losses relating to assets still held at the reporting date	$94,586	$29
Total gains or losses included in earnings in 2010	$73,663	$(1,396)
2010 change in unrealized gains or losses relating to assets still held at the reporting date	$73,663	$(1,396)

Certain financial and non-financial assets and liabilities are measured at fair value on a nonrecurring basis whereby the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The fair values of assets and liabilities adjusted to fair value on a nonrecurring basis as of June 30, 2011 and December 31, 2010 are as follows:

	Quoted Prices in Active Markets for Identical Assets Level I	Significant Other Observable Inputs Level II	Significant Unobservable Inputs Level III
June 30, 2011:
Assets
Impaired finance receivables	$—	$—	$600
December 31, 2010:
Assets
Impaired finance receivables	$—	$—	$1,295

Impaired finance receivables that are collateral dependent, predominantly premium finance loans, are tested for impairment based on the fair value of the underlying collateral less estimated disposition costs. The collateral for the premium finance loans included above comprise life insurance policies, which are valued based on a discounted probabilistic cash flow analysis, using Level 3 inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. This cash flow analysis utilizes an internal rate of return of 18.5% and other market related factors.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The Company discloses fair value information about financial instruments, whether or not recognized in the condensed consolidated balance sheets, for which it is practicable to estimate that value. As such, the estimated fair values of the Company’s financial instruments are as follows:

	June 30, 2011		December 31, 2010
	Estimated Fair Value	Carrying Amount	Estimated Fair Value	Carrying Amount
Financial assets
Marketable securities	$178,525	$178,525	$184,976	$184,976
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors	1,016,998	1,002,667	927,423	913,092
Structured settlement contracts and lottery winnings held for sale	66,873	63,420	54,021	50,568
Finance receivables restricted for lenders, net	37,403	33,611	40,922	37,130
Finance receivables, net	43,857	40,569	34,241	30,953
Life settlement contracts restricted for long-term lenders, at fair value	1,006	1,006	1,809	1,809
Life settlement contracts, at fair value	4,788	4,788	4,759	4,759
Other receivables	22,795	22,795	19,632	19,632
Due from affiliates	603	603	13,362	13,362
Financial liabilities
Swap liability	34,652	34,652	31,922	31,922
Due to affiliates	—	—	4,351	4,351
Installment obligations payable	178,525	178,525	184,976	184,976
Term loan payable	186,464	186,464	161,568	191,772
Borrowings under line of credit	187	187	151	179
Long-term borrowings owed to securitization investors and lenders	909,059	894,719	891,592	877,252

Certain financial instruments and all non-financial assets and liabilities have been excluded from the disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

3. Structured Settlement Contracts and Lottery Winnings

Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors at June 30, 2011 and December 31, 2010 are as follows:

	June 30, 2011	December 31, 2010
Carried at lower of cost or market:
Finance receivables	$521,162	$551,457
Less unearned discount	(176,277)	(181,525)
Discounted receivables	344,885	369,932
Capitalized origination costs, net	401	424
	345,286	370,356
Carried at fair value	657,381	542,736
Structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors, net	$1,002,667	$913,092

At June 30, 2011, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings restricted for securitization investors, long-term lenders and noncontrolling interest investors is $228,685.

For the six months periods ended June 30, 2011 and 2010, the Company did not recognize any net losses on receivables restricted for securitization investors and long-term lenders.

Structured settlement contracts and lottery winnings held for sale at June 30, 2011 and December 31, 2010 consist of the following:

	June 30, 2011	December 31, 2010
Carried at lower of cost or market:
Finance receivables	$50,741	$30,703
Less unearned discount	(25,265)	(19,285)
Discounted receivables	25,476	11,418
Capitalized origination costs, net	26	21
	25,502	11,439
Carried at fair value	37,918	39,129
Structured settlement contracts and lottery winnings held for sale, net	$63,420	$50,568

At June 30, 2011, the difference between the aggregate fair value and the aggregate discounted cost basis for structured settlement contracts and lottery winnings held for sale is $15,996.

For the six months periods ended June 30, 2011 and 2010, the Company recognized net losses on structured settlement contracts and lottery winnings held for sale in the amount of $60 and $0, respectively, representing primarily the write-off of payments receivable that were determined to be uncollectible.

As of and for the six months ended June 30, 2011 and 2010, the Securitization VIEs had nominal delinquencies and nominal credit losses.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

4. Life Settlement Contracts

Information about life settlement contracts, all of which are reported at fair value at June 30, 2011, based on estimated remaining life expectancy for each of the next five succeeding years and in the aggregate, at June 30, 2011 follows:

Period ending	Number of Contracts	Carrying Value	Face Value
2013	1	$283	$337
2015	2	2,675	10,300
Thereafter	24	2,117	105,990
Total	27	$5,075	$116,627

Originator servicing fee are comprised of fees to compensate the Company for its efforts in identifying potential life settlement contracts for an affiliate of the Company as defined in the purchase and sale agreement dated July 28, 2009.

For the six months periods ended June 30, 2011 and 2010, the Company earned $0 million and $18.8 million of originator servicing fee from one affiliate under the purchase and sale agreement, respectively. This purchase and sale agreement expired in July, 2010.

As of June 30, 2011, the Company owns 27 life settlement contracts.

5. Finance Receivables

Finance receivables restricted for lenders, net as of June 30, 2011 and December 31, 2010 is as follows:

	June 30, 2011	December 31, 2010
Pre-settlement advances	$38,237	$42,653
Less deferred revenue	(1,703)	(1,897)
	36,534	40,756
Less reserve for doubtful accounts	(2,923)	(3,626)
Finance receivables restricted for lenders, net	$33,611	$37,130

For the six months ended June 30, 2011 and 2010, activity in the reserve for doubtful accounts for finance receivables restricted for lenders was as follows:

	Six months ended June 30,
	2011	2010
Balance, beginning	$3,626	$3,903
Provision for loss	502	805
Receivables charged off	(1,205)	(1,021)
Recoveries	0	11
Balance, ending	$2,923	$3,698

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Finance receivables, net as of June 30, 2011 and December 31, 2010 consist of the following:

	June 30, 2011	December 31, 2010
Pre-settlement advances	$26,822	$19,931
Less deferred revenue	(1,523)	(1,059)
	25,299	18,872
Life insurance premium financing	5,900	7,623
Less deferred revenue	(105)	(103)
	5,795	7,520
Attorney cost financing	7,081	6,517
Less deferred revenue	(15)	(14)
	7,066	6,503
Vehicle title financing	5,742	3,779
Less deferred revenue	(7)	(16)
	5,735	3,763
Other finance receivable	1,976	145
	45,871	36,803
Capitalized origination costs, net	414	414
Less reserve for doubtful accounts	(5,716)	(6,264)
Finance receivables, net	$40,569	$30,953

Activity in the reserve for doubtful accounts for finance receivables for the six months ended June 30, 2011 and 2010 was as follows:

	Six months ended June 30,
	2011	2010
Balance, beginning	$6,264	$8,315
Provision for loss	1,597	2,097
Receivables charged off	(2,146)	(1,938)
Recoveries	1	29
Balance, ending	$5,716	$8,503

Pre-settlement advances, restricted and nonrestricted, are usually outstanding for a period of time exceeding one year. Based on historical portfolio experience, the Company has reserved $5,784 as of June 30, 2011.

The Company has discontinued recognition of fee income on $2,492 of advances, restricted and nonrestricted, relating to its pre-settlement receivables as of June 30, 2011.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

Reserves for life insurance premium finance receivables are based on the estimated fair value of the underlying insurance policies. Information about impaired loans as of June 30, 2011 and December 31, 2010 and the six months period ended June 30, 2011 and 2010, is as follows:

	June 30, 2011	December 31, 2010
Impaired loans with no related allowance for doubtful accounts	$—	$49
Impaired loans with related allowance for doubtful accounts	1,531	3,533
Allowance for doubtful accounts	931	2,238
Average balance of impaired loans during the period	4,420	7,309
	Six months ended June 30,
	2011	2010
Interest income recognized on impaired loans during the period	—	5

The Company has discontinued recognition of interest income on $1.3 million of loans relating to its life insurance premium finance receivables as of June 30, 2011.

6. Other Receivables

Other receivables include the following at June 30, 2011 and December 31, 2010:

	June 30, 2011	December 31, 2010
Broker fees receivable	$643	$651
Facilitation fees receivable	92	86
Advances receivable	4,635	3,014
Notes receivable	16,627	15,034
Tax withholding receivables	1,723	1,338
Other	1,284	4,991
	25,004	25,114
Less reserve for doubtful accounts	(2,209)	(5,482)
Other receivables, net	$22,795	$19,632

Broker fees receivable represent income receivable from the sale of life insurance policies in connection with premium finance transactions. The Company’s lottery and structured settlements businesses in some cases will advance a portion of the purchase price to a customer prior to the closing of the transaction, which are included in advances receivable above. Notes receivable represents primarily collateral held with a third party lender and receivables from a counterparty for the sale of LCSS assets (Note 17).

Activity in the reserve for doubtful accounts for other receivables for the six months ended June 30, 2011 and 2010 was as follows:

	Six months ended June 30,
	2011	2010
Balance, beginning	$5,482	$4,098
Provision for loss	—	445
Receivables charged off	(3,263)	—
Recoveries	(10)	—
Balance, ending	$2,209	$4,543

Based on historical experience, when structured settlements transactions exceed the 90-day period, there is an increased risk the transaction will not close and the related advance will not be repaid. The Company reserves 50%

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

of all structured settlement advances outstanding between 90 to 180 days and 100% of all advances over 180 days outstanding. In the case of lottery winnings, the Company reserves 25% of all lottery advances outstanding over 180 days and 50% of all lottery advances outstanding over 360 days. In addition, the Company has reserved for estimated uncollectible broker fees at June 30, 2011 and December 31, 2010.

7. Sales of Structured Settlements, Lottery and Retained Earnings

Information regarding sales of structured settlements and lottery payments for the six months ended June 30, 2011 and 2010 is as follows:

	Six months ended June 30,
	2011	2010
Proceeds of sale	$6,019	$160
Carrying amount of receivables sold	6,840	84
Gain (loss) on sale	$(821)	$76

8. Equipment and Leasehold Improvements

Equipment and leasehold improvements at June 30, 2011 and December 31, 2010 are summarized as follows:

	June 30, 2011	December 31, 2010
Computer software and equipment	$6,164	$6,854
Furniture, fixtures and equipment	2,501	1,115
Leasehold improvements	2,673	2,668
Software development costs and assets not put in service	46	45
	11,384	10,682
Less accumulated depreciation and amortization	(7,496)	(6,683)
Equipment and leasehold improvements, net	$3,888	$3,999

Depreciation and amortization expense for the six months ended June 30, 2011 and 2010 was $799 and $865, respectively.

9. Intangible Assets

Intangible assets at June 30, 2011 and December 31, 2010 are summarized as follows:

	June 30, 2011		December 31, 2010
	Cost	Accumulated Amortization	Cost	Accumulated Amortization
Amortized intangible assets
Database	$89,597	$(83,753)	$89,597	$(81,468)
Patent	6,911	(3,032)	6,911	(2,744)
Other	5,008	(5,008)	5,008	(5,008)
Total	$101,516	$(91,793)	$101,516	$(89,220)

As of June 30, 2011 and December 31, 2010, the carrying value of the Company’s unamortized trademark is $0.

10. Investment in Subsidiaries

Condensed financial information of DLP Funding, LLC, DLP Funding II, LLC, and DLP Funding III, LLC (the “DLPs”) as of June 30, 2011 and December 31, 2010 and for the six months ended June 30, 2011 and 2010 is as follows:

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

	June 30, 2011	December 31, 2010
Assets
Cash and restricted cash	$9,031	$4,390
Life settlement contracts, at fair value	419,229	406,908
Deferred tax assets, net	—	—
Other assets	33	5,732
TOTAL ASSETS	$428,293	$417,030
LIABILITIES AND MEMBER’S DEFICIT
Liabilities
Borrowings under lines of credit	$702,407	$689,540
Accounts payable and accrued expenses	860	939
Other liabilities	603	12,671
Total Liabilities	703,870	703,150
Member’s Deficit
Retained deficit	(275,577)	(286,120)
TOTAL LIABILITIES AND MEMBER’S DEFICIT	$428,293	$417,030
	Six months ended June 30,
	2011	2010
Life settlement contracts income	$14,373	$8,871
Other income	10,767	11
Interest expense	(9,641)	(8,508)
Other expense	(4,956)	(610)
Provision for income taxes	—	92
Net Income (Loss)	$10,543	$(144)

The DLPs account for life settlements contracts at fair value through a discounted probabilistic cash flow analysis using inputs based on a policy holder’s life expectancy provided by a qualified medical underwriter, net death benefit under the policy, and estimated future premiums. At June 30, 2011 and December 31, 2010, this cash flow analysis utilized an internal rate of return of 18.5%.

The DLPs’ operations will not have an impact on the Company’s financial position or results of operations in the foreseeable future because the DLPs’ debt or liabilities are non-recourse to the general credit of the Company and are only limited to a claim against the underlying life insurance policies as collateral. As such, the Company’s investment in the DLPs has been fully absorbed by the Company’s share of losses of the DLPs and the equity method of accounting for the investment has been discontinued.

The Company performs certain product servicing for the DLPs under servicing agreements. For the six months ended June 30 2011 and 2010, the Company received $533 and $514, respectively, which is included in servicing and other revenue. At June 30, 2011, net amounts due from the DLPs to the Company total $603. Based on cash flow forecasts using the expected death benefits to be received from the life settlement contracts, reduced by expected payments on the borrowings under lines of credit and premium payments on the life settlement contracts, management has determined that no allowance for losses is necessary related to these receivables.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

11. Installment Obligations Payable

The Company’s trusts generate income and losses from both the related trust accounts and the corresponding installment obligation for each trust account. Income or loss from the trust accounts will be offset in equal amount with income or loss from the installment obligations. Each obligation has an installment payment schedule agreed to by the obligee prior to the time of issuance of the obligation. An obligee may request an unscheduled installment payment, which must be agreed to by the Company, and if so agreed, the Company may generally charge a penalty of up to 20% of the unscheduled installment amount. Virtually all of the obligations are guaranteed by corporate guarantees issued by third party financial institutions to the extent of assets held in related trust accounts.

The actual maturities of the obligations depend on, among other things, the obligees’ designated payment schedules, the performance of the obligees’ index choices and the extent to which the obligees have taken any unscheduled installment payments. As of June 30, 2011, estimated maturities for the next five years and thereafter are as follows:

Year Ending,
Remainder of 2011	$11,121
2012	18,203
2013	16,015
2014	15,335
2015	14,882
Thereafter	102,969
$178,525
12.	Borrowings Under Term Loan, Line of Credit and Borrowings Owed to Securitization Investors and Lenders

In 2006, the Company established a $335 million, 7-year credit facility (the “Credit Facility”), with a $300 million term commitment (the “Term Loan”) and $35 million revolving commitment (the “Revolver”), of which $5 million is available for letters of credit. The Revolver and Term Loan expire on November 21, 2012 and November 21, 2013, respectively.

In December 2009, the Credit Facility was modified (“3rd Amendment”). In accordance with the terms of the 3rd Amendment, in February 2010, the Company prepaid principal amounts in the aggregate amount of $7.5 million on the Credit Facility, which permanently reduced the available commitment of the Revolver to approximately $27 million.

Under the Term Loan portion of the facility, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At June 30, 2011 and December 31, 2010, the balances on the Term Loan portion, inclusive of the facility fee rate of 2% in 2011, were $186.5 million and $191.8 million, respectively. As of June 30, 2011, interest on the Term Loan is determined at a minimum Eurodollar rate of 2% plus 5.25% (7.25% as of June 30, 2011).

Under the Revolver, and subsequent to the expiration of the minimum Eurodollar rate required in 2011 in accordance with the 3rd Amendment, the Company may borrow at the Base Rate or 1, 2, or 3-month Eurodollar rate. At June 30, 2011 and December 31, 2010, the balance on the Revolver, inclusive of the facility fee rate of 3% in 2011, were $187 and $179, respectively. The commitment fee rate is 0.50% per annum on the unused portion of the $27.1 million and payable quarterly. Interest is determined at a minimum Eurodollar rate of 2% plus 5.25% (7.25% as of June 30, 2011).

For the six months ended June 30, 2011 and 2010, in accordance with the facility fee rate of 2% for 2011 under the terms of the 3rd Amendment, the Credit Facility incurred facility fees of $2.2 million and $3.2 million under its Term Loan and Revolver portions, respectively.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The Credit Facility is secured by a perfected first priority security interest in (i) all tangible and intangible assets of the Company to the extent allowed by law, and (ii) 100% of the capital stock of PGHI and all its direct and indirect subsidiaries. Assets securing other facilities are not part of the collateral.

At June 30, 2011, the principal financial covenants include the maximum consolidated leverage ratio of 6.65 and minimum interest coverage ratio of 2.15 (excluding indebtedness under other facilities).

Negative covenants, include, but are not limited to, limitation on indebtedness, asset sale, liens, capital expenditure, investments, acquisitions, consolidations, and dividends.

At June 30, 2011 and December 31, 2010, borrowings owed to securitization investors and lenders consist of the following:

	Entity	June 30, 2011	December 31, 2010
$50 million line of credit, interest payable monthly at either lender’s Eurodollar rate plus 3.75% or lender’s commercial paper rate plus applicable margin (3.26% at June 30, 2011) at the lender’s discretion, maturing October 31, 2011, collateralized by SPV’s receivables in the amount of $26,214 and $28,890 at June 30, 2011 and December 31, 2010, respectively. The line of credit was terminated in July 2011.	SPV	$22,975	$25,125
$75 million line of credit, interest payable monthly at a fixed rate of 8.50%, commitment maturity date of November 23, 2011, collateralized by SRF6’s structured receivables. In addition, SRF6 is required to maintain certain borrowing commitments (Note 17).	SRF6	68,300	19,600
$107,980 Fixed Rate Asset Backed Notes (“Fixed Rate”) securitization, issuance of $99,300 of Class A Notes and $8,680 of Class B Notes bearing interest at 4.71% and 6.21%, respectively, collateralized by PFC2’s structured receivables. Net of unamortized discount of $620.	PFC2	45,956	50,607
$70,403 Fixed Rate securitization, issuance of $57,480 of Class A Notes and $12,923 of Class B Notes bearing interest at 4.06% and 7.50%, respectively, collateralized by SRF1’s structured receivables. Including unamortized premium of $177.	SRF1	21,833	24,359
$97,822 Fixed Rate securitization, issuance of $82,417 of Class A Notes and $15,405 of Class B Notes bearing interest at 5.05% and 6.948%, respectively, collateralized by SRF2’s structured receivables. Including unamortized premium of $256.	SRF2	46,273	49,670

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

	Entity	June 30, 2011	December 31, 2010
$104,355 Fixed Rate securitization, issuance of $90,423 of Class A Notes and $13,932 of Class B Notes bearing interest at 5.547% and 6.815%, respectively, collateralized by SRF3’s structured receivables. Including unamortized premium of $1,159.	SRF3	67,883	71,230
$96,100 Fixed Rate securitization, issuance of $86,090 of Class A Notes and $10,010 of Class B Notes bearing interest at 5.189% and 6.302%, respectively, collateralized by SRF 2006-B’s structured receivables.	SRF 2006-B	68,591	71,430
$131,127 Fixed Rate securitization, issuance of $118,772 of Class A Notes and $12,355 of Class B Notes with a discount of $267, bearing interest at 5.218% and 7.614%, respectively, collateralized by SRF 2010-A’s structured receivables.	SRF 2010-A	115,975	121,626
$105,890 Fixed Rate securitization, issuance of $91,890 of Class A Notes and $14,000 of Class B Notes bearing interest at 3.73% and 7.97%, respectively, collateralized by SRF 2010-B’s structured receivables.	SRF 2010-B	100,528	105,071
$75 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1.25% (1.44% at June 30, 2011), collateralized by lottery receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PLMT	67,499	69,519
$250 million floating rate asset backed loan in amortization, interest payable monthly at one-month LIBOR rate plus 1% (1.19% at June 30, 2011), collateralized by structured receivables. In 2010, the facility was in a runoff mode with the outstanding balance reduced by periodic cash collections on the underlying receivables.	PSS	222,111	230,353
Approximately $39 million fixed rate financing transaction, interest payable monthly at a fixed rate of 8.10%, collateralized by Crescit’s structured receivables.	Crescit	37,315	37,902
Life settlements financing facility, interest payable quarterly at three-month Euribor plus 7.3% (8.49% at June 30, 2011), maturing August 23, 2013. The facility is collateralized by assigned life settlement contracts from Immram.	Skolvus	130	760

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

	Entity	June 30, 2011	December 31, 2010
$100 million credit facility, interest payable monthly at lender’s commercial paper rate plus applicable margin of 3.5% (3.63% at June 30, 2011), matured on March 4, 2012 collateralized by SRF7’s structured receivables. SRF7 is charged monthly an unused fee of 0.75% per annum for the undrawn balance of its line of credit.	SRF7	9,350	—
		$894,719	$877,252

Various credit facilities arising from borrowings owed to securitization investors and lenders are required to maintain certain debt covenants.

Scheduled repayments of the Credit Facility and borrowings owed to securitization investors and lenders are summarized as follows:

Year Ending
Remainder of 2011	$148,481
2012	87,682
2013	232,154
2014	69,457
2015	62,444
Thereafter	480,180
$1,080,398

13. Interest Rate Swaps

Information about the Company’s swaps as of June 30, 2011 and December 31, 2010 and for the six months ended June 30, 2011 and 2010, are as follows:

	Fair Values of Derivative Instruments
	June 30, 2011		December 31, 2010
Derivatives not designated as hedging instruments	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Liability Swaps	Swap liabilities	$34,652	Swap liabilities	$31,922
	Effect of Derivative Instruments on Statement of Operations
	Six months ended June 30, 2011		Six months ended June 30, 2010
Derivatives not designated as hedging instruments	Location of gain (loss) recognized in income	Amount of loss recognized in income	Location of gain (loss) recognized in income	Amount of loss recognized in income
Swaps	Swap loss, net	$2,731	Swap loss, net	$23,169

The Company enters into interest rate swaps to manage its exposure to changes in interest rates related to its borrowings under PSS and PLMT. At June 30, 2011, the Company had 175 outstanding swaps with total notional amount of approximately $297 million (the Company pays fixed rates ranging from 3.70% to 8.70% and receives floating rates equal to 1-month LIBOR rate plus applicable margin).

The PSS and PLMT interest rate swaps were initially designed to closely match the borrowings under the respective floating rate asset backed loans in amortization. At June 30, 2011, the term of the interest rate swaps for PSS and

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

PLMT range from approximately Seven months to approximately 23 years, respectively. Hedge accounting has not been applied to these interest rate swaps since the Company did not meet the requirements for such accounting.

Losses of $1.4 million were realized in the six months ended June 30, 2010 from the settlement of SRF4 interest rate swaps related to receivables securitized by the Company in 2010.

The credit risk exposure of the Company is substantially less than the notional amount. The maximum credit risk is the estimated cost of replacing favorable interest rate swaps if the counterparty defaults. Since the Company was in an overall unfavorable interest rate swap position to the counterparties at June 30, 2010, the Company had no credit risk exposure, and held no collateral with the counterparties.

14. Income Taxes

The Company recorded income taxes at an estimated annual effective income tax rate applied to income before income taxes of 39.59% and 38.74% for the six months ended June, 30, 2011 and 2010, respectively. The Company offsets taxable income for federal and state tax purposes with net operating loss carry forwards. At December 31, 2010 the Company had net operating loss carryforwards of approximately $269,945. Net operating loss carryforwards of $216,283 expire in 2026 and $53,662 in 2027.

15. Related Party Transactions and Servicing Revenue

The Company provides certain services (including administration and overhead) and performs certain product servicing under servicing and administrative agreements. Amounts due from other affiliates are due from the DLPs at June 30, 2011.

At June 30, 2011 and December 31, 2010, amounts due to affiliates are primarily due to the DLPs and bear interest at 30-day LIBOR rate plus 1.5% (1.69% and 1.76%, respectively) (Note 10).

16. Risks and Uncertainties

At June 30, 2011, the Company’s balance of structured settlement contracts and lottery winnings restricted for securitization investors and long-term lenders and held for sale are comprised primarily of obligations of insurance companies and lottery winnings (which are obligations of state governments). Therefore, the exposure to concentration of credit risk with respect to these receivables is generally limited due to the number of insurance companies and states comprising the receivable base, their dispersion across geographical areas, and state insurance guarantee funds. As of June 30, 2011, approximately 14% and 11% of total structured settlement contracts restricted for securitization investors and long-term lenders and approximately 14% and 13% of total structured settlement contracts held for sale are due from two insurance companies, respectively. The Company is subject to risks associated with purchasing structured settlement receivables, which include, but are not limited to, receivership of an insurance company, and potential risks of regulations and changes in legislation.

17. Commitments and Contingencies

The Company has indemnified non-affiliated lending institutions for all costs and damages associated with certain legal actions related to loans made by such institutions which are collateralized by structured settlement payments. No significant costs have been incurred to date related to these indemnifications. The Company believes that the value of the indemnifications is minimal and accordingly no liability has been recorded.

In accordance with the SRF6 facility, the Company is required to fund a Hedge Breakage Reserve Account to the extent that the Lender has entered into hedges and such hedges subsequently incur negative valuations. As of June 30, 2011 and December 31, 2010, this account had a balance of $2.0 and $0, respectively. The Lender also has a Right of First Refusal to purchase 25% of any securitization notes at current market terms when such a securitization contains Eligible Receivables financed under the SRF6 Loan Agreement.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

The Company was named as a defendant in two related arbitration claims related to contingent cost insurance policies under which another (then) affiliate of the Company was the assured. These contingent cost policies were intended to protect holders of specific life insurance policies from the risk the insured’s would live more than two years beyond the life expectancy set forth in the life expectancy report provided by a third party life underwriter approved by the issuer of the contingent cost policies. The financial statements as of June 30, 2011 do not include a liability or provision for this claim. The claimants in the arbitrations assert that the life expectancies provided were fraudulent and that the Company knew this. Subsequent to June 30, 2011, the parties to the claims reached a settlement under which PGHI paid $6 million to the claimants in satisfaction of all claims.

In the normal course of business, the Company is subject to various legal proceedings and claims, the resolution of which, in management’s opinion, will not have a material adverse effect on the consolidated financial position or the consolidated results of operations of the Company.

In connection with the Company’s revolving loan agreements through its attorney cost financing business, $3.3 million of $10.4 million in total commitments remained outstanding and un-funded as of June 30, 2011.

On August 19, 2010, the Company entered into a structured settlement purchase and sale agreement (the “Arrangement”) with a counterparty for the sale of LCSS assets that meet certain eligibility criteria. The Arrangement calls for the counterparty to utilize funds raised of up to $50 million to purchase LCSS assets from the Company and for the Company to offer to sell all of its LCSS assets exclusively to the counterparty. The Arrangement expired on June 30, 2012. For the six months ended June 30, 2011 and 2010, the counterparty purchased approximately $6.0 million and $0 of LCSS assets from the Company which substantially met the counterparty’s current purchase capacity. Pursuant to the Arrangement, the Company also has a borrowing agreement (the “Borrowing Agreement”) with the counterparty that gives the counterparty a borrowing base to draw on from the Company for the purchase of LCSS assets. The borrowing capacity is capped at a percentage of total funds raised by the counterparty or $11.3 million, whichever is lower. As of June 30, 2011 and December 31, 2010, the amount owed from the counterparty pursuant to this Borrowing Agreement is approximately $4.5 million and $3.4 million, respectively and is incurring interest at an annual rate of 5.35% and is included in other receivables, net in the Company’s condensed consolidated balance sheets (Note 6).

The Arrangement also has a put option, which expires on December 30, 2020, that gives the counterparty the option to sell purchased LCSS assets back to the Company. The put option, if exercised by the counterparty, requires the Company to purchase LCSS assets at a target IRR of 3.5% above the original target IRR paid by the counterparty.

Rental expense for the six months ended June 30, 2011 and 2010 was $524 and $504, respectively.

18. Employee Savings Plan

The Company maintains a Savings Plan under Section 401(k) of the Internal Revenue Code (“the Plan”). The Plan covers all eligible employees. The Company’s contributions to the Plan are based upon a percentage of employee contributions. The Company did not incur any expense for the six months ended June 30, 2011 and 2010.

19. Subsequent Events

In February 2011, PGHI, together with OAC and PHI, entered into an agreement and plan of merger (“the merger”) with JGW whereby PGHI would exchange its interest in OAC and PHI (and their subsidiaries), including substantially all employees, assets, intellectual property, etc., for a 25% non-voting equity interest in a new entity, JGWPT Holdings, LLC (“JGWPT”) to be formed for the consummation of the transaction. On July 12, 2011, the merger was consummated. Certain subsidiaries of the Company and certain asset types and related obligations were not included in the merger and remained as part of PGHI. These subsidiaries consist of Life Settlement Corporation (“LSC”) and all of the TitleMasters entities. In addition, the ownership of the DLPs was not included in the merger and remained as part of PGHI.

Orchard Acquisition Company and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Information as of June 30, 2011 and the six months period ended June 30, 2011 and 2010 is unaudited)
(Dollars in thousands except per share data)

In connection with the merger, all outstanding options under the PGHI 2009 Plan were cancelled. As part of the merger transaction, all outstanding intercompany payables and receivables between OAC and PHI (and its subsidiaries) and the DLPs as of the merger date were forgiven.

In connection with the merger, the Credit Facility (Note 12) was amended and restated. The amended and restated Credit Facility allowed for a $21 million payment of dividends from PHI to PGHI. The amended and restated Credit Facility also allowed PHI to make distributions of up to $9 million to PGHI to fund the costs of defending certain litigation that remained a PGHI obligation post merger and costs of operating the DLPs (the net distribution amounted to $8.4 million). The effectiveness of the amended and restated Credit Facility required a $10 million principal payment at the time of closing as well as specified consent payments to the lenders of the Term Loan. The amortization schedule was modified to provide accelerated repayment of the indebtedness and the Consolidated Leverage Ratio and Interest Coverage Ratio covenants were amended. Also, the Administrative Agent for the Term Loan was replaced. JGW became a guarantor pursuant to the terms of the amended and restated Credit Facility and the equity interests of various JGW entities were pledged as additional collateral. The Company’s interest in the Credit Facility and Term Loan was transferred to JGWPT on July 12, 2011.

In July 2011, the Company entered into a $40 million line of credit with interest payable monthly at Prime plus 1%, subject to a floor of 4.5%. This line of credit matures on July 31, 2012 and is collateralized by certain pre-settlement receivables.

In July 2011, the Company entered into a $45.1 million fixed rate notes agreement bearing interest at 9.25% annually with interest and principal payable monthly from the cash receipts of collateralized pre-settlement receivables.

JGWPT HOLDINGS INC.

Common Stock

P R O S P E C T U S
           , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses payable by the registrant in connection with the distribution of our common stock:

SEC registration fee	$	*
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*
Total	$	*

*	To be furnished by amendment.

We will bear all of the expenses shown above.

Item 14. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies if (i) such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (ii) such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our certificate of incorporation states that no director shall be personally liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as it exists or may be amended. A director is also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the DGCL. To the maximum extent permitted under Section 145 of the DGCL, our certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our bylaws provide that we will indemnify, to the fullest extent permitted by the DGCL, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our director or officer of us or is or was our director or officer serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. However, such indemnification is permitted only if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Indemnification is authorized on a case-by-case basis by (i) our board of directors by a majority vote of disinterested directors, (ii) a committee of the disinterested directors, (iii) independent legal counsel in a written opinion if (i) and (ii) are not available, or if disinterested directors so direct, or (iv) the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

We have entered into separate amended and restated indemnification agreements with our directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our certificate of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our certificate of incorporation and bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. We maintain directors’ and officers’ liability insurance for our officers and directors.

We maintain standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which may be made by us to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

We have not sold or granted unregistered securities in a transaction that was exempt from the registration requirements of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a)	Exhibits: The list of exhibits is set forth in the EXHIBIT INDEX of this Registration Statement and is incorporated herein by reference.
(b)	Financial Statement Schedules: No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.*

*(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding

* Paragraph references correspond to those of Regulation S-K, Item 512.

the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (§239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

*(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

*(i) The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
•	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, State of Pennsylvania on January 21, 2014.

JGWPT HOLDINGS INC.

By:	/s/ David Miller
Name:	David Miller
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of Wentworth Financial Holdings, Inc., hereby severally constitute and appoint John Schwab and Stephen Kirkwood (with full power to act alone), our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statement for the same offering pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ David Miller	Chief Executive Officer, Chairman and Director (Principal Executive Officer)
David Miller		January 21, 2014

/s/ John Schwab	Chief Financial Officer (Principal Financial and Accounting Officer)
John Schwab		January 21, 2014

/s/ Alexander R. Castaldi
Alexander R. Castaldi	Director	January 21, 2014

/s/ Robert C. Griffin
Robert C. Griffin	Director	January 21, 2014

/s/ Kevin Hammond
Kevin Hammond	Director	January 21, 2014

/s/ Paul S. Levy
Paul S. Levy	Director	January 21, 2014

/s/ Robert N. Pomroy
Robert N. Pomroy	Director	January 21, 2014

/s/ Francisco J. Rodriguez
Francisco J. Rodriguez	Director	January 21, 2014

EXHIBIT INDEX

Exhibit	Description
3.1	Amended and Restated Certificate of Incorporation of JGWPT Holdings Inc.**
3.2	Amended and Restated Bylaws of JGWPT Holdings Inc.**
4.1	Specimen Class A common stock certificate of JGWPT Holdings Inc.*
4.2	Warrant Certificate No. 1, issued to PGHI Corp. on November 14, 2013.**
4.3	Warrant Certificate No. 1, issued to PGHI Corp. on November 14, 2013.**
4.3	Registration Rights Agreement, dated as of November 14, 2013, by and among JGWPT Holdings Inc., JLL JGW Distribution, LLC and JGW Holdco, LLC and the other stockholders signatory thereto.**
4.4	Voting Agreement, dated as of November 14, 2013, by and among JLL JGW Distribution, LLC, JGW Holdco, LLC, PGHI Corp., and the other stockholders named therein.**
4.5	Director Designation Agreement, dated as of November 14, 2013, by and among JGWPT Holdings Inc., JLL JGW Distribution, LLC, JGW Holdco, LLC and PGHI Corp.**
4.6	Credit Agreement by and among J.G. Wentworth, LLC, Orchard Acquisition Company, LLC, as Parent Borrower, the Lending Institutions from Time to Time Parties Thereto, Jefferies Finance LLC, as Administrative Agent and Jefferies Group, Inc. as Swing Line Lender and an LC Issuer, dated as of February 8, 2013*
4.7	First Amendment to Credit Agreement by and among J.G. Wentworth, LLC, Orchard Acquisition Company, LLC, as Parent Borrower, the Lending Institutions from Time to Time Parties Thereto, Jefferies Finance LLC, as Administrative Agent and Jefferies Group, Inc. as Swing Line Lender and an LC Issuer*
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP***
9.1	Voting Trust Agreement, dated as of November 14, 2013, by and among JGWPT Holdings Inc., the trustees named therein, and the stockholders named therein.**
10.1	Amended and Restated Limited Liability Company Agreement, dated as of November 13, 2013, of JGWPT Holdings, LLC.**
10.2	Tax Receivable Agreement, dated as of November 14, 2013, by and among JGWPT Holdings Inc., JLL JGW Distribution LLC, JGW Holdco, LLC, Candlewood Special Situations Fund L.P., R3 Capital Partners Master, L.P., The Royal Bank of Scotland PLC, DLJ Merchant Banking Funding, Inc., PGHI Corp., David Miller, Randi Sellari, and Stefano Sola and, to the extent described therein, JLL Fund V AIF II, L.P. and the shareholders of PGHI Corp.**
10.3	Administrative Services Agreement, dated as of July 12, 2011, by and between Settlement Funding, LLC and PGHI Corp.*
10.4	Custodial Agreement, dated July 12, 2011, by and between J.G. Wentworth, LLC and PGHI Corp.*
10.5	Employment Agreement by and between J.G. Wentworth, LLC and David Miller, dated November 1, 2010, as amended March 11, 2013*#
10.6	Amended and Restated Employment Agreement by and between J.G. Wentworth, LLC and Randi Sellari, dated July 23, 2007*#
10.7	Employment Agreement by and between JGWPT Holdings, LLC and John Schwab, dated March 26, 2013#
10.8	Severance Arrangement by and between JG Wentworth, LLC and John Schwab, dated March 26, 2013#
10.9	Agreement and Plan of Merger, dated as of February 19, 2011, by and among JGWPT Holdings, LLC, J.G. Wentworth, LLC, Peach Acquisition LLC, PeachHI, LLC, PGHI Corp. and Orchard Acquisition Company LLC, as amended*
10.10	Lease by and between Radnor Properties-201 KOP, L.P. and Green Apple Management Company, LLC, dated September 9, 2010, as amended by the First Amendment, dated February 21, 2011, the Second Amendment, dated January 9, 2012, the Third Amendment, dated August 23, 2012, and the Fourth Amendment, dated March 29, 2013*
10.11	Form of JGWPT Holdings Inc. 2013 Omnibus Incentive Plan*#

III-1

Exhibit	Description
10.12	Form of JGWPT Holdings Inc. 2013 Omnibus Incentive Plan Stock Option Agreement (Employees)*
10.13	Form of JGWPT Holdings Inc. 2013 Omnibus Incentive Plan Restricted Stock Agreement (Non-Employee Directors)*
10.14	Form of Director Indemnification Agreement*
21.1	Subsidiaries of JGWPT Holdings Inc.*
23.1	Consents of Ernst & Young LLP
23.2	Consent of McGladrey LLP
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)
24.1	Powers of Attorney (included on signature page to this registration statement)

*	Filed as an exhibit to JGWPT Holdings Inc.'s Registration Statement on Form S-1 (File No. 333-191585), filed with the SEC on October 7, 2013, as amended to the date hereof.
**	Filed as an exhibit to JGWPT Holdings Inc.'s Quarterly Report on Form 10-Q (File No. 001-36170), filed with the SEC on December 23, 2013.
***	To be filed by amendment.
#	Indicates management contract or compensatory plan or arrangement

III-2